As filed with the Securities and Exchange Commission on December 20, 2016

Registration No. 333-214874

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

xG Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	519100	20-5856795
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

George Schmitt
xG Technology, Inc.
240 S. Pineapple Avenue, Suite 701
Sarasota, FL 34236
(941) 953-9035

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

The Company Corporation
2711 Centerville Road
Wilmington, DE 19808
(800) 474-8135

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

David E. Danovitch, Esq. Avraham S. Adler, Esq. Robinson Brog Leinwand Greene Genovese & Gluck P.C. 875 Third Avenue — 9th Floor New York, New York 10022 (212) 603-6300	John D. Hogoboom, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (646) 414 6846

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer (Do not check if a smaller reporting company) ☐	Smaller Reporting Company ☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(A) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(A), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 20, 2016

       Class A Units Consisting of Common Stock and Warrants
       Class B Units Consisting of Series E Convertible Preferred Stock and Warrants

We are offering up to $11,000,000 of Class A Units (the “Class A Units”), each Class A Unit consisting of one share of our common stock and one warrant (the “Warrants”) to purchase one share of our common stock. The Warrants will have an exercise price of not less than 125% of the public offering price of the Units, will be exercisable upon issuance and will expire three years from the date of issuance. The shares of common stock and Warrants that are part of a Class A Unit are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing Class A Units, to purchase Class B Units (the “Class B Units” and, together with the Class A Units, the “Units”). Each Class B Unit will consist of one share of our newly designated Series E Convertible Preferred Stock (the “Series E Preferred”) with a stated value of $1,000 and convertible into shares of our common stock at a conversion price of not less than 100% of the public offering price of the common stock, and one Warrant. The Series E Preferred does not generally have any voting rights but is convertible into shares of common stock. The shares of Series E Preferred and Warrants that are part of a Class B Unit are immediately separable and will be issued separately in this offering.

Our common stock is traded on the NASDAQ Capital Market (“NASDAQ”) under the symbol “XGTI”. The closing price of our common stock on the NASDAQ on December 16, 2016, was $2.30 per share. On June 20, 2016, we effected a 1-for-12 reverse stock split of our outstanding common stock. On December 15, 2016, we effected a 1-for-10 reverse stock split of our outstanding common stock. All share and per share information included in this prospectus has been retroactively adjusted to account for such reverse stock splits.

There is no established public trading market for the Warrants or the Series E Preferred, and we do not expect an active trading market to develop. We do not intend to list the Warrants or the Series E Preferred on any securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants and the Series E Preferred will be limited.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus for a discussion that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Class A Unit	Per Class B Unit	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to us, before expenses	$	$	$

(1)	The underwriters will receive compensation in addition to the underwriting discounts and commissions. See “Underwriting”.

We have granted the underwriters a 45-day option to purchase up to an additional      shares of our common stock at a price of $    per share and/or      additional shares of Series E Preferred from us at a price of $     per share of Series E Preferred and/or      additional Warrants from us at a price of $     per Warrant to cover over-allotments, if any.

The underwriters expect to deliver our securities to purchasers in the offering on or about         , 2016.

Aegis Capital Corp

The date of this prospectus is            , 2016.

You should rely only on the information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with the offering. Neither we nor the underwriters have authorized anyone to provide you with information that is additional or different. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, prospects, financial condition and results of operations may have changed since that date.

Information contained in, and that can be accessed through, our web site, www.xgtechnology.com, does not constitute part of this prospectus.

The xG logo is a trademark of xG Technology, Inc. All other trademarks and service marks appearing in this prospectus are the property of their respective holders.

On June 20, 2016, the Company effected a one for 12 reverse stock split. Upon effectiveness of the reverse stock split, every 12 shares of outstanding common stock decreased to one share of common stock. On December 15, 2016, the Company effected a one for 10 reverse stock split. Upon effectiveness of the reverse stock split, every 10 shares of outstanding common stock decreased to one share of common stock. The reverse splits were retroactively applied to all shares and per share information for all periods presented throughout this prospectus.

i

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our securities. You should read the entire prospectus carefully before making an investment decision, especially “Risk Factors” and the financial statements and the related notes. Unless the context provides otherwise, all references herein to “xG”, “xG Technology”, the “Company”, “we”, “our” and “us” refer to xG Technology, Inc. For definitions of certain industry terms used throughout this prospectus, please see “Glossary”.

Our Company

The overarching strategy of xG Technology, Inc. is to design, develop and deliver advanced wireless communications solutions across its business units that provide customers in our target markets with enhanced levels of reliability, mobility, performance and efficiency in their business operations and missions.

xG Technology is comprised of two business units: our xMax® unit, which provides product and service solutions marketed under the xMax® brand name, and Integrated Microwave Technology (“IMT”) our wholly-owned subsidiary, which provides product and service solutions marketed under the brand names Nucomm, RF Central and IMT. Nucomm is a premium brand of digital broadcast microwave video systems. RF Central is a well-established brand of compact microwave video equipment for licensed and license-free sports and entertainment applications. The IMT products are focused on providing mission-critical wireless video solutions to state, local and federal police departments. While the brands of xMax® and IMT are managed as separate reporting units and operate independently, there is considerable brand interaction, owing to complementary market focus, compatible product and technology development roadmaps, and solution integration opportunities.

xMax®:

Our xMax® unit develops, manufactures and sells equipment that utilizes a broad portfolio of innovative intellectual property to enhance wireless communications. Our intellectual property is embedded in proprietary software algorithms that offer cognitive interference mitigation and spectrum access solutions for numerous applications using commercial off-the-shelf devices. The implementation of our cognitive radio intellectual property is called “xMax®”. The xMax® product and service suite includes access points, mobile switching centers, network management systems, deployment tools and proactive customer support. Customers within this market include telecommunication services, public safety, telemedicine as well as the US Government and Department of Defense.

Given the proliferation of smartphones, in 2013, the Company introduced an improved product line that could handle both voice and data services. These products, the CN1100 Access Point (“CN1100”), the CN5100 Mobile Hotspot (“CN5100”), and the CN3100 Vehicle Modem (“CN3100”), are able to communicate with any Wi-Fi enabled commercial off-the-shelf device.

We believe that the wireless communications industry is facing a “spectrum crisis” because the demand for flexible, affordable voice and data access continues to increase rapidly while the amount of available spectrum remains relatively constant. We have developed frequency-agnostic cognitive radio solutions to address this increasing demand by eliminating the need to acquire scarce and expensive licensed radio spectrum, and thus ideally lowering the total cost of ownership for wireless broadband access. With fast-growing demand straining network capacity, our intellectual property is also designed to help wireless broadband network operators make more efficient use of their existing spectrum allocations.

We believe that the xMax® system is the only commercially available cognitive radio network system that includes our interference mitigation and spatial processing technologies. These proprietary technologies enable our xMax® system to increase capacity on already crowded airwaves by improving interference tolerance, thereby enabling the delivery of higher Quality of Service (“QoS”) than other technologies that would not be able to cope with the interference. We believe that the xMax® system will also, when operating on more than one radio channel, deliver dynamic spectrum access by using our patented self-organizing network techniques. Furthermore, the xMax® system can be used to provide additional capacity to licensed spectrum by identifying and utilizing unused bandwidth within the licensed spectrum. Although currently designed to operate within the 902 – 928 MHz unlicensed band of spectrum, our system is frequency agnostic.

xMax® also serves as a mobile voice over internet protocol (“VoIP”) and broadband data system that utilizes an end-to-end Internet Protocol (“IP”) system architecture.

The xMax® system allows mobile operators to utilize free, unlicensed 902 – 928 MHz ISM band spectrum (which spectrum is available in all of the Americas except French Guiana) instead of purchasing scarce and expensive licensed spectrum. Our xMax® system will also enable enterprises to set up a mobile communications network in an expeditious and cost-effective manner.

IMT:

Our IMT unit, which provides product and service solutions marketed under the brand names Nucomm, RF Central and IMT, develops, manufactures and sells microwave communications equipment utilizing COFDM (Coded Orthogonal Frequency Division Multiplexing) technology. Its products are primarily used in the transmission of video to address three major market areas: Broadcasting, Sports and Entertainment, and Surveillance (Military and Government). COFDM is a transmission technique that combines encoding technology with OFDM (Orthogonal Frequency Division Multiplexing) modulation to provide the low latency and high image clarity required for real-time live broadcasting video transmissions. IMT has an established reputation of delivering complex bespoke engineering solutions managed to tight deadlines for the past 20 years and is considered a leader in ultra compact COFDM wireless technology. IMT’s experience with this technology has allowed it to develop integrated solutions that deliver reliable video footage captured from both aerial and ground-based sources to fixed and mobile receiver locations.

The Broadcasting market consists of electronic news gathering, wireless camera systems, portable microwave, and fixed point to point systems. Customers within this market are blue-chip tier-1 major network TV stations that include over-the-air broadcasters, and cable and satellite news providers. For this market, IMT designs, develops and markets solutions for use in news helicopters, ground-based news vehicles, camera operations, central receive sites, remote onsite and studio newscasts and live television events.

The Sports and Entertainment market consists of key segments that include Sports Production, Sports Venue Entertainment systems, movie director video assist, and the non-professional user segment. Customers within this market are major professional sports teams, movie production companies, live video production service providers, system integrators and a growing segment of drone and unmanned ground vehicle providers. Among the key solutions IMT provides to this market are wireless camera systems and mobile radios.

The Government/Surveillance market consists of key segments that include state and local law enforcement agencies, Federal “3-letter” agencies and military system integrators. Customers within this market include recognizable state police forces, sheriff’s departments, fire departments, first responders, the Department of Justice and the Department of Home Land Security. The key solutions IMT provides to this market are manned and unmanned aerial and ground systems, mobile and handheld receive systems and transmitters for concealed video surveillance.

Our Strengths

We believe the following strengths position us for sustainable growth:

•	Our IMT and Nucomm brands are well-established. Our IMT unit and the Nucomm brand have developed a significant following over the past 20 years, based on their reputation for product performance, reliability and use of advanced technology. IMT has developed a diverse and stable customer base for repeat product purchases from blue chip, tier-1 clients in the Broadcasting and Sports and Entertainment markets, as well as among high-profile agencies and organizations in Surveillance (Military and Government) markets.
•	Our IMT products solve a growing market need for stable, high-definition, wireless video communications. IMT’s high definition wireless video solutions are used in applications in growing market segments, including in-game sports video mobile feeds, real-time capture and display of footage from drones and other aerial platforms, and rapid-response electronic news gathering operations.
•	Our proprietary xMax® cognitive radio technology provides a turnkey solution. We have developed our xMax® cognitive radio technology to create a turnkey network solution. This solution encompasses the key elements of our cognitive technology, including spectrum sensing, spectrum management, spectrum mobility, spectrum sharing and spatial processing. Our software and hardware products and our end-to-end IP architecture implement this solution to provide quality VoIP and data services for numerous applications and commercial off-the-shelf devices.
•	Our xMax® solutions meet the specific needs of targeted markets. Our cognitive radio technology has been specifically developed to make our entire network infrastructure mobile, so that it can be rapidly deployed in response to public safety or security threats. We believe this feature differentiates our technology from that of our competitors and will address a major capability gap for public safety, defense, homeland security and news agencies.
•	We have a broad patent portfolio and unencumbered use of our intellectual property. We maintain a broad patent portfolio consisting of patents and patent applications in the United States and many international jurisdictions. As of December 16, 2016, in the United States, we have 58 patents granted, 1 patent application pending and 1 provisional application pending. Internationally, we have 51 patents granted and 26 patent applications pending. We have solely funded the development of our intellectual property, which is, accordingly, unencumbered by any federal government unlimited use licenses.
•	We have an accomplished leadership team. Our management team and Board of Directors bring a wealth of experience in the telecommunications and military sectors as well as hardware and software development. Our engineering team has a strong track record developing ad-hoc networking domains at Motorola and Mesh Networks. In addition, most of our leadership team has strong ties to our target markets, including public safety organizations and the military.

Our Strategy

For xMax®, we have developed a broad portfolio of innovative intellectual property that we believe will enhance wireless communications. Leveraging elements of this intellectual property portfolio, we plan to introduce a range of spectrum agnostic, cognitive radio solutions for numerous industries and applications. We believe that sales of these products and services, together with our ability to leverage our patent portfolio, present us with an attractive revenue model. Our current strategy is to commercialize our intellectual property portfolio by developing and selling network products using our proprietary software algorithms to offer cognitive interference mitigation and spectrum access solutions. Our future strategies are for our intellectual property to be embedded by partners in a semiconductor chip that could be sold to third-party equipment manufacturers and inserted in their devices, and to license our intellectual property to other customers in industry verticals world-wide.

For our IMT unit, the overarching strategy is to offer a comprehensive suite of services and product offerings in each of the markets it is active in. Leveraging IMT’s heritage as a leader in the broadcast industry that dates back to 1990, IMT’s key sector strategies are to expand the various markets for existing miniature wireless video products which include educational sectors, videographers, and video service providers, provide complete end-to-end solutions for the video surveillance market and introduce complete end-to-end IP technology into the Broadcast Market.

Recent Developments

Business Purchase Agreement with Vislink PLC

On December 16, 2016, we entered into a business purchase agreement (the “Business Purchase Agreement”) by and between (i) us; (ii) Vislink PLC, an England and Wales registered limited company (the “Guarantor”), (iii) Vislink International Limited, an England and Wales registered limited company (the “UK Seller”); and (iv) Vislink Inc., a Delaware corporation (the “US Seller”, and together with the UK Seller, the “Sellers”). Pursuant to the terms of the Business Purchase Agreement, the Sellers will sell and we will purchase certain assets and liabilities relating to the hardware segment of the Sellers (the “Transaction”). We refer to the hardware segment to be acquired by us as Vislink Communications Systems or VCS. The purchase price for the Transaction will be $16,000,000 (the “Purchase Price”), which shall be satisfied by the payment by us of $11,500,000 to the UK Seller and $4,500,000 to the US Seller.

Proposed Financing of Transaction

We expect that we will need to raise approximately $22 million to pay the Purchase Price for the Transaction, to pay certain transaction fees associated with the Transaction and to provide working capital to fund the operations of the combined company. We intend to fund the $22 million from the net proceeds of this offering and the proposed private placement of our debt securities. Although we have not entered into any definitive agreements with investors for the debt financing, based on term sheets we have received to date, we believe that the debt financing will involve the issuance of debt securities secured by substantially all of our assets, will bear interest at rates in excess of prevailing market rates and will require us to comply with significant financial and other covenants. No assurance can be given that such debt financing will be available on terms acceptable to us or at all. See “Pro Forma Financial Data” for additional information.

Conditions to Closing of the Business Purchase Agreement

The obligations of the parties to the Business Purchase Agreement are subject to the satisfaction (or, if applicable, waiver by the relevant party) of standard closing conditions, including completion of financing by the Company to fund the acquisition and shareholder approval by the Sellers. Additionally, the Guarantor is required to: (i) dispatch a circular to its shareholders (the “Circular”) following the execution of the Business Purchase Agreement, incorporating a notice of a general meeting of the shareholders of the Guarantor in relation to the approval of the Transaction and the change of the Guarantor's name; and (ii) pass, at a duly convened general meeting of the shareholders of the Guarantor, of the resolutions set out in the Circular (together, the “Guarantor Obligations”).

Termination

The Business Purchase Agreement may be terminated by us or the Guarantor if the Guarantor Obligations have not been met on or before January 13, 2017, unless extended by mutual written consent by us and the Sellers. If the Guarantor Obligations are not met on or before January 9, 2017, we or the Guarantor may postpone completion of the purchase of the business assets and liabilities in accordance with the Business Purchase Agreement by up to five (5) business days.

Vislink Communications Systems

VCS specializes in the wireless capture, delivery and management of secure, high-quality, live video from the field to the point of usage. VCS designs and manufactures products encompassing microwave radio components, satellite communication, cellular and wireless camera systems, and associated amplifier items. VCS serves two core markets: broadcast & media and public safety & surveillance. In the broadcast & media market, VCS provides broadcast communication links for the collection of live news, sports and entertainment events. Customers in this market include national broadcasters, multi-channel broadcasters, network owners and station groups, sports and live broadcasters and hosted service providers. In the public safety and surveillance markets, VCS provides secure video communications and mission-critical solutions for law enforcement, defense and homeland security applications. Its public safety & surveillance customers include metropolitan, regional and national law enforcement agencies as well as domestic and international defense agencies and organizations.

The acquisition of VCS is expected to offer us the opportunity to realize synergies with our IMT business unit. There is currently limited overlap in product offerings, sales channels and market overlap between the two companies. For example, VCS has a substantial client base in international markets where we have had a limited presence. In addition, we have a product portfolio targeted to US federal law enforcement and high-end sports broadcasting customers who will now have access to additional solutions based on VCS’s product configurations. Finally, VCS has traditionally focused on licensed spectrum solutions where we have pioneered the use of non-licensed spectrum for many applications. Combining our shared spectrum and interference mitigation techniques with an expanded IMT/VCS product lineup will provide an opening into additional customer bases that currently do not have access to licensed spectrum.

Financial Guidance

Assuming that the Transaction is consummated as described above, we anticipate that revenues for the fiscal year ending December 31, 2017, will be at least $60.0 million, and we anticipate that we will be at or near break-even for the fiscal year ending December 31, 2017, which projection does not take into account any bargain purchase gain on the Transaction, related transaction fees, purchase price accounting, or net operating loss tax carry-forward. We expect to achieve the net income through a combination of (a) cost cuts among the xG, IMT, and Vislink divisions, (b) increased revenues through the expanded combined opportunities and joint awards available to us post Transaction that we would not receive independently, and (c) production efficiencies among the three divisions.

The Financial Guidance was not prepared in compliance with U.S. GAAP (or IFRS), the published guidelines of the SEC regarding projections and forward-looking statements, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or the guidelines established by the International Accounting Standards Board for preparation and presentation of financial forecasts, but in the view of management was prepared on a reasonable basis, reflect the best available estimates and judgments at the time the Financial Guidance was prepared, and present, to the best of management’s knowledge and belief at the time the Financial Guidance were prepared, the expected course of action and the expected future financial performance of xG and the expected synergies to be derived in connection with the Transaction.

The inclusion of Financial Guidance should not be regarded as an indication that xG considered, or currently considers, such information to be a reliable predictor of actual future results. Although management believes that, at the time the Financial Guidance was prepared, there was a reasonable basis for the Financial Guidance, xG cautions shareholders that future results could be materially different from the Financial Guidance.

Neither xG’s independent registered public accounting firm nor any other independent accountant has examined, compiled or performed any procedures with respect to the accompanying prospective financial information, or expressed any opinion or any other form of assurance on such information or its achievability and they assume no responsibility for and have disclaimed any association with such information.

The independent accountants report issued by PricewaterhouseCoopers LLP, Bristol, United Kingdom (PwC UK) included in this document relates to Vislink PLC’s historical financial information. It does not extend to the Financial Guidance and should not be read to do so.

See “Risk Factors” on page 14 of this prospectus for risks, uncertainties and other factors that may impact these results.

July 2016 Financing

On July 20, 2016, we completed an underwritten public offering of 730,000 Units, each of which consists of one share of our common stock, par value $0.00001 per share, and 1.25 of a warrant to purchase one share of our common stock at an exercise price of $6.85 per share. On July 15, 2016, the underwriters exercised their over-allotment option to purchase warrants to purchase 136,875 shares of common stock. We received approximately $5 million in gross proceeds from the offering, including exercise of the over-allotment option, before deducting the underwriting discount and offering expenses payable by us of approximately $701,000. Roth Capital Partners acted as sole book-running manager for the offering. Aegis Capital Corp. acted as co-lead manager for the offering.

May 2016 S-3 Financing

On May 16, 2016, the Company closed the offering of units in which the Company offered 116,667 Units, at a price of $8.40 per Unit, each of which consists of one share of the Company’s common stock, par value $0.00001 per share, and one warrant to purchase one share of the Company’s common stock at an exercise price of $13.79 per share. The Company received approximately $980,000 in gross proceeds from the offering, before deducting underwriter fees and offering expenses payable by the Company. Roth Capital Partners acted as sole underwriter for the offering.

The Warrants will be exercisable beginning on November 16, 2016 at an exercise price of $13.79 per share. The Warrants will expire on the fifth (5th) anniversary of the initial date of issuance.

Acquisition of Integrated Microwave Technologies, LLC

On January 29, 2016, we completed the acquisition of IMT pursuant to an asset purchase agreement by and between us and IMT (the “Asset Purchase Agreement”). Pursuant to the terms of the Asset Purchase

Agreement, we acquired substantially all of the assets and liabilities of IMT in connection with, necessary for or material to IMT’s business of designing, manufacturing and supplying Coded Orthogonal Frequency Division Multiplexing microwave transmitters and receivers serving the broadcast, sports and entertainment, military, aerospace and government markets (the “Transaction”). The Asset Purchase Agreement set the purchase price for the Transaction as $3,000,000, which was to be paid through: (i) a promissory note in the principal amount of $1,500,000, due March 31, 2016 (the “Initial Payment Note”); and (ii) a promissory note in the principal amount of $1,500,000 due July 29, 2017 (the “Deferred Payment Note,” and together with the Initial Payment Note, the “Payment Notes”).

On March 3, 2016, our Board of Directors approved the issuance of up to $300,000 in shares of common stock to MB Technology Holdings, LLC (“MBTH”) as compensation for financial services in connection with the IMT acquisition. Such shares of common stock were to be issued to MBTH in an initial tranche in the amount of $150,000 on March 15, 2016, which shares of common stock have not yet been issued and a second tranche to MBTH of up to $150,000 in shares of common stock if IMT achieves certain performance goals by December 31, 2016. MBTH is an affiliate of Roger Branton, our Chief Financial Officer, George Schmitt, our Executive Chairman and Chief Executive Officer, and Richard Mooers, a member of our Board of Directors. Mr. Branton and Mr. Schmitt are directors of MBTH and Mr. Mooers is the Chief Executive Officer and a director of MBTH.

On April 12, 2016, the Company and IMT entered into the Asset Purchase Modification Agreement, which terminated the Payment Notes, cancelling all principal due, or to become due thereunder and, in their stead, obligated the Company to: (i) upon execution of the Asset Purchase Modification Agreement, pay to IMT $500,000 plus any interest accumulated on the Payment Notes prior to their being cancelled; and (ii) prior to December 31, 2016, deliver to IMT Series D Preferred Stock having an aggregate value of cash proceeds (“Cash Proceeds”), upon conversion of such Series D Preferred Stock into shares of common stock underlying such Series D Preferred Stock, of not less than $2,500,000 (“Series D Shares”), plus interest accrued thereon at 9% per annum, with such Series D Shares to be issued in tranches of $250,000 (the “Tranches”). If IMT does not realize Cash Proceeds of at least $2,500,000 by December 31, 2016, we will be required to either issue additional shares of common stock to IMT, or otherwise raise additional funds to cover the shortfall. Cash Proceeds is determined by the cash or cash equivalents received by IMT upon sale of the Series D Shares issued to IMT upon conversion of any Series D Preferred Stock, net of any transaction costs or expenses. Each time a new Tranche is issued, IMT shall be obligated to provide evidence of its current Cash Proceeds and the remaining amount of the $2,500,000 (plus interest) due. The first Tranche was due within ten business days of the execution of the Asset Purchase Modification Agreement, and subsequent Tranches are due upon notice from IMT that IMT disposed of the Series D Shares of the prior Tranche. The Company paid IMT $500,000 plus accrued interest on April 15, 2016. As of December 16, 2016, 5,750,000 shares of Series D Convertible Preferred Stock have been issued, of which 5,750,000 have been converted into 479,169 shares of common stock. Through the sale of such shares, IMT has reduced the principal by approximately $1,236,000, leaving a balance of approximately $1,264,000.

In connection with the Asset Purchase Modification Agreement, we agreed to register the shares underlying each Tranche on a registration statement on Form S-1 or Form S-3 within five (5) business days of the issuance of each Tranche. As of December 16, 2016, 479,169 shares of common stock underlying the Series D Shares have been registered.

Risks That We Face

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary.

These risks include, but are not limited to:

•	we have a history of operating losses and we may continue to realize net losses for at least the next 12 months;
•	we may not be able to continue as a going concern and may not be able to operate in the future;
•	our business depends upon our ability to generate sustained sales of our products and technology;

•	our business depends on our ability to continually develop and commercialize new products and technologies and penetrate new markets;
•	we need to obtain or maintain patents or other appropriate protection for the intellectual property utilized in our technologies;
•	our industry is highly competitive and we may not be able to compete with companies with larger resources than we have;
•	we may require additional capital to develop new products; and
•	new regulations or standards or changes in existing regulations or standards related to our products may result in unanticipated costs or liabilities.
•	we may fail to meet publicly announced financial guidance or other expectations about our business;
•	we may not consummate the Transaction and this offering is not conditioned on the consummation of the Transaction;
•	the risk that the financing necessary to consummate the Transaction may not be available on acceptable terms if at all;
•	risks related to the Transaction, including risks relating to our ability to successfully integrate VCS into our existing operations and our ability to recognize anticipated synergies and cost savings.

Company Information

We were organized as a limited liability company under the laws of the State of Delaware on August 26, 2002 under the name JTS Acquisitions, LLC. On March 21, 2003, we changed our name to xG Technology, LLC. Pursuant to a certificate of conversion and a certificate of incorporation filed with the State of Delaware on November 8, 2006, xG Technology, LLC converted to a Delaware corporation under the name xG Technology, Inc. We run our operations through xG Technology, Inc., as well as through Integrated Microwave Technology, LLC, our wholly-owned subsidiary.

We are an “emerging growth company” as defined in the JOBS Act. We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Pursuant to Section 102 of the JOBS Act, we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from this prospectus. Pursuant to Section 107 of the JOBS Act, we have elected to utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards.

Where You Can Find Us

Our executive offices are located at 240 S. Pineapple Avenue, Suite 701, Sarasota, FL 34236, and our telephone number is (941) 953-9035. Our website address is www.xgtechnology.com. Information contained on our website does not form part of this prospectus and is intended for informational purposes only.

THE OFFERING

Class A Units offered
We are offering up to 4,782,609 Class A Units (assuming a public offering price of $2.30 per Class A Unit, the closing price of our common stock on the NASDAQ on December 16, 2016). Each Class A Unit will consist of one share of our common stock and one Warrant to purchase one share of our common stock. The Class A Units will not be certificated and the share of common stock and Warrant part of such unit are immediately separable and will be issued separately in this offering.
Class B Units offered
We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing Class A Units, to purchase Class B Units. Each Class B Unit will consist of one share of Series E Preferred, with a stated value of $1,000 and convertible into shares of our common stock, at a conversion price of not less than 100% of the public offering price of the common stock, and one Warrant. The Series E Preferred do not have any voting rights but are convertible into shares of common stock. The Class B Units will not be certificated and the share of Series E Preferred and Warrants part of such unit are immediately separable and will be issued separately in this offering.
Warrants
Each warrant will be exercisable for one share of common stock, will have an exercise price of not less than 125% of the public offering price of the Units, will be exercisable upon issuance and will expire three years from the date of issuance.
Over-allotment option(1)
We have granted the underwriters a 45-day option to purchase up to an additional shares of our common stock at a price of $ per share and/or additional shares of Series E Preferred from us at a price of $ per share of Series E Preferred and/or additional Warrants from us at a price of $ per Warrant, to cover over-allotments, if any, of the shares of common stock, shares of Series E Preferred and warrants comprising the Units.
Common stock to be outstanding immediately after this offering
7,255,347 shares (assuming a public offering price of $2.30 per Class A Unit, the closing price of our common stock on the NASDAQ on December 16, 2016). If the underwriters’ over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately following the option exercise will be 7,972,738 shares (assuming a public offering price of $2.30 per Class A Unit, the closing price of our common stock on the NASDAQ on December 16, 2016). Excludes shares of common stock that may be issued under the Warrants and Series E Preferred to be issued in this offering. Assumes only Class A Units are sold in this offering. To the extent we sell any Class B Units, the same aggregate number of common stock equivalents resulting from this offering would be convertible under the Series E Preferred issued as part of the Class B Units.
Series E Convertible Preferred Stock
The Series E Preferred will be convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder at a conversion price of not less than 100% of the public offering price of the common stock. See “Description of Securities — Preferred Stock — Series E Convertible Preferred Stock” for a discussion of the terms of the Series E Preferred.
Use of proceeds
We estimate that the net proceeds in this offering will be approximately $9,837,000, or approximately $11,371,500 if the underwriters exercise their over-allotment option in full, based on the assumed public offering price of $2.30 per Class A Unit, the closing price of our common stock on the NASDAQ on December 16, 2016, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
If the Transaction as described in this prospectus is consummated, we intend to use the net proceeds from this offering to fund a portion of the Transaction. If the Transaction is not consummated, we intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.” There can be no assurance that the Transaction will be consummated. This offering is not conditioned on the consummation of the Transaction.
Risk factors
See the section entitled “Risk Factors” beginning on page 14 for a discussion of factors to consider carefully before deciding whether to purchase our securities.
NASDAQ Capital Market trading symbol for our common stock
XGTI
No market for the Warrants or Series E preferred
There is no established public trading market for the Warrants or Series E Preferred. No assurance can be given that a trading market will develop for the Warrants and Series E Preferred. Without an active trading market, the liquidity of the Warrants and the Series E Preferred will be limited.

(1)	Although the shares of our common stock, Series E Preferred and the Warrants offered hereby are being sold together in this offering as the Class A Units and the Class B Units, they will be immediately separable and transferable upon issuance. Because there will be no active trading market for the Warrants. the underwriters will be unable to satisfy any over-allotment of Units without exercising the underwriters’ over-allotment option with respect to the Warrants. As a result, the underwriters have informed us that they intend to exercise the underwriters’ over-allotment option for all of the Warrants included in Units which are overalloted, if any, at the time of the initial offering of the Units. However, because our common stock is listed on NASDAQ, the underwriters may satisfy some or all of the over-allotment of Units with respect to shares of our common stock by purchasing shares in the open market and have no obligation to exercise the over-allotment option with respect to our common stock. If the underwriters exercise their over-allotment option with respect to the Warrants in full, but do not exercise their over-allotment option with respect to our common stock, then the effective warrant coverage for each share of common stock sold in this offering would be 115% instead of the 100% stated on the cover page of this prospectus.

The number of shares of our common stock to be issued and outstanding after this offering is based on 2,472,738 shares of common stock issued and outstanding as of December 16, 2016, which number excludes:

•	1,191,071 shares of common stock issuable upon exercise of warrants at a weighted exercise price of $31.51 per share.
•	1,789 shares of common stock issuable upon exercise of stock options at a weighted average exercise price of $3,943.

Except as otherwise indicated herein, all information in this prospectus, including the number of shares that will be outstanding after this offering, assumes (i) no exercise by the underwriters of their over-allotment option and (ii) only Class A Units are sold in this offering (to the extent we sell any Class B Units, the same aggregate number of common stock equivalents resulting from this offering would be convertible under the Series E Preferred issued as part of the Class B Units).

Unless otherwise stated, all information stated in this prospectus reflects an assumed public offering price of $2.30 per Unit, which was the closing price of our common stock on The NASDAQ Capital Market on December 16, 2016. Additionally, all information stated assumes that only Class A Units are sold in this offering. To the extent we sell any Class B Units, the same aggregate number of common stock equivalents resulting from this offering would be convertible under the Series E Preferred issued as part of the Class B Units.

SUMMARY FINANCIAL DATA

The following table presents a summary of certain historical financial information. Historical results are not necessarily indicative of future results and you should read the following summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. The summary financial data as of and for the years ended December 31, 2015 and 2014 was derived from our audited financial statements, which are included elsewhere in this prospectus. The summary financial data as of September 30, 2016 and for the three and nine months ended September 30, 2016 and 2015 was derived from our unaudited financial statements included elsewhere in this prospectus. The summary financial data in this section is not intended to replace the financial statements and is qualified in its entirety by the financial statements and related notes included elsewhere in this prospectus.

xG TECHNOLOGY, INC.

(In Thousands)

	September 30, 2016 (unaudited)	December 31, 2015	December 31, 2014
Balance Sheet Data:
Cash	$1,832	$368	$758
Intangible assets, net	9,603	11,903	16,382
Total assets	19,464	16,574	23,139
Liabilities
Convertible note payable	2,000	2,000	2,000
Total liabilities	8,521	6,283	6,404
Additional paid in capital	211,112	198,710	186,919
Accumulated deficit	(200,147)	(188,397)	(170,540)
Total stockholders’ equity	$10,943	$10,291	$16,357

xG TECHNOLOGY, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT NET LOSS PER SHARE DATA)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$1,913	$189	$4,497	$1,146
Cost of revenue and operating expenses
Cost of components and personnel	970	114	2,210	689
Inventory valuation adjustments	80	—	192	—
General and administrative expenses	2,260	1,924	6,671	5,591
Research and development expenses	1,424	995	4,627	3,655
Amortization and depreciation	1,254	958	4,118	2,876
Total cost of revenue and operating expenses	5,988	3,991	17,818	12,811
Loss from operations	(4,075)	(3,802)	(13,321)	(11,665)
Other income (expense)
Changes in fair value of derivative liabilities	2,566	1,103	1,305	1,567
Offering expenses	(526)	—	(684)	—
Gain on bargain purchase	—	—	2,749	—
Other expense	(924)	—	(981)	—
Interest expense, net	(147)	(362)	(818)	(457)
Total other income (expense)	969	741	1,571	1,110
Net loss	$(3,106)	$(3,061)	$(11,750)	$(10,555)
Preferred stock dividends and deemed dividends	—	—	(1,808)	(3,079)
Net loss attributable to common shareholders	$(3,106)	$(3,061)	$(13,558)	$(13,634)
Basic and diluted net loss per share	$(1.98)	$(50.l8)	$(16.91)	$(324.62)
Weighted average number of shares outstanding basic and diluted	1,571	61	802	42

xG TECHNOLOGY, INC.

STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Year Ended December 31,
	2015	2014
Revenue	$932	$628
Cost of revenue and operating expenses
Cost of components and personnel	510	156
Inventory valuation adjustments	861	200
General and administrative expenses	6,259	7,418
Development	4,658	7,597
Stock based compensation	1584	625
Impairment charge	2092	—
Amortization and depreciation	4,829	3,871
Total cost of revenue and operating expenses	20,793	19,867
Loss from operations	(19,861)	(19,239)
Other income (expense)
Changes in fair value of derivative liabilities	2,559	—
Other income	—	440
Other expense	(26)	—
Interest expense, net	(529)	(179)
Total other income (expense)	2,004	261
Loss before income tax provision	(17,857)	(18,978)
Income tax provision	—	—
Net loss	$(17,857)	$(18,978)
Dividends and deemed dividends	(3,079)	—
Net loss attributable to common shareholders	(20,936)	(18,978)
Basic and diluted net loss per share	$(332.32)	$(998.84)
Weighted average number of shares outstanding basic and diluted	63	19

RISK FACTORS

Our business faces many risks and an investment in our securities involves significant risks. Prospective investors are strongly encouraged to consider carefully the risks described below, as well as other information contained herein, before investing in our securities. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. If any of the events or circumstances described in this section occurs, our business, financial condition or results of operations could suffer. Prospective investors in our securities should consider the following risks before deciding whether to purchase our securities.

Risks Related to the Company and Our Business

We have a history of operating losses and we expect to continue to realize net losses for at least the next 12 months.

We have recorded a net loss in each reporting period since our inception. Our net loss for the year ended December 31, 2015, and the nine months ended September 30, 2016 was approximately $17,857,000 and $11,750,000, respectively. Our accumulated deficit at September 30, 2016 was approximately $200,147,000. We began our research and development activities in 2002, and we have had significant net losses and will likely continue to incur net losses until we can successfully commercialize our products and technology. Our independent registered public accounting firm has expressed substantial doubt concerning our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to raise additional capital, obtain other financing and/or close on our potential revenue producing opportunities. We expect to continue to have development costs as we develop the next generation of products. In addition, at this stage of our development we are subject to the following risks:

•	our results of operations may fluctuate significantly, which may adversely affect the value of an investment in our common stock;
•	we may be unable to develop and commercialize our products; and
•	it may be difficult to forecast accurately our key operating and performance metrics because of our limited operating history.

We are uncertain of our ability to continue as a going concern, indicating the possibility that we may not be able to operate in the future.

To date, we have completed only the initial stages of our business plan and we can provide no assurance that we will be able to generate a sufficient amount of revenue, if at all, from our business in order to achieve profitability. It is not possible for us to predict at this time the potential success of our business. The revenue and income potential of our proposed business and operations are currently unknown. If we cannot continue as a viable entity, you may lose some or all of your investment in our company.

We are an early stage entity and have incurred net losses since inception. Our ability to continue as a going concern is contingent upon, among other factors, our ability to raise additional cash from equity financings, secure debt financing, and/or generate revenue from the sales of our products. We cannot provide any assurance that we will be able to raise additional capital. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations.

We may require additional capital in the future to develop new products. If we do not obtain any such additional financing, if required, our business prospects, financial condition and results of operations will be adversely affected.

We may require additional capital in the future to develop new products. We may not be able to secure adequate additional financing when needed on acceptable terms, or at all. To execute our business strategy, we may issue additional equity securities in public or private offerings, potentially at a price lower than the public offering price in this offering or the market price of our common stock at the time of such issuance. If we cannot secure sufficient additional funding we may be forced to forego strategic opportunities or delay, scale back and eliminate future product development.

Defects or errors in our products and services or in products made by our suppliers could harm our brand and relations with our customers and expose us to liability. If we experience product recalls, we may incur significant expenses and experience decreased demand for our products.

Our products are inherently complex and may contain defects and errors that are only detectable when the products are in use. Because our products are used for both personal and business purposes, such defects or errors could have a serious impact on our end customers, which could damage our reputation, harm our customer relationships and expose us to liability. Defects or impurities in our components, materials or software, equipment failures or other difficulties could adversely affect our ability, and that of our customers, to ship products on a timely basis as well as customer or licensee demand for our products. Any such shipment delays or declines in demand could reduce our revenues and harm our ability to achieve or sustain desired levels of profitability. We and our customers may also experience component or software failures or defects that could require significant product recalls, rework and/or repairs that are not covered by warranty reserves.

We may fail to meet publicly announced financial guidance or other expectations about our business, which would cause our stock to decline in value.

From time to time, we provide preliminary financial results or forward-looking financial guidance, to our investors. Such statements are based on our current views, expectations and assumptions and involve known and unknown risks and uncertainties that may cause actual results, performance, achievements or share prices to be materially different from any future results, performance, achievements or share prices expressed or implied by such statements. Such risks and uncertainties include, among others: changes to the assumptions used to forecast or calculate such guidance, the risk that we do not consummate the Transaction on the timeline that we expect or at all; the risk that we do not realize the anticipated benefits of the Transaction; and risks related to the financing of the Transaction.

We may not fully realize anticipated benefits from our recent acquisitions.

On January 29, 2016, we completed the acquisition of certain assets and liabilities of IMT. Additionally, we have an LOI to acquire certain assets and liabilities of VCS. Although we expect to realize strategic, operational and financial benefits as a result of these acquisitions, we cannot predict whether and to what extent such benefits will be achieved, or that any operational or financial benefits will be achieved. The success of the acquisition will depend upon, among other things, our ability to integrate acquired personnel, operations, products and technologies into our organization effectively, to retain and motivate key personnel of IMT and VCS and to retain their customers. Any acquisition may result in diversion of management’s attention from other business concerns, and may result in unanticipated costs and operational challenges.

We may not consummate the Transaction, and this offering is not conditioned on the consummation of the Transaction.

We intend to use the net proceeds from this offering to partially fund the Transaction, which is described above under “Summary — Recent Developments — Transaction.” However, this offering is not conditioned on the consummation of the Transaction and there can be no assurance that the Transaction will be consummated.

Because this offering is not conditioned on the consummation of the Transaction, upon the closing of this offering, you will become a holder of our securities regardless of whether the Transaction is consummated, delayed or terminated. If the Transaction is delayed, terminated or consummated on terms different than those described herein, the price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the Transaction will be consummated on the terms described herein. Further, a failed transaction may result in negative publicity or negative impression of us in the investment community and may affect our relationships with our business partners. In addition, if the Transaction is not consummated, our management will have broad discretion in the application of the net proceeds from this offering and could apply the proceeds in ways that you or other stockholders may not approve of, which could adversely affect the market price of our common stock.

We will need to obtain debt financing to consume the Transaction.

In order to consummate the Transaction, in addition to the proceeds raised from this offering, we will need to complete a debt financing to pay for the remaining portion of the Transaction. Although we have not entered into any definitive agreements with investors for the debt financing, based on term sheets we have received to date, we believe that the debt financing will involve the issuance of debt securities secured by substantially all of our assets, will bear interest at rates in excess of prevailing market rates and will require us to comply with significant financial and other covenants. We may not be able to obtain such debt financing in a timely manner or at all and to the extent such debt offering is completed it may not be on acceptable terms. To the extent that such debt financing is not completed, we will be unable to complete the Transaction.

Risks related to the assets to be acquired in the Transaction, if consummated, may adversely affect our business, financial condition and results of operation.

Any acquisition, including the Transaction, involves potential risks, including, among other things:

•	the validity of our assumptions about sales, revenues, operating expenses, and costs;
•	the assumption of unknown liabilities, losses or costs for which we are not indemnified or, where cover is excluded or limited under the warranty and indemnity insurance policy; and
•	an inability to obtain satisfactory title to the assets we acquire.

If we consummate the Transaction and if any of these risks were to materialize, the benefits of the Transaction may not be fully realized, if at all, and our business, financial condition and results of operations could be negatively impacted.

The Transaction involves risks associated with acquisitions and integrating acquired businesses, and the intended benefits of the Transaction may not be realized.

The Transaction involves risks associated with acquisitions and integrating acquired businesses into existing operations, including that:

•	our senior management’s attention may be diverted from the management of daily operations to the integration of the assets acquired in the Transaction;
•	the VCS business may not perform as well as we anticipate; and
•	unexpected costs, delays and challenges may arise in integrating the assets acquired in the Transaction into our existing operations, and closing certain operations which are not being sold to the operating partners.

Even if we successfully integrate the VCS assets that we acquire into our operations, it may not be possible to realize the full benefits we anticipate or we may not realize these benefits within the expected timeframe. If we fail to realize the benefits we anticipate from the Transaction, our business, results of operations and financial condition may be adversely affected.

Although certain technical problems experienced by users may not be caused by our products, our business and reputation may be harmed if users perceive our solutions as the cause of a slow or unreliable network connection, or a high profile network failure.

We expect that our products will be in many different locations and user environments and will be capable of providing transmission of video, mobile broadband connectivity and interference mitigation, among other applications. The ability of our products to operate effectively can be negatively impacted by many different elements unrelated to our products. Although certain technical problems experienced by users may not be caused by our products, users often may perceive the underlying cause to be a result of poor performance of our technology. This perception, even if incorrect, could harm our business and reputation. Similarly, a high profile network failure may be caused by improper operation of the network or failure of a network component that we did not supply, but other service providers may perceive that our products were implicated, which, even if incorrect, could harm our business, operating results and financial condition.

Our ability to sell our products will be highly dependent on the quality of our support and services offerings, and our failure to offer high-quality support and services would have a material adverse effect on our sales and results of operations.

Once our products are deployed, our channel partners and end-customers will depend on our support organization to resolve any issues relating to our products. A high level of support will be important for the successful marketing and sale of our products. In many cases, our channel partners will likely provide support directly to our end-customers. We will not have complete control over the level or quality of support provided by our channel partners. These channel partners may also provide support for other third-party products, which may potentially distract resources from support for our products. If we and our channel partners do not effectively assist our end-customers in deploying our products, succeed in helping our end-customers quickly resolve post-deployment issues or provide effective ongoing support, our ability to sell our products to existing end-customers could be adversely affected and our reputation with potential end-customers could be harmed. In some cases, we guarantee a certain level of performance to our channel partners and end-customers, which could prove to be resource-intensive and expensive for us to fulfill if unforeseen technical problems were to arise.

We may fail to recruit and retain qualified personnel.

We expect to rapidly expand our operations and grow our sales, development and administrative operations. This expansion is expected to place a significant strain on our management and will require hiring a significant number of qualified personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies for qualified personnel in the areas of our activities. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our marketing and development activities, and this could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We rely on key executive officers, and their knowledge of our business and technical expertise would be difficult to replace.

We are highly dependent on our executive officers because of their expertise and experience in the telecommunications industry. We have agreements with our executive officers containing customary non-disclosure, non-compete, confidentiality and assignment of inventions provisions. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.

We purchase some components, subassemblies and products from a limited number of suppliers. The loss of any of these suppliers may substantially disrupt our ability to obtain orders and fulfill sales as we design and qualify new components.

We rely on third party components and technology to build and operate our products, and, until full integration with IMT, we rely on our contract manufacturers to obtain the components, subassemblies and products necessary for the manufacture of our products. Shortages in components that we use in our products are possible, and our ability to predict the availability of such components is limited. While components and supplies are generally available from a variety of sources, we and our contract manufacturers currently depend on a single or limited number of suppliers for several components for our products. If our suppliers of these components or technology were to enter into exclusive relationships with other providers of wireless networking equipment or were to discontinue providing such components and technology to us and we were unable to replace them cost effectively, or at all, our ability to provide our products would be impaired. We and our contract manufacturers generally rely on purchase orders rather than long-term contracts with these suppliers. As a result, even if available, we and our contract manufacturers may not be able to secure sufficient components at reasonable prices or of acceptable quality to build our products in a timely manner. Therefore, we may be unable to meet customer demand for our products, which would have a material adverse effect on our business, operating results and financial condition.

We do not have long-term contracts with our existing contract manufacturers. The loss of any of our existing contract manufacturers could have a material adverse effect on our business, operating results and financial condition.

We do not have long-term contracts with our existing contract manufacturers. If any of our existing contract manufacturers are unable or unwilling to manufacture our products in the future, the loss of such contract manufacturers could have a material adverse effect on our business, operating results and financial condition.

Our intellectual property protections may be insufficient to properly safeguard our technology.

Our success and ability to compete effectively are, in large part, dependent upon proprietary technology that we have developed internally. Given the rapid pace of innovation and technological change within the wireless and broadband industries, the technological and creative skill of our personnel, consultants and contractors and their ability to develop, enhance and market new products and upgrades to existing products are critical to our continued success. We rely primarily on patent laws to protect our proprietary rights. As of December 16, 2016, in the United States, we have 58 patents granted, 1 patent application pending and 1 provisional application pending. Internationally, we have 51 patents granted and 26 patent applications pending. There can be no assurance that patents pending or future patent applications will be issued, or that if issued, we would have the resources to protect any such issued patent from infringement. Further, we cannot patent much of the technology that is important to our business. To date, we have relied on copyright, trademark and trade secret laws, as well as confidentiality procedures, non-compete and/or work for hire invention assignment agreements and licensing arrangements with our employees, consultants, contractors, customers and vendors, to establish and protect our rights to this technology and, to the best extent possible, control the access to and distribution of our technology, software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use this technology without authorization. Policing unauthorized use of this technology is difficult. There can be no assurance that the steps we take or will take will prevent misappropriation of, or prevent an unauthorized third party from obtaining or using, the technology we rely on. In addition, effective protection may be unavailable or limited in some jurisdictions. Litigation may be necessary in the future to enforce or protect our rights.

We may be subject to claims of intellectual property infringement or invalidity. Expenses incurred with respect to monitoring, protecting, and defending our intellectual property rights could adversely affect our business.

Competitors and others may infringe on our intellectual property rights, or may allege that we have infringed on theirs. Monitoring infringement and misappropriation of intellectual property can be difficult and expensive, and we may not be able to detect infringement or misappropriation of our proprietary rights. We may also incur significant litigation expenses in protecting our intellectual property or defending our use of intellectual property, reducing our ability to fund product initiatives. These expenses could have an adverse effect on our future cash flows and results of operations. If we are found to infringe on the rights of others we could be required to discontinue offering certain products or systems, to pay damages, or purchase a license to use the intellectual property in question from its owner. Litigation can also distract management from the day-to-day operations of the business.

Enforcement of our intellectual property rights abroad, particularly in China, is limited and it is often difficult to protect and enforce such rights.

Patent protection outside the United States is generally not as comprehensive as in the United States and may not protect our intellectual property in some countries where our products are sold or may be sold in the future. Even if patents are granted outside the United States, effective enforcement in those countries may not be available. Many companies have encountered substantial intellectual property infringement in countries where we sell, or intend to sell, products or have our products manufactured.

In particular, the legal regime relating to intellectual property rights in China is limited and it is often difficult to protect and enforce such rights. The regulatory scheme for enforcing China’s intellectual property laws may not be as developed as regulatory schemes in other countries. Any advancement of an intellectual property enforcement claim through China’s regulatory scheme may require an extensive amount of time, allowing intellectual property infringers to continue largely unimpeded, to our commercial detriment in the Chinese and other export markets. In addition, rules of evidence may be unclear, inconsistent or difficult to comply with, making it difficult to prove infringement of our intellectual property rights. As a result, enforcement cases involving technology, such as copyright infringement of software code, or unauthorized manufacture or sale of products containing patented inventions, may be difficult or not possible to sustain.

These factors may make it increasingly complicated for us to enforce our intellectual property rights against parties misappropriating or copying our technology or products without our authorization, allowing competing enterprises to harm our business in the Chinese or other export markets by affecting the pricing for our products, reducing our own sales and diluting our brand or product quality reputation.

The intellectual property rights of others may prevent us from developing new products or entering new markets.

The telecommunications industry is characterized by the rapid development of new technologies, which requires us to continuously introduce new products and expand into new markets that may be created. Therefore, our success depends in part on our ability to continually adapt our products and systems to incorporate new technologies and to expand into markets that may be created by new technologies. If technologies are protected by the intellectual property rights of others, including our competitors, we may be prevented from introducing new products or expanding into new markets created by these technologies. If the intellectual property rights of others prevent us from taking advantage of innovative technologies, our financial condition, operating results or prospects may be harmed.

Further impairment charges could have a material adverse effect on our financial condition and results of operations.

We are required to test our finite-lived intangible assets for impairment if events occur or circumstances change that would indicate the remaining net book value of the finite-lived intangible assets might not be recoverable. These events or circumstances could include a significant change in the business climate, including a significant sustained decline in an entity’s market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of our business, potential government actions and other factors. If the fair value of our finite-lived intangible assets is less than their book value in the future, we could be required to record impairment charges. During 2015, we recognized an impairment charge of $2.1 million on software development costs due to our analysis of the net realizable value of our capitalized software costs. The amount of any further impairment could be significant and could have a material adverse effect on our reported financial results for the period in which the charge is taken.

We rely on the availability of third-party licenses. If these licenses are available to us only on less favorable terms or not at all in the future, our business and operating results would be harmed.

We have incorporated third-party licensed technology into our products. It may be necessary in the future to renew licenses relating to various aspects of these products or to seek additional licenses for existing or new products. There can be no assurance that the necessary licenses will be available on acceptable terms or at all. The inability to obtain certain licenses or other rights, or to obtain those licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could result in delays in product releases until such time, if ever, as equivalent technology could be identified, licensed or developed and integrated into our products and might have a material adverse effect on our business, operating results and financial condition. Moreover, the inclusion in our products of intellectual property licensed from third parties on a nonexclusive basis could limit our ability to protect our proprietary rights in our products.

Our customers could also become the target of litigation relating to the patent and other intellectual property rights of others.

Any litigation relating to the intellectual property rights of others could trigger technical support and indemnification obligations in licenses or customer agreements that we may enter into. These obligations could result in substantial expenses, including the payment by us of costs and damages relating to claims of intellectual property infringement. In addition to the time and expense required for us to provide support or indemnification to our customers, any such litigation could disrupt the businesses of our customers, which in turn could hurt our relationships with such customers and cause the sale of our products to decrease. No assurance can be given that claims for indemnification will not be made, or that if made, such claims would not have a material adverse effect on our business, operating results or financial conditions.

We expect to base our inventory purchasing decisions on our forecasts of customers’ demand, and if our forecasts are inaccurate, our operating results could be materially harmed.

As our customer base increases, we expect to place orders with our contract manufacturers based on our forecasts of our customers’ demand. Our forecasts will be based on multiple assumptions, each of which may cause our estimates to be inaccurate, affecting our ability to provide products to our customers. When demand for our products increases significantly, we may not be able to meet demand on a timely basis, and we may need to expend a significant amount of time working with our customers to allocate limited supply and maintain positive customer relations, or we may incur additional costs in order to rush the manufacture and delivery of additional products. If we underestimate customers’ demand, we may forego revenue opportunities, lose market share and damage our customer relationships. Conversely, if we overestimate customer demand, we may purchase more inventory than we are able to sell at any given time or at all. In addition, we grant our distributors stock rotation rights, which require us to accept stock back from a distributor’s inventory, including obsolete inventory. As a result of our failure to properly estimate demand for our products, we could have excess or obsolete inventory, resulting in a decline in the value of our inventory, which would increase our costs of revenues and reduce our liquidity. Our failure to accurately manage inventory relative to demand would adversely affect our operating results. We have not yet fully integrated IMT into our organization and are therefore not able to determine whether we can meet such demand.

If our technology does not work as well as planned or if we are unsuccessful in developing and selling new products or in penetrating new markets, our business and operating results would suffer.

Our success and ability to compete are dependent on technology which we have developed or may develop in the future. There is a risk that the technology that we have developed or may develop may not work as intended, or that the marketing of the technology may not be as successful as anticipated. Further, the markets in which we and our customers compete or plan to compete are characterized by constantly and rapidly changing technologies and technological obsolescence. Our ability to compete successfully depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost effective basis to keep pace with market needs and satisfy the demands of customers. A fundamental shift in technologies in any of our target markets could harm our competitive position within these markets. Our failure to anticipate these shifts, to develop new technologies or to react to changes in existing technologies could materially delay our development of new products, which could result in product obsolescence, decreased revenue and a loss of customer wins to our competitors. The development of new technologies and products generally require substantial investment and can require long development and testing periods before they are commercially viable. We intend to continue to make substantial investments in developing new technologies and products and it is possible that that we may not successfully be able to develop or acquire new products or product enhancements that compete effectively within our target markets or differentiate our products based on functionality, performance or cost and that our new technologies and products will not result in meaningful revenue. Any delays in developing and releasing new or enhanced products could cause us to lose revenue opportunities and customers. Any technical flaws in product releases could diminish the innovative impact of our products and have a negative effect on customer adoption and our reputation. If we fail to introduce new products that meet the demands of our customers or target markets or do not achieve market acceptance, or if we fail to penetrate new markets, our revenue will not increase over time and our operating results and competitive position would suffer.

Computer malware, viruses, hacking and phishing attacks could harm our business and results of operations.

Computer malware, viruses, and computer hacking and phishing attacks have become more prevalent in our industry and may occur on our systems in the future. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of our products and technical infrastructure to the satisfaction of our users may harm our reputation and our ability to attract and retain customers.

Our operating expenses will increase as we make further expenditures to enhance and expand our operations in order to support additional growth in our business.

Historically, we limited our investment in infrastructure; however, in the future we expect our infrastructure investments to increase substantially to support our anticipated growth. We intend to make additional investments in systems and personnel in order to expand our business and continue to expand our operations to support anticipated growth in our business. In addition, we may determine the need in the future to make changes to our sales model, which changes may result in higher selling, general and administrative expenses as a percentage of our revenues. As a result of these factors, we expect our operating expenses to increase.

If we do not effectively manage changes in our business, these changes could place a significant strain on our management and operations.

Our ability to grow successfully requires an effective planning and management process. The expansion and growth of our business could place a significant strain on our management systems, infrastructure and other resources. To manage our growth successfully, we must continue to improve and expand our systems and infrastructure in a timely and efficient manner. Our controls, systems, procedures and resources may not be adequate to support a changing and growing company. If our management fails to respond effectively to changes and growth in our business, including acquisitions, this could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Our sales cycle is unpredictable, and a failure to generate consistent sales of our products could materially affect our financial position and operating results.

To date, we have not yet established a consistent sales cycle for our products. In addition, in our industry it is customary for potential customers to request a trial of products prior to making a purchase. There can be no assurance that such trials of our products will produce sales. If we cannot generate consistent sales of our products, our financial position and operating results could be materially affected.

If we are unable to expand our sales and marketing capabilities or enter into more agreements with third parties to sell and market any products we may develop, we may be unable to generate product revenue.

We are currently building our internal sales organization for the sales, marketing and distribution of our products. Part of the proceeds of this offering is intended to be used to expand our internal sales organization and develop further our channels to market. In order to commercialize xMax® or any of our other products, we must build our sales, marketing, distribution, managerial and other non-technical capabilities or make arrangements with other parties to perform these services. The expansion of our own sales force to market any products we may develop will increase our operating costs and be time consuming. We cannot be certain that we would be able to successfully develop this capacity. If we are unable to expand our sales and marketing capability or any other non-technical capabilities necessary to commercialize any product we may develop, we will need to contract with other parties to market and sell any products we may develop. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with other parties, we may not be able to generate product revenue and may not become profitable. Further, we have not yet fully integrated IMT into our model.

If our estimates relating to our critical accounting policies are based on assumptions or judgments that change or prove to be incorrect, our operating results could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

The preparation of financial statements in conformity with U.S. GAAP requires our management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of financial analysts and investors, resulting in a decline in our stock price. Significant assumptions and estimates used in preparing our financial statements include those related to revenue recognition, inventory, product warranties, allowance for doubtful accounts, stock-based compensation expense, capitalization of intangible assets, impairment of long-lived assets and income taxes.

Our exposure to the credit risks of our customers may make it difficult to collect accounts receivable and could adversely affect our operating results and financial condition.

In the course of our sales to customers, we may encounter difficulty collecting accounts receivable and could be exposed to risks associated with uncollectible accounts receivable. Economic conditions may impact some of our customers’ ability to pay their accounts payable. While we will attempt to monitor these situations carefully and attempt to take appropriate measures to collect accounts receivable balances, we have written down accounts receivable and written off doubtful accounts in prior periods and may be unable to avoid accounts receivable write-downs or write-offs of doubtful accounts in the future. Such write-downs or write-offs could negatively affect our operating results for the period in which they occur.

Demand for our defense-related products and products for emergency response services depends on government spending.

The U.S. military market is largely dependent upon government budgets, particularly the defense budget. The funding of government programs is subject to Congressional appropriation. Although multi-year contracts may be authorized in connection with major procurements, Congress generally appropriates funds on a fiscal year basis even though a program may be expected to continue for several years. Consequently, programs are often only partially funded and additional funds are committed only as Congress makes further appropriations. No assurance can be given that an increase in defense spending will be allocated to programs that would benefit our business. A decrease in levels of defense spending or the government’s termination of, or failure to fully fund, one or more of the contracts for which our products may be utilized could have a material adverse effect on our financial position and results of operations.

In addition, the sale of our products to local municipalities for emergency response services depends on government spending allocated to such areas. There can be no assurance that government spending will be allocated to emergency response services at a level that would benefit our business. A decrease in levels of government spending for emergency response services, or the government’s termination of, or failure to fully fund, one or more of the contracts for which our products may be utilized with respect to emergency response services, could have a material adverse effect on our financial position and results of operations.

Our failure to obtain and maintain required certifications could impair our ability to bid on defense contracts.

In order for us to participate in certain government programs we could be required to obtain and maintain quality certification and certain standards for Department of Defense wireless security such as certification by the Joint Interoperability and Test Command (JITC) and to meet production standards in order to be eligible to bid on government contracts. If we fail to maintain these certifications or any additional certification which may be required, we will be ineligible to bid for contracts which may impair our financial operations and consequently, our ability to continue in business.

Regulation of the telecommunications industry could harm our operating results and future prospects.

The traditional telecommunications industry is highly regulated, and our business and financial condition could be adversely affected by changes in regulations relating to the Internet telecommunications industry. Currently, there are few laws or regulations that apply directly to access to or commerce on IP networks, but future regulations could include sales taxes and tariffs in previously unregulated areas and provider access charges. We could be adversely affected by regulation of IP networks and commerce in any country where we market equipment and services to service or content providers. Regulations governing the range of services and business models that can be offered by service providers or content providers could adversely affect those customers’ needs for products designed to enable a wide range of such services or business models. For instance, the U.S. Federal Communications Commission has issued regulations governing aspects of fixed broadband networks and wireless networks. These regulations might impact service provider and content provider business models and as such, providers’ needs for Internet telecommunications equipment and services. In addition, many jurisdictions are evaluating or implementing regulations relating to cyber security, privacy and data protection, which could affect the market and requirements for networking and security equipment.

In addition, environmental regulations relevant to electronic equipment manufacturing or operations may impact our business and financial condition adversely. For instance, the European Union has adopted regulations on Electronic waste, e-waste, e-scrap, or waste electrical and electronic equipment (“WEEE”), Restriction of the Use of Certain Hazardous Substances (“ROHS”) and Registration, Evaluation, Authorisation and Restriction of Chemical substances (“REACH”). Furthermore, some governments have regulations prohibiting government entities from purchasing security products that do not meet specified indigenous certification criteria even though those criteria may be in conflict with accepted international standards. Similar regulations are in effect or under consideration in several jurisdictions where we do business.

The adoption and implementation of such regulations could decrease demand for our products, increase the cost of building and selling our products and impact our ability to ship products into affected areas and recognize revenue in a timely manner. Any of these impacts could have a material adverse effect on our business, financial condition, and results of operations.

As an emerging growth company as defined in the JOBS Act, we will utilize certain modified disclosure requirements, and we cannot be certain if these reduced requirements will make our common stock less attractive to investors.

We are an emerging growth company as defined in the JOBS Act. We have in this prospectus utilized, and we plan in future filings with the SEC to continue to utilize, the modified disclosure requirements available to emerging growth companies, including reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a nonbinding advisory vote on executive compensation. In addition, we will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the additional testing of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting. As a result, our stockholders may not have access to certain information they may deem important.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to utilize this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards as they become applicable to public companies. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

We have not engaged our independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements. Had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional material weaknesses may have been identified. For so long as we qualify as an emerging growth company under the JOBS Act, which may be up to five years following this offering, we will not have to provide an auditor’s attestation report on our internal controls in future annual reports on Form 10-K as otherwise required by Section 404(b) of the Sarbanes-Oxley Act. During the course of the evaluation, documentation or attestation, we or our independent registered public accounting firm may identify weaknesses and deficiencies that we may not otherwise identify in a timely manner or at all as a result of the deferred implementation of this additional level of review.

Risks Relating to Our Industry

Our industry is subject to rapid technological change, and we must make substantial investments in new products, services and technologies to compete successfully.

New technological innovations generally require a substantial investment before they are commercially viable. We intend to continue to make substantial investments in developing new products and technologies, and it is possible that our development efforts will not be successful and that our new technologies will not result in meaningful revenues. Our future success will depend on our ability to continue to develop and introduce new products, technologies and enhancements on a timely basis. Our future success will also depend on our ability to keep pace with technological developments, protect our intellectual property, satisfy customer requirements, meet customer expectations, price our products and services competitively and achieve market acceptance. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products and technologies, and products and technologies currently under development, obsolete and unmarketable. If we fail to anticipate or respond adequately to technological developments or customer requirements, or experience any significant delays in development, introduction or shipment of our products and technologies in commercial quantities, demand for our products and our customers’ and licensees’ products that use our technologies could decrease, and our competitive position could be damaged.

We may be subject to infringement claims in the future.

We may be unaware of filed patent applications and issued patents that could include claims covering our products. Parties making claims of infringement may be able to obtain injunctive or other equitable relief that could effectively block our ability to sell or supply our products or license our technology and could cause us to pay substantial royalties, licensing fees or damages. The defense of any lawsuit could divert management’s efforts and attention from ordinary business operations and result in time-consuming and expensive litigation, regardless of the merits of such claims. These outcomes may (i) require us to stop selling products or using technology that contains the allegedly infringing intellectual property; (ii) require us to redesign those products that contain the allegedly infringing intellectual property; (iii) require us to pay substantial damages to the party whose intellectual property rights we may be found to be infringing; (iv) result in the loss of existing customers or prohibit the acquisition of new customers; (v) cause us to attempt to obtain a license to the relevant intellectual property from third parties, which may not be available on reasonable terms or at all; (vi) materially and adversely affect our brand in the market place and cause a substantial loss of goodwill; (vii) cause our stock price to decline significantly; (viii) materially and adversely affect our liquidity, including our ability to pay debts and other obligations as they become due; or (ix) lead to our bankruptcy or liquidation.

Our industry is highly competitive and we may not be able to compete effectively.

The communications industry is highly competitive, rapidly evolving, and subject to constant technological change. We expect that new competitors are likely to join existing competitors. Many of our competitors may be larger and have greater financial, technical, operational, marketing and other resources and experience than we do. In the event that a competitor expends significant resources we may not be able to successfully compete. In addition, the pace of technological change makes it impossible for us to predict whether we will face new competitors using different technologies to provide products. If our competitors were to provide better and more cost effective products than our products we may not be able to capture any significant market share.

Regulation of Voice over Internet Protocol (“VoIP”) services is developing and therefore uncertain and future legislative, regulatory or judicial actions could adversely affect our business.

VoIP services have developed in an environment largely free from government regulation. However, the United States and other countries have begun to assert regulatory authority over VoIP and are continuing to evaluate how VoIP will be regulated in the future. Both the application of existing rules to us and our prospective customers and the effects of future regulatory developments are uncertain. Future legislative, judicial or other regulatory actions could have a negative effect on our business. In addition, future regulatory developments could increase our cost of doing business and limit its growth.

Changes in current laws or regulations or the imposition of new laws or regulations could impede the sale of our products or otherwise harm our business.

Although our technology is designed to be frequency agnostic (i.e., capable of operating at any frequency) our current range of products is being designed to be optimized for operation in the 902 – 928 MHz band, which is presently a spectrum that is not licensed in the United States. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere regarding the usage of unlicensed spectrum may materially and adversely impact our future prospects, the viability of our current business model, our expectations for future sales of our products and our business, financial condition and results of operations.

New regulations or standards or changes in existing regulations or standards in the United States or internationally related to our products may result in unanticipated costs or liabilities, which could have a material adverse effect on our business, results of operations and future sales, and could place additional burdens on the operations of our business.

Our products may be subject to governmental regulations in a variety of jurisdictions. In order to achieve and maintain market acceptance, our technology and products will have to comply with these regulations as well as a significant number of industry standards. In the United States, our technology and products will have to comply with various regulations defined by the Federal Communications Commission, (“FCC”), and others. We may also have to comply with similar international regulations. For example, our wireless communication products operate through the transmission of radio signals, and radio emissions are subject to regulation in the United States and in other countries in which we intend to do business. In the United States, various federal agencies including the Center for Devices and Radiological Health of the Food and Drug Administration, the FCC, the Occupational Safety and Health Administration and various state agencies have promulgated regulations that concern the use of radio/electromagnetic emissions standards. Member countries of the European Union have enacted similar standards concerning electrical safety and electromagnetic compatibility and emissions, and chemical substances and use standards.

As these regulations and standards evolve, and if new regulations or standards are implemented, we may be required to modify our technology or products or develop and support new versions of our technology or products, and our compliance with these regulations and standards may become more burdensome. The failure of technology or our products to comply, or delays in compliance, with the various existing and evolving industry regulations and standards could prevent or delay introduction of our technology or products, which could harm our business. End-customer uncertainty regarding future policies may also affect demand for communications products, including our products. Moreover, channel partners or end-customers may require us, or we may otherwise deem it necessary or advisable, to alter our technology or products to address actual or anticipated changes in the regulatory environment. Our inability to alter our technology or products to address these requirements and any regulatory changes may have a material adverse effect on our business, operating results and financial condition.

Compliance with environmental, health and safety laws and regulations, including new regulations requiring higher standards, may increase our costs, limit our ability to utilize supply chains, and force design changes to our products.

Our operations are subject to a variety of environmental, health and safety laws and regulations and equivalent local, state, and regulatory agencies in each of the jurisdictions in which we currently operate or may operate in the future. The manufacturing of our products uses substances regulated under various federal, state, local laws and regulations governing the environment and worker health and safety. If we, including any contract manufacturers that we may employ, do not comply with these laws including any new regulations, such non-compliance could reduce the net realizable value of our products, which would result in an immediate charge to our income statements. Our non-compliance with such laws could also negatively impact our operations and financial position as a result of fines, penalties that may be imposed on us, and increase the cost of mandated remediation or delays to any contract manufacturers we may utilize, thus we may suffer a loss of revenues, be unable to sell our products in certain markets and/or countries, be subject to penalties and enforced fees and/or suffer a competitive disadvantage. Costs to comply with current laws and regulations and/or similar future laws and regulations, if applicable, could include costs associated with modifying our products, recycling and other waste processing costs, legal and regulatory costs and insurance costs. We cannot assure you that the costs to comply with these new laws or with current and future environmental and worker health and safety laws will not have a material adverse effect on our business, operating results and financial condition.

Governmental regulations affecting the import or export of products or affecting products containing encryption capabilities could negatively affect our revenues.

The United States and various foreign governments have imposed controls, export license requirements, and restrictions on the import or export of some technologies, especially encryption technology. In addition, from time to time, governmental agencies have proposed additional regulation of encryption technology, such as requiring certification, notifications, review of source code, or the escrow and governmental recovery of private encryption keys. For example, Russia and China recently have implemented new requirements relating to products containing encryption and India has imposed special warranty and other obligations associated with technology deemed critical. Governmental regulation of encryption or IP networking technology and regulation of imports or exports, or our failure to obtain required import or export approval for our products, could harm our international and domestic sales prospects and adversely affect our revenue expectation. In addition, failure to comply with such regulations could result in penalties, costs, and restrictions on import or export privileges or adversely affect sales to government agencies or government funded projects.

If wireless devices pose safety risks, we may be subject to new regulations, and demand for our products and those of our licensees and customers may decrease.

Concerns over the effects of radio frequency emissions, even if unfounded, may have the effect of discouraging the use of wireless devices, which may decrease demand for our products and those of our licensees and customers. In recent years, the FCC and foreign regulatory agencies have updated the guidelines and methods they use for evaluating radio frequency emissions from radio equipment, including wireless phones and other wireless devices. In addition, interest groups have requested that the FCC investigate claims that wireless communication technologies pose health concerns and cause interference with airbags, hearing aids and medical devices. Concerns have also been expressed over the possibility of safety risks due to a lack of attention associated with the use of wireless devices while driving. Any legislation that may be adopted in response to these expressions of concern could reduce demand for our products and those of our licensees and customers in the United States as well as foreign countries.

Risks Relating to our Common Stock and this Offering

There is no active, public market for the Warrants or Series E Preferred being offered in this offering.

There is no established public trading market for the Warrants or the Series E Preferred being offered in this offering. We do not intend to apply to list the Warrants or the Series E Preferred on a securities exchange. Without an active trading market, the liquidity of the Warrants and the Series E Preferred will be limited.

Holders of Series E Preferred will have limited voting rights.

Except with respect to certain material changes in the terms of the Series E Preferred and certain other matters and except as may be required by Delaware law, holders of Series E Preferred will have no voting rights. You will have no right to vote for any members of our board of directors.

Holders of the Warrants will not have rights of common stockholders until such Warrants are exercised.

The Warrants being offered do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire the common stock and pay an exercise price of not less than 125% of the public offering price of the Units prior to three years from the date of issuance, after which date any unexercised Warrants will expire and have no further value.

Exercise of options or warrants or conversion of convertible securities may have a dilutive effect on your percentage ownership and may result in a dilution of your voting power and an increase in the number of shares of common stock eligible for future resale in the public market, which may negatively impact the trading price of our shares of common stock, and in turn, the trading price of the Series E Preferred.

The exercise or conversion of some or all of our outstanding options, warrants, or convertible securities could result in significant dilution in the percentage ownership interest of investors in this offering and in the percentage ownership interest of our existing common stockholders and in a significant dilution of voting rights and earnings per share.

As of December 16, 2016, we have outstanding warrants to purchase up to 1,191,071 shares of our common stock at a weighted exercise price of $31.51 per share.

Additionally, the issuance of up to 1,789 shares of common stock upon exercise of stock options outstanding under our stock incentive plans will further dilute our stockholders’ voting interests. To the extent options and/or warrants and/or conversion rights are exercised, additional shares of common stock will be issued, and such issuance will dilute stockholders.

As of December 16, 2016, 166,668 shares of our common stock may be issued upon conversion of 2,000,000 Series D Convertible Preferred Stock based on a conversion price of $12.00. Pursuant to the Asset Purchase Modification Agreement, the Company is required to issue Series D Shares to IMT on an on-going basis until IMT realizes cash proceeds of at least $2,500,000. If by December 31, 2016, IMT does not realize cash proceeds of at least $2,500,000, the Company will be required to either issue additional shares of the Company’s common stock to IMT, or otherwise raise additional funds to cover the shortfall. Until IMT has been paid in full, there will be significant additional dilution to the Company, which cannot be quantified at this time, as the Company cannot predict with certainty the price of the Company’s shares of common stock at the time of issuance of any future Tranche, or how many shares of common stock will need to be issued for IMT to defease remaining principal owed. Currently, through the sale of previously issued shares, IMT has reduced the principal by approximately $1,236,000, leaving a balance of approximately $1,264,000.

In addition to the dilutive effects described above, the exercise of those securities would lead to an increase in the number of shares of common stock eligible for resale in the public market. Sales of substantial numbers of such shares of common stock in the public market could adversely affect the market price of our shares of common stock. Substantial dilution and/or a substantial increase in the number of shares of common stock available for future resale may negatively impact the trading price of our shares of common stock. A decrease in the market price of our common stock would also likely adversely impact the trading price of the Series E Preferred. Holders who receive common stock upon conversion of the Series E Preferred will be subject to the risk of volatility in the trading price of the common stock.

Investors will incur immediate and substantial dilution as a result of this offering.

Investors purchasing securities in this offering will incur immediate and substantial dilution in net tangible book value per share of common stock. Assuming the sale of 4,782,609 Class A Units at an assumed public offering price of $2.30 per Class A Unit, the closing price of our common stock on the NASDAQ on December 16, 2016, purchasers of Units will effectively incur dilution of $0.63 per share in the net tangible book value of their shares of common stock, attributing no value to the Warrants included in the Units. To the extent that any shares of common stock are issued upon exercise of the Warrants, you will sustain further dilution. Furthermore, you may experience further dilution to the extent that shares of our common stock are issued upon the exercise of outstanding stock options and warrants. See “Dilution” for a discussion of the dilution to the purchasers in this offering.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute your ownership. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of common stock.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure, including the debt financing needed to consummate the Transaction, may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our common stock. Any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of common stock. We cannot be certain how the repayment of those promissory notes will be funded and we may issue further equity or debt in order to raise funds to repay the promissory notes, including funding that may be highly dilutive. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of common stock and you may lose all or part of your investment.

The market price of our shares of common stock is particularly volatile given our status as a relatively unknown company with a generally small and thinly traded public float and lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you.

The market for our shares of common stock is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares of common stock are, compared to the shares of such larger, more established companies, sporadically and thinly traded. The price for our shares of common stock could, for example, decline precipitously in the event that a large number of our shares of common stock are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of common stock on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. In addition, the volatility of our stock price may be increased due to market perceptions regarding our ability to successfully complete the Transaction, integrate VCS into our existing business and realize expected synergies and cost savings from the Transaction. Many of these factors are beyond our control and may decrease the market price of our shares of common stock, regardless of our operating performance.

An active, liquid trading market for our common stock may not continue, which may cause our common stock to trade at a discount from the initial offering price and make it difficult for you to sell the common stock you purchase.

Our common stock is currently listed on NASDAQ. However, there can be no assurance that an active, liquid trading market for our common stock will continue. If an active, liquid trading market does not continue, you may have difficulty selling any of our common stock that you purchase. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your shares of our common stock at or above the price you paid, or at all.

If and when a larger trading market for our common stock develops, the market price of our common stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares of common stock at or above the price at which you acquired them.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

•	variations in our revenues and operating expenses;
•	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally;
•	market conditions in our industry, the industries of our customers and the economy as a whole;

•	actual or expected changes in our growth rates or our competitors’ growth rates;
•	developments in the financial markets and worldwide or regional economies;
•	announcements of innovations or new products or services by us or our competitors;
•	announcements by the government relating to regulations that govern our industry;
•	sales of our common stock or other securities by us or in the open market; and
•	changes in the market valuations of other comparable companies.
•	we may fail to meet publicly announced financial guidance or other expectations about our business;
•	we may not consummate the Transaction and this offering is not conditioned on the consummation of the Transaction;
•	the risk that the financing necessary to consummate the Transaction may not be available on acceptable terms if at all;
•	risks related to the Transaction, including risks relating to our ability to successfully integrate VCS into our existing operations and our ability to recognize anticipated synergies and cost savings.

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our shares of common stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our common stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could delay or prevent a change in control of our Company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	authorizing the Board of Directors to issue, without stockholder approval, preferred stock with rights senior to those of our common stock;
•	limiting the persons who may call special meetings of stockholders; and
•	requiring advance notification of stockholder nominations and proposals.

In addition, the provisions of Section 203 of the Delaware General Corporation Law govern us. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time without the consent of our Board of Directors.

These and other provisions in our amended and restated certificate of incorporation and our amended and restated bylaws and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions.

If we are not able to comply with the applicable continued listing requirements or standards of NASDAQ, NASDAQ could delist our common stock.

Our common stock is currently listed on NASDAQ. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.

On September 29, 2015, we received written notice from NASDAQ notifying us that we were not in compliance with the minimum bid price requirement set forth in NASDAQ Listing Rule 5550(a)(2) for continued listing on NASDAQ, as the closing bid price for our common stock was below $1.00 per share for the last thirty (30) consecutive business days. In accordance with NASDAQ listing rules, we were afforded 180 calendar days, or until March 28, 2016, to regain compliance with NASDAQ Listing Rule 5550(a)(2). We were unable to regain compliance with the bid price requirement by March 28, 2016.

On March 29, 2016, we received written notice from NASDAQ that it had granted us an additional 180 calendar days, or until September 26, 2016, to regain compliance with the minimum bid price requirement of $1.00 per share for continued listing on NASDAQ, pursuant to NASDAQ Listing Rule 5810(c)(3)(A)(ii).

The NASDAQ determination to grant the second compliance period was based on our meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the NASDAQ, with the exception of the bid price requirement, and our written notice of our intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

To regain compliance, the bid price of our common stock must have a closing bid price of at least $1.00 per share for a minimum of ten (10) consecutive business days at any time during the second 180-day compliance period. On June 20, 2016, we effected a 1-for-12 reverse stock split of our outstanding common stock as a measure to regain compliance. On August 19, 2016, we filed a Definitive Proxy for a special shareholders meeting to be held on September 22, 2016, asking for the shareholders to grant the Board of Directors approval to execute another reverse stock split, if necessary. The meeting was adjourned to November 23, 2016 to allow additional time for the stockholders to vote on the proposal. On November 23, 2016, our shareholders granted a proposal to authorize the Board to amend our Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of the Company’s common stock at a specific ratio within a range from one-for-three to one-for-twenty, at any time before May 15, 2017 with such range and timing to be left to the complete discretion of the Board.

On September 27, 2016, we received a determination letter (the “Letter”) from the staff of NASDAQ stating that we had not regained compliance with the NASDAQ minimum bid price of $1.00 requirement for continued listing set forth in NASDAQ Listing Rule 5550(a)(2) and unless we requested a hearing to appeal this determination our common stock will be delisted from The Nasdaq Capital Market.

We requested a hearing before a Nasdaq Hearing Panel (the “Panel”), which hearing occurred on November 17, 2016. On November 21, 2016 the Panel granted the Company’s request for continued listing, subject to (i) providing updates to the Panel on the status of the Transaction, (ii) implementing a reverse stock split prior to January 3, 2017, in a ratio sufficient to enable us to demonstrate compliance with the minimum bid requirement, and (iii) having evidenced a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days by January 17, 2017. In the event the Company is unable to comply with the above, its securities may be delisted from The Nasdaq Stock Market.

To regain compliance, the bid price of our common stock must have a closing bid price of at least $1.00 per share for a minimum of ten (10) consecutive business days at any time during the second 180-day compliance period. On December 15, 2016, we effected a 1-for-10 reverse stock split of our outstanding common stock as a measure to regain compliance.

In the event that our common stock is delisted from NASDAQ and is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

In the event that our common stock is delisted from NASDAQ, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restrict transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of common stock have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares of common stock and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation in the value of our common stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our shares of common stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of our common stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our common stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, our share price and trading volume could decline.

The trading market for our shares of common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of NASDAQ, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

We acknowledge material weaknesses in the controls and procedures of our financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations, including timeliness, or result in material misstatements of our financial statements. If we continue to fail to remediate our material weaknesses or if we fail to implement effective controls and procedures for our financial reporting, our ability to accurately and timely report our financial results could be adversely affected, which likely would adversely affect the value of our common stock.

Our management has previously identified a material weakness regarding inadequate accounting resources to maintain adequate segregation of duties due to the need to hire accounting personnel with the requisite knowledge of U.S. GAAP. Additionally, management has not performed on effective risk assessment of, or monitored internal controls over, financial reporting. Due to these material weaknesses as well as the recent loss of accounting personnel through cost cutting measures and the need to deal with complex accounting transactions, we believe that our disclosure controls and internal controls over financial reporting are not yet effective.

A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our internal control systems to prevent error or fraud could materially adversely impact us, could lead to restatements of our financial statements and investors not being able to rely on the completeness and accuracy of the financial information contained in our filings with the SEC, and could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities or stockholder litigation. Any such failure could also cause investors to lose confidence in our reported financial information or our ongoing ability to meet SEC filing deadlines, which likely would adversely affect the value of our common stock and severely limit or even eliminate the prospects for our success in obtaining new capital.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, contains forward-looking statements that include information relating to future events, future financial performance, strategies, expectations, our competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and similar expressions, as well as similar statements in the future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $9,837,000, based on the assumed public offering price of $2.30 per Class A Unit, the closing price of our common stock on the NASDAQ on December 16, 2016, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $11,371,500, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Each $0.25 increase (decrease) in the assumed public offering price of $2.30 per Class A Unit would increase (decrease) the net proceeds to us from this offering by approximately $1,100,000 assuming the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of Class A Units we are offering. An increase (decrease) of 100,000 in the number of Class A Units sold in this offering would increase (decrease) the expected net proceeds of the offering to us by approximately $212,000, assuming that the assumed public offering price per Class A Unit and the related warrant coverage remains the same.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds of this offering. However, we currently intend to use the net proceeds to us from this offering primarily to fund the cash components of the Transaction. If the Transaction is not consummated, we intend to use the net proceeds for general corporate purposes, including working capital, product development, marketing activities, expanding our internal sales organization and further developing sales channels, and other capital expenditures. We will have broad discretion over the uses of the net proceeds in this offering. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market funds, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

MARKET PRICE INFORMATION FOR OUR SECURITIES

Our shares of common stock are currently listed on NASDAQ under the symbol “XGTI”. Our shares of common stock began trading on NASDAQ on July 19, 2013. On December 15, 2016, we effected a 1-for-10 reverse stock split of our outstanding common stock. On June 20, 2016, we effected a 1-for-12 reverse stock split of our outstanding common stock. On July 17, 2015, we effected a 1-for-10 reverse stock split of our outstanding common stock.

On December 19, 2016, the closing price of our shares of common stock listed on NASDAQ was $3.62 per share.

The following table shows the high and low market prices for our common stock for each fiscal quarter for the two most recent fiscal years. Market prices for our common stock have fluctuated significantly. As a result, the market prices shown in the following table may not be indicative of the market prices at which our common stock will trade after this offering.

	NASDAQ Share Price*
Quarter	High	Low
Fourth Quarter 2016 (Through December 16, 2016)	$6.20	$2.30
Third Quarter 2016	$11.70	$2.50
Second Quarter 2016	$34.80	$8.40
First Quarter 2016	$28.80	$9.60
Fourth Quarter 2015	$96.00	$22.80
Third Quarter 2015	$384.00	$42.00
Second Quarter 2015	$672.00	$240.00
First Quarter 2015	$768.00	$312.00
Fourth Quarter 2014	$2,460.00	$588.00
Third Quarter 2014	$3,288.00	$2,232.00
Second Quarter 2014	$3,612.00	$1,536.00
First Quarter 2014	$6,001.20	$1,344.00

*	Adjusted for the 1 for 10 reverse stock split that was effectuated on July 17, 2015, the 1 for 12 reverse stock split that was effectuated on June 20, 2016 and the 1 for 10 reverse stock split effectuated on December 15, 2016.

Holders

As of December 16, 2016, there were 2,472,738 shares of our common stock outstanding and approximately 139 holders of record of our shares of our common stock. Because shares of our common stock are held by depositories, brokers and other nominees, the number of beneficial holders of shares of our common stock is substantially larger than the number of stockholders of record. Our transfer agent and registrar is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We intend to retain any future earnings and do not expect to pay any cash dividends in the foreseeable future. We expect that the terms of any debt securities we issue in connection with the Transaction will prohibit us from paying dividends to stockholders.

DILUTION

If you invest in our securities in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock in this offering and the as adjusted net tangible book value per share immediately after this offering, assuming no value is attributed to the warrants, and such warrants are accounted for and classified as equity. This calculation does not reflect any dilution associated with the sale and exercise of the warrants. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. As of September 30, 2016, our net tangible book value was approximately $1,340,000, or $0.69 per share of common stock.

After giving effect to the assumed sale by us of 4,782,609 Class A Units at an assumed public offering price of $2.30 per Unit, the closing price of our common stock on the NASDAQ on December 16, 2016, and after deducting the estimated underwriting discount and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2016 would have been approximately $11,177 or approximately $1.67 per share. This represents an immediate increase in as adjusted net tangible book value of $0.98 per share to our existing stockholders and an immediate dilution of $0.63 per share to investors purchasing Units in this offering, assuming no conversion of any shares of Series E Preferred issued in this offering into      shares of common stock and attributing none of the assumed public offering price to the warrants offered hereby.

The following table illustrates this dilution on a per share basis to new investors without giving effect to the Transaction:

Assumed public offering price per Class A Unit		$2.30
Net tangible book value per share as of September 30, 2016	$0.69
Increase in net tangible book value per share after giving effect to this offering	$0.98
As adjusted net tangible book value per share after giving effect to this offering		$1.67
Dilution per share to new investors in this offering		$0.63

If the underwriters exercise their over-allotment option in full, the net tangible book value per share of our common stock, as adjusted to give effect to this offering, would be $1.71 per share, and the dilution in as adjusted net tangible book value per share to investors in this offering would be $0.59 per share of our common stock.

Each $0.25 increase (decrease) in the assumed public offering price of $2.30 per Class A Unit would increase (decrease) the net tangible book value, as adjusted to give effect to this offering, by $0.16 per share and the dilution to new investors by $0.09 per share, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions.

We may also increase or decrease the number of Class A Units we are offering from the assumed number of Class A Units set forth above. An increase of 100,000 in the assumed number of Class A Units sold by us in this offering would result in an increase in our as adjusted net tangible book value (deficit) of approximately $212,000 or approximately $0.01 per share, and would result in a decrease in the dilution to new investors of approximately $0.01 per share, assuming that the assumed combined public offering price remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. A decrease of 100,000 in the assumed number of Class A Units sold by us in this offering would result in a decrease in our as adjusted net tangible book value (deficit) of approximately $212,000 or approximately $0.01 per share, and would result in an increase in the dilution to new investors of approximately $0.01 per share, assuming that the assumed combined public offering price remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of Units sold in this offering and other terms of this offering determined at pricing.

Because there will be no active trading market for the Warrants, the underwriters will be unable to satisfy any over-allotment of Units without exercising the underwriters’ over-allotment option with respect to the Warrants. As a result, the underwriters have informed us that they intend to exercise the underwriters’ over-allotment option for all of the Warrants included in Units which are overalloted, if any, at the time of the initial offering of the Units. However, because our common stock is listed on NASDAQ, the underwriters may satisfy some or all of the over-allotment of Units with respect to shares of our common stock by purchasing shares in the open market and have no obligation to exercise the over-allotment option with respect to our common stock. If the underwriters exercise their over-allotment option with respect to the Warrants in full, but do not exercise their over-allotment option with respect to our common stock, then the effective warrant coverage for each share of common stock sold in this offering would be 115% instead of the 100% stated on the cover page of this prospectus.

The total number of shares of our common stock reflected in the discussion and table above is based on 1,928,354 shares of our common stock outstanding as of September 30, 2016 and excludes:

•	2 treasury shares; and
•	exercise of any options, warrants or conversion rights on convertible debt or convertible preferred stock outstanding as of September 30, 2016.

To the extent that any convertible debt is converted, outstanding warrants are exercised, outstanding options are exercised, new options are issued under our 2013 Long Term Incentive Plan or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

PRO FORMA FINANCIAL DATA

The unaudited pro forma condensed combined balance sheet as of September 30, 2016 and condensed combined pro forma statements of operations for the nine months ended September 30, 2016 and year ended December 31, 2015 present our consolidated results of operations giving pro forma effect to the recent and proposed acquisitions described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the use of the estimated net proceeds from this proposed offering as described under “Use of Proceeds,” as if such transactions occurred on January 1, 2015, and for purposes of the balance sheet presentation as if such transactions occurred on September 30, 2016. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on the historical financial information of the Company.

The unaudited pro forma consolidated financial information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, and the financial statements of IMT and Vislink and related notes, all included elsewhere in this prospectus.

The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect the Company’s results of operations or financial position that would have occurred had we operated as a combined entity with our recent acquisitions during the periods presented. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our results of operations or financial position had the acquisitions and financings referred to below, and the use of the estimated net proceeds from this offering as described under “Use of Proceeds” occurred on the dates assumed. The unaudited pro forma consolidated financial information also does not project our results of operations or financial position for any future period or date.

The pro forma adjustments principally give effect to:

•	the acquisition of substantially all of the assets and liabilities that constitute the business of IMT on January 29, 2016;
•	the proposed acquisition of VCS, which we expect to complete shortly after the closing of this offering;
•	the offering by us of 4,782,609 Class A Units at an assumed public offering price of $2.30 per Unit, the closing price of our common stock on the NASDAQ on December 16, 2016. For purposes of the pro forma condensed combined balance sheet, we assumed net proceeds of $9,837,000 from this offering and $11.0 million expected to be raised by the Company in exchange for a note payable, both in connection with the proposed acquisition of certain assets and liabilities of Vislink for a purchase price of $16 million.

The valuation of assets acquired and liabilities assumed in the acquisition has not yet been finalized. As a result, the Company recorded the assets acquired and liabilities assumed as of the acquisition date at historical book value for purposes of this pro forma financial information. The final allocation could differ materially from the preliminary allocation. The final allocation may include: (i) changes in fair values of inventory and property, plant and equipment, (ii) the identification of or changes in allocations to intangible assets such as trade names, customer relationships, and goodwill, and (iii) other changes to assets and liabilities.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

xG Technology, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2016
(In thousands)

	XGTI	Vislink PLC Historical IFRS (L)	Assets & Liabilities not acquired	VCS Historical IFRS	IFRS to US GAAP Adjustment for VCS	Adj.	Notes	Combined
ASSETS
Current assets
Cash	$1,832	$634	$(634)	$—		$4,737	(A)(E)	$6,569
Accounts receivable	1,667	17,733	(2,133)	15,600				17,267
Inventories, net	3,042	11,264	(314)	10,950				13,992
Prepaid expenses and other current assets	76	4,428	(3,244)	1,184				1,260
Total current assets	6,617	34,059	(6,325)	27,734		4,737		39,088
Inventories, net	2,078	—	—	—			(B)	2,078
Property and equipment, net	1,166	2,576	(1,033)	1,543			(B)	2,709
Intangible assets, net	9,603	15,949	(10,596)	5,353	(5,353)		(B)(K)	9,603
Deferred tax assets	—	56	(7)	49				49
Total assets	$19,464	$52,640	$(17,961)	$34,679	$(5,353)	$4,737		$53,527
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,836	$3,721	$(2,213)	$1,508				$3,344
Accrued expenses	1,688	9,967	(3,391)	6,576				8,264
Deferred tax liabilities	—	1,416	(1,416)	—				—
Accrued interest	164	—	—	—				164
Due to related parties	27	—	—	—				27
Deferred revenue and customer deposits	215	—	—	—				215
Deferred rent	47	—	—	—				47
Notes payable	—	19,454	(19,454)	—		11,000	(D)	11,000
Obligation under capital leases	54	—	—	—				54
Derivative liabilities	2,423	—	—		—			2,423
Total current liabilities	6,454	34,558	(26,474)	8,084		11,000		25,538
Long-term obligation under capital leases, net of current portion	67	—		—				67
Convertible note payable	2,000	—		—				2,000
Total liabilities	8,521	34,558	(26,474)	8,084		11,000		27,605
Additional paid in capital	211,112	74,110	(29,242)	44,868		(44,868)	(C)	220,949
		—				9,837	(D)
Treasury stock, at cost – 2 shares at September 30, 2016 and December 31, 2015, respectively	(22)	—	—	—				(22)
Equity adjustment from foreign currency translation	—	(5,000)	5,000	—				—
Accumulated deficit	(200,147)	(51,028)	32,755	(18,273)	(5,353)	28,768	(E)	(195,005)
Total stockholders’ equity	10,943	18,082	8,513	26,595	(5,353)	(6,263)		25,922
Total liabilities and stockholders’ equity	$19,464	$52,640	$(17,961)	$34,679	$(5,353)	$4,737		$53,527

xG Technology, Inc.
Unaudited Pro forma Condensed Combined Statement of Operations
For the nine months ended September 30, 2016
(In thousands except net loss per share data)

	XGTI	Vislink PLC Historical IFRS (L)	Assets & Liabilities not acquired	VCS Historical IFRS	IFRS to US GAAP Adjustment for VCS	Adj.	Notes	Combined
Revenue	$4,497	$45,217	(11,762)	$33,455				$37,952
Cost of revenue and operating expenses
Cost of components and personnel	2,210	20,449	(2,180)	18,269				20,479
Inventory valuation adjustments	192	8,190	—	8,190			(F)	8,382
General and administrative expenses	6,671	23,900	(7,694)	16,206				22,877
Research and development expenses	4,627	6,881	(1,958)	4,923				9,550
Impairments	—	39,925	(1,062)	38,863			(F)	38,863
Amortization and depreciation	4,118	4,211	(2,248)	1,963	(1,591)		(G)(K)	4,490
Total cost of revenue and operating expenses	17,818	103,556	(15,142)	88,414	(1,591)			104,641
Loss from operations	(13,321)	(58,339)	3,380	(54,959)	1,591			(66,689)
Other income (expense)
Changes in fair value of derivative liabilities	1,305	—	—	—				1,305
Offering expenses	(684)	—	—	—				(684)
Gain on bargain purchase	2,749	—	—	—				2,749
Other expense	(981)	(37)	37	—				(981)
Income tax	—	(60)	60	—				—
Interest expense, net	(818)	(345)	338	(7)			(J)	(825)
Total other income (expense)	1,571	(442)	435	(7)				1,564
Net income (loss) attributable to common shareholders	(11,750)	(58,781)	3,815	(54,966)	1,591			(65,125)
Preferred stock dividends and deemed dividends	(1,808)	—	—	—				(1,808)
Net income (loss) attributable to common shareholders	$(13,558)	$(58,781)	$3,815	$(54,966)	$1,591	$—		$(66,933)
Basic and diluted net loss per share	$(16.91)							$(11.98)
Weighted average number of shares outstanding basic and diluted	802					4,783	(H)	5,585
Comprehensive income (loss):
Unrealized gain (loss) on currency translation adjustment	—	(12,169)	12,169	—				—
Comprehensive income (loss)	$(13,558)	$(70,950)	$15,984	$(54,966)	$1,591	$—		$(66,933)

xG Technology, Inc.
Unaudited Pro forma Condensed Combined Statement of Operations
For the year ended December 31, 2015
(In thousands except net loss per share data)

	Historical XGTI	Historical IMT	Vislink PLC Historical IFRS (L)	Assets & Liabilities not acquired	VCS Historical IFRS	IFRS to US GAAP Adjustment for VCS	Adj.	Notes	Combined
Revenue	$932	$7,228	$88,275	$(16,719)	$71,556				$79,716
Cost of revenue and operating expenses
Cost of components and personnel	510	3,437	39,961	85	40,046				43,993
Inventory valuation adjustments	861	2,968	—	—	—				3,829
General and administrative expenses	6,259	3,601	29,901	(8,772)	21,129				30,989
Research and development expenses	4,658	781	8,791	(2,519)	6,272				11,711
Stock based compensation	1,584	—	—	—	—				1,584
Impairments	2,092	—	—	—	—				2,092
Amortization and depreciation	4,829	139	6,085	(2,607)	3,478	(630)	52	(I)(K)	7,868
Total cost of revenue and operating expenses	20,793	10,926	84,738	(13,813)	70,925	(630)	52		102,066
Loss from operations	(19,861)	(3,698)	3,537	(2,906)	631	630	(52)		(22,350)
Other income (expense)
Changes in fair value of derivative liabilities	2,559	—	—	—	—				2,559
Offering expenses (See Note 8)	—	—	—	—	—				—
Gain on bargain purchase	—	—	—	—	—				—
Other expense	(26)	—	(4,689)	304	(4,385)				(4,411)
Income tax	—	—	137	223	360				360
Interest income (expense), net	(529)	—	(366)	(377)	(743)			(J)	(1,272)
Total other income (expense)	2,004	—	(4,918)	150	(4,768)	—			(2,764)
Net income (loss) attributable to common shareholders	(17,857)	(3,698)	(1,381)	(2,756)	(4,137)	630	(52)		(25,114)
Preferred stock dividends and deemed dividends	(3,079)	—	—	—	—	—	—		(3,079)
Net income (loss) attributable to common shareholders	$(20,936)	$(3,698)	$(1,381)	$(2,756)	$(4,137)	$630	$(52)		$(28,193)
Basic and diluted net loss per share	$(332.32)								$(5.82)
Weighted average number of shares outstanding basic and diluted	63						4,783	(H)	4,846
Comprehensive income (loss):
Unrealized gain (loss) on currency translation adjustment	—	—	(4,115)	233	(3,882)				(3,882)
Comprehensive income (loss)	$(20,936)	$(3,698)	$(5,496)	$(2,523)	$(8,019)	$630	$(52)		$(32,075)

1. BASIS OF PREPARATION

The Unaudited Pro Forma Condensed Combined Balance Sheet combines the Company and Vislink's historical consolidated condensed balance sheets as of September 30, 2016. Pro forma adjustments have been made to eliminate certain assets and liabilities that are not being acquired.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2015 combines the historical year ended December 31, 2015 results for the Company and Vislink. Pro forma adjustments have been made to eliminate operations that are not being acquired.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2016 combines the historical year ended September 30, 2016 results for the Company and Vislink for the nine months ended September 30, 2016. Pro forma adjustments have been made to eliminate operations that are not being acquired.

The historical consolidated condensed financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are: (i) directly attributable to the business combination, (ii) factually supportable, and (iii) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The historical financial information of Vislink was prepared in British Pounds Sterling. The historical financial information was translated from British Pounds Sterling to US dollars using the following historical exchange rates:

£/$
Weighted average exchange rate for the nine months ended September 30, 2016 (Statement of Operations)	1.42
Historical exchange rate as of September 30, 2016 (Balance Sheet)	1.30
Weighted average exchange rate for the year ended December 31, 2015 (Statement of Operations)	1.53

Certain reclassifications were made to conform to the Company’s financial statement presentation. These reclassifications primarily consist of reclassifying sales and marketing expenses into general and administrative expenses.

The business combination is to be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. The valuation of assets acquired and liabilities assumed in the acquisition has not yet been finalized. As a result, the Company recorded the assets acquired and liabilities assumed as of the acquisition date at historical book value. The final allocation could differ materially from the preliminary allocation. The final allocation may include: (i) changes in fair values of inventory and property, plant and equipment, (ii) the identification of or changes in allocations to intangible assets such as trade names, customer relationships, and goodwill, and (iii) other changes to assets and liabilities.

The pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The condensed combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of VCS as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

2. PRO FORMA ADJUSTMENTS FOR THE COMBINED BALANCE SHEET

The Company is eliminating all the assets and liabilities of the Pebble Beach Systems, Ltd and Central unit as those divisions of Vislink are not being acquired.

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined balance sheet:

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2016

(A) Consists of (1) net proceeds received of $20,837,000 in connection with the Company’s anticipated capital raises further discussed in D below offset by (2) $16 million paid to acquire the net assets and liabilities of Vislink and $100,000 of costs associated with the acquisition of Vislink, which have also been included as an adjustment to accumulated deficit.

(B) Items to be adjusted or eliminated once third party fair valuation is completed.

(C) Represents Vislink’s paid-in capital extinguished in the acquisition.

(D) Adjustment consists of (1) the Company’s anticipated capital raise under this Form S-1 for net proceeds of $9,837,000 from this offering and (b) $11.0 million expected to be raised by the Company in exchange for a note payable, both in connection with the proposed acquisition of certain assets and liabilities of Vislink for a purchase price of $16 million.

(E) Represents the elimination of Vislink's accumulated deficit of $18.273 million, combined with the preliminary gain on bargain purchase of $10.595 million (calculated as the net assets acquired total of $26.595 million less the consideration paid of $16 million equals our preliminary bargain purchase gain of $10.595 million) less the inclusion of approximately $100,000 in costs associated with the proposed acquisition.

(K) IFRS to US GAAP adjustment for development costs that were capitalized under IFRS, but are expensed as incurred under US GAAP.

(L) Translation Adjustments

The Vislink PLC Historical IFRS balance sheet as of September 30, 2016 has been translated at a rate of 1.30 as follows:

	Vislink PLC Historical IFRS in pounds Sterling	Vislink PLC Historical IFRS in US Dollars
Assets
Current assets
Cash	£489	$634
Accounts receivable	13,673	17,733
Inventories, net	8,685	11,264
Prepaid expenses and other current assets	3,414	4,428
Total current assets	26,261	34,059
Property and equipment, net	1,986	2,576
Intangible assets, net	12,298	15,949
Deferred tax assets	43	56
Total assets	£40,588	$52,640
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	2,869	$3,721
Accrued expenses	7,685	9,967
Deferred tax liabilities	1,092	1,416
Notes payable	15,000	19,454
Total current liabilities	26,646	34,558
Total liabilities	26,646	34,558
Additional paid in capital	50,067	74,110
Equity adjustment from foreign currency translation	—	(5,000)
Accumulated deficit	(36,125)	(51,028)
Total stockholders’ equity	13,942	18,082
Total liabilities and stockholders' equity	£40,588	$52,640

3. PRO FORMA ADJUSTMENTS FOR THE COMBINED STATEMENTS OF OPERATIONS

The Company is eliminating all revenue and operating expenses of the Pebble Beach Systems, Ltd and Central unit as those divisions of Vislink are not being acquired. The Company is also eliminating the rent expense of the facility in Hemel, United Kingdom as it will not be contractually obligated to that facility after the acquisition.

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined income statement:

Unaudited Pro Forma Condensed Combined Statements of Operations as of September 30, 2016

(F) Included in the Vislink PLC consolidated numbers to September 30, 2016 were the effects of goodwill impairment charge and inventory write down. The Company did not adjust for the effects of these items on the basis that the goodwill impairment charge and inventory write down were not directly attributable to the acquisition of Vislink Communication Systems by the Company. However, we note that this goodwill impairment charge and inventory write down are expected to be non-recurring.

(G) Amortization of intangible assets has not been recorded as we are awaiting a third party valuation of the acquiree's intangible assets.

(H) The Company estimates 4,782,609 common shares will be issued in connection with the contemplated offering we are attempting to complete under this Form S-1 in order to acquire Vislink.

(J) Interest expense is unknown for the purposes of the pro formas as the terms of a note agreement have yet to be reached.

(K) IFRS to US GAAP adjustment for development costs that were capitalized under IFRS, but are expensed as incurred under US GAAP.

(L) Translation Adjustments

The Vislink PLC Historical IFRS income statement for the nine months ended September 30, 2016 has been translated at an average rate of 1.42 as follows:

	Vislink PLC Historical IFRS in pounds Sterling	Vislink PLC Historical IFRS in US Dollars
Revenue	£31,819	$45,217
Cost of revenue and operating expenses
Cost of components and personnel	14,390	20,449
Inventory valuation adjustments	5,763	8,190
General and administrative expenses	16,818	23,900
Research and development expenses	4,842	6,881
Impairments	28,095	39,925
Amortization and depreciation	2,963	4,211
Total cost of revenue and operating expenses	72,871	103,556
Loss from operations	(41,052)	(58,339)
Other income (expense)
Other expense	(26)	(37)
Income tax	(42)	(60)
Interest expense, net	(243)	(345)
Total other income (expense)	(311)	(442)
Net income (loss) attributable to common shareholders	(41,363)	(58,781)
Preferred stock dividends and deemed dividends	—	—
Net income (loss) attributable to common shareholders	(41,363)	$(58,781)
Comprehensive income (loss):
Unrealized gain (loss) on currency translation adjustment	—	(12,169)
Comprehensive income (loss)	(41,363)	$(70,950)

Unaudited Pro Forma Condensed Combined Statements of Operations as of December 31, 2015

(H) The Company estimates 4,782,609 common shares will be issued in connection with the contemplated offering we are attempting to complete under this Form S-1 in order to acquire Vislink.

(I) Represents one year of amortization expense of the identified intangible assets acquired in the IMT acquisition. Amortization expense for the one month in 2016 the Company did not own IMT was immaterial.

(J) Interest expense is unknown for the purposes of the pro formas as the terms of a note agreement have yet to be reached.

(K) IFRS to US GAAP adjustment for development costs that were capitalized under IFRS, but are expensed as incurred under US GAAP.

(L) Translation Adjustments

The Vislink PLC Historical IFRS income statement for the year ended December 31, 2015 has been translated at an average rate of 1.53 as follows:

	Vislink PLC Historical IFRS in pounds Sterling	Vislink PLC Historical IFRS in US Dollars
Revenue	£57,811	$88,275
Cost of revenue and operating expenses
Cost of components and personnel	26,170	39,961
General and administrative expenses	19,582	29,901
Research and development expenses	5,757	8,791
Amortization and depreciation	3,985	6,085
Total cost of revenue and operating expenses	55,494	84,738
Loss from operations	2,317	3,537
Other income (expense)
Other expense	(3,071)	(4,689)
Income tax	90	137
Interest income (expense), net	(240)	(366)
Total other income (expense)	(3,221)	(4,918)
Net income (loss) attributable to common shareholders	(904)	(1,381)
Preferred stock dividends and deemed dividends	—	—
Net income (loss) attributable to common shareholders	(904)	$(1,381)
Comprehensive income (loss):
Unrealized gain (loss) on currency translation adjustment	—	(4,115)
Comprehensive income (loss)	(904)	$(5,496)

4. NON-RECURRING ITEMS

Included in the Vislink PLC consolidated numbers to September 30, 2016 were the effects of goodwill impairment charge and inventory write down. The Company did not adjust for the effects of these items on the basis that the goodwill impairment charge and inventory write down were not directly attributable to the acquisition of Vislink Communication Systems by the Company. However, we note that this goodwill impairment charge and inventory write down are expected to be non-recurring.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the financial statements and the related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

The overarching strategy of xG Technology, Inc. is to design, develop and deliver advanced wireless communications solutions across its business units that provide customers in our target markets with enhanced levels of reliability, mobility, performance and efficiency in their business operations and missions.

xG Technology is comprised of two business units: our xMax® unit, which provides product and service solutions marketed under the xMax® brand name, and Integrated Microwave Technology (“IMT”) our wholly-owned subsidiary, which provides product and service solutions marketed under the brand names Nucomm, RF Central and IMT. Nucomm is a premium brand of digital broadcast microwave video systems. RF Central is a well-established brand of compact microwave video equipment for licensed and license-free sports and entertainment applications. The IMT products are focused on providing mission-critical wireless video solutions to state, local and federal police departments. While the brands of xMax® and IMT are managed as separate reporting units and operate independently, there is considerable brand interaction, owing to complementary market focus, compatible product and technology development roadmaps, and solution integration opportunities.

xMax®:

Our xMax® unit develops, manufactures and sells equipment that utilizes a broad portfolio of innovative intellectual property to enhance wireless communications. Our intellectual property is embedded in proprietary software algorithms that offer cognitive interference mitigation and spectrum access solutions for numerous applications using commercial off-the-shelf devices. The implementation of our cognitive radio intellectual property is called “xMax®”. The xMax® product and service suite includes access points, mobile switching centers, network management systems, deployment tools and proactive customer support. Customers within this market include telecommunication services, public safety, telemedicine as well as the US Government and Department of Defense.

Given the proliferation of smartphones, in 2013, the Company introduced an improved product line that could handle both voice and data services. These products, the CN1100 Access Point (“CN1100”), the CN5100 Mobile Hotspot (“CN5100”), and the CN3100 Vehicle Modem (“CN3100”), are able to communicate with any Wi-Fi enabled commercial off-the-shelf device.

We believe that the wireless communications industry is facing a “spectrum crisis” because the demand for flexible, affordable voice and data access continues to increase rapidly while the amount of available spectrum remains relatively constant. We have developed frequency-agnostic cognitive radio solutions to address this increasing demand by eliminating the need to acquire scarce and expensive licensed radio spectrum, and thus ideally lowering the total cost of ownership for wireless broadband access. With fast-growing demand straining network capacity, our intellectual property is also designed to help wireless broadband network operators make more efficient use of their existing spectrum allocations.

We believe that the xMax® system is the only commercially available cognitive radio network system that includes our interference mitigation and spatial processing technologies. These proprietary technologies enable our xMax® system to increase capacity on already crowded airwaves by improving interference tolerance, thereby enabling the delivery of higher Quality of Service (“QoS”) than other technologies that would not be able to cope with the interference. We believe that the xMax® system will also, when operating on more than one radio channel, deliver dynamic spectrum access by using our patented self-organizing network techniques. Furthermore, the xMax® system can be used to provide additional capacity to licensed spectrum by identifying and utilizing unused bandwidth within the licensed spectrum. Although currently designed to operate within the 902 – 928 MHz unlicensed band of spectrum, our system is frequency agnostic. xMax® also serves as a mobile voice over internet protocol (“VoIP”) and broadband data system that utilizes an end-to-end Internet Protocol (“IP”) system architecture.

The xMax® system allows mobile operators to utilize free, unlicensed 902 – 928 MHz ISM band spectrum (which spectrum is available in all of the Americas except French Guiana) instead of purchasing scarce and expensive licensed spectrum. Our xMax® system will also enable enterprises to set up a mobile communications network in an expeditious and cost-effective manner.

IMT:

Our IMT unit, which provides product and service solutions marketed under the brand names Nucomm, RF Central and IMT, develops, manufactures and sells microwave communications equipment utilizing COFDM (Coded Orthogonal Frequency Division Multiplexing) technology. Its products are primarily used in the transmission of video to address three major market areas: Broadcasting, Sports and Entertainment, and Surveillance (Military and Government). COFDM is a transmission technique that combines encoding technology with OFDM (Orthogonal Frequency Division Multiplexing) modulation to provide the low latency and high image clarity required for real-time live broadcasting video transmissions. IMT has an established reputation of delivering complex bespoke engineering solutions managed to tight deadlines for the past 20 years and is considered a leader in ultra compact COFDM wireless technology. IMT’s experience with this technology has allowed it to develop integrated solutions that deliver reliable video footage captured from both aerial and ground-based sources to fixed and mobile receiver locations.

The Broadcasting market consists of electronic news gathering, wireless camera systems, portable microwave, and fixed point to point systems. Customers within this market are blue-chip tier-1 major network TV stations that include over-the-air broadcasters, and cable and satellite news providers. For this market, IMT designs, develops and markets solutions for use in news helicopters, ground-based news vehicles, camera operations, central receive sites, remote onsite and studio newscasts and live television events.

The Sports and Entertainment market consists of key segments that include Sports Production, Sports Venue Entertainment systems, movie director video assist, and the non-professional user segment. Customers within this market are major professional sports teams, movie production companies, live video production service providers, system integrators and a growing segment of drone and unmanned ground vehicle providers. Among the key solutions IMT provides to this market are wireless camera systems and mobile radios.

The Government/Surveillance market consists of key segments that include state and local law enforcement agencies, Federal “3-letter” agencies and military system integrators. Customers within this market include recognizable state police forces, sheriff’s departments, fire departments, first responders, the Department of Justice and the Department of Home Land Security. The key solutions IMT provides to this market are manned and unmanned aerial and ground systems, mobile and handheld receive systems and transmitters for concealed video surveillance.

We have generated significant net losses for the past several years and we expect to continue to realize net losses for the immediate future.

We are executing on our sales and marketing strategy through both direct sales to end-customers and indirect sales to channel network partners, and as a result, we have entered into a number of equipment purchase, reseller and teaming agreements.

Acquisition of Integrated Microwave Technologies, LLC

On January 29, 2016, we completed the acquisition of IMT pursuant to an asset purchase agreement by and between us and IMT. Pursuant to the terms of the Asset Purchase Agreement, we acquired substantially all of the assets and liabilities of IMT in connection with, necessary for or material to IMT’s business of designing, manufacturing and supplying COFDM microwave transmitters and receivers serving the broadcast, sports and entertainment, military, aerospace and government markets (the “IMT Transaction”). The Asset Purchase Agreement set the purchase price for the IMT Transaction as $3,000,000, which was to be paid through: (i) a promissory note in the principal amount of $1,500,000, due March 31, 2016 (the “Initial

Payment Note”); and (ii) a promissory note in the principal amount of $1,500,000 due July 29, 2017 (the “Deferred Payment Note,” and together with the Initial Payment Note, the “Payment Notes”).

On March 3, 2016, our Board of Directors approved the issuance of up to $300,000 in shares of common stock to MBTH as compensation for financial services in connection with the IMT acquisition. Such shares of common stock were to be issued to MBTH in an initial tranche in the amount of $150,000 on March 15, 2016, which shares of common stock have not yet been issued and a second tranche to MBTH of up to $150,000 in shares of common stock if IMT achieves certain performance goals by December 31, 2016. MBTH is an affiliate of Roger Branton, our Chief Financial Officer, George Schmitt, our Executive Chairman and Chief Executive Officer, and Richard Mooers, a member of our Board of Directors. Mr. Branton and Mr. Schmitt are directors of MBTH and Mr. Mooers is the Chief Executive Officer and a director of MBTH.

On April 12, 2016, the Company and IMT entered into the Asset Purchase Modification Agreement, which terminated the Payment Notes, cancelling all principal due, or to become due thereunder and, in their stead, obligated the Company to: (i) upon execution of the Asset Purchase Modification Agreement, pay to IMT $500,000 plus any interest accumulated on the Payment Notes prior to their being cancelled; and (ii) prior to December 31, 2016, deliver to IMT Series D Preferred Stock having an aggregate value of cash proceeds (“Cash Proceeds”), upon conversion of such Series D Preferred Stock into shares of common stock underlying such Series D Preferred Stock, of not less than $2,500,000 (“Series D Shares”), plus interest accrued thereon at 9% per annum, with such Series D Shares to be issued in tranches of $250,000. If IMT does not realize Cash Proceeds of at least $2,500,000 by December 31, 2016, we will be required to either issue additional shares of common stock to IMT, or otherwise raise additional funds to cover the shortfall. Cash Proceeds is determined by the cash or cash equivalents received by IMT upon sale of the Series D Shares issued to IMT upon conversion of any Series D Preferred Stock, net of any transaction costs or expenses. Each time a new Tranche is issued, IMT shall be obligated to provide evidence of its current Cash Proceeds and the remaining amount of the $2,500,000 (plus interest) due. The first Tranche was due within ten business days of the execution of the Asset Purchase Modification Agreement, and subsequent Tranches are due upon notice from IMT that IMT disposed of the Series D Shares of the prior Tranche. The Company paid IMT $500,000 plus accrued interest on April 15, 2016. As of December 16, 2016, 5,750,000 shares of Series D Convertible Preferred Stock have been issued, of which 5,750,000 have been converted into 479,169 shares of common stock. Through the sale of such shares, IMT has reduced the principal by approximately $1,236,000, leaving a balance of approximately $1,264,000.

In connection with the Asset Purchase Modification Agreement, we agreed to register the shares underlying each Tranche on a registration statement on Form S-1 or Form S-3 within five (5) business days of the issuance of each Tranche. As of December 16, 2016, 479,169 shares of common stock underlying the Series D Shares have been registered.

Results of Operations

Comparison for the three months and nine months ended September 30, 2016 and 2015

Revenues

Revenues for the three and nine months ended September 30, 2016, were $1,913,000 and $4,497,000, respectively, representing an increase of $1,724,000 and $3,351,000, respectively, from $189,000 and $1,146,000 in the corresponding periods in 2015. The revenue of $1,913,000 resulted from $1,851,000 from sales of equipment and $62,000 from engineering services for the three months ended September 30, 2016, which can be attributed to the acquisition of IMT. The revenue of $4,497,000 resulted from $4,339,000 from sales of equipment and $158,000 from engineering services during the nine months ended September 30, 2016. Of the $4,497,000 in revenue, $154,000 was previously recorded as deferred revenue.

Cost of Revenue and Operating Expenses

Cost of Components and Personnel

Cost of components and personnel for the three and nine months ended September 30, 2016, were $970,000 and $2,210,000, respectively, representing an increase of $856,000 and $1,521,000 from $114,000 and $689,000 in the corresponding periods in 2015. Of the $970,000 and $2,210,000, $952,000 and $2,140,000 were based on the cost of components and the time allocated to the building of the products sold, and $18,000 and $53,000 were based on the cost of the time allocated towards the engineering service agreement. Of the $114,000 and $689,000, $112,000 and $635,000 were based on the cost of components and the time allocated to the building of the products sold, and $2,000 and $54,000 were based on the cost of the time allocated towards the engineering and consulting service agreement.

General and Administrative Expenses

General and administrative expenses are the expenses of operating the business on a daily basis. This includes salary and benefit expenses and payroll taxes, as well as the costs of trade shows, marketing programs, promotional materials, professional services, facilities, general liability insurance, and travel. For the three and nine months ended September 30, 2016, the Company incurred aggregate expense of $2.3 million and $6.7 million, respectively, compared to $1.9 million and $5.6 million for the three and nine months ended September 30, 2015, representing an increase of $0.4 million, or 21%, for the three months $1.1 million, or 20%, for the nine months ending September 30, 2016.

The three month increase of $0.4 million is due to the inclusion of $0.9 million of general and administrative expenses as a result of the IMT acquisition on January 29, 2016. The increase was partially offset by decreases of $0.2 million in consulting fees associated with the Company’s listing on the NASDAQ Capital Market; $0.2 million in consulting fees due to cost cutting measures; and $0.1 in stock based compensation associated with the expensing of stock options.

The nine month increase of $1.1 million is due to the inclusion of $2.4 million of general and administrative expenses as a result of the IMT acquisition on January 29, 2016. The increase was partially offset by decreases of $0.4 million in consulting fees associated with the Company’s listing on the NASDAQ Capital Market; $0.4 million in consulting fees due to cost cutting measures; $0.1 million in travel expenses, $0.1 million in stock based compensation associated with the expensing of stock options; and $0.1 million in insurance expenses.

Research and Development Expenses

Research and development expenses consist primarily of salaries, benefit expenses and payroll taxes, as well as costs for prototypes, facilities and travel. For the three and nine months ended September 30, 2016, the Company incurred aggregate expense of $1.4 million and $4.6 million, compared to $1.0 million and $3.7 million, respectively, for the three and nine months ended September 30, 2015, representing an increase of $0.4 million, or 40%, for the three months and $0.9 million, or 24%, for the nine months ending September 30, 2016.

The three month increase of $0.4 million is due to the Company not capitalizing any salaries associated with software development costs for the three months ending September 30, 2016 compared to $0.5 million of salaries associated with software development costs that were capitalized in the three months ending September 30, 2015. Included in the three months ending September 30, 2016, is $0.2 million of research and development expenses as a result of the IMT acquisition on January 29, 2016. After taking into account the non-capitalization of salaries associated with software development costs for the three months ended September 30, 2016, total research and development costs decreased over the period by $0.3 million with regard to payroll, due to a reduction in personnel.

The nine month increase of $0.9 million is due to the Company not capitalizing any salaries associated with software development costs for the three months ending September 30, 2016 compared to $1.7 million of salaries associated with software development costs that were capitalized in the nine months ending September 30, 2016. Included in the nine months ending September 30, 2016, is $0.5 million of research and development expenses as a result of the IMT acquisition on January 29, 2016. After taking into account the non-capitalization of salaries associated with software development costs for the three months ended September 30, 2016, total research and development costs decreased over the period by $1.0 million with regard to payroll and $0.1 million in insurances due to a reduction in personnel, $0.1 million in stock based compensation associated with the expensing of stock options; and $0.1 million with regard to materials not used for research and development purposes.

We expect our research and development costs to continue to decrease going forward as we implement additional cost saving measures in our current full-time, part-time and contracted workforce.

Amortization and Depreciation

Amortization and depreciation expenses for the three and nine months ended September 30, 2016 was $1.3 million and $4.1 million, respectively, compared to $1.0 million and $2.9 million, respectively for the three and nine months ended September 30, 2015. Amortization and depreciation expenses increased $0.3 million, or 53%, from $1.0 million in the three months ended September 30, 2015 to $1.3 million in the three months ended September 30, 2016. Amortization and depreciation increased $1.2 million, or 41% from $2.9 million in the nine months ended September 30, 2015 to $4.1 million in the nine months ended September 30, 2016. The increases are due to the depreciation on the step-up in valuation of certain assets of IMT in the three and nine months ended September 30, 2016.

Other

Other income for the three and nine months ended September 30, 2016 was $1.0 million and $1.6 million, respectively, compared to $0.7 million and $1.1 million, respectively for the three and nine months ended September 30, 2015. The other expense of $0.9 million for the three and nine months ended September 30, 2016, represents the shortfall in proceeds on the Series D Preferred Stock that was associated with the acquisition of IMT.

The changes in fair value of derivative liabilities for the three and nine months ended September 30, 2016 was $2.6 million and $1.3 million, respectively. This is due to the changes in our stock price subsequent to these warrant issuances resulting in an unrealized gain in the fair value of the derivative liabilities.

The gain on bargain purchase for the three and nine months ended September 30, 2016 was $0.0 million and $2.7 million, respectively. This was a result of the IMT acquisition in January 2016. The increase in the nine months ended September 30, 2016 is due to the Company finalizing the IMT purchase price allocation in the second quarter of 2016.

Interest expense for the three and nine months ended September 30, 2016 was $0.1 million and $0.8 million, respectively, compared to $0.4 million and $0.5 million, respectively, for the three and nine months ended September 30, 2015. The fluctuations were primarily due to the 35% prepayment penalty recorded as interest on the conversion of the 8% Convertible Notes issued in June 2015 and July 2015 (the “8% Convertible Notes”) into the February 2016 financing; interest on the 5% Convertible Notes issued in January 2016 and 8% Convertible Notes; and interest on promissory notes with IMT and our CEO, George Schmitt.

Net Loss

For the three and nine months ended September 30, 2016, the Company had a net loss of $3.1 million and $11.8 million, respectively, compared to a net loss of $3.1 million and $10.6 million for the three and nine months ended September 30, 2015, or a decrease of $0.0 million and an increase of $1.2 million.

The increase in net loss is due mainly to an increase in amortization and depreciation, general and administrative and research and development expenses discussed above.

Comparison for the year ended December 31, 2015 and 2014

Revenues

Our revenues for the fiscal year ended December 31, 2015 increased 48% from $628,000 in the year ended December 31, 2014 to $932,000 as a result of having additional sales during the fiscal year. Of the $932,000 in revenue, $145,000 was previously recorded as deferred revenue but was earned in the current year. Revenue of $701,000 resulted from sales of equipment and $231,000 resulted from an engineering and consulting services agreement.

Cost of Revenue and Operating Expenses

Cost of Components and Personnel

Cost of components and personnel was $510,000 in the year ended December 31, 2015 as compared to $156,000 in fiscal 2014. $458,000 of such costs is based on the cost of components and the time allocated to building the products sold and $52,000 is based on the cost of the time allocated towards the engineering and consulting services agreements.

Inventory valuation adjustments

Inventory valuation adjustments consist primarily of items that are written off due to obsolescence or reserved for slow moving or excess inventory. Inventory valuation adjustments increased by $0.7 million or 350%, from $0.2 million in the year ended December 31, 2014 to $0.9 million in the year ended December 31, 2015. The increase is primarily due to reserving all the CN5100 finished goods due to lack of sales for that product in 2015.

General and Administrative Expenses

General and administrative expenses are the expenses of operating the business on a daily basis and include salary and benefit expenses and payroll taxes, as well as the costs of trade shows, marketing programs, promotional materials, professional services, facilities, general liability insurance, and travel.

General and administrative expenses decreased by $1.1 million, or 17%, from $7.4 million in the year ended December 31, 2014 to $6.3 million in the year ended December 31, 2015. The change is primarily due to decreases of $0.3 million in salary and benefit expenses due to a reduction in personnel; $0.3 million in advertising due to not attending as many trade shows in 2015 as we did in 2014; $0.2 million in legal fees; $0.2 million of travel expenses; $0.1 million in taxes and licenses associated with paying less in Delaware Franchise Tax in 2015 than we did in 2014.

Research and Development

Research and development expenses consist primarily of salary and benefit expenses and payroll taxes, as well as costs for prototypes, facilities and travel. Development expenses decreased by $2.9 million, or 38%, from $7.6 million in the year ended December 31, 2014 to $4.7 million in the year ended December 31, 2015. The change is primarily due to due to decreases of $1.0 million in payroll and $0.5 million in consulting services due to a reduction in personnel and contracted workforce; $0.4 million in materials used for research and development purposes; $0.2 million in costs related to maintaining existing patents; $0.5 million in additional payroll capitalization; $0.1 million in office, computer-IT expenses; and $0.1 million in insurances. We expect our development costs to continue to decrease going forward due to the implemented cost saving measures in 2015, which included a reduction in the full-time, part-time and contracted workforce by 22 employees; and new cost saving measures implemented in April 2016 which included a reduction in the full-time workforce by 3 employees.

Stock Based Compensation

Stock based compensation increased by $1.0 million, or 167%, from $0.6 million in the year ended December 31, 2014 to $1.6 million in the year ended December 31, 2015. The change arose from an increase in the number of options granted and outstanding options being expensed in fiscal 2015 when compared to fiscal 2014.

Amortization and Depreciation

Amortization and depreciation expenses increased by $0.9 million, or 23%, from $3.9 million in the year ended December 31, 2014 to $4.8 million in the year ended December 31, 2015. The change arose from an increase in the amount of software development costs subject to amortization.

Impairment

We recorded an impairment charge of $2.1 million on software development costs due to our analysis of the net realizable value of our capitalized software costs.

Other Income (Expense)

Other income increased by $2.2 million, or 550%, from $0.4 million for the year ended December 31, 2014 to $2.6 million in the year ended December 31, 2015. The increase was the result of the changes in fair value of derivative liabilities due to the significant number of warrants issued during 2015 that required liability classification. Decreases in our stock price subsequent to these warrant issuances resulted in an unrealized gain in the fair value of the derivative liabilities.

Interest expense for the year ended December 31, 2015 was $0.5 million compared to $0.2 million for the year ended December 31, 2014, representing an increase of $0.3 million or 150%. The increase was due to the interest incurred on the 8% Bridge Loans and promissory notes with our Chief Executive Officer, George Schmitt.

Net Loss

For the year ended December 31, 2015, the Company had a net loss of $17.9 million, as compared to a net loss of $19.0 million for the year ended December 31, 2014, a decrease of $1.1 million or 6%. The decrease in net loss is due cost cutting measures implemented during 2015 and the unrealized gain in the change in fair value of derivative liabilities.

Liquidity and Capital Resources

As of September 30, 2016, the Company had a working capital of approximately $0.2 million including $1.8 million of cash and cash equivalents. We have incurred net losses of $11.8 million and $10.6 million, respectively for the nine months ended September 30, 2016 and 2015. Additionally, we have incurred negative operating cash flows including cash used in operations of $6.7 million and $5.1 million for the nine months ended September 30, 2016 and 2015.

Our future capital requirements may vary materially from those currently planned and will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support development efforts, the timing of new product introductions, market acceptance of our products and overall economic conditions. The Company does not currently have sufficient capital in order to fund operations for the next twelve months from the balance sheet date or to achieve cash flow breakeven. Therefore, the Company is actively evaluating various alternatives of financing in order to obtain additional capital to allow the Company to deliver its products. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Cash Flows

The following table sets forth the major components of our statements of cash flows data for the periods presented.

For the Nine Month Periods Ended
(In Thousands)

	September 30, 2016	September 30, 2015
Cash Flows Provided By (Used In):
Operating Activities	$(6,480)	$(5,144)
Investing Activities	$(35)	$(1,876)
Financing Activities	$7,979	$7,403
Cash at end of period	$1,832	$1,141

For the Years Ended
(In Thousands)

	December 31, 2015	December 31, 2014
Cash Flows Provided By (Used In):
Operating Activities	$(7,693)	$(14,904)
Investing Activities	$(2,226)	$(1,905)
Financing Activities	$9,529	$12,050
Cash at end of period	$368	$758

Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2016 totaled $6.5 million as compared to $5.1 million for the nine months ended September 30, 2015 representing an increase of $1.4 million. Of the $1.4 million increase, approximately $0.3 million was due to the acquisition of IMT.

Net cash used in operating activities for the year ended December 31, 2015 totaled $7.7 million as compared to $14.9 million for the year ended December 31, 2014. Of the $7.7 million, $0.3 million to the increase of our payables and $1.1 million from the increase in accrued expense and the remaining consisted principally of the net loss from operations.

Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2016 was $0.4 million as compared to $1.9 million for the nine months ended September 30, 2015. The net cash proceeds from the IMT acquisition was $(0.023) million in the nine months ended September 30, 2016. No capitalization of intangible assets occurred during the nine months ended September 30, 2016.

Net cash used in investing activities for the year ended December 31, 2015 was $2.2 million as compared to $1.9 million for the year ended December 31, 2014. This represents capital expenditures primarily associated with the investment in product and technology development.

We have invested in product and technology development, with $2.2 million accounted for as investment in intangible assets in the year ended December 31, 2015, and $1.8 million in the year ended December 31, 2014. In addition, the Company’s investment in property and equipment, comprising of the purchase of two Cell-on-Wheels and a deployment vehicle in 2015 of $0.34 million in the year ended December 31, 2015, and $0.13 million in the year ended December 31, 2014.

Financing Activities

Our net cash provided by financing activities for the nine months ended September 30, 2016 was $8.0 million as compared to cash provided by financing activities of $7.4 million for the nine months ended September 30, 2015. During the nine months ended September 30, 2016, there were net proceeds from the issuance of Preferred Stock in February and the issuance of common stock in May and July totaling $8.0 million; $1.0 million from short-term convertible notes; and $0.5 million from the exercise of warrants. In the nine months ended September 30, 2015 there were net proceeds from the August financing totaling $4.7 million; net proceeds from the conversion of the August financing Series B warrants totaling $0.1 million, net proceeds from the Series B and C Preferred Stock totaling $1.5 million; and net proceeds from a short term convertible note totaling $1.5 million.

Our net cash provided by financing activities for the year ended December 31, 2015 was $9.5 million as compared to $12.0 million for 2014. The proceeds of $9.7 million in 2015 primarily consisted of proceeds from the issuance of common and preferred stock advances from related parties, warrant exercises, and short-term convertible notes. During 2015, there were net proceeds from the August financing totaling $4.0 million; net proceeds from the conversion of the August financing Series B, C and D warrants totaling an aggregate of $1.8 million, net proceeds from the Series B and C Preferred Stock totaling an aggregate of $2.0 million; and net proceeds from a short term convertible note totaling $1.5 million.

During the year ended December 31, 2014, the proceeds of $12.0 million primarily consisted of proceeds from the issuance of common and preferred stock. During 2014, we raised $8.8 million through the third offering; $1.0 million from the $1 million purchase agreement; $1.3 million from various investors through financing under our Form S-3 registration statement; and $0.7 million through the sale of convertible preferred stock.

The ability to recognize revenue and ultimately cash receipts is contingent upon, but not limited to, acceptable performance of the delivered equipment and services. If we are unable to raise additional capital and/or close on some of our revenue producing opportunities in the near term, the carrying value our assets may be materially impacted. The financial statements do not include any adjustments related to the recovery and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

Financing Events

$500,000 Securities Purchase Agreement

On January 29, 2016, we entered into a securities purchase agreement pursuant to which we sold the January 5% Convertible Notes to accredited investors for an aggregate purchase price of $500,000 for net proceeds of $500,000. In connection with the February 2016 offering, all of our obligations under the January 5% Convertible Notes have been extinguished.

February 2016 Financing

On February 29, 2016, we closed a public offering of 29,639 Units, at a price of $120.00 per Unit, each of which consists of one share of our Series B Convertible Preferred Stock and 0.5 of a Warrant to purchase one share of our common stock at an exercise price of $25.20 per Warrant. We received approximately $3,556,660 in gross proceeds from the offering, before deducting underwriter fees and offering expenses payable by the Company. Roth Capital Partners acted as sole underwriter for the offering. The Company used $1,456,660 of the gross proceeds and repaid the outstanding principal balance and interest on the 8% Convertible Notes and the January 5% Convertible Notes.

April 2016 Financing

On April 15, 2016, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain accredited investors pursuant to which we sold a principal amount of $550,000 of 5% Senior Secured Convertible Promissory Notes for an aggregate purchase price of $500,000 (the “April 5% Convertible Notes”). In connection with the Securities Purchase Agreement, we also entered into a security agreement, dated April 15, 2016, pursuant to which we granted the investors a security interest in all of our assets. As of September 30, 2016, $360,000 principal was converted into 45,834 shares of common stock.

May 2016 Financing

On May 16, 2016, we closed an offering of units in which the Company offered 166,667 Units, at a price of $8.40 per Unit, each of which consists of one share of our common stock, par value $0.00001 per share, and one warrant to purchase one share of our common stock at an exercise price of $13.79 per share. We received approximately $980,000 in gross proceeds from the offering, before deducting placement agent fees and offering expenses payable by us. Roth Capital Partners acted as sole placement agent for the offering.

The Warrants will be exercisable beginning on November 16, 2016 at an exercise price of $13.79 per share. The Warrants will expire on the fifth (5th) anniversary of the initial date of issuance.

July 2016 Financing

On July 20, 2016, we completed an underwritten public offering of 730,000 Units, each of which consists of one share of our common stock, par value $0.00001 per share, and 1.25 of a warrant to purchase one share of our common stock at an exercise price of $6.85 per share. On July 15, 2016, the underwriters exercised their over-allotment option to purchase warrants to purchase 136,875 shares of common stock. We received approximately $4.3 million in net proceeds from the offering, including exercise of the over-allotment option, after deducting the underwriting discount and estimated offering expenses payable by us. Roth Capital Partners acted as sole book-running manager for the offering. Aegis Capital Corp. acted as co-lead manager for the offering.

Our future capital requirements may vary materially from those currently planned and will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support development efforts, the timing of new product introductions, market acceptance of our products and overall economic conditions. Our ability to continue as a going concern is dependent upon our ability to raise additional capital, obtain other means of financing, and to fulfill purchase orders. Our ability to recognize revenue and ultimately cash receipts, on purchase orders is contingent upon, but not limited to, acceptable performance of the delivered equipment and services.

Off-Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Recent Accounting Pronouncements

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenue exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Pursuant to Section 107 of the JOBS Act, we have elected to utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations. The purpose of ASU 2016-08 is to clarify the implementation of guidance on principal versus agent considerations. The amendments in ASU 2016-08 are effective for interim and annual reporting periods beginning after December 15, 2017. The Company is currently assessing the impact of ASU 2016-08 on the condensed consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. Under ASU No. 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU No. 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU No. 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU No. 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU No. 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. Under current U.S. GAAP, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The amendments of this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted but all of the guidance must be adopted in the same period. The Company is currently assessing the impact that ASU No. 2016-09 will have on its condensed consolidated financial statements.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers. The new guidance is an update to ASC 606 and provides clarity on: identifying performance obligations and licensing implementation. For public companies, ASU No. 2016-10 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2016. The Company is currently evaluating the impact that ASU No. 2016-10 will have on its condensed consolidated financial statements.

In May 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients”, which narrowly amended the revenue recognition guidance regarding collectability, noncash consideration, presentation of sales tax and transition and is effective during the same period as ASU 2014-09. The Company is currently evaluating the provisions of this standard and assessing its impact on the Company’s condensed consolidated financial statements and disclosures.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Clarification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which eliminates the diversity in practice related to classification of certain cash receipts and payments in the statement of cash flows, by adding or clarifying guidance on eight specific cash flow issues. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. The Company has not yet determined the effect of the adoption of this standard on the Company’s consolidated financial position and results of operations.

The FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e., January 1, 2019, for a calendar year entity). Early application is permitted for all public business entities and all nonpublic business entities upon issuance. The Company has not yet determined the effect of the adoption of this standard on the Company’s consolidated financial position and results of operations.

We do not believe that recently issued accounting pronouncements will have a material impact on our financial statements.

Critical Accounting Policies and Estimates

Critical accounting estimates are those that management deems to be most important to the portrayal of our financial condition and results of operations, and that require management’s most difficult, subjective or complex judgments, due to the need to make estimates about the effects of matters that are inherently uncertain. We have identified our critical accounting estimates to include our reserves and write-downs related to receivables and inventories, the recoverability of long-lived assets, the valuation allowance relating to the Company’s deferred tax assets, valuation of equity and derivative instruments and debt discounts. For a further discussion on the Company’s critical accounting policies and estimates, see Note 1 of the financial statements for the nine-month period ended September 30, 2016 included elsewhere in this prospectus.

BUSINESS

Overview

The overarching strategy of xG Technology, Inc. is to design, develop and deliver advanced wireless communications solutions across its business units that provide customers in our target markets with enhanced levels of reliability, mobility, performance and efficiency in their business operations and missions.

xG Technology is comprised of two business units: our xMax® unit, which provides product and service solutions marketed under the xMax® brand name, and Integrated Microwave Technology (“IMT”) our wholly-owned subsidiary, which provides product and service solutions marketed under the brand names Nucomm, RF Central and IMT. Nucomm is a premium brand of digital broadcast microwave video systems. RF Central is a well-established brand of compact microwave video equipment for licensed and license-free sports and entertainment applications. The IMT products are focused on providing mission-critical wireless video solutions to state, local and federal police departments. While the brands of xMax® and IMT are managed as separate reporting units and operate independently, there is considerable brand interaction, owing to complementary market focus, compatible product and technology development roadmaps, and solution integration opportunities.

xMax®:

Our xMax® unit develops, manufactures and sells equipment that utilizes a broad portfolio of innovative intellectual property to enhance wireless communications. Our intellectual property is embedded in proprietary software algorithms that offer cognitive interference mitigation and spectrum access solutions for numerous applications using commercial off-the-shelf devices. The implementation of our cognitive radio intellectual property is called “xMax®”. The xMax® product and service suite includes access points, mobile switching centers, network management systems, deployment tools and proactive customer support. Customers within this market include telecommunication services, public safety, telemedicine as well as the US Government and Department of Defense.

Given the proliferation of smartphones, in 2013, the Company introduced an improved product line that could handle both voice and data services. These products, the CN1100 Access Point (“CN1100”), the CN5100 Mobile Hotspot (“CN5100”), and the CN3100 Vehicle Modem (“CN3100”), are able to communicate with any Wi-Fi enabled commercial off-the-shelf device.

We believe that the wireless communications industry is facing a “spectrum crisis” because the demand for flexible, affordable voice and data access continues to increase rapidly while the amount of available spectrum remains relatively constant. We have developed frequency-agnostic cognitive radio solutions to address this increasing demand by eliminating the need to acquire scarce and expensive licensed radio spectrum, and thus ideally lowering the total cost of ownership for wireless broadband access. With fast-growing demand straining network capacity, our intellectual property is also designed to help wireless broadband network operators make more efficient use of their existing spectrum allocations.

We believe that the xMax® system is the only commercially available cognitive radio network system that includes our interference mitigation and spatial processing technologies. These proprietary technologies enable our xMax® system to increase capacity on already crowded airwaves by improving interference tolerance, thereby enabling the delivery of higher Quality of Service (“QoS”) than other technologies that would not be able to cope with the interference. We believe that the xMax® system will also, when operating on more than one radio channel, deliver dynamic spectrum access by using our patented self-organizing network techniques. Furthermore, the xMax® system can be used to provide additional capacity to licensed spectrum by identifying and utilizing unused bandwidth within the licensed spectrum. Although currently designed to operate within the 902 – 928 MHz unlicensed band of spectrum, our system is frequency agnostic. xMax® also serves as a mobile voice over internet protocol (“VoIP”) and broadband data system that utilizes an end-to-end Internet Protocol (“IP”) system architecture.

The xMax® system will allow mobile operators to utilize free, unlicensed 902 – 928 MHz ISM band spectrum (which spectrum is available in all of the Americas except French Guiana) instead of purchasing scarce and expensive licensed spectrum. Our xMax® system will also enable enterprises to set up a mobile communications network in an expeditious and cost-effective manner.

IMT:

Our IMT unit, which provides product and service solutions marketed under the brand names Nucomm, RF Central and IMT, develops, manufactures and sells microwave communications equipment utilizing COFDM (Coded Orthogonal Frequency Division Multiplexing) technology. Its products are primarily used in the transmission of video to address three major market areas: Broadcasting, Sports and Entertainment, and Surveillance (Military and Government). COFDM is a transmission technique that combines encoding technology with OFDM (Orthogonal Frequency Division Multiplexing) modulation to provide the low latency and high image clarity required for real-time live broadcasting video transmissions. IMT has an established reputation of delivering complex bespoke engineering solutions managed to tight deadlines for the past 20 years and is considered a leader in ultra compact COFDM wireless technology. IMT’s experience with this technology has allowed it to develop integrated solutions that deliver reliable video footage captured from both aerial and ground-based sources to fixed and mobile receiver locations.

The Broadcasting market consists of electronic news gathering, wireless camera systems, portable microwave, and fixed point to point systems. Customers within this market are blue-chip tier-1 major network TV stations that include over-the-air broadcasters, and cable and satellite news providers. For this market, IMT designs, develops and markets solutions for use in news helicopters, ground-based news vehicles, camera operations, central receive sites, remote onsite and studio newscasts and live television events.

The Sports and Entertainment market consists of key segments that include Sports Production, Sports Venue Entertainment systems, movie director video assist, and the non-professional user segment. Customers within this market are major professional sports teams, movie production companies, live video production service providers, system integrators and a growing segment of drone and unmanned ground vehicle providers. Among the key solutions IMT provides to this market are wireless camera systems and mobile radios.

The Government/Surveillance market consists of key segments that include state and local law enforcement agencies, Federal “3-letter” agencies and military system integrators. Customers within this market include recognizable state police forces, sheriff’s departments, fire departments, first responders, the Department of Justice and the Department of Home Land Security. The key solutions IMT provides to this market are manned and unmanned aerial and ground systems, mobile and handheld receive systems and transmitters for concealed video surveillance.

Below is a diagram that provides a high-level overview of the xMax® network architecture:

Example of some IMT Products:

Our Strengths

We believe the following strengths position us for sustainable growth:

•	Our IMT and Nucomm brands are well-established. Our IMT unit and the Nucomm brand have developed a significant following over the past 20 years, based on their reputation for product performance, reliability and use of advanced technology. IMT has developed a diverse and stable customer base for repeat product purchases from blue chip, tier-1 clients in the Broadcasting and Sports and Entertainment markets, as well as among high-profile agencies and organizations in Surveillance (Military and Government) markets.
•	Our IMT products solve a growing market need for stable, high-definition, wireless video communications. IMT’s high definition wireless video solutions are used in applications in growing market segments including in-game sports video mobile feeds, real-time capture and display of footage from drones and other aerial platforms, and rapid-response electronic news gathering operations.
•	Our proprietary xMax® cognitive radio technology provides a turnkey solution. We have developed our xMax® cognitive radio technology to create a turnkey network solution. This solution encompasses the key elements of our cognitive technology, including spectrum sensing, spectrum management, spectrum mobility, spectrum sharing and spatial processing. Our software and hardware products and our end-to-end IP architecture implement this solution to provide quality VoIP and data services for numerous applications and commercial off-the-shelf devices.

•	Our xMax® solutions meet the specific needs of targeted markets. Our cognitive radio technology has been specifically developed to make our entire network infrastructure mobile, so that it can be rapidly deployed in response to public safety or security threats. We believe this feature differentiates our technology from that of our competitors and will address a major capability gap for public safety, defense, homeland security and news agencies.
•	We have a broad patent portfolio and unencumbered use of our intellectual property. We maintain a broad patent portfolio consisting of patents and patent applications in the United States and many international jurisdictions. As of December 16, 2016, in the United States, we have 58 patents granted, 1 patent application pending and 1 provisional application pending. Internationally, we have 51 patents granted and 26 patent applications pending. We have solely funded the development of our intellectual property, which is, accordingly, unencumbered by any federal government unlimited use licenses.
•	We have an accomplished leadership team. Our management team and Board of Directors bring a wealth of experience in the telecommunications and military sectors as well as hardware and software development. Our engineering team has a strong track record developing ad-hoc networking domains at Motorola and Mesh Networks. In addition, most of our leadership team has strong ties to our target markets, including public safety organizations and the military.

Our Strategy

For xMax®, we have developed a broad portfolio of innovative intellectual property that we believe will enhance wireless communications. Leveraging elements of this intellectual property portfolio, we plan to introduce a range of spectrum agnostic, cognitive radio solutions for numerous industries and applications. We believe that sales of these products and services, together with our ability to leverage our patent portfolio, present us with an attractive revenue model. Our current strategy is to commercialize our intellectual property portfolio by developing and selling network products using our proprietary software algorithms to offer cognitive interference mitigation and spectrum access solutions. Our future strategies are for our intellectual property to be embedded by partners in a semiconductor chip that could be sold to third-party equipment manufacturers and inserted in their devices, and to license our intellectual property to other customers in industry verticals world-wide.

For our IMT unit, the overarching strategy is to offer a comprehensive suite of services and product offerings in each of the markets it is active in. Leveraging IMT’s heritage as a leader in the broadcast industry that dates back to 1990, IMT’s key sector strategies are to expand the various markets for existing miniature wireless video products which include educational sectors, videographers, and video service providers, provide complete end-to-end solutions for the video surveillance market and introduce complete end-to-end IP technology into the Broadcast Market.

Market Overview

Our Market

We are witnessing rapidly increasing demand in the marketplace for mobile bandwidth. The increase in demand is attributable to the proliferation of smartphones, tablet PCs and other broadband-centric devices, as well as the shift to data and video-intensive services. A Cisco report (the Cisco Visual Networking Index, February 2016) indicates that mobile video will increase 11-fold between 2015 and 2020, accounting for 75 percent of total mobile data traffic by the end of the forecast period.

There has also been an increase in mobile voice demand as more people unplug their wired phones and rely on wireless devices for all of their calling needs. According to Cisco’s report, as well as several studies undertaken by the Federal Communications Commission (“FCC”), the demand for wireless services will continue to grow in the coming years, as shown in the chart below. Cisco predicts mobile data traffic will increase eight-fold between 2015 and 2020, a 53% CAGR, reaching 30.6 Exabytes per month.

Source: Cisco Visual Networking Index: Global Mobile Data Traffic Forecast Update, 2015 – 2020

After conducting 36 public workshops and engaging in significant collaboration and conversations with other government agencies and Congress, the FCC released the National Broadband Plan (the Plan”) in early 2010. Within the Plan the FCC acknowledged that “the current spectrum policy framework sometimes impedes the free flow of spectrum to its most highly valued uses.” The Plan states that “wireless broadband is poised to become a key platform for innovation in the U.S. over the next decade. As a result, U.S. spectrum policy requires reform to accommodate the new ways that industry is delivering wireless services. These reforms include making more spectrum available on a flexible basis, including for unlicensed and opportunistic uses.”

Specific recommendations within the Plan that indicate a favorable regulatory environment for cognitive radio technology include: “Recommendation 5.13: The FCC should spur further development and deployment of opportunistic uses across more radio spectrum.” The Plan further states that, “the FCC and NTIA should take steps to expand the environment in which new, opportunistic technologies can be developed and improved. And “The FCC should allow opportunistic radios to operate on spectrum currently held by the FCC (such as in certain license areas where spectrum was not successfully auctioned).”

On March 27, 2012 the U.S. Department of Commerce, through the National Telecommunications and Administration (the “NTIA”), released a report in which they announced, “In the past, the federal government has freed up spectrum for exclusive commercial use by clearing a spectrum band of federal users, who typically relocated to other bands. However, given the growing demand for spectrum by both industry and the federal agencies, it is increasingly difficult to find desirable spectrum that can be vacated by federal users as well as spectrum in which to relocate these federal users. Due to the scarcity of spectrum, the complexity of federal operations, and the time and cost of relocating federal users, the old approach alone is no longer feasible.”

The report further states “NTIA proposes a new path forward for spectrum repurposing that relies on a combination of relocating federal users and sharing spectrum between federal agencies and commercial users. Spectrum sharing will be a vital component to satisfying the growing demand for spectrum, and federal and non-federal users will need to adopt innovative spectrum-sharing techniques to accommodate this demand.”

In July 2012, The President’s Council of Advisors on Science and Technology (PCAST) issued a report to the US President titled “Realizing the Full Potential of Government-Held Spectrum to Spur Economic Growth” in which “it concludes that the traditional practice of clearing government-held spectrum of Federal users and auctioning it for commercial use is not sustainable. In light of changes made possible by modern technology, we recommend that you issue a new Memorandum that states it is the policy of the U.S. government to share underutilized spectrum to the maximum extent consistent with the Federal mission, and requires the Secretary of Commerce to identify 1,000 MHz of Federal spectrum in which to implement shared-use spectrum pilot projects.” The report noted that simply clearing and reallocating spectrum would not be sustainable and pointed to a recent study by the NTIA which found that clearing of just one 95 MHz band will take 10 years, cost $18 billion, and cause significant disruption. Among its key recommendations are to adopt new technologies, including cognitive radios, that could help use existing spectrum more efficiently, stating that “the use of new radio technologies, including cognitive radios, will be an important tool in helping increase spectrum capacity and utilization”. The PCAST authors stated that agile (cognitive) radio technologies that make it possible for computerized radio systems to share spectrum on a vastly more efficient basis would make it possible to move from an era of scarcity to one of abundance.

Moreover, on July 6, 2012 a Presidential Executive Order (the “Order”) was issued regarding the Assignment of National Security and Emergency Preparedness Communications Functions. The Order establishes that the federal government must be able to communicate with the public, other agencies, other levels of government and businesses “at all times and circumstances” and in all locations, both domestically and internationally. To ensure this, the order mandates the establishment of emergency communications capabilities that are “survivable, resilient, enduring and effective”. These capabilities are not available in traditional public system networks, but the xMax® cognitive radio system has been designed from the ground up to meet the very survivability, redundancy, mobility, interoperability, and resiliency requirements specified by this Order.

While it appears to management that spectrum regulation is developing in a favorable manner, we have, nonetheless, chosen to release the initial xMax® product line on the unlicensed 900 MHz ISM band (902 – 928 MHz) in order to minimize our exposure to regulatory risk (see further under the section entitled “Government Regulations, Regulators’ Role in spectrum”). The unlicensed bands are well established and although these bands are allocated for Industrial Scientific and Medical (ISM) use (e.g., microwave ovens and industrial equipment), a major use has been unlicensed (Part 15) systems such as Wi-Fi, Bluetooth, and ZigBee. In the period 1995 – 2005, most of the cordless phones marketed in the US were in the 902 – 928 MHz band, but conflicts with the other uses and availability of DECT equipment has greatly decreased sales of 902 – 928 MHz cordless phones.

The rules for these bands sprung from FCC Docket 81-413 which sought to end an implicit prohibition of spread spectrum/CDMA technology that resulted from a focus on FDMA spectrum uses. This resulted in rules adopted in 1985 that allow unlicensed spread spectrum systems to use these bands for almost any possible application subject to a 1W power limit. When wireless LAN use became of interest several years later, these time-tested rules allowed U.S. market access without FCC deliberations. The 2.4 and 5.8 GHz bands are used for Wi-Fi today. In a similar fashion, we are launching our initial software-defined product offering programmed to operate on unlicensed spectrum in order to speed commercialization of our intellectual property without requiring FCC or NTIA deliberations on opportunistic access. Because we have designed our core technology to be usable beyond the unlicensed band that its initial product offering operates on, we believe that we are well positioned to benefit from possible future regulatory reforms that support wider spread use of spectrum sharing and opportunistic access techniques.

The growth of wireless data over the past few years has made the subject of available spectrum a pressing priority. In fact, the current situation has been referred to as a “looming spectrum crisis”. (FCC Chairman Julius Genachowski, speech to CTIA, October 2009). Responses to this “crisis” have included lobbying efforts to persuade the FCC to find new sources of licensed spectrum and proposals to reallocate existing licensed spectrum. Demand for more spectrum and capacity has also been a key factor in industry consolidation. The rationale given for the AT&T/Cingular merger was based on the fact that AT&T had more spectrum than Cingular, and by combining the companies they could more efficiently serve their customers. Likewise, Verizon’s $3.6 billion bidding to buy unused wireless spectrum and AT&T’S $39 billion attempt to acquire T-Mobile was primarily driven by AT&T’s desire to secure additional spectrum and cell sites in order to provide more capacity across its network.

Our company and our technology and products are based on our belief that there is insufficient spectrum available to satisfy the current and future growth of wireless data. However, we also believe that this crisis is not solely a result of insufficient amounts of available spectrum, but also the result of inefficient use of the currently available spectrum. Rather than merely demanding more spectrum we believe that the more appropriate response to the call for increased bandwidth would be to shift the focus to getting more use out of spectrum that has already been allocated. More effective utilization of the available spectrum can be accomplished in a number of different ways. Advancements in radio technology, such as the movement to the

LTE standard from the previous 3G networks, for example, have allowed for better spectrum utilization. This has been attributed to the incorporation of new advanced technologies such as multiple in, multiple out (“MIMO”) and Orthogonal Frequency-Division Multiple to reduce multiuser interference.

Other methods being employed by network operators to meet bandwidth requirements have included off-loading some of the demand to unlicensed Wi-Fi hotspots and selling in-building femtocells that make use of a customer’s own wired Internet connection. Another approach is to build more cell sites closer together. Each cell site would cover a smaller area, and thus offer the ability to reuse frequencies more times in a larger geographic coverage area. However, such would entail more costs, and is time consuming due to local permitting and other considerations. Many of these approaches have been driven by the need to receive more capacity out of limited spectrum.

While the spectrum currently available cannot satisfy the future growth of wireless data, the idea of getting better use out of spectrum (both licensed and unlicensed) by sharing it is receiving increased attention as a more effective and efficient solution for the industry than simply identifying new spectrum. This has led to industry and policy makers to consider technology-based approaches, such as cognitive radio and opportunistic (i.e. shared) spectrum use.

Users of commercial cellular networks are not the only users that are running out of capacity due to spectrum limitations. Wireless users around the globe such as industrial and enterprise users, public safety agencies and those who use unlicensed spectrum (such as Wi-Fi and White Spaces) are also lacking necessary spectrum, but are not being allocated the necessary spectrum due to the fact that regulators have historically prioritized commercial mobile carriers in the allocation of spectrum assets as the demand for both voice and broadband access continues to increase.

We believe that deployment of cognitive radio networks offers the best solution to addressing the pressing need for more efficient use of spectrum.

Radio Spectrum — A Primer

Radio spectrum is a finite resource. In order to utilize this limited radio spectrum better, we have essentially been limited to reallocating swaths held by existing users, who either have to lose some of their spectrum or have to move to other portions of the band.

The best spectrum for two-way radio or cellular types of communications is in lower frequencies. These frequencies are scarce due to technical, historical, and regulatory reasons. A large part of the spectrum (30MHz to 900MHz) that is well suited for cellular and land mobile radio (“LMR”) is occupied by existing business, industrial, public safety, and other license holders. Additionally, only a fraction of this spectrum is practical for mobile commercial consumption as the usage of lower frequencies requires antennas, filters and other components that do not fit into a portable handheld device. There are also many services that have long used valuable spectrum in frequencies that could be reassigned for mobile data and voice since those services could use some other spectrum efficiently.

The availability of widespread high-speed wireless broadband has led to customer uptake that was far greater than the network operators, device manufacturers, and application developers had predicted. The introduction of the iPhone by Apple was a starting point for soaring broadband wireless service demand, and since that time, new applications, including streaming video for TV and movie services, have proliferated. Network operators are struggling with how to keep up with this demand. AT&T reported that 4% of its iPhone customers were accounting for more than 50% of the data traffic on its 3G network, and the aforementioned Cisco report indicates that today more than 50% of the data traffic on mobile networks is video. This trend is expected to accelerate as network operators continue deploying 4G (fourth-generation cellular services). However, 4G does not fully address the current spectrum issues, and in fact may make it worse as new bandwidth and spectrum-intensive services are brought to market.

Cognitive Radio Networks — A Primer

The industry definition of a cognitive radio is a device that, unlike a traditional radio, can dynamically find and use available frequency to improve throughput and connectivity. This can be done via real-time sensing that allows the radio to scan for unused frequencies and then instantly tune to such frequencies. Cognitive radios can also rely on a database that can tell it what channels are available (usually based on the radio’s location and known spectrum restrictions in that area).

Either or both of these techniques can be used to help the cognitive radio avoid interference and optimize its throughput and connection reliability on a dynamic basis. With detailed information about its local radio frequency (“RF”) environment, cognitive radios are able to change power output, frequency and receive or transmit parameters, in order to extract latent (unused) bandwidth and capacity from crowded unlicensed, as well as underutilized licensed, wireless spectrum.

The key elements of cognitive radio technology include spectrum sensing, spectrum management, spectrum mobility, spectrum sharing, and spatial processing:

Spectrum sensing may be defined as interference-based detection of transmitters with the ability to look at a portion of the spectrum to see if it contains any transmitters that could cause interference to the cognitive radio system. Making the end user devices and network infrastructure cognitive enables both to dynamically react to a wide range of conditions. In the xMax® system, the end user radio is used to inform the network of changes in the RF environment, core infrastructure and other relevant conditions. This allows the network itself, and not just the radios, to adapt dynamically. When only the radio itself is cognitive, each radio will individually optimize its parameters and throughput based on local conditions, without regard to overall system performance. What may be optimal for the radios on an individual basis may not lead to overall network optimization in terms of coverage, throughput or other measures.

Spectrum management is the ability of the system to capture the best available spectrum for use at any given point in time. It is based on the premise that both terminals and base stations can be directed to change their operating frequencies dynamically as needed to keep the communications from interfering with others in that portion of the spectrum, or of being interfered with by others in the same spectrum. By propagating and collecting data from individual radios across the network, a cognitive system approach can make the entire network smarter, and optimize total network throughput. This enables new and useful features such as self-RF planning that can simplify, and reduce the cost of, the deployment and operation of the network. After the RF data is collected, better utilization and performance can be achieved automatically and continuously. This makes the network vastly more adaptable, self-sustaining and self-optimizing in many ways. The ability for the network to provide a level of self-RF planning is only one example of what a cognitive network can offer. Because a cognitive radio network can self-optimize and self-configure, little-to-no frequency coordination between cognitive radio nodes or other radio networks operating in the same frequencies is needed. This leads to an often overlooked benefit of having a self-planning, self-optimizing network: it reduces or eliminates the need for skilled radio technicians. These cognitive radio networks use software, powerful on-board computing power and real-time RF sensing to supplant expensive and overburdened radio technicians. The smart network goes beyond self-frequency planning to also encompass dynamic capacity shifting. That is to say that when a cell is lightly loaded, it can automatically abandon one or more channels in any given sector, thus making those channels available for adjacent cells to use if loading at that cell justifies the need for more spectrum. In addition to the ability to shift spectrum resources around to other cells, it also makes the network as a whole a good neighbor to other systems that might be trying to use the same spectrum in a shared band (like TV White Spaces) by using the minimum amount of spectrum at any given time. Moreover, these capabilities will allow xMax® networks themselves to become mobile, adapting to new spectrum conditions and terrain “on-the-go”, which will make xMax® an excellent solution for expeditionary deployments by defense, public safety and emergency agencies.

Spectrum mobility refers to the ability to make use of spectrum dynamically, commonly called DSA. The system can decide to change bands or channels within the spectrum in which they are operating.

Spectrum sharing is the ability for a cognitive radio system to operate in shared spectrum (unlicensed spectrum, for example), detect stations that interfere with the transmissions, mitigate that interference if possible, or avoid it by changing operating frequencies or other system parameters. By enabling xMax® to tolerate high levels of interference before requiring the radios to switch channels, more “gray spectrum” (containing interference or jamming) can be used in place of white spectrum (clean and interference-free). This makes these white spectrum channels available for other radios that cannot mitigate the interference on their current channel. The overall capability increases the network’s total throughput and capacity greatly — without consuming additional scarce spectrum resources.

Spatial processing is the use of multiple integrated receiver chains known as MIMO systems that can provide another layer of resistance to interferers. MIMO processing allows better use of the radio channel to improve link budget and data rates. By employing advanced signal processing techniques, we believe that our system can also be used to track and mitigate interference from multiple mobile transmitters using sophisticated signal processing algorithms. The ability to mitigate, rather than simply run away from interference will be critical going forward. We believe that there will be no more “white spaces” and that all spectrum will be made up of “gray spaces” (interference laden frequencies) caused by a system’s own self-interface or that which is caused by other nearby systems.

We believe that a true cognitive or intelligent radio network will make use of most, if not all, of these capabilities in order to be able dynamically to keep the system operating by mitigating or avoiding interference that may show up in the frequencies the cognitive network is currently using. If the interference becomes too severe, an intelligent system will be able to locate other spectrum and shift the radio links to new frequencies nearly instantaneously. Using cognitive radio techniques, the cognitive network can intelligently share spectrum and extract more bandwidth via “opportunistic use” of shared spectrum resources.

Today’s cognitive radio systems are taking advantage of new antenna technology (such as MIMO) and digital signal processors (DSPs) with advanced, innovative software algorithms. This evolution has also yielded a class of DSPs that are incredibly powerful, yet still energy-efficient. These and other technologies are enabling a new generation of smart (i.e., cognitive) radios. In general, the limiting factor in high capacity wireless systems is interference. As stated above, there are a number of ways to deal with interference to keep the communications link up and running. Unlike traditional systems (such as 3G and 4G), cognitive systems can recognize and then deal with interference locally and in real-time, thus greatly increasing the capacity of new and existing spectrum.

IMT

Our IMT unit addresses three major market areas: Broadcasting, Sports and Entertainment, and Surveillance (Military and Government).

The Broadcasting market consists of key segments including Electronic News gathering, wireless camera systems, portable microwave, and fixed point to point systems. Drivers in the market include improving operational efficiencies in the gathering, productions, and transmission of content. Market trends include movement towards IP connectivity over point to point links for infrastructure, High Definition upgrades of remote news gathering vehicles, and continued pressure to reduce expenses by improving operational efficiencies. Customers within this market are major network TV stations including over-the-air broadcasters, cable and satellite news providers. IMT focuses on the unique manner in which these customers create and gather content wirelessly.

The Sports and Entertainment market consists of key segments including Sports Production, Sports Venue Entertainment systems, movie director video assist, and the non-professional user segment. Generally this market is focused on much more agile wireless video systems. Drivers in these markets include small, lightweight, easy to use equipment, low-latency video systems, reliability of the wireless links, and ability to use licensed and unlicensed bands. Trends within the market are to further reduce the size and improve agility of the wireless video systems. Users are demanding higher link reliabilities at longer ranges. Customers within this market are professional sports teams, movie production companies, live video production service providers, system integrators and a growing segment of drone and unmanned ground vehicle providers.

The Government/Surveillance market consists of key segments including state and local law enforcement agencies, Federal “3-letter” agencies and military system integrators. Drivers within each segment include improving the reliability and quality of the video content without adding complexity. The video systems must be operated without technical intervention. State and Local agencies benefit from Department of Homeland Security grant programs to improve overall security. Trends within these segments are improved interoperability within agencies, and demand for fully integrated systems including robust microwave combined with ubiquitous IP networks. As wireless video systems are becoming more reliable and easier to deploy, the adoption rate of wireless systems is increasing. Customers within this market include state police forces, sheriff’s departments, fire departments, first responders, the Department of Justice and the Department of Home Land Security.

Products

xMax®:

The first implementation of xG’s innovative cognitive radio intellectual property is xMax®. Operating initially within the 902 – 928 MHz license-free band, xMax® is a mobile voice over internet protocol (“VoIP”) and broadband data system that utilizes an end-to-end Internet Protocol (“IP”) system architecture. The xMax® technology we are developing is spectrum agnostic. In any spectrum band that xMax® will operate in, we will break the band into channels and sub channels. We will then use spatial processing and adaptive modulation to mitigate interference in that band. If the band becomes unusable because of overwhelming interference, we will then use dynamic spectrum access to change to another channel or band. The xMax® product suite we are currently developing is band specific due to the current limitations in RF technology that can be produced for a given size, cost and complexity. Multiband, small, portable devices today require custom developed integrated circuits, which are on our technology roadmap, but not currently available.

The xMax® system design represents a turnkey network solution that will include rapid-deploy self-organizing access points (base stations), fixed and mobile personal Wi-Fi hotspots, mobile switching centers, as well as network management and deployment tools. A key feature of the xMax® system is the ability to leverage off-the-shelf commercial mobile devices (such as smartphones, laptops and tablets), resulting in reduced network infrastructure, maintenance and operational costs. The xMax® system allows mobile operators to utilize free, unlicensed 902 – 928 MHz ISM band spectrum (available in most of the Americas) instead of having to purchase scarce licensed spectrum which can be prohibitively expensive. In addition, mobile network operators will be able to use xMax® cognitive radio technology to add additional capacity to licensed spectrum by identifying and utilizing unused bandwidth in those frequencies.

Our xMax® system is designed to utilize an advanced cognitive radio technology that incorporates OFDM and MIMO to increase interference tolerance, allow mobility, and improve resistance to fading. All xMax® products leverage an array of high-performance, low-cost DSPs that enable multidimensional signal processing that mitigates interference and dynamically optimizes available spectrum. xMax®’s software defined radios are designed to be inherently frequency-agile, which will allow network access points and user devices to automatically retune and operate on clearer channels within the band. This innovative signal processing will enable xMax® to deliver a licensed spectrum experience using unlicensed spectrum.

The product portfolio that we are creating by combining advanced computer processing power and novel wireless design means that a technology solution is becoming a viable alternative to past public and private spectrum acquisition policies. We employ a multifaceted cognitive radio approach that combines sophisticated interference mitigation capabilities with innovative dynamic spectrum access attributes. The former features MIMO smart antenna technologies. Employed in concert, these capabilities will help squeeze additional usable spectrum out of airwaves once considered unusable for advanced mobile communications.

CN5100 Mobile Hotspot:

The xMax® CN5100 Mobile Hotspot is a device that allows users of Wi-Fi-enabled smartphones, tablets, notebooks and other devices to access the Internet through the xMax® cognitive radio network. The CN5100 Mobile Hotspot acts as a transparent protocol bridge that connects end user devices to the wide-area xMax® network using secure Wi-Fi links, USB or Ethernet cables. It supports not only fixed users but will also supports mobile users and has been designed to provide exceptional QoS (Quality of Service) and MoS (Mean Opinion Score) while supporting calls, texting (SMS) and broadband data streams over the xMax® network.

The CN5100 Mobile Hotspot includes a Wi-Fi router chip that allows it to simultaneously support multiple external devices wirelessly. It will enable operators to deploy long-range xMax® networks that can integrate with the large installed base of Wi-Fi and Ethernet-capable devices. Subscribers will easily be able to install and set up a CN5100 Mobile Hotspot to support any device having a Wi-Fi, USB or Ethernet connection. By incorporating xMax® radios and 2x4 MIMO technology, CN5100 Mobile Hotspots can provide range and reliability that management believes is superior to Wi-Fi-based wide-area systems.

The CN5100 Mobile Hotspot and xMax® system is designed to support nomadic and mobile connectivity (including high-speed handoffs) which will allow xMax® operators to offer on-the-go services that differ from those of fixed services, such as cable and DSL. It will be possible to deploy xMax® in fixed, mobile or nomadic configurations. When a planned later version of xMax® delivering higher data rates is deployed in a fixed manner rural telecommunications operators could recover the cost of the network via the Universal Service Fund (“USF”) subsidy mechanism. Recent regulatory reform has begun to transition USF support to broadband capable networks. As with all the components in the xMax® family of products, the CN5100 is designed to offer increased range, flexibility, throughput and reliability, while reducing network deployment and management costs. Management believes this will make xMax® an attractive solution for WISPs, mobile telecommunications operators and other service providers.

CN3100 Vehicle Modem:

The xMax® CN3100 Vehicle Modem is an IP67-rated ruggedized subscriber device that is designed to be installed inside or outside vehicles. The CN3100 acts as a transparent protocol bridge, allowing users of WiFi-enabled smartphones, tablets, notebooks and other devices to seamlessly access the Internet through the xMax® cognitive radio network.

The CN3100 Vehicle Modem is waterproof and made to withstand wide temperature ranges and challenging environmental conditions. It has been designed to meet the extreme demands characteristic of expeditionary environments, making it ideally suited for employment in the public safety, homeland security, and military market places.

While primarily developed for vehicle usage, the CN3100 Vehicle Modem may also be externally mounted in fixed locations like parks or other outdoor areas to provide WiFi access for use in monitoring, surveillance, machine-to-machine and other applications using the xMax® backhaul link.

CN3200 Dual-Band Routing Modem:

Introduced in 2014, the xMax® CN3200 Dual-Band Routing Modem is a single compact unit that operates in both the 900 MHz and 2.4 GHz frequency bands. The CN3200 Dual-Band Routing Modem utilizes interprotocol smart-routing algorithms to automatically determine which frequency to use based on the user’s application. Voice calls are prioritized to the 900 MHz band while video and data are prioritized to the 2.4 GHz band. The experience to the user is seamless, providing simultaneous high speed data communications and calling without latency or echo.

CN3200 Dual-Band Routing Modem is designed for use in both fixed and mobile applications. In logistics, military, or public service applications, the 2.4 GHz link can assist in loading and unloading high volumes of data from the application server to a stationary vehicle and then transparently switch over to 900 MHz once it goes mobile. The CN3200 Dual-Band Routing Modem automatically switches all data and voice traffic to the 900 MHz radio to keep the connection alive. When the vehicle becomes stationary again, the CN3200 Dual-Band Routing Modem resumes dual band operation.

The CN3200 Dual-Band Routing Modem has been designed with built-in redundancy with automatic failover. If the 2.4 GHz band becomes congested, slow, or filled with interference, the CN3200 Dual-Band Routing Modem automatically routes all voice and data communications over the 900 MHz band to preserve communications.

The CN3200 Dual-Band Routing Modem has been engineered to support the delivery of both fixed location high data rates and reliable high-speed mobility in the same system. We believe the CN3200 Dual-Band Routing Modem will help these operators recover the cost of the network via the Universal Service Fund (“USF”) subsidy mechanism. Recent regulatory reform has begun to transition USF support from telephone to broadband services.

In addition, it is expected that the CN3200 Dual-Band Routing Modem will allow these providers to create entirely new sources of unregulated revenue, for example, providing voice and data services to local emergency response teams.

CN1100 Access Point:

The xMax® CN1100 Access Point is an all-IP wireless access point that will deliver wide area coverage and reliability even when there is significant interference. The CN1100 Access Point brings together innovative technologies including Software Defined Radio (SDR), cognitive networking and a 2x4 MIMO in a compact and affordable broadband access point. These capabilities will enable the CN1100 Access Point to deliver wide area coverage and broadband throughput for fixed, nomadic and mobile applications.

xMax® radios and 2x4 MIMO technologies give the CN1100 Access Point range and reliability surpassing Wi-Fi-based systems. The CN1100 Access Point (as well as all xMax® components) will support nomadic and fully mobile connectivity, including high-speed handoff that will allow xMax® operators to offer on-the-go services that differ from those of fixed services, such as cable and DSL. As part of the xMax® family of products, the CN1100 Access Point is designed to offer increased coverage, throughput and robustness while reducing network deployment and management costs, making it, we believe, an attractive solution for WISPs, mobile telecommunications operators and other service providers. When implemented, Self-Organizing Networking (SON) technology will simplify and speed deployment for commercial, private and tactical networks.

The CN1100 Access Point is a small, single channel device that will provide a data rate of up to 3 Mbps per channel and supports a range of 1 to 5 miles (non-line-of-sight) and up to 8 miles (line-of-sight), depending on conditions. The xMax® system is designed so that it will be possible to collocate multiple CN1100 Access Points in order to increase system capacity. CN1100 Access Points are GPS time-synchronized to avoid self-interference, which increases overall system capacity and load leveling. These features, along with deterministic Media Access Control (MAC) for high-quality voice calls, give the xMax® system improved scalability in real-world conditions.

Having numerous accessible channels will allow neighboring network nodes (made up of one or more CN1100 Access Points) to utilize non-interfering channels automatically when employing the network self-planning features that are in our technology roadmap. This will allow the network to grow and scale more easily without the operator having to redesign the network RF plan each time a device moves, or when CN1100 Access Points or users are added or removed from the network.

CN7000 Mobile Control Center:

The xMax® CN7000 Mobile Control Center is the backbone network element in the xMax® regional network. The CN7000 controls the delivery of the voice and data services, and manages all elements in the regional network, including access points and end-user devices.

The CN7000 Mobile Control Center acts as an aggregation point for the connected CN1100 Access Points. It performs routing and security functions. The CN7000 Mobile Control Center is typically connected to the Global Information Grid (GIG) and one or more VoIP soft switches.

xMonitor/xDrive:

xMonitor

xDrive

The xMonitor and xDrive software tools provide integrated and comprehensive network and element management for the xMax® network, as well as mobile network throughput and coverage optimization.

xMonitor is a component of the CN7000 Mobile Control Center that monitors the status and health of all CN1100 Access Points, CN7000 Mobile Control Center elements, and VoIP core elements. It provides end-to-end IP network management and monitoring services. xMonitor is a web-based application that will be installed at an operator’s Network Operation Center, enabling remote management of network status. The program runs as a live application that continuously collects data from the network, updating the aggregated information without user intervention. It can be programmed to display specific views around the clock — providing an at-a-glance heads-up display from which to survey the network.

xDrive is a drive mapping utility designed to gather, display and log performance statistics from the CN5100 Mobile Hotspot, CN3200 Dual-Band Routing Modem and CN3100 Vehicle Modem. It allows field technicians to map the coverage of a deployment of CN1100 Access Points, as well as providing CN5100 Mobile Hotspot/CN3200 Dual-Band Routing Modem/CN3100 Vehicle Modem to CN1100 Access Points to link statistics.

Our IMT division offers a full spectrum of wireless video products which are built around providing complete solutions. IMT has traditionally focused on the development of core product technologies that have the potential for application in final assembled products that cross market segments. Technology focus areas include RF and microwave component development spanning the frequency range from DC to 18GHz, waveform modulation, H.264 video encoding and decoding, and digital signal processing. IMT is uniquely positioned with significant technology IP and an established reputation for rapidly and economically delivering complex, bespoke engineering products and solutions to customers that are expertly managed to tight deadlines. Production of these products can be rapidly scaled to respond to changes in market demand.

IMT products:

Broadcast:  IMT has a line of high-margin receiver products including the CRx2, CRx6 and CIRAS. These products may be interconnected over IP networks, expanding and simplifying their overall use and reducing the deployment cost significantly. The microLite is a small, low-cost wireless camera system enabling broadcast news operators to eliminate the use of coaxial cables in their remote news operations. This significantly reduces labor costs in the operation, and increases the speed and agility of the cameramen to focus on capturing engaging content.

CRx2 Receiver

CRx6 Receiver

CIRAS Receiver

Sports and Entertainment:  The microLite is available in both licensed and unlicensed frequency bands, the latter enabling non-TV broadcasters to capture broadcast quality video without the cost and limitations of gaining a frequency license. The unlicensed market is very large and just being opened to high quality technologies.

MicroLite

Government/Surveillance:  IMT focuses on handheld receivers and benefits from limited competition in this area. The MiniMobile Commander and Mobile Commander are high quality, feature-rich products. IMT vNet IP Video Distribution Servers enable commanders and managers to view near real time video captured on scene and consumed anywhere in the world over public and private IP networks.

MiniMobile Commander
Receiver Monitor

Mobile Commander
Receiver Monitor

Competition

The wireless technology sector is intensely competitive and is rapidly evolving. Several vendors have researched and experimented with cognitive radios. This research predominately falls under the traditional industry defined use of a cognitive radio where cognitive capabilities are restricted to dynamic spectrum access (“DSA”) within the radio device. However, we believe that only a few vendors are undertaking development across all the key elements of cognitive technology: spectrum sensing, spectrum management, spectrum mobility, spectrum sharing, and spatial processing.

As an example, both Spectrum Bridge and Microsoft have developed a database approach to frequency reuse. This method was developed specifically to enable unlicensed broadband systems to coexist with existing TV transmitters in the TV White Spaces band.

We not only face competition from other companies developing cognitive radio solutions but we are also competing for sales to end-user customers with companies offering solutions utilizing other technologies for access to licensed and unlicensed spectrum, such as LTE and Wi-Fi.

In the cognitive radio market, our competitors include, Neul Ltd., Shared Spectrum Corporation and Adaptrum.

The main vendor in the public safety market is Motorola Solutions, which is a global player that holds a highly dominant market share in the U.S. of over 80% in public safety and government wireless networks.

In the defense market, there are several large and significant companies that provide wireless communications systems to U.S. and international military agencies, including Harris Corporation, ITT Industries, Raytheon, Boeing, Thales Communications and Lockheed Martin. It is common for one competitor to be a subcontractor to another competitor who is the prime contractor and vice versa as programs of record ramp up and ramp down over time.

A number of our current or potential competitors have long operating histories, significant brand recognition, large customer bases and significantly greater financial, technical, sales, marketing and other resources than we do. As an emerging technology company, our brand is not as well known as incumbents in those markets. Potential customers may prefer to purchase from their existing suppliers rather than a new supplier, regardless of product performance or features.

Primary competitors to IMT are Vislink, Domo Tactical Communications (formerly a division of Cobham), and a number of smaller market-specific businesses. IMT has been able to successfully leverage its long broadcast industry leadership, reputation for advanced technology, and ability to provide end-to-end-solutions in order to maintain and increase its customer base and to continue providing highly competitive offerings.

Competitive Positioning

Regulatory risk — we believe that our choice initially to develop our cognitive radio technology utilizing the unlicensed 902 – 928 band exposes us to less regulatory risk than companies building products upon newly available TV White Space frequencies. Whereas the 902 – 928 MHz band has withstood multiple attempts to redefine the rules regarding its use, newer frequency bands such as TV White Spaces have yet to demonstrate their permanence. Specific initiatives to license off TV White Space frequencies for cellular carrier use are being promoted by licensed spectrum stakeholders. While our core technology can be adapted for operation upon such newly available frequencies once their staying power has been demonstrated, we believe that we are not subject to the same make-or-break dependency upon the availability of TV White Spaces as are most other cognitive radio product companies.

Mobility — we are specifically developing our product line to support mobility. We believe that mobility is an important differentiator with regard to our offering in the marketplace. Designed to do its own RF planning automatically by utilizing an extended range of non-interfering channels without manual intervention, xMax® will offer the ability to make the entire network infrastructure mobile, with CN1100 base stations able to move in relation to each other as well as to CN5100s, CN3100’s and users. We believe this feature will be unique to xMax® and will address a major capability gap for defense, homeland security, and public safety agencies which all require “on the move” communications networks. These agencies currently have no equipment or capacity for this identified and urgently needed capability.

Support for both real-time VoIP and data sessions utilizing a single set of infrastructure — Most IP systems do not carry large numbers of simultaneous voice conversations. We have focused on designing a core technology that is capable of carrying both mass-scale voice and data sessions on the same network.

Interference mitigation — Whereas most efforts to date focus on interference avoidance, we have extended our core competency into the realm of interference mitigation. In a world where wireless demand is certain to result in more, not less, congested airwaves, we believe that our intellectual property that can help to ameliorate interference is a unique competitive advantage in the marketplace.

We believe we compete favorably on these factors. However, our industry is evolving rapidly and is becoming increasingly competitive. Other developers could develop alternative wireless cognitive networks and other technologies that may adversely affect our ability to attract and retain customers. These competitors may include companies of which we may not be currently aware.

With respect to competitive positioning, IMT is well-positioned for continued growth in Broadcast and Sports and Entertainment, and expects near term growth in the Government/Surveillance Market. IMT has recently completed a number of new products and product updates, enabling IMT to offer end-to-end solutions that encompass video capture, consolidation and distribution. IMT has brought full control of their production processes in-house, a decision that eliminates reliance on third party providers and allows IMT to realize improving margins, control over product quality and competitive agility.

Sales and Marketing

Our strategy is to license our intellectual property and the equipment in which our intellectual property is initially implemented, globally direct and through an indirect channel network that we will leverage in order to upscale our selling efforts without the significant cost of a large direct sales force. Our channel partners will utilize their own internal and external sales representatives to provide lead generation among their established customer base and beyond, pre-sales support, product fulfillment and, in certain circumstances, post-sales customer service and support. In certain cases, service providers may also act as a channel partner for sales of our solutions to their existing customers or new enterprise accounts.

Our sales team currently is comprised of business development, relationship and account executives and a channel manager. This sales team is focused on supporting our current customers, as well as nurturing relationships with prospective customers in key domestic and international markets. Our relationship managers support the development of sales presentation materials and training of our channel partner sales personnel to assist them in marketing our services, either directly or indirectly to their customers. We also directly train and support selected key customers and technology providers in order to grow an active client base and solidify relationships. We are currently using the SalesLogix Customer Relationship Management (CRM) tool to manage our sales activity and manage these relationships.

As of December 16, 2016, our business development, sales and marketing team consisted of 11 full-time employees or independent contractors, supported by outside marketing professionals.

IMT uses a combination a sales channels to reach its customers depending on the market segment. In the Broadcast segment IMT utilizes direct-to-end customer sales, network group sales and reseller/integrators. In the Sports and Entertainment sector, IMT utilizes direct-to-end customer sales and reseller/integrators. In the Government/Surveillance markets, IMT employs direct-to-end customer sales, reseller/integrators and OEM sales channels.

Customers

We have begun to implement our sales and marketing strategy, both through direct sales to end-customers and indirect sales to channel network partners and we have entered into a number of equipment purchase, reseller and teaming agreements as a result. These customer engagements span our target markets in Federal Government/Department of Defense, and public safety.

Revenues are recognized over the respective lives of the agreements according to the delivery and transfer of ownership and risk of xMax® equipment and the provision of services as well as specification of features required by our customers. If we do not satisfy certain technical expectations or requirements of those customers, we will not receive any revenue from these purchase orders.

Our IMT unit and the Nucomm brand have developed a significant following over the past 20 years, based on their reputation for product performance, reliability and use of advanced technology. IMT has developed a diverse and stable customer base for repeat product purchases from blue chip, tier-1 clients in the Broadcasting and Sports and Entertainment markets, as well as among high-profile agencies and organizations in Surveillance (Military and Government) markets.

Manufacturing and Suppliers

We have historically retained contract manufacturers to manufacture, test, assure the quality of, and ship our products. With our IMT acquisition, we anticipate that our internal manufacturing organization, which currently consists of a small number of supply chain managers, employees and independent contractors, will increase. As we fully integrate the IMT assets that we have acquired, we will rely less on our contract manufacturers, and more on internal test engineers and resources to implement quality assurance programs designed to assure high product quality and reliability. Going forward, we anticipate that we will focus on our core strengths, which are innovation and technology design and the development, creation and exploitation of our intellectual property. Accordingly, we ultimately plan to become a designer, developer and fabless supplier of xMax® integrated circuits and system software solutions for xMax® products where we would supply integrated circuits produced either through the IMT assets, if we are able to successfully integrate them into our business, or by third party manufacturing partners under license, software, reference designs, features, tools and technical support.

Until we fully integrate IMT into our plan to build our products, we may continue to rely, particularly in the short term, on third party components and technology to build our products, as we procure components, subassemblies and products necessary for the manufacture of our products based upon our design, development and production needs. While components and supplies are generally available from a variety of sources, we currently depend on a single or limited number of suppliers for several components for our products. We are using a single source digital signal processor that may be difficult to replace with an equivalent performance device. In the longer term, we are planning to adapt the xMax® system to run on multiple low cost platforms. We rely on purchase orders rather than long-term contracts with our suppliers. We do not currently stockpile enough components to mitigate any potential supply disruption if we are required to re-engineer our products to use alternative components.

Intellectual Property

Our business is significantly based on the creation, acquisition, use and protection of intellectual property. Some of this intellectual property is in the form of software code, patented technology and trade secrets that we use to develop our technologies, solutions and products. We have developed a broad portfolio of intellectual property that covers wired and wireless communications systems. As of December 16, 2016, in the United States, we have 58 patents granted, 1 patent application pending and 1 provisional application pending. Internationally, we have 51 patents granted and 26 patent applications pending. Areas of our development activities for xMax® and beyond that have culminated in filings and/or awarded patents include:

•	Spatial Processing (MIMO);
•	Self-Organizing Networks;
•	RF Modulation;
•	Compression (protocols, payload, signaling, etc.);
•	Modulators/Demodulators;
•	Antennas/Shielding;
•	Wired and Wireless Networks;
•	Media Access Control Protocols;
•	Cognition enabling over the air protocols (MAC layer);
•	Wireless data compression;
•	Dynamic Spectrum Access (DSA); and
•	Quality of Service.

We protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties. We also actively engage in monitoring activities with respect to infringing uses of our intellectual property by third parties.

In addition to these contractual arrangements, we also rely on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect our products and other intellectual property. We typically own the copyright to our software code, as well as the brand or title name trademark under which our products are marketed. We pursue the registration of our domain names, trademarks, and service marks in the United States and in locations outside the United States. Our registered trademarks in the United States include “xG”, and “xMax®”, the names of our suite of products, among others.

Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries in which our products are sold or distributed. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. In addition, protecting our intellectual property rights is costly and time-consuming. Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business, thereby harming our operating results.

Companies in the mobile wireless communications technology and other industries may own large numbers of patents, copyrights and trademarks and may frequently request license agreements, threaten litigation or file suit against us based on allegations of infringement or other violations of intellectual property rights. We may face allegations by third parties, including our competitors and non-practicing entities, that we have infringed their trademarks, copyrights, patents and other intellectual property rights. As our business grows, we will likely face more claims of infringement.

Government Regulations

Regulators’ Role in Spectrum.  In the past, all radios were designed with the assumption that they were operating in a spectrum band that was free of interference. There was no requirement to design radios with the ability to dynamically change channels or change spectrum bands in response to interference. These radios required pristine, dedicated licensed spectrum to operate. This led to the FCC and other regulators worldwide licensing spectrum to a particular network operator, for example, cellular paging or wireless service provider so that interference would be carefully controlled. Because of this past legacy, significant blocks of spectrum were underutilized. Even in spectrum bands that might be considered to be highly utilized, valuable spectrum can sit idle in sparsely populated areas or at certain hours of the day when network use dramatically drops.

There are also applications such as paging that have fallen out of favor and contribute to this underutilization. Despite the dramatic drop in the use of pagers, a large amount of spectrum is still dedicated to this application. This regulatory policy has led to inefficient use of spectrum and consequently the declaration of a spectrum crisis. While regulators are continuing to allocate spectrum based upon this assumption that radios do not have the ability to share spectrum, they are now starting to embrace the concept of shared spectrum and the opportunistic use of spectrum enabled by cognitive radio networks.

Regulators are starting to ease the rules relating to the allocation and access of spectrum. A good example of this is the shared use of TV broadcast spectrum via the creation of TV White Spaces for wireless broadband. The FCC and other spectrum regulatory agencies like the UK’s Ofcom have begun the process to allow cognitive radios to use freed-up spectrum resulting from the transition from analog to digital TV broadcasts. For example, TV white space continues to gain momentum in the US and Europe with multiple deployments and trials being supported by some of the world’s largest technology companies. Furthermore, a new group has been formed called AIR.U that is being funded by Microsoft, Google and others to utilize TV White Spaces to bring high-speed Internet services to rural campuses, schools and other institutions in the US. Similar initiatives are being undertaken in the UK with extensive trials being done in both urban and rural settings using TV White Spaces. In addition to two of the largest technology companies mentioned above, Nokia is also taking a leading role in the UK’s TV White Space trials. While there have been rumors circulating that the FCC was somehow taking back TV White Spaces, there appears to be no actual indication of this taking place. In fact, the FCC appears to be approving more TV White Space database administrators as well as certifying additional radio platforms for operation in TV White Spaces. It is possible, nonetheless, that over time, TV White Spaces could be reclaimed by Congress or the FCC and re-auctioned for licensed use. However, that is a risk any unlicensed spectrum faces and has never actually occurred in the US. Other countries globally are also seriously considering creating their own TV white space allocations. These countries include Canada, Brazil and the EU.

Operators and consumers are able to use available unlicensed spectrum bands for the delivery of new applications and inexpensive broadband capacity. An example of this is the data offload efforts of some carriers that use 802.11 Wi-Fi (in the 2.4 and 5.8 GHz unlicensed bands) in densely populated areas where their 3G network is congested. This allows carriers to continue supporting mobile voice and data services over their licensed spectrum, while data that can be consumed at a fixed location (airport, coffee shop, office, etc.) is forced over an unlicensed Wi-Fi link. However, the popularity of Wi-Fi and other devices that use these frequencies has resulted in crowded and noisy spectrum that not only has to support the carriers’ smartphone data, but all other applications from other devices in that band as well. The interference in these bands affects the capacity and efficiency of this spectrum for conventional radios. However, where conventional radios see “walls of interference”, cognitive radios can uncover “windows of opportunity” and recover up to 85% of the total unused bandwidth in these frequencies.

The FCC’s Part 15 rules that govern use of the 902 – 928 MHz ISM band and other unlicensed spectrum bands are well established and are considered responsible for creating an environment where technology and innovation has flourished. They are recognized as having helped create an industry that has generated tens of thousands of high technology jobs, added billions of dollars to the United States economy, and brought the benefits of a wide variety of convenient, economical communications devices to business, industry, education, health care providers and consumers alike. While there have been some attempts to challenge them, they have always been reaffirmed and we have every reason to believe they will remain so.

Even during the recent debates over spectrum policy, there have been no suggestions put forth by the FCC, the Congress or industry to repurpose the ISM unlicensed band to a licensed one that could be auctioned off. The reallocation of a band that is in active use by so many devices would be prohibitively disruptive. Given the long history and widespread use of the ISM band for such a wide array of communications, we feel very confident that it will remain open to use by technologies such as xMax® for the foreseeable future.

While devices operating upon unlicensed bands do not require FCC licensing, they are not unregulated and must meet the Federal Code of Regulation (CFR) FCC Part 15, which is a common testing standard for most electronic equipment. FCC Part 15 covers the regulations under which an intentional, unintentional, or incidental radiator that can be operated without an individual license. FCC Part 15 covers as well the technical specifications, administrative requirements and other conditions relating to the marketing of FCC Part 15 devices.

Limitation of existing solutions.  Existing wireless networking technologies such as standard 802.11 based Wi-Fi, WiMAX and LTE have been designed to satisfy the increasing demand for broadband access and support mobility. According to a Gartner forecast in May 2011, aggregate end-user spending on wireless networking equipment for Enterprise WLAN, wireless broadband access, and LTE solutions, are expected to grow from $5.2 billion in 2010 to $22.5 billion in 2015, representing a CAGR of 34%. However, these existing alternative networking solutions often fail to meet the price-performance requirements of wireless networking in emerging markets, which in turn has led to low penetration and large populations of unaddressed users in these areas. As a result, there is a strong need for cost-effective solutions to deliver wireless networking solutions to consumers and enterprises in underserved and underpenetrated markets. These solutions must be robust and provide service equivalent to that of alternative wired and wireless solutions while simultaneously meeting the economic objectives of network operators and service providers in these markets.

Increasing use of the unlicensed spectrum.  Private industry in underserved and underpenetrated markets worldwide has responded to the lack of wired infrastructure by deploying wireless networks utilizing unlicensed RF spectrum. These network operators and service providers often cannot afford the capital outlay to acquire licenses for the licensed RF spectrum and have consequently designed their wireless networks for the unlicensed RF spectrum. In the absence of affordable broadband access in the licensed spectrum, the number of users of the unlicensed RF spectrum has increased for communications equipment, as well as consumer devices such as cordless phones, baby monitors and microwave ovens. As a result of high demand for the unlicensed RF spectrum, use of this spectrum to provide high quality wireless networking has become more challenging and congestion is limiting the growth of wireless networks.

Government incentives for broadband access.  Governments around the world are increasingly taking both regulatory and financial steps to expand access to broadband networks and increase availability of advanced broadband services to consumers and businesses. For example, in many countries, including the United States, the responsible regulatory agencies have released the spectrum previously used for broadcast TV, known as the TV White Space, to relieve some of the congestion. The United States and other countries have adopted stimulus plans to increase the delivery of robust broadband access in underserved areas. The World Bank has reported that 12 countries and the EU have committed an aggregate of $122.4 billion in broadband stimulus funds to date.

Our History

We were organized as a limited liability company under the laws of the State of Delaware on August 26, 2002 under the name JTS Acquisitions, LLC. On March 21, 2003, we changed our name to xG Technology, LLC. Pursuant to a certificate of conversion and a certificate of incorporation filed with the State of Delaware on November 8, 2006, xG Technology, LLC converted to a Delaware corporation under the name xG Technology, Inc. We run our operations through xG Technology, Inc., as well as through Integrated Microwave Technology, LLC, our wholly-owned subsidiary.

Employees

As of December 16, 2016, we employed 78 full-time equivalent employees, independent contractors or consultants, which included 35 in development, 4 officers, 6 in general and administrative, 2 in business development, 22 in operations and 9 in sales and marketing. We also engage a number of temporary employees and consultants. Assuming the Transaction is completed, we will add an additional 186 employees. None of our employees are represented by a labor union or is a party to a collective bargaining agreement. We believe that we have good relations with our employees.

Properties

Our corporate headquarters and marketing and business development office are located in Sarasota, Florida, in an office consisting of a total of 3,403 square feet pursuant to a lease that expires October 31, 2019. For our research and development, engineering, sales and support personnel we also have an office in Sunrise, Fort Lauderdale, Florida consisting of 11,049 square feet pursuant to a lease that expires on May 13, 2017. For IMT, we lease 65,000 square feet at 200 International Drive, Mount Olive Township, NJ 07828 through February 5, 2017. We believe our current facilities are sufficient for our current needs and will be adequate, or that suitable additional or substitute space will be available on commercially reasonable terms, for the foreseeable future.

Legal Proceedings

From time to time, we are a party to litigation and subject to claims incident to the ordinary course of business. Future litigation may be necessary to defend ourselves and our customers by determining the scope, enforceability and validity of third party proprietary rights or to establish our proprietary rights.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages and positions of all of the directors and executive officers of the Company and the positions they hold as of the date hereof.

Name	Age	Position
George F. Schmitt	73	Executive Chairman of the Board, Chief Executive Officer and Director
Roger G. Branton	49	Chief Financial Officer
John C. Coleman	62	President, Federal and Director
John Payne IV	46	President, IMT Division
Belinda Marino	56	Secretary
Gary Cuccio	70	Director
Kenneth Hoffman	60	Director
Richard L. Mooers	53	Director
Raymond M. Sidney	46	Director
General James T. Conway	68	Director

Background of Directors and Executive Officers

George F. Schmitt, Executive Chairman of the Board, Chief Executive Officer and Director

Mr. Schmitt has over 40 years of broad telecom experience in wireless and wireline companies and has built wireless networks in a dozen countries. He is a major investor in xG Technology through his personal holdings and through his holdings in MBTH and became Executive Chairman of the Board on July 19, 2013 while previously serving as a Director since February 4, 2011, and having been the Chief Executive Officer since February 12, 2015. He also previously served as the Chief Executive Officer of MBTH, from December 2010 through December 2013. Mr. Schmitt currently sits on the Board of Directors of SecureAlert, Culient, and the California Thoroughbred Breeders Association. Mr. Schmitt previously served as a director of TeleAtlas, Objective Systems Integrators, Omnipoint and LHS Group. Mr. Schmitt is a principal of Sierra Sunset II, LLC and served as a former Trustee of St. Mary’s College. In addition, Mr. Schmitt has served as a director of many privately held companies including Voice Objects, Knowledge Adventure, Jungo and Cybergate, among others. Mr. Schmitt has also served as Financial Vice President of Pacific Telesis and chaired the Audit Committees of Objective Systems Integrations and TeleATLAS. Mr. Schmitt received an M.S. in Management from Stanford University, where he was a Sloan Fellow, and a B.A. in Political Science from Saint Mary’s College.

Mr. Schmitt was selected to serve on our Board of Directors based on his extensive experience with technology and networking companies and broad experience in the telecommunications industry and his status as a significant investor in our company.

Roger G. Branton, Chief Financial Officer

For the past 14 years Mr. Branton has served in a variety of positions with our company since its founding in August 2002. Mr. Branton currently serves as our Chief Financial Officer since inception. He also serves in similar capacities at MBTH, a company he co-founded with Richard Mooers and George Schmitt in 2010. He graduated from West Chester University in Pennsylvania with a Bachelor of Science degree in accounting. He trained as a certified public accountant in 1989.

John C. Coleman, President, Federal and Director

Mr. Coleman brings to us 35 years of combined experience in expeditionary operations from both government service and the private sector. Since February 2015, Mr. Coleman has served as the President for our Federal and Expeditionary Business Division. From June 2010 to February 2015, he has served as the Chief Executive Officer and Chief Operating Officer of the Company. From January 2009 to June 2012, he was the Chief Executive Officer of Joint Command and Control Consulting (JC3), a consulting services firm he founded that is focused on the development, integration, and delivery of mature and emerging technologies in support of expeditionary operations, particularly as related to command, control, and communications. In conjunction with its strategic partners, JC3 provides C4ISR-related systems, service, training, and support to expeditionary responders, both civil and military. He also served as a Vice-President of Hunter Defense Technology, a position he held from July 2006 to December 2008. In the thirty years preceding private sector employment, Mr. Coleman served the United States as a U.S. Marine Officer. Defining the character of his service upon retirement, Mr. Coleman was awarded the nation’s Distinguished Service Medal, an honor very rarely and only under exceptional circumstance bestowed to Marines below the rank of General Officer. He retired from the U.S. Marine Corp as a Colonel. He possesses top secret clearance which gives him access to several of our major markets.

Mr. Coleman was selected to serve on our Board of Directors based on his significant experience with the military and military operations.

John Payne IV, President of the IMT Division

Mr. Payne has served as our President of the IMT Division since January 29, 2016. Mr. Payne was previously the Chief Technology Officer and VP of Engineering from February 2012 to January 2015 and in January 2015 became Chief Operating Officer of IMT through January 2016 while continuing as Chief Technology Officer. From August 2010 through March 2012, Mr. Payne was the Vice President of Technology for IMT, a Vitec Group company. From 1996 through August 2010, Mr. Payne worked for Nucomm, Inc. in various positions, including as Vice President of Engineering. Mr. Payne holds several patents in the area of wireless communications and is considered an industry expert in the wireless video communication industry related to broadcast television and military and civil manned and unmanned systems. Mr. Payne has a Master of Science in communication systems from the University of Southern California and a Bachelor of Science in engineering from the Rochester Institute of Technology.

Belinda Marino, Secretary

Mrs. Marino has served as Secretary since August 2013. Mrs. Marino is also an employee of the Company serving as the Director of Human Resources since 2006. In addition to the above, Mrs. Marino has ongoing responsibilities for functions that include corporate banking activities and corporate governance. Mrs. Marino earned a PHR (Professional in Human Resources) Certificate from the HR Certification Institute in 2009.

Gary Cuccio, Director

Gary Cuccio has over 35 years of broad operating experience in wireless, software, engineering, operations, sales and marketing. Mr. Cuccio currently serves as Chairman of Openet Telecom Ltd. Based in Dublin, Ireland, Openet Telecom is a venture-backed software company providing IP mediation to leading Telco’s on a global basis. Mr. Cuccio also serves on the Board of Directors of mBlox as the chairman of its audit committee. mBlox is a venture-backed startup providing a service bureau for SMS messages in the wireless space. Headquartered in London and Sunnyvale, CA, mBlox operates in Europe, the U.S. and Asia. Previously, Mr. Cuccio was Chief Executive Officer of ATG, a CLEC based in California, Oregon, and Washington. Prior to ATG, Mr. Cuccio was Chief Executive Officer of LHS group (Nasdaq: LHSG), a Telco billing software supplier. LHS was acquired by Sema, a French software company, in Q3, 2000 for $6.8BB. Mr. Cuccio was also Chief Operating Officer of Omnipoint, a PCS mobile wireless carrier. Mr. Cuccio’s experience also includes several positions held at Airtouch, most notably Vice President of Operations for Europe, Vice President, Asia and President of Airtouch Paging. The company was merged with Vodafone in 1999. He has also served as chairman of the Board of Directors and audit committee chairman of privately held companies and has helped sell and merge several public and privately held companies. Mr. Cuccio started his career with 27+ years at Pacific Tel in Operations, Engineering, Customer Service and Sales & Marketing, ending his tenure there as VP/General Manager.

Mr. Cuccio received his AMP from Harvard University, his MBA from St. Mary’s College and his BA in Political Science from California State University Los Angeles.

Mr. Cuccio was selected to serve on our Board of Directors based on his 45 years of experience with technology and communications companies as well as his financial and audit committee background. Mr. Cuccio qualifies as an “audit committee financial expert” within the meaning of the SEC regulations.

Kenneth Hoffman, Director

Mr. Hoffman joined the Company in August 2010 as an advisor. Ken Hoffman is Vice President of Regulatory Affairs for Florida Power & Light Company, the rate-regulated subsidiary of NextEra Energy, Inc. (NYSE: NEE), one of the nation’s leading electricity-related services companies. He is responsible for providing assistance in the management and oversight of FPL’s regulatory activities before state regulators and the State Legislature on energy matters. Mr. Hoffman joined FPL in 2008 after a successful career in private law practice specializing in the representation of public utilities and telecommunications companies before the Florida Public Service Commission, the Florida Legislature and the Florida courts. He has over 25 years’ experience representing various types of telecommunications carriers including wireless before regulatory and legislative bodies. His expertise in regulatory proceedings in Florida will be helpful as we grow and face potential regulatory actions. Prior to joining FPL, he was a shareholder at Rutledge Ecenia Purnell & Hoffman, PA, in Tallahassee, Florida for 14 years.

Mr. Hoffman was selected to serve on our Board of Directors based on his extensive experience in the utility industry, a key industry segment to utilize our products and services.

Richard L. Mooers, Director

Richard Mooers has been involved in telecommunications activities for over 20 years and has significant expertise in accounting, risk management, and controls. For the past 14 years he has served in a variety of positions with our company since its founding in August 2002. Mr. Mooers served as our Executive Chairman of the Board from inception until July 19, 2013 and will continue to serve as a Director, a position he has held from inception. He also serves as Chairman, Chief Executive Officer and Director of MBTH a company he co-founded with Roger Branton and George Schmitt in 2010. Richard graduated summa cum laude from the University of Maine, with a Bachelor of Science degree in business administration in 1985. He remains one of the major investors in the Company.

Mr. Mooers was selected to serve on our Board of Directors based on his extensive experience with technology and telecommunications companies, including as a founder, executive and investor.

Raymond M. Sidney, Director

Dr. Sidney has established several real estate investment ventures and been involved with a number of companies, including Covia Labs, Planetary Resources, Edison2, and AnthroTronix as an investor, board member, or advisor. He also serves on the Vision Circle of the X PRIZE Foundation. Prior to this, Dr. Sidney was the second software engineer hired at Google, Inc.; previously, Dr. Sidney had worked as a security expert and software engineer at RSA Labs and D.E. Shaw & Co., among other companies. He provided the implementation expertise for RC6, RSA’s candidate cipher for NIST’s quest for AES, a successor to the Data Encryption Standard. Dr. Sidney attended Caltech and Harvard, and he received a bachelor’s degree in mathematics from Harvard in 1991. He then entered the graduate program in mathematics at MIT, where he specialized in cryptography and received a PhD in 1995. His higher mathematics knowledge will be helpful to our development team. Dr. Sidney also has an MBA from UC Berkeley’s Haas School of Business. In addition, he is active in educational and environmental undertakings in the Lake Tahoe area.

Dr. Sidney was selected to serve on our Board of Directors based on his extensive experience with technology companies and broad experience in the venture capital industry.

General James T. Conway, Director

General Conway retired from active military duty in 2010. Since retiring, General Conway has consulted for several corporate and non-profit boards, including Textron Inc., Colt Defense and General Dynamics. General Conway also co-chairs the Energy Security Leadership Council, a non-partisan energy policy think tank. Prior to his retirement, General Conway served as the 34th Commandant of the U.S. Marine Corps for four years. Prior to becoming Commandant, General Conway served for four years on the Joint Chiefs of Staff as Senior Operations Officer in the U.S. military, where he oversaw the war efforts in Iraq and Afghanistan. As a member of the Joint Chiefs of Staff, General Conway functioned as a military advisor to the Secretary of Defense, the National Security Council, and the President.

General Conway was selected to serve on our Board of Directors based on his significant experience assessing and implementing military technology operations.

Board Composition and Committees and Director Independence

Our Board of Directors currently consists of seven members: Richard L. Mooers, John C. Coleman, Gary Cuccio, Kenneth Hoffman, George F. Schmitt, Raymond M. Sidney and General James T. Conway. All of our directors will serve until our next annual meeting and until their successors are duly elected and qualified.

Director Independence

As we are listed on NASDAQ, our determination of independence of directors is made using the definition of “independent director” contained in Rule 5605(a)(2) of NASDAQ Stock Market Rules. Our Board of Directors affirmatively determined that Gary Cuccio, Kenneth Hoffman, James T. Conway and Ray Sidney, are “independent” directors, as that term is defined in the NASDAQ Stock Market Rules.

Board Committees

Our Board of Directors has an audit committee, a compensation committee and a governance and nominations committee. Each committee has a charter, which is available on our website at www.xgtechnology.com. Information contained on our website is not incorporated herein by reference. Each of the board committees has the composition and responsibilities described below.

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of our Audit Committee are Gary Cuccio, Ken Hoffman and General James T. Conway. Each of these Committee members is “independent” within the meaning of Rule 10A-3 under the Exchange Act and the NASDAQ Stock Market Rules. Our Board of Directors has determined that Gary Cuccio shall serve as the “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K. Gary Cuccio currently serves as Chairman of the Audit Committee of mBlox, Inc. and Openet Telecom Ltd. In the past he also served on the Audit Committee of Objective Systems Integration, Inc. and Affinity Internet, Inc. Gary Cuccio will serve as Chairman of our Audit Committee.

The Audit Committee oversees our accounting and financial reporting processes and oversees the audit of our financial statements and the effectiveness of our internal control over financial reporting. The specific functions of this Committee include:

•	selecting and recommending to our Board of Directors the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;
•	approving the fees to be paid to the independent registered public accounting firm;
•	helping to ensure the independence of our independent registered public accounting firm;
•	overseeing the integrity of our financial statements;
•	preparing an audit committee report as required by the SEC to be included in our annual proxy statement;
•	reviewing major changes to our auditing and accounting principles and practices as suggested by our company’s independent registered public accounting firm, internal auditors (if any) or management;
•	reviewing and approving all related party transactions; and
•	overseeing our compliance with legal and regulatory requirements.

Compensation Committee

The members of our Compensation Committee are Gary Cuccio, Ken Hoffman, Ray Sidney and General James T. Conway. Each such member is “independent” within the meaning of the NASDAQ Stock Market Rules. In addition, each member of our Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 of the Exchange Act. Our Compensation Committee assists the Board of Directors in the discharge of its responsibilities relating to the compensation of the Board of Directors and our executive officers. General James T. Conway serves as Chairman of our Compensation Committee.

The Committee’s compensation-related responsibilities include:

•	assisting our Board of Directors in developing and evaluating potential candidates for executive positions and overseeing the development of executive succession plans;
•	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our chief executive officer;
•	reviewing, approving and recommending to our Board of Directors on an annual basis the evaluation process and compensation structure for our other executive officers;
•	providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;
•	reviewing our incentive compensation and other stock-based plans and recommending changes in such plans to our Board of Directors as needed, and exercising all the authority of our Board of Directors with respect to the administration of such plans;
•	reviewing and recommending to our Board of Directors the compensation of independent directors, including incentive and equity-based compensation; and
•	selecting, retaining and terminating such compensation consultants, outside counsel and other advisors as it deems necessary or appropriate.

Governance and Nominations Committee

The members of our Governance and Nominations Committee are Gary Cuccio, Ken Hoffman, Ray Sidney and General James T. Conway. Each such member is “independent” within the meaning of the NASDAQ Stock Market Rules. The purpose of the Governance and Nominations Committee is to recommend to the Board of Directors nominees for election as directors and persons to be elected to fill any vacancies on the Board of Directors, develop and recommend a set of corporate governance principles and oversee the performance of the Board of Directors. Ken Hoffman will serve as chairman of our Governance and Nominations Committee.

The Committee’s responsibilities include:

•	Selecting director nominees. The Governance and Nominations Committee recommends to the Board of Directors nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the Board of Directors. The Governance and Nominations Committee would consider candidates proposed by stockholders and will apply the same criteria and follow substantially the same process in considering such candidates as it does when considering other candidates. The Governance and Nominations Committee may adopt, in its discretion, separate procedures regarding director candidates proposed by our stockholders. Director recommendations by stockholders must be in writing, include a resume of the candidate’s business and personal background and include a signed consent that the candidate would be willing to be considered as a nominee to the Board of Directors and, if elected, would serve. Such recommendation must be sent to the Company’s Secretary at the Company’s executive offices. When it seeks nominees for directors, our Governance and Nominations Committee takes into account a variety of factors including (a) ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert”, as that term is defined by the rules of the SEC), local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially. The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the ability of the Board of Directors to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Governance and Nominations Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the committee’s criteria for membership on the Board of Directors, whom the committee believes continue to make important contributions to the Board of Directors and who consent to continue their service on the Board of Directors. The Board of Directors has not adopted a formal policy with respect to its consideration of diversity and does not follow any ratio or formula to determine the appropriate mix; rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service. The Governance and Nominations Committee may adopt, and periodically review and revise as it deems appropriate, procedures regarding director candidates proposed by stockholders;
•	Reviewing requisite skills and criteria for new Board of Directors members and Board of Directors composition. The Governance and Nominations Committee reviews with the entire Board of Directors, on an annual basis, the requisite skills and criteria for Board of Directors candidates and the composition of the Board of Directors as a whole;
•	Hiring of search firms to identify director nominees. The Governance and Nominations Committee has the authority to retain search firms to assist in identifying Board of Directors candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee;
•	Selection of committee members. The Governance and Nominations Committee recommends to the Board of Directors on an annual basis the directors to be appointed to each committee of the Board of Directors;
•	Evaluation of the Board of Directors. The Governance and Nominations Committee will oversee an annual self-evaluation of the Board of Directors and its committees to determine whether it and its committees are functioning effectively; and
•	Development of Corporate Governance Guidelines. The Governance and Nominations Committee will develop and recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company.

The Governance and Nominations Committee may delegate any of its responsibilities to subcommittees as it deems appropriate. The Governance and Nominations Committee is authorized to retain independent legal and other advisors, and conduct or authorize investigations into any matter within the scope of its duties.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Family Relationships

There are no family relationships between any of the officers or directors of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by or paid to, our Executive Chairman, Chief Executive Officer, Chief Financial Officer and our two other most highly compensated executive officers during 2015 and 2014. We refer to these individuals in this report as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
George F. Schmitt, Executive Chairman(3)	2015	187,500	0	0	26,636	—	—	694	214,830
	2014	150,000	0	7,581	0	—	—	0	157,581
Roger G. Branton, Chief Financial Officer	2015	240,000	0	0	26,636	—	—	11,154	277,790
	2014	240,000	0	0	38,683	—	—	10,776	289,459
John C. Coleman, President, Federal	2015	250,000	0	0	26,636	—	—	36,672	313,308
	2014	250,000	0	12,193	0	—	—	42,578	304,771
James Woodyatt, President(4)	2015	210,000	0	0	26,636	—	—	10,817	247,453
	2014	202,522	67,500	8,340	0	—	—	3,672	282,034

(1)	Amounts relate to grants of stock options made under the 2013 Stock Incentive Plan. With respect to each stock option grant, the amounts disclosed generally reflect the grant date fair value computed in accordance with FASB ASC Topic 718 “Stock Compensation”.
(2)	Includes employer-paid insurance and, for Mr. Coleman, a housing allowance.
(3)	Mr. Schmitt became Executive Chairman of the Board of Directors on July 19, 2013. On February 12, 2015, the Company’s Board of Directors appointed Mr. Schmitt to the role of Chief Executive Officer.
(4)	Mr. Woodyatt resigned as President of the Company as of September 30, 2016.

Executive Compensation Program Components

Base Salary

We provide base salary as a fixed source of compensation for our executive officers, allowing them a degree of certainty when having a meaningful portion of their compensation “at risk” in the form of equity awards covering the shares of a company for whose shares there has been limited liquidity to date. The Board of Directors recognizes the importance of base salaries as an element of compensation that helps to attract highly qualified executive talent.

Base salaries for our executive officers were established primarily based on individual negotiations with the executive officers when they joined us and reflect the scope of their anticipated responsibilities, the individual experience they bring, the Board of Directors members’ experiences and knowledge in compensating similarly situated individuals at other companies, our then-current cash constraints, and a general sense of internal pay equity among our executive officers.

The Board of Directors does not apply specific formulas in determining base salary increases. In determining base salaries for 2014 and 2015 for our continuing named executive officers, no adjustments were made to the base salaries of any of our named executive officers, except for James Woodyatt, as the Board of Directors or compensation committee determined, in their independent judgment and without reliance on any survey data, that existing base salaries, taken together with other elements of compensation, provided sufficient fixed compensation for retention purposes.

Cash Bonuses or Bonuses Paid in Shares

Prior to the initial public offering, our employees, including our executive officers, were eligible to earn discretionary performance bonuses based on individual performance. The amount of individual bonus earned was determined in a subjective manner, without specific weightings or a formula. In 2012 and 2013, we set targets for the award of corporate performance-related bonuses.

We did not set any targets for the award of corporate performance-related bonuses for 2014 and 2015.

Equity Compensation

As a majority-held company, we have historically used options as the principal component of our executive compensation program. Consistent with our compensation objectives, we believe this approach has allowed us to attract and retain key talent and aligned our executive team’s contributions with the long-term interests of the company and our stockholders. We grant stock options with an exercise price not less than the fair market value of our common stock on the date of grant, so these options will have value to our executive officers only if the fair market value of our common stock increases after the date of grant and the date of vesting. Typically, stock options granted to our executive officers vest over three years.

In addition, our Board of Directors has approved certain executive grants of options containing accelerated vesting provisions upon an involuntary termination (both termination without cause and resignation for good reason) as well as upon certain material change in control transactions. Our Board of Directors believes these accelerated vesting provisions reflect current market practices, based on the collective knowledge and experiences of our Board of Directors members (and without reference to specific peer group data), and allow us to attract and retain highly qualified executive officers. In addition, we believe these accelerated vesting provisions will allow our executive officers to focus on closing a transaction that may be in the best interest of our stockholders even though the transaction may otherwise result in a termination of their employment and, absent such accelerated vesting, a forfeiture of their unvested equity awards. Additional information regarding accelerated vesting prior to, upon or following a change in control is discussed below under “— Potential Payments Upon Termination or Change in Control.”

In determining the form, size and material terms of executive equity awards, our Board of Directors customarily considered, among other things, individual negotiations with the executive officers at their time of hire, the executive officer’s total compensation opportunity, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, internal pay equity as among our executive officers, notable performance accomplishments, adjustments to duties and the retention implications of existing grants.

Our Board of Directors made the grants to our executive officers set forth below. In determining the size of the equity grants, our Board of Directors generally considered the Chief Executive Officer’s recommendations, the executive officer’s existing equity award holdings (including the unvested portion of such awards), internal pay equity, our retention and incentive goals, and, as applicable, negotiations with the executive at the time of his hiring. Our Board of Directors did not make any grants to our executive officers in 2014; however, stock options were granted to our executive officers in 2015 as set forth below.

Outstanding Equity Awards at Fiscal Year-End 2015

The following table presents information regarding outstanding options held by our named executive officers as of December 31, 2015:

	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration date
George Schmitt	2	—		10,080	2/23/2020
	0	105	(4)	300	6/1/2025
Total	2	105
Roger Branton(1)	17	9	(3)	1,956	11/19/2023
	0	105	(4)	300	6/1/2025
Total	17	114
John Coleman	2	—		10,050	3/8/2020
	12	—		8,400	6/16/2020
	24	—		10,050	4/14/2021
	23	12	(2)	1,956	11/19/2023
	0	105	(4)	300	6/1/2025
Total	61	117
James Woodyatt	18	—		231,000	1/10/2017
	9	—		9,456	4/14/2021
	17	9	(3)	1,956	11/19/2023
	0	105	(4)	300	6/1/2025
Total	44	114

(1)	Held by trusts and entities for the benefit of Roger Branton, his wife and children.
(2)	4 of these options vest on November 19, 2014, 4 vest on November 19, 2015 and 4 vest on November 19, 2016.
(3)	3 of these options vest on November 19, 2014, 3 vest on November 19, 2015 and 3 vest on November 19, 2016.
(4)	52 of these options vest on June 1, 2016 and 52 vest on June 1, 2017.

Director Compensation

The Company compensates our non-employee directors on a negotiated basis including expenses for their service. Each of these directors received compensation in the amount of $15,000 annually payable quarterly or the same value in shares of the Company, based on the director’s determination. In addition, they received awards of 12 options in September 2012 with a strike price of $18,900 and 9 in November 2013 with a strike price of $1,956. Each award has a vesting schedule of one-third vesting each year on the anniversary date over three (3) years. No options were awarded in 2014. On June 1, 2015, the directors each received awards of 13 options with a strike price of $300.00. This award has a vesting schedule of 50% vesting each year on the anniversary date over two (2) years.

The table below summarizes the compensation earned by our independent directors for the fiscal year ended December 31, 2015.

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
James Conway	14,798	0	3,196	0	0	0	17,994
Gary Cuccio	0	15,000	3,196	0	0	0	18,196
Kenneth Hoffman	0	15,000	3,196	0	0	0	18,196
Raymond Sidney	0	15,000	3,196	0	0	0	18,196

Pension Benefits

We do not have any defined pension plans.

Potential Payments upon Termination or Change in Control

Our executive employment agreements do not call for any potential payments upon termination or change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 16, 2016 by (a) each stockholder who is known to us to own beneficially 5% or more of our outstanding common stock; (b) all directors; (c) our executive officers, and (d) all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of common stock.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of December 16, 2016. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares of common stock that such person or persons has the right to acquire within 60 days of December 16, 2016 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares of common stock listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of our directors and officers is c/o xG Technology, Inc., 240 S. Pineapple Avenue, Suite 701, Sarasota, Florida 34236.

Name and address of beneficial owner:	Amount and Nature of Beneficial Ownership	Percent of class of Common Stock(1)
5% Shareholders
None
Named Executive Officers and Directors:
George F. Schmitt(2)	678,812	3.18%
Roger G. Branton(3)	16,679	*
John C. Coleman(4)	1,719	*
John Payne IV	—	—
Belinda Marino(5)	43	*
Gary Cuccio(6)	2,796	*
Richard L. Mooers(7)	29,684	1.20%
Ken Hoffman(8)	2,792	*
Raymond M. Sidney(9)	2,792	*
General James T. Conway(10)	14	*
All executive officers and directors as a group (10 persons):	114,539	4.63%

*	Less than 1%
(1)	Based on 2,472,738 shares of common stock issued and outstanding as of December 16, 2016. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.
(2)	Includes 67,842 shares of common stock and 2,342 shares of common stock underlying options and warrants that are presently exercisable, held directly by Mr. Schmitt, and 8,628 shares of common stock and 1,768 shares of common stock underlying options and warrants that are presently exercisable, beneficially owned through MBTH. Mr. Schmitt has a direct 36.84% ownership interest in MBTH. In addition, Mr. Schmitt, through his employment agreement as Chief Executive Officer of MBTH, has been granted an option to purchase MBTH shares sufficient to give him five percent (5%) of the equity ownership of MBTH shares, based on MBTH’s total capitalization as of the date of execution of his employment agreement with MBTH and fully diluted to incorporate all shares issued and amounts paid in the exercise of such options.

(3)	Includes 6,157 shares of common stock and 126 shares of common stock underlying options and warrants that are presently exercisable, beneficially owned through Branton Partners, LLC, of which various family entities, including Mr. Branton’s spouse, children and trusts for the benefit of Mr. Branton’s children, beneficially own 100%, 12 shares beneficially owned through Mooers Branton and Company (“MBC”), of which Mr. Branton is a 20% owner, and 8,628 shares of common stock and 1,768 shares of common stock underlying options and warrants that are presently exercisable, beneficially owned through MBTH. Mr. Branton beneficially holds 20% of the issued share capital of MB Merchant Group, LLC, which has a 45.85% ownership interest in MBTH.
(4)	Includes 1,603 shares of common stock and 116 shares of common stock underlying options and warrants that are presently exercisable. Includes 10 shares of common stock owned by Mr. Coleman’s wife.
(5)	Includes 7 shares of common stock and 36 shares of common stock underlying options that are presently exercisable.
(6)	Includes 2,779 shares of common stock and 17 shares of common stock underlying options that are presently exercisable.
(7)	Includes 19,276 shares of common stock and 12 shares of common stock underlying options that are presently exercisable. Richard Mooers’ family entities and trusts for the benefit of his and his wife’s children hold 80% of the share capital of MBMG and MBC. MBTH owns 8,628 shares of common stock and 1,768 shares of common stock underlying options that are presently exercisable in xG. MBMG owns 45.85% of MBTH. MBC directly owns 12 shares of xG.
(8)	Includes 2,775 shares of common stock and 17 shares of common stock underlying options that are presently exercisable.
(9)	Includes 2,775 shares of common stock and 17 shares of common stock underlying options that are presently exercisable.
(10)	Includes 14 shares of common stock underlying options that are presently exercisable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation arrangements, the following is a description of transactions to which we were a participant or will be a participant to, in which:

•	the amounts involved exceeded or will exceed the lesser of 1% of our total assets or $120,000; and
•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Our Audit Committee considers and approves or disapproves any related person transaction as required by NASDAQ regulations.

MB Technology Holdings, LLC (“MBTH”)

Roger Branton, the Company’s Chief Financial Officer, and George Schmitt, the Company’s Chief Executive Officer and Executive Chairman, are directors of MBTH, and Richard Mooers, a director of the Company, is the Chief Executive Officer and a director of MBTH.

On April 29, 2014, the Company entered into a management agreement (the “Management Agreement”) with MBTH, pursuant to which MBTH agreed to provide certain management and financial services to the Company for a monthly fee of $25,000. The Management Agreement was effective January 1, 2014. The Company incurred fees related to the Management Agreement of $300,000 for the years ended December 31, 2015 and 2014.

The Company has agreed to award MBTH a 3% cash success fee if MBTH arranges financing for the Company, arranges a merger, consolidation or sale by the Company of substantially all of the assets. The Company accrued an additional approximate $436,000 for equity financings between August 1, 2015 and September 30, 2016.

On March 3, 2016, our Board of Directors approved the issuance of up to $300,000 in shares of common stock to MBTH as compensation for financial services in connection with the IMT acquisition. Such shares of common stock were to be issued to MBTH in an initial tranche in the amount of $150,000 on March 15, 2016, which shares of common stock have not yet been issued and a second tranche to MBTH of up to $150,000 in shares of common stock if IMT achieves certain performance goals by December 31, 2016. On August 10, 2016, the disinterested members of the Board of Directors approved the payment of the award in cash instead of shares. The Company accrued $150,000 in the due to related party balance owed to MBTH and has paid these cash fees.

On February 24, 2015, the Company issued 3,326 shares of common stock to MBTH in consideration of converting $1,756,098 owed of the balance due to related parties at a conversion price of $528 per share.

During the three and nine months ended September 30, 2016, the Company issued 16,633 and 25,597 shares of common stock to MBTH in settlement of amounts due of $60,000 and $304,000. In addition, during the nine months ended September 30, 2016, the Company repaid $355,000 of amounts due to MBTH in cash. The balance outstanding to MBTH at September 30, 2016 and December 31, 2015 is $27,000 and $24,000, respectively and has been included in due to related parties on the Condensed Consolidated Balance Sheet.

On November 29, 2016, the Company and MBTH entered into an acquisition services agreement (the “M&A Services Agreement”) pursuant to which the Company engaged MBTH to provide services in connection with merger and acquisition searches, negotiating and structuring deal terms and other related services. The M&A Services Agreement incorporates by reference the terms of the Management Agreement, as well as the Company’s agreement with MBTH on January 12, 2013 to pay MBTH a 3% success fee (the “3% Success Fee”) on any financing arranged for the Company, merger or consolidation of the Company or sale by the Company of substantially all of its assets. The M&A Services Agreement has the following additional terms:

(1)	The Company will pay MBTH an acquisition fee equal to the greater of $250,000 or 8% of the total acquisition price (the “Acquisition Fee”). Where possible, the Company will pay MBTH 50% of the

Acquisition Fee at closing of a transaction, and in any case, not later than thirty (30) days following such closing, 25% of the Acquisition Fee three (3) months following such closing and 25% of the Acquisition Fee six (6) months following such closing.
(2)	In addition to any other fees, the Company will pay MBTH a due diligence fee of $250,000 only on successfully closed transactions. This due diligence fee shall be paid to MBTH as warrants to purchase shares of common stock of the Company in an amount equal to $250,000 divided by the lower of the market price of the common stock on the day of closing of the transaction or the price of equity offered to finance such acquisition. The exercise price of such warrants will be $0.01.
(3)	The Company and MBTH agreed to waive the 3% Success Fee in connection with the Company’s proposed acquisition of Vislink. The Company and MBTH also agreed to waive, on a case by case basis, the 3% Success Fee whenever any future Acquisition Fee is more than $1 million.
(4)	In the event the Company engages an independent, external advisor to value an acquisition and the valuation is higher than the price negotiated by MBTH on behalf of the Company, then MBTH will receive an additional fee of 5% of such gain.
(5)	MBTH has the option to convert up to 50% of its fees into shares of common stock of the Company, so long as the receivable remains outstanding. The conversion price will be the lower of 110% of the price of the common stock on the day of closing of a transaction or the price of equity securities offered in connection with any acquisition financing. If MBTH converts at least 25% of its fees, then the Company agrees to register all shares of common stock of the Company held by MBTH.
(6)	If MBTH’s services assist the Company in achieving forward sales of at least $50 million via acquisitions, then the Company agrees to offer MBTH a three (3) year option to acquire up to 25% of the Company’s shares of common stock outstanding after such issuance. The price per share of common stock will be 125% of the price of the Company’s common stock on the day the option is exercised.

The M&A Services Agreement is effective as of November 1, 2016 and will automatically renew annually, unless earlier terminated by the Company or MBTH upon thirty (30) days’ written notice.

George Schmitt — Due to Related Party

On December 30, 2014, the Company received a $245,000 loan from George Schmitt, Chairman of the Board of Directors and, effective as of February 17, 2015, Chief Executive Officer. This amount was recorded in due to related parties.

On January 8, 2015, the Company repaid $100,000 of the $245,000 due to related party balance owed to George Schmitt.

On January 29, 2015 and February 13, 2015, the Company received an aggregate of $700,000 from certain family members of George Schmitt, Chairman of the Board and, effective as of February 17, 2015, Chief Executive Officer. This amount was recorded as a short term loan in due to related parties. On February 23, 2015, George Schmitt transferred the balance of his $145,000 loan to certain family members bringing the total the Company owed to certain family members to $845,000. The $845,000 loan was settled through the issuance of 845,000 shares of Series B Preferred Stock, 45 shares of common stock and warrants with respect to 353 underlying shares of common stock exercisable for five years at a price of $2,400 per share.

On February 23, 2015, the 845,000 shares of the Series B Preferred Stock issued to certain family members of George Schmitt and 4,930 shares of the Series B Preferred Stock issued as dividends were converted into 1,857 shares of our common stock. As of December 16, 2016, none of the Series B Preferred Stock issued to certain family members of George Schmitt remained outstanding.

From January 1, 2015 to July 25, 2016, the Company received a total of $1,900,000 in loans from George Schmitt, Chairman of the Board and Chief Executive Officer. This amount was recorded in due to related parties. On August 19, 2015, the Company repaid $500,000 of the outstanding due to related party balance owed to George Schmitt. In October 2015, George Schmitt agreed to convert $500,000 of existing loans due from the Company into 7,441 shares of the Company’s common stock with a grant date fair value of approximately $500,000.

On July 25, 2016, the Company repaid the outstanding principal totaling $300,000 and $70,484 in interest to George Schmitt. All of the Company’s obligations under George Schmitt’s advances have been repaid. For the three and nine months ended September 30, 2016, the Company accrued interest expense of $2,000 and $14,000, respectively.

Subsidiaries of Townes Tele-Communications, Inc. (“Townes Tele-Communications”)

On October 16, 2013, the Company completed the first delivery of xMax® comprehensive cognitive radio system, shipping equipment and providing engineering services required to fulfill the $179,000 purchase order that was received from rural broadband provider Walnut Hill Telephone Company on November 26, 2012. Larry Townes is Chairman of Townes Tele-Communications, Inc., the parent company of Walnut Hill Telephone Company. Given that Larry Townes was a director of xG Technology, at the time of the purchase order, the sale of equipment to Walnut Hill Telephone Company was, at the time it was entered into, considered to be a related party transaction. Due to Walnut Hill Telephone Company waiting for the equipment to meet certain technical specifications, the revenue from this transaction is considered deferred revenue as of December 31, 2014.

On December 16, 2013, the Company sold xMax® comprehensive cognitive radio system to Haxtun Telephone Company for $301,000 to fulfill a purchase order that was received on November 24, 2012. Larry Townes is Chairman of Townes Tele-Communications, Inc., the parent company of Haxtun Telephone Company. Given that Larry Townes was a director of xG Technology, at the time of the purchase order, the sale of equipment to Haxtun Telephone Company was, at the time it was entered into, considered to be a related party transaction. Due to Haxtun Telephone Company waiting for the equipment to meet certain technical specifications, the revenue from this transaction is considered deferred revenue as of December 31, 2014.

On March 31, 2015, we shipped additional equipment purchased by Larry Townes and we received a partial payment for the equipment that had been previously delivered in those transactions as the purchasers indicated that the equipment met certain technical specifications associated with their networks. Despite the technical specifications being met, the customer opted to return a portion of the equipment to the Company during the year ended December 31, 2015 resulting in the Company reversing accounts receivable of $336,000, with a corresponding reversal to deferred revenue.

Any transactions subsequent to Larry Townes resigning will not be considered related party transactions.

Itellum, LLC

In May 2015, we announced we received an order for approximately $100,000 in xMax® mobile broadband wireless equipment and services which will be deployed in a network to be initially installed in Escazu, Costa Rica, with plans to expand in other Latin American locations. The xMax® equipment order was received from Itellum, LLC (“Itellum”), a related party, one of four companies who have entered into a formal agreement to participate in the initial xMax® deployment as well as expansion into other Latin American markets thereafter. The other partners in Latin America include Level 3 Communications (“Level 3”), Osmin Vargas Corporacion (“OV”), and MBTH. The xMax® broadband wireless networking equipment include compact, high-performance access points, fixed and mobile personal WiFi hotspot devices and mobile control switching centers. In June 2015, we announced the successful installation and initial deployment of an xMax® broadband network in Escazu, Costa Rica by Itellum. This represents the first stage of xMax® network deployments that are expected to cover additional areas of Costa Rica, with plans for expansion into other Latin American locations. In June 2015, we received an additional order for approximately $58,000 in xMax® mobile broadband wireless equipment and services from Itellum.

Related party revenue was $156,000 for the year ended December 31, 2015 compared to $0 for the year ended December 31, 2014.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock and certain provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are summaries and are qualified by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Copies of these documents will be filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.00001 per share, and 10,000,000 shares of “blank check” preferred stock, of which 5,000,000 shares of preferred stock are designated as the Series B Preferred Stock and 5,000,000 shares of preferred stock are designated as the Series D Preferred. On February 5, 2016, we terminated our Series A Preferred Stock and our Series C Preferred Stock. On December 16, 2016, we terminated our Series B Preferred Stock. As of December 16, 2016, we had 2,472,738 shares of common stock outstanding and 2,000,000 shares of Series D Preferred outstanding. In conjunction with this offering, we will designate 5,000,000 shares as Series E Preferred Stock.

On July 17, 2015, we effected a 1-for-10 reverse stock split and every ten (10) shares of outstanding common stock decreased to one (1) share of our common stock. Similarly, the number of shares of our common stock into which each outstanding option, convertible note and warrant to purchase common stock is to be exercisable or convert into decreased on a 1-for-10 basis and the exercise price or conversion price of each outstanding option, convertible note and warrant to purchase common stock increased proportionately.

On June 20, 2016, we effected a 1-for-12 reverse stock split and every twelve (12) shares of outstanding common stock decreased to one (1) share of our common stock. Similarly, the number of shares of our common stock into which each outstanding option, convertible note and warrant to purchase common stock is to be exercisable or convert into decreased on a 1-for-12 basis and the exercise price or conversion price of each outstanding option, convertible note and warrant to purchase common stock increased proportionately.

On December 15, 2016, we effected a 1-for-10 reverse stock split and every ten (10) shares of outstanding common stock decreased to one (1) share of our common stock. Similarly, the number of shares of our common stock into which each outstanding option, convertible note and warrant to purchase common stock is to be exercisable or convert into decreased on a 1-for-10 basis and the exercise price or conversion price of each outstanding option, convertible note and warrant to purchase common stock increased proportionately.

Common Stock

Voting Rights

Each stockholder has one vote for each share of common stock held on all matters submitted to a vote of stockholders. A stockholder may vote in person or by proxy. Elections of directors are determined by a plurality of the votes cast and all other matters are decided by a majority of the votes cast by those stockholders entitled to vote and present in person or by proxy.

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of common stock will be able to elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws provides that stockholder actions may be effected at a duly called meeting of stockholders or pursuant to written consent of the majority of stockholders. A special meeting of stockholders may be called by the majority of our Board of Directors or by a committee determined by the Board of Directors with power to call such meetings.

Dividend Rights

The holders of outstanding shares of common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our Board of Directors may determine, provided that required dividends, if any, on preferred stock have been paid or provided for. However, to date we have not paid or declared cash distributions or dividends on our common stock and do not currently intend to pay cash dividends on our common stock in the foreseeable future. We intend to retain all earnings, if and when generated, to finance our operations. The declaration of cash dividends in the future will be determined by the Board of Directors based upon our earnings, financial condition, capital requirements and other relevant factors.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and our common stock is not convertible or redeemable.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders and remaining after payment to holders of preferred stock of the amounts, if any, to which they are entitled, are distributable ratably among the holders of our common stock subject to any senior class of securities.

Preferred Stock

Series D Convertible Preferred Stock

Stated Value

The stated value of the Preferred Stock is $1.00 per share.

Ranking

The Preferred Stock shall rank junior to the Series B Convertible Preferred Stock, $0.00001 par value per share, of the Company (the “Series B Preferred Stock”) in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution or winding up of the Company. The Preferred Stock will rank senior to all of the Company’s common stock and other classes of capital stock with respect to dividend rights and/or rights upon distributions, liquidation, dissolution or winding up of the Company, other than to the Series B Preferred Stock and any class of parity stock that the holders of a majority of the outstanding shares of Preferred Stock consent to the creation of.

Liquidation Preference of Preferred Stock

Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, before the payment of any amount to the holder of shares of junior stock, but pari passu with any parity stock, the holders of Preferred Stock are entitled to receive the amount equal to the greater of (i) the stated value of the Preferred Stock or (ii) the amount the holder of Preferred Stock would receive if such holder converted the Preferred Stock into common stock immediately prior to the date of the liquidation event, including accrued and unpaid dividends.

Conversion Rights of Preferred

A holder of Preferred Stock shall have the right to convert the Preferred Stock, in whole or in part, upon written notice to the Company at a conversion price equal to $1.20 per share, which is adjusted for any share dividend, share split, share combination, reclassification or similar transaction that proportionately decreases or increases the common stock.

Voting Rights

Except with respect to certain material changes in the terms of the Preferred Stock and certain other matters, and except as may be required by Delaware law, holders of Preferred Stock shall have no voting rights. The approval of a majority of the holders of the Preferred Stock is required to amend the Certificate of Designations.

Series E Convertible Preferred Stock

The following is a summary of the material terms of the Series E Preferred. This summary is not complete. The following summary of the terms and provisions of the Series E Preferred is qualified in its entirety by reference to the Series E Preferred, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

General.  Our board of directors has designated up to 5,000,000 shares of the 10,000,000 authorized shares of preferred stock as Series E Convertible Preferred Stock. When issued, the shares of Series E Preferred will be validly issued, fully paid and non-assessable. Each share of Series E Preferred will have a stated value of $1,000 per share.

Rank.  The Series E Preferred will rank on parity to our common stock.

Conversion.  Each share of the Series E Preferred is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder at a conversion price of not less than 100% of the public offering price of the common stock. Holders of Series E Preferred will be prohibited from converting Series E Preferred into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Liquidation Preference.  In the event of our liquidation, dissolution or winding-up, holders of Series E Preferred will be entitled to receive an amount equal to the stated value per share before any distribution shall be made to the holders of any junior securities, and then will be entitled to receive the same amount that a holder of common stock would receive if the Series E Preferred were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock.

Voting Rights.  Shares of Series E Preferred will generally have no voting rights, except as required by law and except that the affirmative vote of the holders of a majority of the then outstanding shares of Series E Preferred is required to, (a) alter or change adversely the powers, preferences or rights given to the Series E Preferred, (b) amend our certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders, (c) increase the number of authorized shares of Series E Preferred, or (d) enter into any agreement with respect to any of the foregoing.

Dividends.  Shares of Series E Preferred will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series E Preferred will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption.  We are not obligated to redeem or repurchase any shares of Series E Preferred. Shares of Series E Preferred are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing.  We do not plan on making an application to list the Series E Preferred on any national securities exchange or other nationally recognized trading system.

Warrants

The following is a summary of the material terms of the Warrants. This summary is not complete. The following summary of the terms and provisions of the Warrants is qualified in its entirety by reference to the Warrants, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Form.  The warrants will be issued in electronic book-entry form to the investors. You should review a copy of the form of warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the warrants.

Exercisability.  The warrants are exercisable at any time after their original issuance, expected to be     , 2016, and at any time up to the date that is three years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation.  A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price.  The exercise price per whole share of common stock purchasable upon exercise of the warrants is expected to be not less than 125% of the public offering price of the Units. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability.  Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing.  We do not plan on making an application to list the Warrants on any national securities exchange or other nationally recognized trading system.

Fundamental Transactions.  In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder.  Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Options and Warrants

As of December 16, 2016, we had outstanding options and warrants to purchase 1,192,860 shares of common stock.

As of December 31, 2015 and December 31, 2014, we had outstanding options and warrants to purchase shares of common stock as set forth in the table below:

	December 31, 2015 Number of Options and Warrants	December 31, 2014 Number of Options and Warrants
At January 1	4,651	4,358
Granted	195,142	403
Forfeited or Expired	(5,186)	(110)
Exercised	(116,917)	—
Unexercised as at December 31, 2015 and December 31, 2014	77,690	4,651

The weighted average exercise prices as of December 31, 2015 and December 31, 2014 were $80.04 and $1,161.36, respectively.

Anti-Takeover Provisions

Since our Board of Directors has the power to retain and discharge our officers, these provisions could make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us.

These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any “business combination” with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Transfer Agent, Warrant Agent and Registrars

Our transfer agent and registrar for our common stock in the United States is Continental Stock Transfer & Trust Company. Our common stock is listed on NASDAQ under the symbol “XGTI.” Our warrant agent and registrar for the warrants offered hereby will be Continental Stock Transfer & Trust Company.

UNDERWRITING

Aegis Capital Corporation is acting as the representative of the underwriters, or the “Representative.” We have entered into an underwriting agreement, dated            , 2016, with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriters named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A Units and Class B units listed next to its name in the following table:

Name of Underwriters	Number of Class A Units	Number of Class B Units
Aegis Capital Corp.
Total

The underwriters are committed to purchase all of the Class A Units and Class B Units offered by us, other than those covered by the option to purchase additional Class A Units and Class B Units described below, if any of the Units are purchased. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the Class A Units and Class B Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option.  We have granted the underwriters a 45-day option to purchase up to an additional      shares of our common stock at a price of $      per share and/or      additional shares of Series E Preferred from us at a price of $      per share of Series E Preferred and/or      additional Warrants from us at a price of $      per Warrant to cover over-allotments, if any. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the Class A Units and Class B Units offered by this prospectus. If the underwriters exercise this option, the underwriters will be obligated, subject to certain conditions, to purchase the additional shares of common stock and/or shares of Series E Preferred and/or Warrants for which the option has been exercised.

Because there will be no active trading market for the Warrants, the underwriters will be unable to satisfy any over-allotment of Units without exercising the underwriters’ over-allotment option with respect to the Warrants. As a result, the underwriters have informed us that they intend to exercise the underwriters’ over-allotment option for all of the Warrants included in Units which are overalloted, if any, at the time of the initial offering of the Units. However, because our common stock is listed on NASDAQ, the underwriters may satisfy some or all of the over-allotment of Units with respect to shares of our common stock by purchasing shares in the open market and have no obligation to exercise the over-allotment option with respect to our common stock. If the underwriters exercise their over-allotment option with respect to the Warrants in full, but do not exercise their over-allotment option with respect to our common stock, then the effective warrant coverage for each share of common stock sold in this offering would be 115% instead of the 100% stated on the cover page of this prospectus.

Discount and Commissions

The following table shows the public offering price, underwriting discount, non-accountable expense allowance and proceeds to us, before expenses. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Class A Unit	Per Class B Unit	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$	$
Underwriting discount (7%)	$	$	$	$
Non-accountable expense allowance (1%)	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

The underwriters propose to offer the Class A Units and Class B Units offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the securities to other securities dealers at such price less a concession of $     per Class A Unit and $     per Class B Unit. If all of the Class A Units and Class B Units offered by us are not sold at the public offering price, the Representative may change the offering price and other selling terms by means of a supplement to this prospectus.

We have agreed to pay the Representative a non-accountable expense allowance of 1% of the public offering price at the closing.

We have also agreed to pay the following expenses of the Representative relating to the offering: (a) all filing fees associated with the review of this offering by FINRA; (b) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $15,000 in the aggregate; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities offered hereby under the securities laws of such states and foreign jurisdictions designated by the Representative; (d) the fees and expenses of the Representative’s legal counsel, not to exceed $75,000; (e) $29,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (f) $20,000 of the Representative’s actual accountable road show expenses for the offering; and (g) the costs, not to exceed $3,500, associated with bound volumes of the public offering materials as well as commemorative mementos and tombstones.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and non-accountable expense allowance, will be approximately $283,000.

NASDAQ Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “XGTI.”

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we and our executive officers and directors have agreed, subject to limited exceptions, without the prior written consent of the Representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 90 days from the date of this prospectus.

Underwriters’ Warrants

We have agreed to issue to certain of the Underwriters warrants to purchase up to a total of      shares of common stock (3% of the shares of common stock and shares of common stock issuable upon the conversion of the Series E Preferred sold in this offering). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the two-year period commencing one year from the effective date of the offering. The warrants are exercisable at a per share price equal to 125% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the later of the effective date of the offering or commencement of sales of the offering.

The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price. The registration statement of which this prospectus forms a part also covers the warrants issuable to certain of the Underwriters and the shares of our common stock issuable upon the exercise of such warrants.

Right of First Refusal

If the gross proceeds of this offering are at least $12.5 million, then until six months after the closing date of the offering, the Representative will have a right of first refusal to act as sole investment banker, book-runner and/or placement agent for any future public or private equity and debt offering that we conduct during such six-month period.

Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The Representative may agree to allocate a number of securities to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.
•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services. On July 20, 2016, we closed an offering of units for gross proceeds of approximately $4.6 million, as described elsewhere in this prospectus. Aegis Capital Corp., or Aegis, acted as the co-lead manager of the offering and received $140,014 in underwriting fees in connection therewith.

We have engaged Aegis to act as our exclusive placement agent in connection with the private placement of up to $11,000,000 of debt, the proceeds of which will be used to fund a portion of the Vislink acquisition. We have agreed to pay Aegis a cash fee of 5.5% of the gross proceeds of the debt offering.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or
(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB”, pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissã do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA.

This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

Robinson Brog Leinwand Greene Genovese & Gluck P.C. will render a legal opinion as to the validity of the securities to be registered hereby. Lowenstein Sandler LLP is acting as counsel to the underwriters in connection with this offering.

EXPERTS

Our financial statements as of and for the year ended December 31, 2015 included in this prospectus have been audited by Marcum, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, which included an explanatory paragraphs as to the Company’s ability to continue as a going concern, appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Integrated Microwave Technologies, LLC (“IMT”) as of and for the year ended December 31, 2015 included in this prospectus have been audited by Marcum, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, which included an explanatory paragraphs as to IMT’s ability to continue as a going concern, appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

Our financial statements as of and for the year ended December 31, 2014 included in this prospectus have been audited by Friedman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, which included an explanatory paragraphs as to the Company’s ability to continue as a going concern, appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Vislink PLC as of December 31, 2015 and December 31, 2014 and for each of the two years in the period ended 31 December 2015 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The web site can be accessed at www.sec.gov. The internet address of xG is www.xgtechnology.com. Information contained on our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION BY REFERENCE

We incorporate by reference in this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this prospectus are terminated.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing, telephoning or e-mailing us at the following address, telephone number or e-mail address:

xG Technology, Inc.
240 S. Pineapple Avenue, Suite 701
Sarasota, FL 34236
(941) 953-9035
investorrelations@xgtechnology.com

Copies of these filings are also available through the “Investor” section of our website at www.xgtechnology.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

FINANCIAL STATEMENTS

xG Technology, Inc.

Index to Financial Statements

xG TECHNOLOGY, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

	September 30, 2016 (unaudited)	December 31, 2015
ASSETS
Current assets
Cash	$1,832	$368
Accounts receivable, net of allowance of $197 and $87 ($117 and $138 from related party, respectively)	1,667	641
Inventories, net	3,042	777
Prepaid expenses and other current assets	76	15
Total current assets	6,617	1,801
Inventories, net	2,078	2,078
Property and equipment, net	1,166	792
Intangible assets, net	9,603	11,903
Total assets	$19,464	$16,574
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,836	$1,196
Accrued expenses	1,688	252
Accrued interest ($77 and $56 due to related party)	164	137
Due to related parties	27	324
Deferred revenue and customer deposits	215	149
Deferred rent	47	—
Convertible notes payable	—	781
Obligation under capital leases	54	54
Derivative liabilities	2,423	1,284
Total current liabilities	6,454	4,177
Long-term obligation under capital leases, net of current portion	67	106
Convertible note payable	2,000	2,000
Total liabilities	8,521	6,283
Series B convertible preferred stock – $0.00001 par value per share: 5,000,000 and 0 shares authorized at September 30, 2016 and December 31, 2015; 0 and 0 issued and outstanding as of September 30, 2016 and December 31, 2015	—	—
Total convertible preferred stock	—	—
Stockholders’ equity
Series D convertible preferred stock – $0.00001 par value per share: 5,000,000 shares authorized; 2,000,000 and 0 issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	—	—
Common stock – $0.00001 par value, 100,000,000 shares authorized, 1,928,354 and 168,565 shares issued and 1,928,352 and 168,563 outstanding as of September 30, 2016 and December 31, 2015, respectively	—	—
Additional paid in capital	211,112	198,710
Treasury stock, at cost – 2 shares at September 30, 2016 and December 31, 2015, respectively	(22)	(22)
Accumulated deficit	(200,147)	(188,397)
Total stockholders’ equity	10,943	10,291
Total liabilities and stockholders’ equity	$19,464	$16,574

The accompanying notes are an integral part of these condensed consolidated financial statements.

xG TECHNOLOGY, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT NET LOSS PER SHARE DATA)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$1,913	$189	$4,497	$1,146
Cost of revenue and operating expenses
Cost of components and personnel	970	114	2,210	689
Inventory valuation adjustments	80	—	192	—
General and administrative expenses	2,260	1,924	6,671	5,591
Research and development expenses	1,424	995	4,627	3,655
Amortization and depreciation	1,254	958	4,118	2,876
Total cost of revenue and operating expenses	5,988	3,991	17,818	12,811
Loss from operations	(4,075)	(3,802)	(13,321)	(11,665)
Other income (expense)
Changes in fair value of derivative liabilities	2,566	1,103	1,305	1,567
Offering expenses (See Note 8)	(526)	—	(684)	—
Gain on bargain purchase	—	—	2,749	—
Other expense	(924)	—	(981)	—
Interest expense, net	(147)	(362)	(818)	(457)
Total other income (expense)	969	741	1,571	1,110
Net loss	$(3,106)	$(3,061)	$(11,750)	$(10,555)
Preferred stock dividends and deemed dividends	—	—	(1,808)	(3,079)
Net loss attributable to common shareholders	$(3,106)	$(3,061)	$(13,558)	$(13,634)
Basic and diluted net loss per share	$(1.98)	$(50.18)	$(16.91)	$(324.62)
Weighted average number of shares outstanding basic and diluted	1,571	61	802	42

The accompanying notes are an integral part of these condensed consolidated financial statements.

xG TECHNOLOGY, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF
CHANGES IN STOCKHOLDERS’ EQUITY
(IN THOUSANDS, EXCEPT SHARE DATA)

	Series D Preferred Stock		Common Stock		Additional Paid In Capital	Treasury Stock	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, January 1, 2016	—	$—	168,565	$—	$198,710	$(22)	$(188,397)	$10,291
Net loss			—	—	—	—	(11,750)	(11,750)
Recognition of preferred stock issuable to IMT and issuance of initial tranches (See Note 1)	3,750,000	—	—	—	2,500	—	—	2,500
Stock based compensation	—	—	—	—	159	—	—	159
Compensation granted in common stock	—	—	282,309	—	1,960	—	—	1,960
Issuance of common stock in connection with underwritten offering	—	—	846,667	—	1,186	—	—	1,186
Issuance of common stock to settle amounts due to related parties	—	—	23,650	—	304	—	—	304
Issuance of common stock in connection with Series B Preferred Stock conversion	—	—	326,293	—	4,530	—	—	4,530
Issuance of common stock in connection with Series D Preferred Stock conversion	(1,750,000)	—	145,839	—	—	—	—	—
Issuance of common stock in connection with warrant exercise	—	—	64,466	—	492	—	—	492
Issuance of common stock in connection with conversion of convertible notes payable	—	—	60,912	—	610	—	—	610
Reclassification of derivative liabilities	—	—	—	—	2,379	—	—	2,379
Issuance of common stock in connection with repayment of accrued interest	—	—	9,653	—	90	—	—	90
Preferred stock dividends and deemed dividends	—	—	—	—	(1,808)	—	—	(1,808)
Balance, September 30, 2016	2,000,000	$—	1,928,354	$—	$211,112	$(22)	$(200,147)	$10,943

The accompanying notes are an integral part of these condensed consolidated financial statements.

xG TECHNOLOGY, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities
Net loss	$(11,750)	$(10,555)
Adjustments to reconcile net loss to net cash used in operating activities
Gain on bargain purchase	(2,749)	—
Stock based compensation	159	432
Payment made in stock (payroll and consultants)	1,960	1,542
Allowance for doubtful accounts	92	81
Depreciation and amortization	4,118	2,876
Change in fair value of derivative liabilities	(1,305)	(1,567)
Amortization of debt discount	50	43
Inventory valuation adjustment	192	—
Offering expenses (See Note 8)	684	163
Accrual of potential shortfall (See Note 7)	924	—
Changes in assets and liabilities
Accounts receivable	(442)	(532)
Inventory	872	529
Prepaid expenses and other current assets	(6)	132
Accounts payable	369	486
Accrued expenses and interest expense	131	94
Deferred revenue and customer deposits	(86)	(252)
Due to related parties	307	1,384
Net cash used in operating activities	(6,480)	(5,144)
Cash flows from investing activities
Cash disbursed in IMT acquisition, net	(23)	—
Capital expenditures for property and equipment	(12)	(160)
Capitalization of intangible assets	—	(1,716)
Net cash used in investing activities	(35)	(1,876)
Cash flows from financing activities
Repayment of capital lease obligation	(39)	(29)
Proceeds from multiple issuances of convertible preferred stock, common stock and warrants	9,539	6,647
Costs incurred in connection with multiple financings	(1,492)	—
Repayment of advances from related parties	(300)	—
Proceeds from issuance of convertible notes payable	1,000	1,470
Principle repayments of convertible notes payable	(1,221)	(702)
Proceeds from the exercise of warrants	492	17
Net cash provided by financing activities	7,979	7,403
Net increase in cash	1,464	383
Cash, beginning of period	368	758
Cash, end of period	$1,832	$1,141

The accompanying notes are an integral part of these condensed consolidated financial statements.

xG TECHNOLOGY, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
(IN THOUSANDS)

	Nine Months Ended September 30,
	2016	2015
Cash paid for interest	$626	$240
Cash paid for taxes	$—	$—
Supplemental cash flow disclosures of investing and financing activities
Issuance of common stock in connection with conversion of amounts due to related party	$—	$1,756
Conversion of Series B Convertible Preferred Stock into common stock	4,530	2,598
Conversion of Series D Convertible Preferred Stock into common stock	1,750	—
Reclassification of derivative liabilities to stockholders’ equity upon the exercise of warrants	2,379	1,197
Issuance of common stock in connection with the conversion of convertible notes payable	610	—
Amortization of commitment fees	—	135
Settlement of amounts due to related parties with issuance of common stock	304	—
Stock issued as payment of fees on convertible preferred stock	—	88
Dividends and deemed dividend on Series B Preferred Stock conversion	1,808	3,079
Stock issued as payment of interest on convertible notes	90	90
Purchase Consideration
Amount of consideration:	$3,000	—
Tangible assets acquired and liabilities assumed at fair value
Cash	$477	—
Accounts receivable	676	—
Inventories	3,329	—
Property and equipment	1,470	—
Other current assets	55	—
Accounts payable and deferred revenue	(423)	—
Deferred rent	(167)	—
Accrued expenses	(378)	—
Net tangible assets acquired	$5,039	—
Identifiable intangible assets
Trade names and technology	$350	—
Customer relationships	360	—
Total Identifiable Intangible Assets	$710	—
Total net assets acquired	$5,749
Consideration paid	3,000	—
Gain on bargain purchase	$2,749	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

xG Technology, Inc. (the “Company”), a Delaware corporation, has developed a broad portfolio of innovative intellectual property designed to enhance wireless communications. The Company’s intellectual property is embedded in proprietary software algorithms designed to offer cognitive interference mitigation and spectrum access solutions to organizations in a wide variety of industries, including national defense and rural broadband, which represent the primary vertical markets that the Company is initially targeting.

On January 29, 2016, the Company completed the acquisition of certain assets and liabilities that constitute the business of Integrated Microwave Technologies, LLC, a Delaware limited liability company (“IMT”), pursuant to an asset purchase agreement by and between the Company and IMT (the “Asset Purchase Agreement”). Pursuant to the terms of the Asset Purchase Agreement, the Company acquired substantially all of the assets and liabilities of IMT in connection with, necessary for or material to IMT’s business of designing, manufacturing and supplying of Coded Orthogonal Frequency Division Multiplexing (COFDM) microwave transmitters and receivers serving the broadcast, sports and entertainment, military, aerospace and government markets (the “Transaction”). The purchase price for the Transaction was $3,000,000, which was initially paid through: (i) the issuance of a promissory note in the principal amount of $1,500,000 due March 31, 2016 (the “Initial Payment Note”); and (ii) the issuance of a promissory note in the principal amount of $1,500,000 due July 29, 2017 (the “Deferred Payment Note”, and together with the Initial Payment Note, the “Payment Notes”). On April 12, 2016, the Company entered into an Asset Purchase Modification Agreement (the “Asset Purchase Modification Agreement”) with IMT, which terminated the Payment Notes, cancelling all principal due or to become due thereunder, and in their stead obligated the Company to: (i) upon execution of the Asset Purchase Modification Agreement, pay to IMT $500,000 plus any interest accumulated on the Payment Notes prior to their being cancelled; and (ii) prior to December 31, 2016, deliver to IMT shares (the “Series D Shares”) of the Company’s Series D Convertible Preferred Stock, par value $0.00001 per share, (the “Series D Preferred Stock”) having an aggregate value of cash proceeds (“Cash Proceeds”), upon conversion of such Series D Shares into shares of common stock underlying such Series D Shares, of not less than $2,500,000, plus interest accrued thereon at 9% per annum, with such Series D Shares to be issued in tranches of $250,000 (the “Tranches”). If IMT does not realize Cash Proceeds of at least $2,500,000 by December 31, 2016, the Company will be required to either issue additional shares of common stock to IMT, or otherwise raise additional funds to cover the shortfall. Cash Proceeds are determined by the cash or cash equivalents received by IMT upon sale of the shares of common stock issued to IMT upon conversion of any Series D Shares, net of any transaction costs or expenses. Each time a new Tranche is issued, IMT shall be obligated to provide evidence of its current Cash Proceeds and the remaining amount of the $2,500,000 (plus interest) due. The first Tranche was due within ten days of the execution of the Asset Purchase Modification Agreement, and subsequent Tranches are due upon notice from IMT that IMT has disposed of the Series D Shares of the prior Tranche. The Company paid IMT $500,000 plus accrued interest on April 15, 2016. As of November 14, 2016, 5,750,000 shares of Series D Convertible Preferred Stock have been issued, of which 3,750,000 have been converted into 312,501 shares of common stock.

IMT comprises the microwave brands Nucomm and RF Central offering customers worldwide complete video solutions. Nucomm is a premium brand of digital broadcast microwave video systems. RF Central is an innovative brand of compact microwave video equipment for licensed and license-free sports and entertainment applications. IMT is a trusted provider of mission-critical wireless video solutions to state, local and federal police departments. The xG subsidiary, Integrated Microwave Technology, LLC was formed in February 2016 as a Delaware limited liability company.

Delisting Notice

On September 29, 2015, the Company received written notice from NASDAQ notifying us that we were not in compliance with the minimum bid price requirement set forth in NASDAQ Listing Rule 5550(a)(2) for

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

continued listing on the NASDAQ, as the closing bid price for the Company’s common stock was below $1.00 per share for the last thirty (30) consecutive business days. In accordance with NASDAQ listing rules, the Company was afforded 180 calendar days, or until March 28, 2016, to regain compliance with NASDAQ Listing Rule 5550(a)(2). The Company was unable to regain compliance with the bid price requirement by March 28, 2016.

On March 29, 2016, the Company received written notice (the “Notice”) from NASDAQ that it had granted the Company an additional 180 calendar days, or until September 26, 2016, to regain compliance with the minimum bid price requirement of $1.00 per share for continued listing on NASDAQ, pursuant to NASDAQ Listing Rule 5810(c)(3)(A)(ii).

The NASDAQ determination to grant the second compliance period was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the NASDAQ, with the exception of the bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

To regain compliance, the bid price of the Company’s common stock must have a closing bid price of at least $1.00 per share for a minimum of ten (10) consecutive business days at any time during the second 180-day compliance period. On June 20, 2016, the Company effected a 1-for-12 reverse stock split of its outstanding common stock as a measure to regain compliance. On August 19, 2016, the Company filed a Definitive Proxy for a special shareholders meeting to be held on September 22, 2016, asking for the shareholders to grant the Board of Directors approval to execute another reverse stock split, if necessary. The meeting was adjourned to November 16, 2016 to allow additional time for the stockholders to vote on the proposal.

On September 27, 2016, the Company received a determination letter (the “Letter”) from the staff of NASDAQ stating that the Company has not regained compliance with the NASDAQ minimum bid price of $1.00 requirement for continued listing set forth in NASDAQ Listing Rule 5550(a)(2). Pursuant to the Letter, unless the Company requests a hearing to appeal this determination by October 4, 2016, the Company’s common stock will be delisted from The Nasdaq Capital Market, trading of the Company’s common stock will be suspended at the opening of business on October 6, 2016, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s common stock from listing and registration on Nasdaq.

The Company has requested a hearing before a Nasdaq Hearing Panel (the “Panel”). The Company will be asked to provide the Panel with a plan to regain compliance with the minimum bid price requirement of Listing Rule 5550(a)(2). The Company’s plan will need to include a discussion of the events that the Company believes will enable it to timely regain compliance with such requirement. The Company intends to submit a plan that it believes will be sufficient to permit the Company to regain compliance with the minimum bid price requirement. While the appeal process is pending, the suspension of trading of the Company’s common stock is stayed, and the Company’s common stock will continue to trade on Nasdaq until the hearing process concludes and the Panel issues a written decision.

There can be no assurance that the Panel will grant the Company’s request for a suspension of delisting or continued listing on Nasdaq. If the Company’s common stock ceases to be listed for trading on The Nasdaq Capital Market, the Company would expect that its common stock would be traded on one of the three tiered marketplaces of the OTC Markets Group.

In the event that the Company’s common stock is delisted from the NASDAQ, and is not eligible for quotation on another market or exchange, trading of its common stock could be conducted in the

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheet or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, the Company’s common stock, and there would likely also be a reduction in the Company’s coverage by securities analysts and the news media, which could cause the price of its common stock to decline further. Also, it may be difficult for the Company to raise additional capital if it is not listed on a major exchange.

Reverse Stock Split

On June 10, 2016, the Company’s Board of Directors (the “Board”) approved a resolution to amend the Company’s Certificate of Incorporation and to authorize the Company to effect a reverse split of the Company’s outstanding common stock at a ratio of 1-for-12. On June 20, 2016, the Company effected the 1-for-12 reverse stock split. Upon effectiveness of the reverse stock split, every 12 shares of outstanding common stock decreased to one share of common stock. Throughout this quarterly report the reverse split has been retroactively applied to all periods presented.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements were prepared using accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions to Form 10-Q and Regulation S-X. Accordingly, these financial statements do not include all information or notes required by GAAP for annual financial statements and should be read in conjunction with the financial statements as filed on the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

In the opinion of management, the unaudited condensed consolidated financial statements included herein contain all adjustments necessary to present fairly the Company’s financial position as of September 30, 2016, the results of its operations for the three and nine months ended September 30, 2016 and 2015, and the results of its cash flows for the nine months ended September 30, 2016 and 2015. Such adjustments are of a normal recurring nature. The results of operations for the three and nine months ended September 30, 2016 may not be indicative of results for the full year ending December 31, 2016.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of xG Technology, Inc. and its wholly-owned subsidiary since the date the acquisition of IMT was completed. All intercompany transactions and balances have been eliminated in consolidation.

Reclassifications

Certain reclassifications have been made in the unaudited consolidated financial statements for comparative purposes. These reclassifications have no effect on the results of operations or financial position of the Company.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions include reserves and write-downs related to receivables and inventories, the recoverability of long-lived assets, the valuation allowance relating to the Company’s deferred tax assets, valuation of equity and derivative instruments, and debt discounts and the valuation of the assets and liabilities acquired in the acquisition of IMT.

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Revenue Recognition

The Company recognizes revenues when persuasive evidence of an arrangement exists, services have been rendered, the price is fixed and determinable, and collectability is reasonably assured. Revenues from management and consulting, time-and-materials service contracts, maintenance agreements and other services are recognized as the services are provided or at the time the goods are shipped and title has passed.

Loss Per Share

The Company computes basic net loss per share by dividing net loss per share available to common stockholders by the weighted average number of common shares outstanding for the period, excluding the effects of any potentially dilutive securities. Diluted loss per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable. The computation of basic loss per share at September 30, 2016 and 2015 excludes the potentially dilutive securities for 1.4 million shares and 0.09 million shares, respectively, underlying the options, warrants, convertible debt and convertible preferred stock, as their effect on loss per share would be anti-dilutive.

Fair Value of Financial Instruments

GAAP requires disclosing the fair value of financial instruments to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

In assessing the fair value of financial instruments, the Company uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including, accounts receivable, accounts payable, and accrued expenses, the Company estimated that the carrying amount approximated fair value because of the short maturities of these instruments. All debt is based on current rates at which the Company could borrow funds with similar remaining maturities and approximates fair value.

GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use on unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is described below:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —	Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.
Level 3 —	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

Subsequent Events

Management has evaluated subsequent events or transactions occurring through the date the condensed consolidated financial statements were issued and determined that no events or transactions are required to be disclosed herein, except as disclosed.

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Recently Issued Accounting Principles

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations. The purpose of ASU 2016-08 is to clarify the implementation of guidance on principal versus agent considerations. The amendments in ASU 2016-08 are effective for interim and annual reporting periods beginning after December 15, 2017. The Company is currently assessing the impact of ASU 2016-08 on the condensed consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. Under ASU No. 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU No. 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU No. 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU No. 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU No. 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. Under current U.S. GAAP, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The amendments of this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted but all of the guidance must be adopted in the same period. The Company is currently assessing the impact that ASU No. 2016-09 will have on its condensed consolidated financial statements.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers. The new guidance is an update to ASC 606 and provides clarity on: identifying performance obligations and licensing implementation. For public companies, ASU No. 2016-10 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2016. The Company is currently evaluating the impact that ASU No. 2016-10 will have on its condensed consolidated financial statements.

In May 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients”, which narrowly amended the revenue recognition guidance regarding collectability, noncash consideration, presentation of sales tax and transition and is effective during the same period as ASU 2014-09. The Company is currently evaluating the provisions of this standard and assessing its impact on the Company’s condensed consolidated financial statements and disclosures.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Clarification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which eliminates the diversity in practice related to classification of certain cash receipts and payments in the statement of cash flows, by adding or clarifying guidance on eight specific cash flow issues. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. The Company has not yet determined the effect of the adoption of this standard on the Company’s consolidated financial position and results of operations.

The FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e., January 1, 2019, for a calendar year entity). Early application is permitted for all public business entities and all nonpublic business entities upon issuance. The Company has not yet determined the effect of the adoption of this standard on the Company’s consolidated financial position and results of operations.

NOTE 2 — GOING CONCERN

The condensed consolidated financial statements have been prepared in conformity with GAAP which contemplate continuation of the Company as a going concern. At September 30, 2016, the Company has an accumulated deficit of $200.1 million and a net loss of approximately $11.8 million for the nine months ended September 30, 2016. As of September 30, 2016, the Company has been funding its business principally through debt and equity financings and advances from related parties. The Company continues to experience significantly long sales cycles in certain areas, most notably, in the first responder, public safety, military and rural telco markets. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability to recognize revenue and ultimately cash receipts is contingent upon, but not limited to, acceptable performance of the delivered equipment and services. If the Company is unable to raise additional capital and/or close on some of its revenue producing opportunities in the near term, the carrying value of its assets may be materially impacted. The financial statements do not include any adjustments related to the recovery and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

NOTE 3 — ACQUISITION OF IMT

Acquisition of Integrated Microwave Technologies, LLC

The fair value of the purchase consideration issued to the sellers of IMT was allocated to the net tangible assets acquired and to the separately identifiable intangibles on January 29, 2016, the date the acquisition closed. The excess of the aggregate fair value of the net tangible assets and identified intangible assets has been treated as a gain on bargain purchase in accordance with ASC 805. The purchase price allocation was based, in part, on management’s knowledge of IMT’s business and the results of a third party appraisal commissioned by management. The third party appraisal commissioned by management was finalized during the second quarter which resulted in the modification of the fair values estimated of certain assets acquired as compared to the preliminary amounts initially reported.

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 — ACQUISITION OF IMT - (continued)

Purchase Consideration
Amount of consideration:	$3,000,000
Tangible assets acquired and liabilities assumed at fair value
Cash	$477,000
Accounts receivable	676,000
Inventories	3,329,000
Property and equipment	1,470,000
Other current assets	55,000
Accounts payable and deferred revenue	(423,000)
Deferred rent	(167,000)
Accrued expenses	(378,000)
Net tangible assets acquired	$5,039,000
Identifiable intangible assets
Trade names and technology	$350,000
Customer relationships	360,000
Total Identifiable Intangible Assets	$710,000
Total net assets acquired	$5,749,000
Consideration paid	3,000,000
Gain on bargain purchase	$2,749,000

The following presents the unaudited pro-forma combined results of operations of the Company with IMT as if the acquisition occurred on January 1, 2015.

	Three Months Ended September 30, 2015	Nine Months Ended September 30,
		2016	2015
Revenues, net	$2,860	$4,981	$6,912
Net loss allocable to common shareholders	$(2,996)	$(13,835)	$(14,636)
Net loss per share	$(49.11)	$(17.25)	$(348.48)
Weighted average number of shares outstanding	61	802	42

The unaudited pro-forma results of operations are presented for information purposes only. The unaudited pro-forma results of operations are not intended to present actual results that would have been attained had the acquisition been completed as of January 1, 2015 or to project potential operating results as of any future date or for any future periods.

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 4 — INTANGIBLE ASSETS

Intangible assets consist of the following:

	Software Development Costs		Patents & Licenses		Trade Names & Technology				Customer Relationships				Net
	Costs	Accumulated Amortization	Costs	Accumulated Amortization	Costs		Accumulated Amortization		Costs		Accumulated Amortization
Balance as of December 31, 2015	$18,647,000	$(11,500,000)	$12,378,000	$(7,622,000)	$		$		$		$		$11,903,000
Additions	—	—	—	—		350,000		—		360,000		—	710,000
Amortization	—	(2,461,000)	—	(498,000)		—		(26,000)		—		(25,000)	(3,010,000)
Balance as of September 30, 2016	$18,647,000	$(13,961,000)	$12,378,000	$(8,120,000)		$350,000		$(26,000)		$360,000		$(25,000)	$9,603,000

Software Development Costs

At September 30, 2016 and December 31, 2015, the Company has net software capitalized costs of $4.7 million and $7.2 million, respectively. During the nine months ended September 30, 2016 and 2015, the Company recognized amortization of software development costs of $2.5 million and $2.2 million, respectively. During the three months ended September 30, 2016 and 2015, the Company recognized amortization of software development costs available for sale of $0.7 million and $0.8 million, respectively.

Patents & Licenses

At September 30, 2016 and December 31, 2015, the Company has net capitalized patents and licenses of $4.3 million and $4.8 million, respectively. The Company amortizes patents and licenses that have been filed over their useful lives which range between 18.5 to 20 years. The Company recognized $0.5 million of amortization expense related to patents and licenses for the nine months ended September 30, 2016 and 2015 and $0.2 million for the three months ended September 30, 2016 and 2015.

Other Intangible Assets

The Company’s remaining intangible assets include the trade names and customer lists acquired in its acquisition of IMT. The Company amortizes Trade Names and Customer Relationships over their useful lives which range between 6 to 15 years.

Future estimated amortization expense for the Company’s intangible assets is as follows:

Balance 2016	$1,047,000
2017	3,642,000
2018	1,754,000
2019	738,000
2020	738,000
2021 and thereafter	1,684,000
$9,603,000

NOTE 5 — CONVERTIBLE NOTES PAYABLE

Treco

On October 6, 2011, the Company entered into a convertible promissory note (the “$2 Million Convertible Note”) in favor of Treco International, S.A. (“Treco”), as part of the settlement compensation to Treco for terminating an infrastructure agreement. The $2 Million Convertible Note is payable on its maturity date, October 6, 2018 and is convertible, at Treco’s option, into common shares of the Company at a price of $35.00 per share. Interest at the rate of 9% per year is payable semi-annually in cash or shares, at the

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 5 — CONVERTIBLE NOTES PAYABLE - (continued)

Company’s option. The accrued interest at September 30, 2016 was $87,000. On July 19, 2016, the Company issued 9,653 common shares as the semi-annual payment of interest of $90,000.

$500,000 Securities Purchase Agreement

On January 29, 2016, the Company entered into a securities purchase agreement pursuant to which the Company sold 5% Senior Secured Convertible Promissory Notes (the “5% Convertible Notes”) to accredited investors for an aggregate purchase price of $500,000. In connection with the February 2016 offering (as disclosed in Note 7), all of the outstanding obligations under the 5% Convertible Notes were repaid. In connection with the repayment, the Company paid interest and prepayment penalties of $178,000, which is included in interest expense in the condensed consolidated statements of operations for the three and nine months ended September 30, 2016.

April 2016 Financing

On April 15, 2016, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain accredited investors pursuant to which it sold a principal amount of $550,000 of 5% Senior Secured Convertible Promissory Notes for an aggregate purchase price of $500,000 (the “April 5% Convertible Notes”). The original issue discount of $50,000 was recorded as a debt discount and was fully amortized and recorded as interest expense for the nine months ending September 30, 2016. In connection with the Securities Purchase Agreement, the Company also entered into a security agreement, dated April 15, 2016, pursuant to which the Company granted the investors a security interest in all of its assets. As of September 30, 2016, $360,000 of principal was converted into 45,834 shares of common stock. On July 20, 2016, the Company repaid the remaining outstanding principal of $190,276, $20,625 in interest and $63,270 in prepayment penalties to the note holders. All of the Company’s obligations under the convertible notes issued in connection with the Securities Purchase Agreement have been extinguished.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Leases:

The Company’s office rental, deployment sites and warehouse facility expenses equaled in aggregate approximately $163,000 and $119,000 for the three months ended September 30, 2016 and 2015, respectively, and $493,000 and $337,000 for the nine months ended September 30, 2016 and 2015, respectively. The leases in connection with these facilities will expire on different dates from 2016 through 2019. Total obligation under minimum future annual rentals, exclusive of real estate taxes and related costs, are approximately as follows:

Amount
Balance 2016	$241,000
2017	255,000
2018	87,000
2019	66,000
$649,000

In connection with the acquisition of IMT, the Company assumed the lease obligations relating to IMT’s warehouse and office space. Future payments under such lease will amount to $90,000 for the year ending December 31, 2016 and $60,000 for the year ending December 31, 2017. IMT’s lease expires in February of 2017.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 6 — COMMITMENTS AND CONTINGENCIES - (continued)

Legal:

The Company is subject, from time to time, to claims by third parties under various legal matters. The defense of such claims, or any adverse outcome relating to any such claims, could have a material adverse effect on the Company’s liquidity, financial condition and cash flows. As of September 30, 2016 the Company did not have any material legal actions pending.

NOTE 7 — PREFERRED STOCK

Series A Preferred Stock and Series C Preferred Stock

The Series A Convertible Preferred Stock and Series C Convertible Preferred Stock were cancelled on February 5, 2016.

Series B Preferred Stock

On February 5, 2016, the Company filed an Amended and Restated Certificate of Designation of its Series B Convertible Preferred Stock (the “Series B Preferred Stock”) to modify the terms of the Series B Preferred stock and the following terms were amended:

Dividends on Series B Preferred Stock

Holders of Series B Preferred Stock shall be entitled to receive from the first date of issuance of the Series B Preferred Stock until the Maturity Date cumulative dividends at a rate of 12.5% per annum. The Company shall have the right to pay dividends in cash or shares of common stock on the Maturity Date or in cash on any applicable redemption date or, with respect to Series B Preferred Stock that is converted, as part of the conversion amount.

Redemption of Series B Preferred Stock

Upon the occurrence of certain triggering events (including if the Series B Preferred Stock or common stock underlying the Series B Preferred Stock is not freely tradeable without restriction; the failure of the common stock to be listed on the NASDAQ Capital Market or other national securities exchange; and bankruptcy, insolvency, reorganization or liquidation proceedings instituted against us shall not be dismissed in thirty (30) days or the voluntary commencement of such proceedings by us), the holders of Series B Preferred Stock shall have the right to require the Company, by written notice, to redeem all or any of the shares of Series B Preferred Stock at a price equal to the greater of (i) 125% of the conversion amount to be redeemed and (ii) the product of (a) the conversion amount divided by the lower of (x) $30.00 or (y) 87.5% of the lowest volume weighted average price of our common stock during the five (5) consecutive trading-day period ending and including the trading day immediately preceding the delivery of the applicable conversion notice multiplied by (b) 125% of the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such triggering event and ending on the date the Company makes the entire redemption payment to the holder of Series B Preferred Stock; provided that the conversion price will not be less than the Floor Price, which Floor Price will not be adjusted for stock splits, share combinations and similar transactions. The Floor Price is $1.20 per share.

February 2016 Financing

On February 29, 2016, the Company closed a public offering of 29,639 Units, at a price of $120.00 per Unit, each of which consists of one share of Series B Preferred Stock (as amended) and 0.5 of a Warrant to purchase one share of its common stock at an exercise price of $25.20 per Warrant. The Company received approximately $3,556,660 in gross proceeds from the offering, and incurred costs of $604,000 which were included in temporary equity on the grant date. Roth Capital Partners acted as sole placement agent for the offering. As further discussed in Note 9, the warrants issued in connection with the February 2016 Financing contain provisions permitted the holders to net cash settle upon certain events at the Company. As such, the

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 7 — PREFERRED STOCK - (continued)

warrants were accounted for as derivative liabilities. Of the total gross proceeds received by the Company, $231,000 were allocated to the fair value of the warrant liabilities on the date of the transaction.

In connection with the February 2016 offering, the Company repaid $1,030,611 in principal on its 5% and 8% convertible notes, and paid, $48,113 interest and $377,935 in prepayment penalties to the note holders. All of the Company’s obligations under the 8% and 5% Convertible Notes have been extinguished.

From March 1, 2016 to September 30, 2016, all of the Company’s outstanding shares of the Series B Preferred Stock have been converted into 326,630 shares of common stock. As of September 30, 2016, none of the Series B Preferred Stock remains outstanding. As a result of the conversion, the Company recorded contractual and deemed dividends of $1,808,000, which represents the difference in the fair value of the common stock issued ($4,530,000) and original net carrying value of the preferred stock converted ($2,772,000).

Series D Convertible Preferred Stock

As previously disclosed in Note 1, in connection with the acquisition of IMT, the Company is obligated to issue to IMT an amount of Series D Convertible Shares equal to at least $2,500,000. On the date the Asset Purchase Modification Agreement was completed, the fair value of the obligation to IMT was determined to be $2,500,000 and was included in Series D Preferred Stock Issuable on the condensed consolidated balance sheet. During the nine months ended September 30, 2016, the Company issued 3,750,000 shares of its Series D Preferred Stock, of which 1,750,000 shares were then converted into 145,834 shares of the Company’s common stock.

Pursuant to the Asset Purchase Modification Agreement, the Company is required to issue Series D Shares to IMT on an on-going basis until IMT realizes cash proceeds of at least $2,500,000. If IMT does not realize Cash Proceeds of at least $2,500,000 by December 31, 2016, the Company will be required to either issue additional shares of common stock to IMT, or otherwise raise additional funds to cover the shortfall. The Company has accrued $924,000 in connection with the potential shortfall as within other expenses in the unaudited condensed consolidated statement of operations for the three and nine months ended September 30, 2016 and within accrued expenses on the unaudited condensed consolidated balance sheets as of September 30, 2016. Interest expense recorded for the nine months ended September 30, 2016 and 2015 was $77,000 and $0, respectively.

Stated Value

The stated value of the Series D Convertible Preferred Stock (the “Series D Preferred Stock”) is $1.00 per share.

Ranking

The Series D Preferred Stock shall rank junior to the Series B Preferred Stock, $0.00001 par value per share, of the Company in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution or winding up of the Company. The Series D Preferred Stock will rank senior to all of the Company’s common stock and other classes of capital stock with respect to dividend rights and/or rights upon distributions, liquidation, dissolution or winding up of the Company, other than to the Series B Preferred Stock and any class of parity stock that the holders of a majority of the outstanding shares of Series D Preferred Stock consent to the creation of.

Liquidation Preference of Preferred Stock

Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, before the payment of any amount to the holder of shares of junior stock, but pari passu with any parity stock, the holders of Preferred Stock are entitled to receive the amount equal to the greater of (i) the stated value of the Series D Preferred Stock or (ii) the amount the holder of Series D Preferred Stock would receive if such

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 7 — PREFERRED STOCK - (continued)

holder converted the Series D Preferred Stock into common stock immediately prior to the date of the liquidation event, including accrued and unpaid dividends.

Conversion Rights of Preferred

A holder of Series D Preferred Stock shall have the right to convert the Series D Preferred Stock, in whole or in part, upon written notice to the Company at a conversion price equal to $1.20 per share, which is adjusted for any share dividend, share split, share combination, reclassification or similar transaction that proportionately decreases or increases the common stock.

Voting Rights

Except with respect to certain material changes in the terms of the Series D Preferred Stock and certain other matters, and except as may be required by Delaware law, holders of Preferred Stock shall have no voting rights. The approval of a majority of the holders of the Series D Preferred Stock is required to amend the Certificate of Designations.

NOTE 8 — STOCKHOLDERS’ EQUITY

August 2015 Warrants

As a result of the Series B Preferred Stock having a floor price of $12.00 in the February 2016 offering, the exercise price of the unexercised Series A warrants remaining from the August 2015 Financing was adjusted to $12.00. On April 29, 2016, the Company entered into additional amendments with certain holders of the Series A warrants to reduce the exercise price to between $6.00 and $8.40. From February 29, 2016 to September 30, 2016, 49,647 of the Series A Warrants were exercised into 49,647 shares of the Company’s common stock. The Company received $367,000 in gross proceeds from the exercise. At the time the Company modifies an exercise price, the warrant liabilities are marked to market with the resulting change in fair value included in change in fair value of derivative liabilities on the condensed consolidated statement of operations.

February 2016 Warrants

On April 29, 2016, the Company entered into amendments with certain holders of the February warrants to reduce the exercise price to $8.40. From April 1, 2016 to September 30, 2016, 14,820 of the warrants issued in connection with the February 2016 financing, have been exercised into 14,820 shares of common stock. The Company received $125,000 in gross proceeds from the exercise. At the time the Company modifies an exercise price, the warrant liabilities are marked to market with the resulting change in fair value included in change in fair value of derivative liabilities on the condensed consolidated statement of operations.

May 2016 Financing

On May 16, 2016, the Company closed an offering of units in which the Company offered 116,667 Units, at a price of $8.40 per Unit, each consisting of one share of common stock, par value $0.00001 per share, and one warrant to purchase one share of common stock at an exercise price of $13.79 per share. The Company received approximately $980,000 in gross proceeds from the offering, before deducting placement agent fees and offering expenses of $187,000. Roth Capital Partners acted as sole placement agent for the offering. The Warrants will be exercisable beginning on November 16, 2016 at an exercise price of $13.79 per share. The Warrants will expire on the fifth (5th) anniversary of the initial date of issuance.

As discussed in Note 9, the warrants issued in the May 2016 Financing contain provisions whereby the holder can net cash settle upon certain events occurring at the Company. As such, the warrants were recorded by the Company as derivative liabilities upon completion of the May 2016 Financing. Of the total gross proceeds, $826,000 were recorded as derivative liabilities and $154,000 were recorded within stockholders’ equity at the date of issuance. Of the total aggregate costs of the offering, $158,000 were included in other

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 8 — STOCKHOLDERS’ EQUITY - (continued)

expense on the condensed consolidated statements of operations for the three and nine months ended September 30, 2016 and $29,000 were recorded as a reduction to stockholders’ equity.

Conversions of 8% Notes

During the nine months ended September 30, 2016, the holders of the 8% Convertible notes converted $250,000 of principal into 15,079 shares of common stock.

Conversion of April 2016 Notes

As of September 30, 2016, the holders of the April 5% Convertible Notes converted $360,000 of principal into 45,834 shares of common stock.

July 2016 Financing

On July 20, 2016, the Company closed an underwritten public offering of Units. The Company sold 730,000 Units, at a price of $6.85 per Unit, each of which consists of one share of common stock, par value $0.00001 per share, and 1.25 of a warrant to purchase one share of common stock at an exercise price of $0.685 per share. The Company also granted to the underwriters a 45-day option to acquire an additional 109,500 shares of common stock and/or warrants to purchase 136,875 shares of common stock to cover over-allotments. On July 15, 2016, the underwriters exercised their over-allotment option to purchase warrants to purchase 136,875 shares of common stock. The Company received approximately $5 million in gross proceeds from the offering, including exercise of the over-allotment option, before deducting the underwriting discount and offering expenses payable by the Company of approximately $701,000. The Warrants will expire on the fifth (5th) anniversary of the initial date of issuance.

Other Common Stock Issuances

During the nine months ended September 30, 2016, the Company issued a total of 282,310 shares of common stock with a grant date fair value of $1,960,000 to employees, directors, consultants and general counsel in lieu of paying cash for their services.

Warrants and Options

During the three and nine months ended September 30, 2016, the Company recorded $39,000 and $264,000, respectively, as stock compensation expense from the amortization of stock options issued in prior periods. During the three and nine months ended September 30, 2015, the Company recorded $153,000 and $432,000, respectively as stock compensation expense from the amortization of stock options issued in prior periods.

A summary of the warrant and option activity is as follows:

Warrants

	Number of Warrants (in Shares)	Weighted Average Exercise Price
Outstanding January 1, 2016	75,162	$505.20
Granted	1,262,426	$8.30
Exercised	(142,278)	$52.50
Forfeited or Expired	(4,239)	$820.00
Outstanding, September 30, 2016	1,191,071	$31.51
Exercisable, September 30, 2016	1,191,071	$31.51

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 8 — STOCKHOLDERS’ EQUITY - (continued)

Options

	Number of Options (in Shares)	Weighted Average Exercise Price
Outstanding January 1, 2016	2,527	$9,588
Granted	—	—
Exercised	—	—
Forfeited or Expired	(738)	$23,279
Outstanding, September 30, 2016	1,789	$3,943
Exercisable, September 30, 2016	1,010	$6,643

NOTE 9 — DERIVATIVE LIABILITIES

Each of the warrants issued in connection with the August 2015 underwritten offering, the February 2016 Series B Preferred Stock Offering, May 2016 Financing and July 2016 Financing have been accounted for as derivative liabilities as each of the warrants contain a net cash settlement provision whereby, upon certain fundamental events, the holders could put the warrants back to the Company for cash.

The following are the key assumptions that were used in connection with the valuation of the warrants exercisable into common stock as of September 30, 2016:

Number of shares underlying the warrants on September 30, 2016	977,747
Fair market value of stock	$2.88
Exercise price	$6.85 to $2,400
Volatility	156% to 214%
Risk-free interest rate	0.57% to 0.85%
Expected dividend yield	—
Warrant life (years)	2.1 to 4.8

Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s accounting and finance department, who report to the Chief Financial Officer, determine its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s accounting and finance department and are approved by the Chief Financial Officer.

Level 3 Valuation Techniques:

Level 3 financial liabilities consist of the derivative liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate. The Company deems financial instruments which do not have fixed settlement provisions to be derivative instruments. In accordance with ASC Topic 480, Distinguishing Liabilities from Equity, the fair value of these warrants is classified as a liability on the Company’s Condensed Consolidated Balance Sheets because, according to the terms of the warrants, a fundamental transaction could give rise to an obligation of the Company to pay cash to its warrant holders. Such instruments do not have fixed settlement provisions and have been recorded as derivative liabilities. Corresponding changes in the fair value of the derivative liabilities are recognized in earnings on the Company’s Condensed Consolidated Statements of Operations in each subsequent period.

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 9 — DERIVATIVE LIABILITIES - (continued)

The Company’s derivative liabilities are carried at fair value and were classified as Level 3 in the fair value hierarchy due to the use of significant unobservable inputs. In order to calculate fair value, the Company uses a binomial model style simulation, as the value of certain features of the warrant derivative liabilities would not be captured by the standard Black-Scholes model.

The following table sets forth a summary of the changes in the fair value of our Level 3 financial liabilities that are measured at fair value on a recurring basis:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Beginning balance	$1,222,000	$320,000	$1,284,000	$270,000
Recognition of conversion feature liability	—	—	—	769,000
Recognition of warrant liabilities on issuance dates	3,766,000	3,368,000	4,823,000	3,783,000
Reclassification to stockholders’ equity upon exercise	—	(1,196,000)	(2,379,000)	(1,866,000)
Change in fair value of derivative liabilities	(2,565,000)	(1,103,000)	(1,305,000)	(1,567,000)
Ending balance	$2,423,000	$1,389,000	$2,423,000	$1,389,000

NOTE 10 — RELATED PARTY TRANSACTIONS

MB Technology Holdings, LLC

On April 29, 2014, the Company entered into a management agreement (the “Management Agreement”) with MB Technology Holdings, LLC (“MBTH”), pursuant to which MBTH agreed to provide certain management and financial services to the Company for a monthly fee of $25,000. The Management Agreement was effective January 1, 2014. For the three and nine months ended September 30, 2016 and 2015, the Company incurred fees related to the Management Agreement of $75,000 and $225,000, respectively. Roger Branton, the Company’s Chief Financial Officer, and George Schmitt, the Company’s Chief Executive Officer and Chairman of the Board, are directors of MBTH, and Richard Mooers, a director of the Company, is the CEO and a director of MBTH.

The Company has agreed to award MBTH a 3% cash success fee if MBTH arranges financing for the Company, arranges a merger, consolidation or sale by the Company of substantially all of its assets. The Company incurred approximately $436,000 as a success fee for equity financings that closed between August 1, 2015 and September 30, 2016, which was recorded as General and Administrative expense as consulting fees.

On March 3, 2016, our Board of Directors approved the issuance of up to $300,000 in shares of common stock to MBTH as compensation for financial services in connection with the IMT acquisition. Such shares of common stock were to be issued to MBTH in an initial tranche in the amount of $150,000 on March 15, 2016, which shares of common stock have not yet been issued and a second tranche to MBTH of up to $150,000 in shares of common stock if IMT achieves certain performance goals by December 31, 2016. On August 10, 2016, the disinterested members of the Board of Directors believing it to be in the best interest of the Company, resolved to pay the award in cash instead of shares. The Company accrued $150,000 in the due to related party balance owed to MBTH and has paid these cash fees as of the date of this report.

During the three and nine months ended September 30, 2016, the Company issued 16,633 and 25,597 shares of common stock, respectively, to MBTH in settlement of amounts due of $60,000 and $304,000. In addition during the nine months ended September 30, 2016, the Company repaid $355,000 of amounts due to MBTH in cash. The balances outstanding to MBTH at September 30, 2016 and

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 10 — RELATED PARTY TRANSACTIONS - (continued)

December 31, 2015 are $27,000 and $24,000, respectively and these amounts have been included in due to related parties on the Condensed Consolidated Balance Sheet.

George Schmitt — Due to Related Party

On July 25, 2016, the Company repaid the outstanding principal totaling $300,000 and $70,484 in interest to George Schmitt, Chief Executive Officer and Chairman of the Board. As of September 30, 2016, the Company has repaid in full the advances George Schmitt made to the Company in 2015. For the three and nine months ended September 30, 2016, the Company accrued interest expense of $2,000 and $14,000, respectively.

NOTE 11 — CONCENTRATIONS

During the nine months ended September 30, 2016, the Company did not record revenue from individual sales or services rendered in excess of 10% of the Company’s total consolidated sales. During the three months ended September 30, 2016, the Company recorded revenue from individual sales or services rendered from two customers of $272,000 (14%) and $261,000 (14%), both in excess of 10% of the Company’s total consolidated sales.

During the nine months ended September 30, 2015, the Company recorded revenue from individual sales or services rendered from three customers of $457,000 (40%), $216,000 (19%) and $137,000 (12%), all of which are in excess of 10% of the Company’s total sales. During the three months ended September 30, 2015, the Company recorded revenue from individual sales or services from two customers of $111,000 (59%) and $24,000 (13%) in excess of 10% of the Company’s total sales.

At September 30, 2016, approximately 42% of net accounts receivable was due from three customers, respectively, as follows: $272,000 (16%), $232,000 (14%) and $189,000 (11%) due from unrelated parties. At December 31, 2015, approximately 100% of net accounts receivable was due from three customers broken down individually as follows: $272,000 (43%) and $231,000 (36%) due from unrelated parties, and $138,000 (21%) due from a related party.

During the nine months ended September 30, 2016, approximately 44% of the Company’s inventory purchases were derived from three vendors. During the three months ended September 30, 2016, approximately 40% of the Company’s inventory purchases were derived from two vendors.

During the nine months ended September 30, 2015, approximately 52% of the Company’s inventory purchases were derived from two vendors. During the three months ended September 30, 2015, approximately 81% of the Company’s inventory purchases were derived from three vendors.

NOTE 12 — SUBSEQUENT EVENTS

Letter of Intent with Vislink PLC

On October 13, 2016, the Company signed a binding Letter of Intent (“LOI”) with Vislink PLC, an England and Wales public limited company (the “Seller” or “Vislink”), regarding the acquisition of certain assets and liabilities relating to the hardware segment of Vislink (the “Transaction”). The purchase price of the Transaction will be $16 million (the “Purchase Price”). The Company is required to raise at least one-third of the Purchase Price and place it in a restricted account to be used for closing of the Transaction within twenty (20) days of the receipt of pro-forma financial information (the “Financing Condition”). The parties intend to negotiate and execute a definitive asset purchase and sale agreement for the Transaction in accordance with the terms of the LOI.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 12 — SUBSEQUENT EVENTS - (continued)

The definitive asset purchase and sale agreement will include customary closing conditions including necessary approvals for an asset purchase of this size and scope. The Company and the Seller have agreed not to initiate or enter into any discussion with any other prospective purchaser of the assets and/or liabilities, or of the stock or business of Vislink prior to December 31, 2016. The LOI will terminate immediately if the Financing Condition is not met.

MBTH M&A Agreement

On November 29, 2016, the Company and MBTH entered into an acquisition services agreement (the “M&A Services Agreement”) pursuant to which the Company engaged MBTH to provide services in connection with merger and acquisition searches, negotiating and structuring deal terms and other related services. The M&A Services Agreement incorporates by reference the terms of the Management Agreement, as well as the Company’s agreement with MBTH on January 12, 2013 to pay MBTH a 3% success fee (the “3% Success Fee”) on any financing arranged for the Company, merger or consolidation of the Company or sale by the Company of substantially all of its assets. The M&A Services Agreement has the following additional terms:

(1)	The Company will pay MBTH an acquisition fee equal to the greater of $250,000 or 8% of the total acquisition price (the “Acquisition Fee”). Where possible, the Company will pay MBTH 50% of the Acquisition Fee at closing of a transaction, and in any case, not later than thirty (30) days following such closing, 25% of the Acquisition Fee three (3) months following such closing and 25% of the Acquisition Fee six (6) months following such closing.
(2)	In addition to any other fees, the Company will pay MBTH a due diligence fee of $250,000 only on successfully closed transactions. This due diligence fee shall be paid to MBTH as warrants to purchase shares of common stock of the Company in an amount equal to $250,000 divided by the lower of the market price of the common stock on the day of closing of the transaction or the price of equity offered to finance such acquisition. The exercise price of such warrants will be $0.01.
(3)	The Company and MBTH agreed to waive the 3% Success Fee in connection with the Company’s proposed acquisition of Vislink. The Company and MBTH also agreed to waive, on a case by case basis, the 3% Success Fee whenever any future Acquisition Fee is more than $1 million.
(4)	In the event the Company engages an independent, external advisor to value an acquisition and the valuation is higher than the price negotiated by MBTH on behalf of the Company, then MBTH will receive an additional fee of 5% of such gain.
(5)	MBTH has the option to convert up to 50% of its fees into shares of common stock of the Company, so long as the receivable remains outstanding. The conversion price will be the lower of 110% of the price of the common stock on the day of closing of a transaction or the price of equity securities offered in connection with any acquisition financing. If MBTH converts at least 25% of its fees, then the Company agrees to register all shares of common stock of the Company held by MBTH.
(6)	If MBTH’s services assist the Company in achieving forward sales of at least $50 million via acquisitions, then the Company agrees to offer MBTH a three (3) year option to acquire up to 25% of the Company’s shares of common stock outstanding after such issuance. The price per share of common stock will be 125% of the price of the Company’s common stock on the day the option is exercised.

The M&A Services Agreement is effective as of November 1, 2016 and will automatically renew annually, unless earlier terminated by the Company or MBTH upon thirty (30) days’ written notice.

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 12 — SUBSEQUENT EVENTS - (continued)

Reverse Stock Split

On December 7, 2016, the Board approved a resolution to amend the Company’s Certificate of Incorporation and to authorize the Company to effect a reverse split of the Company’s outstanding common stock at a ratio of 1-for-10. On December 15, 2016, the Company effected a one-for-ten reverse stock split. Upon effectiveness of the reverse stock split, every 10 shares of outstanding common stock decreased to one share of common stock. The effect of the December 15, 2016 one-for-ten reverse stock split was retrospectively reflected in these financial statements.

Conversions and Balances of Outstanding Series D Preferred Stock from April 2016 Asset Purchase Modification Agreement

Subsequent to September 30, 2016, the Company had issued 4,000,000 shares of its Series D Preferred Stock. From October 1, 2016 to November 14, 2016, the Company has issued 4,000,000 shares of its Series D Preferred Stock. From October 1, 2016 to December 16, 2016, 4,000,000 shares of the Series D Preferred Stock have been converted into 3,333,336 shares of common stock.

Other Common Stock Issuances

From October 1, 2016 to December 16, 2016, the Company issued a total of 211,068 shares of common stock having a fair value of $755,000 to employees, directors, consultants and general counsel in lieu of paying cash for their services.

xG TECHNOLOGY, INC.

December 31, 2015 and December 31, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Shareholders
of xG Technology, Inc.

We have audited the accompanying balance sheet of xG Technology, Inc. (the “Company”) as of December 31, 2015, and the related statements of operations, changes in stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of xG Technology, Inc. as of December 31, 2015, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 2, the Company has incurred significant net losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements of xG Technology, Inc. as of and for the year ended December 31, 2014, were audited by other auditors whose report dated March 31, 2015, expressed an unmodified opinion on those financial statements which contained an explanatory paragraph as to the Company’s ability to continue as a going concern. As discussed in Notes 18 and 19 to the financial statements, the Company has adjusted its 2014 financial statements to retrospectively apply the reverse stock splits to its common stock that occurred subsequent to the year ended December 31, 2015. The other auditors reported on the financial statements before the retrospective adjustments.

As part of our audit of the 2015 financial statements, we also audited the adjustments to the 2014 financial statements to retroactively apply the effects of the reverse stock splits that occurred subsequent to the year ended December 31, 2015 as described in Notes 18 and Note 19. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to xG Technology Inc.’s 2014 financial statements other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2014 financial statements as whole.

/s/ Marcum LLP

Marcum LLP
New York, NY
April 14, 2016, except for Note 18, as to which the date is June 20, 2016, and Note 19, as to which the date is December 20, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of xG Technology, Inc.

We have audited, before the effects of the adjustments to retrospectively apply the change in accounting related to the reverse stock splits described in Note 18 and Note 19, the accompanying balance sheet of xG Technology, Inc. (the “Company”) as of December 31, 2014, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended (the 2014 financial statements before the effects of the adjustments related to the reverse stock splits discussed in Note 18 and Note 19 are not presented herein). The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, before the effects of the adjustments to retrospectively apply the change in accounting related to the reverse stock splits described in Note 18 and Note 19, the financial statements referred to above present fairly, in all material respects, the financial position of xG Technology, Inc. as of December 31, 2014, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has recurring losses. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include and adjustments relating to the recoverability and classification of assets carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

We were not engaged to audit, review or apply any procedures to the adjustments to retrospectively apply the change in accounting related to the reverse stock splits described in Note 18 and Note 19, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

/s/ FRIEDMAN LLP
East Hanover, New Jersey
March 31, 2015

xG TECHNOLOGY, INC.

BALANCE SHEETS
(IN THOUSANDS EXCEPT SHARE DATA)

	December 31,
	2015	2014
ASSETS
Current assets
Cash	$368	$758
Accounts Receivable, net of allowance of $87 and $30 ($138 and $480 from related party, respectively)	641	702
Inventories, net	777	4,070
Prepaid expenses and other current assets	15	411
Total current assets	1,801	5,941
Inventories, net	2,078	—
Property and equipment, net	792	816
Intangible assets, net	11,903	16,382
Total assets	$16,574	$23,139
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,196	$868
Accrued expenses	252	511
Accrued interest ($56 due to related party)	137	42
Due to related parties	324	2,110
Deferred revenue ($13 and $480 from related party, respectively)	149	480
Convertible notes payable	781	—
Obligation under capital lease	54	123
Derivative liabilities	1,284	270
Total current liabilities	4,177	4,404
Long-term obligation under capital lease, net of current portion	106	—
Convertible notes payable	2,000	2,000
Total liabilities	6,283	6,404
Commitments and contingencies
Series A convertible preferred stock – $0.00001 par value per share: 3,000,000 and 3,000,000 shares designated at December 31, 2015 and December 31, 2014; 0 issued and outstanding as of December 31, 2015 and 750,000 issued and outstanding as of December 31, 2014 (liquidation preference of $0 at December 31, 2015)	—	378
Total convertible preferred stock	—	378
Stockholders’ equity
Preferred stock – $0.00001 par value per share: 10,000,000 shares authorized at December 31, 2015 and December 31, 2014; 0 and 750,000 shares issued and outstanding as of December 31, 2015 and December 31, 2014	—	—
Common stock, – $0.00001 par value, 100,000,000 shares authorized, 168,565 and 21,814 shares issued and 168,563 and 21,812 outstanding as of December 31, 2015 and December 31, 2014, respectively	—	—
Additional paid in capital	198,710	186,919
Treasury stock, at cost – 2 shares as of December 31, 2015 and 2014, respectively	(22)	(22)
Accumulated deficit	(188,397)	(170,540)
Total stockholder’s equity	10,291	16,357
Total liabilities and stockholders’ equity	$16,574	$23,139

The accompanying notes are an integral part of these financial statements.

xG TECHNOLOGY, INC.

STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Years Ended December 31,
	2015	2014
Revenue	$932	$628
Cost of Revenue and operating expenses
Cost of components and personnel	510	156
Inventory valuation adjustments	861	200
General and administrative expenses	6,259	7,418
Research and development	4,658	7,597
Stock based compensation	1,584	625
Impairment charge	2,092	—
Amortization and depreciation	4,829	3,871
Total cost of revenue and operating expenses	(20,793)	(19,867)
Loss from operations	(19,861)	(19,239)
Other income (expenses)
Changes in fair value of derivative liabilities	2,559	—
Other income	—	440
Other expense	(26)	—
Interest expense	(529)	(179)
Total other income	2,004	261
Net loss	$(17,857)	$(18,978)
Dividends and deemed dividends	(3,079)	—
Net loss attributable to common shareholders	$(20,936)	$(18,978)
Basic and diluted net loss per common share	$(332.32)	$(998.84)
Weighted average number of shares outstanding basic and diluted	63	19

The accompanying notes are an integral part of these financial statements.

xG TECHNOLOGY, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2014
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Common Stock		Additional Paid In Capital	Treasury Stock	Accumulated Deficit	Total
	Shares	Amount
Balance, January 1, 2014	15,568	$—	$174,000	$(22)	$(151,562)	$22,416
Net loss	—	—	—	—	(18,978)	(18,978)
Stock-based compensation	—	—	625	—	—	625
Compensation granted in stock	122	—	307	—	—	307
Issuance of stock as payment of 2011 and 2012 bonus	125	—	272	—	—	272
Issuance of stock in exchange for payment of interest on convertible debt	71	—	180	—	—	180
Issuance of stock – third offering	4,384	—	8,816	—	—	8,816
Issuance of stock – 15 million purchase agreement	230	—	439	—	—	439
Issuance of stock – 1 million purchase agreement	417	—	961	—	—	961
Issuance of stock – S-3 financing	869	—	1,302	—	—	1,302
Issuance of stock to financing agent – Series A financing	28	—	17	—	—	17
Balance, December 31, 2014	21,814	$—	$186,919	$(22)	$(170,540)	$16,357

The accompanying notes are an integral part of these financial statements.

xG TECHNOLOGY, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2015
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Common Stock		Additional Paid In Capital	Treasury Stock	Accumulated Deficit	Total
	Shares	Amount
Balance, January 1, 2015	21,814	$—	$186,919	$(22)	$(170,540)	$16,357
Net loss	—	—	—	—	(17,857)	(17,857)
Stock-based compensation	—	—	530	—	—	530
Compensation granted in common stock	15,274	—	1,834	—	—	1,834
Issuance of common stock in settlement of due to related party (MBTH)	3,326	—	1,756	—	—	1,756
Amortization of commitment fees	—	—	(294)	—	—	(294)
Issuance of common stock in connection with Series A Preferred Stock conversion See Note 13.	1,994	—	1,011	—	—	1,011
Issuance of common stock in connection with Series B Preferred Stock conversion (related parties) See Note 13.	1,857	—	1,003	—	—	1,003
Issuance of common stock in connection with Series B Preferred Stock conversion	1,523	—	474	—	—	474
Issuance of common stock in connection with Series C Preferred Stock conversion	7,888	—	3,189	—	—	3,189
Issuance of common stock in connection with settlement of amounts due to related parties	45	—	24	—	—	24
Issuance of common stock in connection with Series B Financing See Note 13.	21	—	10	—	—	10
Issuance of common stock in connection with Series C Financing See Note 13.	99	—	53	—	—	53
Issuance of common stock in connection with repayment of accrued interest	1,671	—	180	—	—	180
Issuance of common stock in connection with underwritten offering, net of offering costs	21,250	—	1,302	—	—	1,302
Issuance of common stock in connection with reclassification of derivative liability and warrant exercise	78,042	—	3,147	—	—	3,147
Issuance of common stock in connection with conversion of convertible notes payable	6,320	—	150	—	—	150
Issuance of common stock in connection with conversion of advances from related parties	7,441	—	500	—	—	500
Dividends and deemed dividends	—	—	(3,079)		—	(3,079)
Balance, December 31, 2015	168,565	$—	$198,710	$(22)	$(188,397)	$10,291

The accompanying notes are an integral part of these financial statements.

xG TECHNOLOGY, INC.

STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Year Ended December 31,
	2015	2014
Cash flows used in operating activities
Net loss	$(17,857)	$(18,978)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation	530	625
Payment made in stock (payroll and consultants)	1,834	307
Allowance for doubtful accounts	78	14
Bad debt write-off	—	257
Reserve for slow moving inventory	861	200
Depreciation and amortization	4,830	3,871
Impairment charge	2,092	—
Expenses associated with offering of warrant liabilities	640	—
Change in fair value of derivative liabilities	(2,559)	—
Other income	—	(440)
Amortization of offering costs	326	—
Non-monetary exchange	—	(65)
Reversal of accrued bonus expense	—	(25)
Inventory write-off	—	159
Changes in assets and liabilities
Accounts receivable	(336)	(185)
Inventory	354	(1,676)
Prepaid expenses and other current assets	102	(3)
Accounts payable	328	(973)
Accrued expenses and interest	1,096	359
Deferred revenue – related party	(12)	—
Due to related parties	—	1,649
Net cash used in operating activities	(7,693)	(14,904)
Cash flows used in investing activities
Capital expenditures for property and equipment	(34)	(134)
Capitalization of intangible assets	(2,192)	(1,771)
Net cash used in investing activities	(2,226)	(1,905)
Cash flows provided by financing activities
Repayment of capital lease obligations	(156)	(123)
Proceeds from issuance of convertible preferred stock, common stock and warrants	1,977	664
Proceeds received from related party advances	2,330	285
Repayments of advances to related parties	(1,015)
Proceeds from issuance of convertible notes payable	1,470	—
Principle repayments of convertible notes payable	(702)	—
Costs incurred in connection with convertible notes payable	(163)	—
Proceeds from issuance of common stock and warrants	4,976	11,224
Costs associated with under written offering	(946)	—
Net proceeds from the exercise of warrants	1,758	—
Net cash provided by financing activities	9,529	12,050
Net decrease in cash	$(390)	$(4,759)
Cash, beginning of year	758	5,517
Cash, end of year	$368	$758

The accompanying notes are an integral part of these financial statements.

xG TECHNOLOGY, INC.

STATEMENTS OF CASH FLOWS – (continued)
(IN THOUSANDS)

	Year Ended December 31,
	2015	2014
Cash paid for interest	$240	$—
Cash paid for taxes	$—	$—
Supplemental cash flow disclosures of investing and financing activities
Stock issued as payment of fees under the $15M purchase agreement	$—	$294
Acquisition of equipment under capital lease obligation	193	—
Issuance of Common stock in connection with conversion of amounts due to related party	1,756
Common stock issued in connection with conversion of preferred stock	5,677	—
Conversion of amounts of due to related parties into Series B Preferred, common stock and warrants	845	—
Reclassification of derivative liabilities to stockholders’ equity upon the exercise of warrants	1,390	—
Issuance of common stock in connection with the conversion of promissory note (related party)	500	—
Issuance of common stock in connection with the conversion of convertible notes payable	150	—
Amortization of commitment fees	294	—
Issuance of common stock in connection with the payment of a bonus	—	272
Issuance of common stock in connection with the repayment of accrued interest	180	180
Derivative liability in connection with conversion option and warrants	270	270
Reclassification of inventory to fixed asset	—	163
Stock issued as payment of fees on convertible preferred stock	—	17
Deemed dividend	$3,079	$—

The accompanying notes are an integral part of these financial statements.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1 — NATURE OF OPERATIONS

Description of Business

xG Technology, Inc. (the “Company”) is a Delaware corporation that has developed a broad portfolio of innovative intellectual property that it believes will enhance wireless communications. The Company’s intellectual property is embedded in proprietary software algorithms designed to offer cognitive interference mitigation and spectrum access solutions to organizations in a wide variety of industries, including national defense and rural broadband, which represent the primary vertical markets that the Company is initially targeting.

On January 29, 2016, the Company completed the acquisition of certain assets and liabilities of Integrated Microwave Technologies, LLC, a Delaware limited liability company (“IMT”), pursuant to an asset purchase agreement by and between the Company and IMT (the “Asset Purchase Agreement”). Pursuant to the terms of the Asset Purchase Agreement, the Company acquired substantially all of the assets and liabilities of IMT in connection with, necessary for or material to IMT’s business of designing, manufacturing and supplying of Coded Orthogonal Frequency Division Multiplexing (COFDM) microwave transmitters and receivers serving the broadcast, sports and entertainment, military, aerospace and government markets (the “Transaction”). The purchase price for the Transaction was $3,000,000, which was paid through: (i) the issuance of a promissory note in the principal amount of $1,500,000 that was originally due on March 31, 2016 (the “Initial Payment Note”); and (ii) the issuance of a promissory note in the principal amount of $1,500,000 due July 29, 2017 (the “Deferred Payment Note”). The acquisition of IMT will be treated as a business combination in accordance with Accounting Standards Codification 805. See Note 17.

IMT comprises the microwave brands Nucomm and RF Central offering customers worldwide complete video solutions. Nucomm is a premium brand of digital broadcast microwave video systems. RF Central is an innovative brand of compact microwave video equipment for licensed and license-free sports and entertainment applications. IMT is a trusted provider of mission-critical wireless video solutions to state, local and federal police departments.

Reverse Stock Split

On July 9, 2015, the Company’s Board of Directors (the “Board”) approved a resolution to amend the Company’s Certificate of Incorporation and to authorize the Company to effect a reverse split of the Company’s outstanding common stock at a ratio of 1-for-10. On July 17, 2015, the Company effected a one-for-ten reverse stock split. Upon effectiveness of the reverse stock split, every 10 shares of outstanding common stock decreased to one share of common stock. Throughout this report the reverse split was retroactively applied to all periods presented.

Delisting Notice

On September 28, 2015, the Company received a written notification from the Nasdaq indicating that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2) relating to the minimum bid requirements as the Company’s closing bid price was below $1.00 per share for the previous thirty (30) consecutive business days. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has been granted a 180 calendar day compliance period, or until March 28, 2016, to regain compliance with the minimum bid price requirements. During the compliance period, the Company’s shares of common stock will continue to be listed and traded on the Nasdaq Capital Market. To regain compliance, the closing bid of the Company’s shares of common stock must meet or exceed $1.00 per share for at least ten (10) consecutive business days during the 180 calendar day grace period. On March 29, 2016, the Company received written notice from Nasdaq, that it had granted the Company an additional 180 calendar days, or until September 26, 2016, to regain compliance with the minimum bid price requirement of $1.00 per share for continued listing on Nasdaq, pursuant to Nasdaq Listing Rule 5810(c)(3)(A)(ii).

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

2 — GOING CONCERN

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) which contemplate continuation of the Company as a going concern. At December 31, 2015, the Company has an accumulated deficit of $188.4 million and a net loss of approximately $17.9 million for the year then ended. As of December 31, 2015, the Company has been funding its business principally through debt and equity financings and advances from related parties. The Company will use the proceeds from the February 2016 financing to support the Company’s operations (See Note 17 Subsequent Events). The Company continues to experience significantly long sales cycles in certain areas, most notably, in the first responder, public safety, military and rural telco markets. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability to recognize revenue and ultimately cash receipts is contingent upon, but not limited to, acceptable performance of the delivered equipment and services. If the Company is unable to raise additional capital and/or close on some of its revenue producing opportunities in the near term, the carrying value its assets may be materially impacted. The financial statements do not include any adjustments related to the recovery and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions include reserves and write-downs related to receivables and inventories, the recoverability of long-lived assets, the valuation allowance relating to the Company’s deferred tax assets, valuation of equity and derivative instruments, and debt discounts.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. The Company did not have any cash equivalents on hand as of December 31, 2015 and 2014.

Concentrations of Credit Risk for Cash and Accounts Receivable

The Company does not have any off-balance-sheet concentrations of credit risk. Credit risk is the risk that counterparty will default on its contractual obligations resulting in financial loss to the Company. The Company’s credit risk is primarily attributable to its cash and account receivables. The Company’s policy is to maintain its cash with high credit quality financial institutions to limit its risk of loss exposure. During the year, the Company had cash balances in excess of the federally insured limits of $250,000. The funds are on deposit with Wells Fargo Bank, N.A. Consequently, the Company does not believe that there is a significant risk having these balances in one financial institution. The Company has not experienced any losses in its bank accounts during the years ended December 31, 2015 and 2014. For customers, management assesses the credit quality of the customer, taking into account its financial position, past experience and other factors.

Inventory

Inventories, consisting principally of raw materials and finished goods, are carried at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Raw materials consist of purchased parts, components and supplies. The Company evaluates inventory balances and either writes-down its inventory to its net realizable value based on a lower of cost or market analysis or a obsolescence or records a reserve for slow moving or excess inventory.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Intangible Assets

Software costs incurred in the research, design and development of software for sale to others as a separate product or embedded in a product and sold as part of the product as a whole are charged to expense until technological feasibility is established. Costs incurred in connection with the enhancement of software that has reached technological feasibility are capitalized and amortized on a straight-line basis over five years, beginning when the products are offered for sale or the enhancements are integrated into the products. Management is required to use its judgment in determining whether software costs meet the criteria for immediate expense or capitalization, in accordance with U.S. GAAP. The unamortized capitalized costs of a computer software product are compared to the net realizable value of that product and any excess is written off.

The Company’s proprietary software solutions operate in a fast changing industry that may generate unknown methods of detecting and monitoring disturbances that could render its technology inferior, resulting in the Company’s results of operations being materially adversely affected. The Company does, however, closely monitor trends and changes in technologies and customer demand that could adversely impact its competitiveness and overall success. It is reasonably possible that those estimates of anticipated future gross revenues, the remaining estimated economic life of the product, or both will be reduced significantly in the near term due to competitive pressures. As a result, the Company recorded an impairment charge of $2.1 million and $0 during the years ended December 31, 2015 and 2014, respectively.

Costs incurred for product enhancements are charged to expense as research and development until the technological feasibility of the enhancement has been established. These enhancements are amortized on a straight line basis over the useful life of the product enhancement which is currently estimated to be five years beginning when the enhancements are integrated into the products that are offered for sale.

Patents and licenses are measured initially at purchase cost and are amortized on a straight line basis over their useful lives which range between 18.5 to 20 years.

Property and Equipment

Property and equipment are presented at cost at the date of acquisition. Depreciation is computed using the straight-line method over estimated useful asset lives, which range from 3 to 7 years.

Impairment of Long-Lived Assets

Long lived assets including certain intangible assets with finite lives are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by that asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Impairment of intangible assets amounted to $2.1 million and $0 for the years ended December 31, 2015 and 2014, respectively. Impairment of property and equipment amounted to $0 and $0 for the years ended December 31, 2015 and 2014, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded net of allowances for cash discounts for prompt payment, doubtful accounts, and sales returns. Estimates for cash discounts and sales returns are based on analysis of contractual terms and historical trends. In the event that management determines that a receivable becomes uncollectible, or events or circumstances change, which result in a temporary cessation of payments from the customer, the Company will make a best estimate of probable or potential losses in accounts receivable balance using the allowance method for each quarterly period. Management will periodically review the

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

receivables at the end of each quarterly reporting period and the appropriate accrual will be made based on current available evidence and historical experience. Allowance for doubtful accounts were $87,000 and $30,000 for the years ended December 31, 2015 and 2014, respectively.

Revenue Recognition

The Company recognizes revenues when persuasive evidence of an arrangement exists, services have been rendered, the price is fixed and determinable, and collectability is reasonably assured. Revenues from management and consulting, time-and-materials service contracts, maintenance agreements and other services are recognized as the services are provided or at the time the goods are shipped and title as passed.

Research and Development Expenses

Development expenses consist primarily of salaries and related costs for technical and programming personnel associated with the Company’s software and the products for which such software is embedded. These costs are expensed as incurred.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

The Company classifies common stock purchase warrants and other free standing derivative financial instruments as equity if the contracts (i) require physical settlement or net-share settlement in common stock or (ii) give the Company a choice of net-cash settlement or settlement in common stock (physical settlement or net-share settlement). The Company classifies the following contracts as either an asset or a liability: contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (ii) give the counterparty a choice of net-cash settlement or settlement in common stock (physical settlement or net-share settlement) or (iii) contain reset provisions. The Company assesses classification of its freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

Convertible Instruments

The Company evaluates and bifurcates conversion features from the instruments containing such features and accounts for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the underlying instrument, (b) the hybrid instrument that contains both the embedded derivative instrument and the underlying instrument is not re-measured at fair value under otherwise applicable U.S. GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Income Taxes

The Company accounts for income taxes using the assets and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will not be realized.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

The Company files a U.S. federal and state income tax return. The Company recognizes liabilities for uncertain tax positions based on the two-step process prescribed by U.S. GAAP. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires the Company to estimate and measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. The Company reevaluates these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision in the period. The Company recognizes interest and penalties as a component of income tax expense in the statements of operations. There were no liabilities recorded for uncertain tax positions at December 31, 2015 and 2014.

Stock-Based Compensation

The Company accounts for stock-based awards to employees in accordance with U.S. GAAP, which requires compensation expense related to share-based transactions, including employee stock options, to be measured and recognized in the financial statements based on a determination of the fair value of the stock options.

The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. For all employee stock options, the Company recognizes expense over the employee’s requisite service period (generally the vesting period of the equity grant). The Company’s option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility, and expected term. Any changes in these highly subjective assumptions significantly impact stock-based compensation expense.

Equity instruments issued to non-employees are recorded on the basis of the fair value of the instruments, as required by Accounting Standards Codification (“ASC”) 718. ASC No. 505, Equity Based Payments to Non-Employees (“ASC 505”), defines the measurement date and recognition period for such instruments. In general, the measurement date is (a) when a performance commitment, as defined, is reached or (b) when the earlier of (i) the non-employee performance is complete and (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in ASC 505. The unvested portions of non-employee awards are revalued each reporting period.

Treasury Stock

Shares of common stock repurchased are recorded at cost as treasury stock. When shares are reissued, the cost method is used for determining cost. In accordance with GAAP, the excess of the acquisition cost over the reissuance price of the treasury stock, if any, is recorded to additional paid-in capital, limited to the amount previously credited to additional paid-in capital, if any. Any excess is charged to accumulated deficit.

Loss Per Share

Basic loss per common share amounts are based on weighted average number of common shares outstanding. Diluted loss per share amounts are based on the weighted average number of common shares outstanding, plus the incremental shares that would have been outstanding upon the assumed exercise of all potentially dilutive stock options, warrants, convertible preferred stock, and convertible debt. All such potentially dilutive instruments were anti-dilutive as of December 31, 2015 and 2014. At December 31, 2015 and 2014 approximately 0.1 million and 0.006 million shares underlying the convertible notes payable, convertible preferred stock, options and warrants were anti-dilutive.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Warranty Reserve

Although the Company tests its product in accordance with its quality programs and processes, its warranty obligation is affected by product failure rates and service delivery costs incurred in correcting a product failure. Should actual product failure rates or service costs differ from the Company’s estimates, which are based on limited historical data, where applicable, revisions to the estimated warranty liability would be required. The warranty reserve for the fiscal year ending December 31, 2015 and 2014 was $9,000 and $9,000, respectively. There were immaterial warranty accruals during the year ended December 31, 2015 and immaterial claims made. Warranty reserve is included in accrued expenses on the accompanying balance sheet.

Advertising Costs

Advertising costs are charged to operations as incurred. Advertising costs amounted to $48,000 and $347,000, for the years ended December 31, 2015 and 2014, respectively. Advertising costs are included in general and administrative expenses in the accompanying statement of operations.

Fair Value of Financial Instruments

U.S. GAAP requires disclosing the fair value of financial instruments to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

In assessing the fair value of financial instruments, the Company uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including accounts receivable, accounts payable, and accrued expenses, the fair value was estimated that the carrying amount approximated fair value because of the short maturities of these instruments. All debt is based on current rates at which the Company could borrow funds with similar remaining maturities and approximates fair value.

U.S. GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use on unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is described below:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2:	Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.
Level 3:	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2015, consistent with the fair value hierarchy provisions:

	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Capitalized software development costs	$—	$—	$7,147,000	$7,147,000
Total	$—	$—	$7,147,000	$7,147,000
Liabilities:
Derivative liability	$—	$—	$1,284,000	$1,284,000
Total	$—	$—	$1,284,000	$1,284,000

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2014, consistent with the fair value hierarchy provisions:

	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:	$—	$—	$—	$—
Liabilities:
Preferred stock – conversion feature	$—	$—	$150,000	$150,000
Preferred stock – warrants	$—	$—	$120,000	$120,000

Recently Issued Accounting Principles

The Financial Accounting Standards Board (the “FASB”) has issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities are required to apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted upon issuance. The Company has not yet determined the effect of the adoption of this standard on the Company’s financial position and results of operations.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments — Overall (Subtopic 825-10) (“ASU 2016-01”), which updates certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The new guidance is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company has not yet determined the effect of the adoption of this standard will have on the Company’s financial position and results of operations.

In August 2015, the FASB issued FASB ASU No. 2015-15, “Interest — Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements”. ASU 2015-15 clarified the presentation and subsequent measurement of debt issuance costs related to line-of-credit arrangements. Such costs may be presented in the balance sheet as an

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

asset and subsequently amortized ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. ASU 2015-15 is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. Earlier adoption is permitted for financial statements that have not been previously issued. The adoption of this standard is not expected to have a material impact on the Company’s financial position and results of operations.

The FASB has issued ASU No. 2014-09, Revenue from Contracts with Customers. This ASU supersedes the revenue recognition requirements in Accounting Standards Codification 605 — Revenue Recognition and most industry-specific guidance throughout the Codification. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This ASU is effective on January 1, 2017 and should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application. For all other entities, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. A nonpublic entity may elect to apply this guidance earlier, however, only as prescribed in this ASU. The Company has not yet determined the effect of the adoption of this standard will have on the Company’s financial position and results of operations.

In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory” (“ASU 2015-11”). ASU 2015-11 requires an entity to measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out (“LIFO”) or the retail inventory method. It is effective for annual reporting periods beginning after December 15, 2016. The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company has not yet determined the effect of the adoption of this standard will have on the Company’s financial position and results of operations.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest-Simplifying the Presentation of Debt Issuance Costs (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by this update. Debt issuance costs related to revolving lines of credit are not within the scope of this new guidance. Additionally, in August 2015 the FASB issued guidance expanding the April 2015 update (ASU 2015-15). It states that, given the absence of authoritative guidance within the update, the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset for revolving lines of credit and subsequently amortizing the deferred debt issuance costs ratably over the term of the arrangement, regardless of whether there are any outstanding borrowings on the line of credit. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years, with early adoption permitted for financial statements that have not been previously issued. Full retrospective application is required. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements when adopted.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

In August 2014, FASB issued Accounting Standards Update (ASU) No. 2014-15, Disclosure of Uncertainties about an Entities Ability to Continue as a Going Concern, which is included in Accounting Standards Codification (ASC) 205, Presentation of Financial Statements. This update provides an explicit requirement for management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The amendments are effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. The Company has not yet determined the effect of the adoption of this standard and it is expected to have a material impact on the Company’s financial position and results of operations.

4 — INVENTORIES

Inventories included in the accompanying balance sheet are stated at the lower of cost or market as summarized below:

	December 31, 2015	December 31, 2014
Raw materials	$2,113,000	$2,084,000
Finished goods	1,803,000	2,186,000
Sub-total inventories	3,916,000	4,270,000
Less reserve for slow moving and excess inventory	(1,061,000)	(200,000)
Total inventories, net	$2,855,000	$4,070,000

Based upon the Company’s analysis of slow moving goods the Company has recorded a reserve for inventory of $1,061,000 and $200,000 as of December 31, 2015 and 2014, respectively. The Company wrote-off $0 and $159,000 of inventory for the years ending December 31, 2015 and 2014, respectively.

5 — ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	December 31, 2015	December 31, 2014
Accounts receivable	$572,000	$252,000
Accounts receivable – related party (see note 16)	156,000	480,000
	728,000	732,000
Allowance for doubtful accounts	(87,000)	(30,000)
Net accounts receivable	$641,000	$702,000

During the years ended December 31, 2015 and 2014, the Company incurred bad debt expense of $78,000 and $208,000, respectively. During the year ended December 31, 2015, the Company reversed accounts receivable of $336,000 with a corresponding reversal to deferred revenue. See Note 16.

6 — PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Useful Life (years)	December 31,
		2015	2014
Cost:
Furniture and equipment	3 – 7 years	$3,157,000	$2,930,000
Accumulated depreciation		(2,365,000)	(2,114,000)
Property and equipment, net		$792,000	$816,000

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

6 — PROPERTY AND EQUIPMENT - (continued)

Depreciation of property and equipment amounted to $251,000 and $287,000 for the years ended December 31, 2015 and 2014, respectively. The Company reclassified inventory totaling $163,000 into equipment in 2014.

7 — INTANGIBLE ASSETS

Intangible assets consist of the following:

	Software Development Costs		Patents & Licenses
	Cost	A.A.	Cost	A.A.	Total
Balance as of December 31, 2013	$14,788,000	$(2,574,000)	$12,275,000	$(6,293,000)	$18,196,000
Additions	1,667,000	—	103,000	—	1,770,000
Amortization	—	(2,920,000)	—	(664,000)	(3,584,000)
Balance as of December 31, 2014	$16,455,000	$(5,494,000)	$12,378,000	$(6,957,000)	$16,382,000
Additions	2,192,000	—	—	—	2,192,000
Impairments	—	(2,092,000)	—	—	(2,092,000)
Amortization	—	(3,914,000)	—	(665,000)	(4,579,000)
Balance as of December 31, 2015	$18,647,000	$(11,500,000)	$12,378,000	$(7,622,000)	$11,903,000

Amortization of intangible assets amounted to $4,579,000 and $3,584,000 for 2015 and 2014, respectively.

Software Development Costs:

At December 31, 2015 the Company has capitalized a total of $18.6 million of software development costs. The Company recognized amortization of software development costs available for sale of $3.9 million and $2.9 million in 2015 and 2014, respectively. Based on the Company’s analysis of the net realizable value of the software development costs, an impairment charge of $2.1 million was taken during the year ended December 31, 2015 as the Company’s sales cycles continue to take longer to complete than anticipated. No impairment charge was taken during the year ended December 31, 2014.

Patents & Licenses:

At December 31, 2015 the Company has capitalized a total of $12.4 million of patents & licenses. Included in the capitalized costs is $12.3 million of costs associated with patents and licenses that have been filed. Also included in the capitalized costs is $0.1 million of costs associated with provisional patents and pending applications which have not yet been filed. The Company amortizes patents and licenses that have been filed over their useful lives which range between 18.5 to 20 years. The costs of provisional patents and pending applications is not amortized until the patent is filed and is reviewed each reporting period to determine if it is likely that the patent will be successfully filed. The Company recognized $0.7 million of amortization expense related to patents and licenses in each of the years ended December 31, 2015 and 2014.

Estimated amortization expense for total intangible assets for the succeeding five years is as follows:

2016	$3,989,000
2017	3,568,000
2018	1,680,000
2019	664,000
2020	664,000
Thereafter	1,338,000
$11,903,000

The Company’s intangible assets will be amortized over a weighted average remaining life of approximately 4.6 years.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

8 — OBLIGATIONS UNDER CAPITAL LEASE

The future minimum payments for capital leases as of December 31, 2015 are as follows:

2016	$66,000
2017	66,000
2018	24,000
2019	16,000
2020	14,000
Total minimum lease payments	186,000
Less amount representing interest	(26,000)
Present value of the net minimum lease payments	160,000
Less obligations under capital lease maturing within one year	54,000
Long-term portion of obligations under capital lease	$106,000

The interest rate for the capital leases range between 7.6% and 7.9% and the leases mature between February 2018 and October 2020.

As of December 31, 2015 and 2014, the Company held equipment under capital leases was in the gross amount of $195,000 and $370,000 net of accumulated amortization of $19,000 and $55,000, respectively. Amortization expense for the capital leases for the year ended December 31, 2015 and 2014 are included in the depreciation expense. During the year ended December 31, 2015, the Company repaid the remaining capital lease obligations associated with the equipment held under capital lease obligations in the prior year. As a result, equipment with the gross balance of $195,000 is the only equipment for which obligations under capital lease arrangements remains at December 31, 2015.

9 — CONVERTIBLE NOTES PAYABLE

Treco

On October 6, 2011, the Company entered into a convertible promissory note (the “$2 Million Convertible Note”) in favor of Treco International, S.A. (“Treco”), as part of the settlement compensation to Treco for terminating an infrastructure agreement. The $2 Million Convertible Note is payable on final maturity, October 6, 2018 and is convertible, at Treco’s option, into common shares of the Company at a price of $42,000 per share. Interest at the rate of 9% per year is payable semi-annually in cash or shares, at the Company’s option. As of December 31, 2015, $2 million of principal balance was outstanding under the $2 million Convertible Note. During the years ended December 31, 2015 and 2014, the Company incurred interest expense of $180,000 per year. The accrued interest was $42,329 at December 31, 2015 and 2014, respectively. On May 7, 2014, the Company issued 29 shares in repayment of $90,000 of interest. On November 5, 2014, the Company issued 42 shares in repayment of $90,000 of interest. On April 16, 2015, the Company issued 255 shares in repayment of $90,000 of interest. On October 14, 2015, the Company issued 1,416 shares in repayment of $90,000 of interest.

Short-Term 8% Convertible Notes

Overview.  On June 11, 2015, the Company entered into a securities purchase agreement (the “June 2015 Purchase Agreement”) with a group of accredited investors pursuant to which the Company sold an aggregate of $1,166,666 in principal amount of 8% Convertible Notes (the “8% Convertible Notes”) for an aggregate purchase price of $1,050,000 (the “First Tranche”). On July 14, 2015, the Company and the investors entered into an amendment to the June 2015 Purchase Agreement (the “Amendment”) pursuant to which the Company sold an additional $466,667 in principal amount of 8% Convertible Notes for a purchase price of $420,000 (the “Second Tranche”) for total net proceeds to the Company of $400,000 under the same terms as the First Tranche. The Company received aggregate net proceeds of $1,470,000 in connection with the sale of the First and Second Tranche. The Company paid a 5% fee totaling $163,500 in connection with

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

9 — CONVERTIBLE NOTES PAYABLE - (continued)

both tranches. The aggregate original issue discount of approximately $163,333 was also recorded by the Company on the issuance dates in convertible notes payable on the balance sheets. The Company amortized the total offering costs and the total original issue discount during the year ended December 31, 2015, which is included in interest expense on the accompanying statement of operations.

Maturity and Interest.  The First Tranche of 8% Convertible Notes matured on December 11, 2015, and the Second Tranche of 8% Convertible Notes matured on January 14, 2016 (each, a “Maturity Date”), less any amounts converted or redeemed prior to the respective Maturity Dates. If the 8% Convertible Notes are not repaid by the Company by the respective Maturity Dates, the Maturity Date shall be automatically extended for an additional three-month period until March 11, 2016 and April 14, 2016 for the First Tranche and Second Tranche, respectively (such period, the “Extension Period”), which extension shall not be considered an event of default. The 8% Convertible Notes currently bear interest at a rate of 8% per annum, and are subject to an increase to the lesser of 24% per annum or the maximum rate permitted under applicable law upon the occurrence of certain events of default. The Company incurred a total of $48,000 in interest associated with these notes during the year ended December 31, 2015. The accrued interest as of December 31, 2015 is $39,000. See Note 17.

Conversion.  The 8% Convertible Notes are convertible at any time, in whole or in part, at the option of the holders into shares of common stock at a conversion price of $600 per share, which is subject to adjustment for stock dividends, stock splits, combinations or similar events. However, during the Extension Period, the conversion price shall be the lesser of (i) $600, subject to adjustment for stock dividends, stock splits, combinations or similar events, and (ii) 85% of the lowest closing price of the common stock in the twenty (20) trading days prior to the date of conversion. During the year ended December 31, 2015, the notes holders converted a total of $150,000 principal into 6,320 shares of common stock.

Prepayments and Redemptions.  The Company may, at its option, prepay in cash any portion of the principal amount of the 8% Convertible Notes and any accrued and unpaid interest. If such prepayment is made within sixty (60) days after the issuance date of the 8% Convertible Notes, the Company shall pay an amount in cash equal to 125% of the sum of the then outstanding principal amount of the note and interest; thereafter, if such prepayment is made, the Company shall pay an amount in cash equal to 135% of the sum of the then outstanding principal amount of the note and interest. Within one (1) business day after the closing of any underwritten public offering of at least $7,000,000 of securities of the Company pursuant to a registration statement on Form S-1 or Form S-3 (the “Public Offering”), the Company shall prepay in cash an amount equal to (i) 125% of the sum of the then outstanding principal amount of the note and interest if the closing of the Public Offering occurs within sixty (60) days after the issuance date of the 8% Convertible Notes or (ii) 135% of the sum of the then outstanding principal amount of the note and interest if the closing of the Public Offering occurs after sixty (60) days following the issuance date of the 8% Convertible Notes.

On August 19, 2015, the Company made repayments of principal and interest of $702,000 and $9,700, respectively. In connection with the prepayments, the Company was required to make an additional payment of $234,000 as a result of the prepayment penalties disclosed above. This amount was included in Interest Expense on the Statement of Operations for the year ended December 31, 2015.

Right to Participate in Future Financings.  For so long as the 8% Convertible Notes are outstanding, the holder has a right to participate in any issuance of the Company’s common stock, common stock equivalents or a combination of units thereof in an underwritten public offering (a “Subsequent Financing”), in an aggregate amount of the Subsequent Financing equal to at least $500,000, on the same terms, conditions and price provided for in the Subsequent Financing. See Note 17.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

10 — INCOME TAXES

The provision (benefit) for income taxes consists of the following:

	December 31,
	2015	2014
Current tax provision (benefit)
Federal	$—	$—
State	—	—
	—	—
Deferred tax provision (benefit)
Federal	(6,923,000)	(5,530,980)
State	(741,000)	(547,020)
Change in valuation allowance	7,664,000	6,078,000
Income tax provision (benefit)	$—	$—

A reconciliation of the statutory tax rate to the effective tax rate is as follows:

	December 31,
	2015	2014
Statutory Federal income tax rate	34.0%	35%
State and local taxes net of Federal benefit	4.15	5.50
Permanent differences	4.77	(1.90)
Valuation allowance	(42.92)	(38.60)
Effective tax rate	—%	—%

There were no uncertain tax positions taken, or expected to be taken, in a tax return that would be determined to be an unrecognized tax benefit taken or expected to be taken in a tax return that should have been recorded on the Company’s financial statements for the years ended December 31, 2015 or 2014.

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial accounting purposes and the amounts used for income tax reporting. Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2015	2014
Deferred Tax Assets
Federal R&D credit	$2,285,000	$2,285,000
Inventory	399,000	75,000
Allowance for bad debt	33,000	11,000
Compensation Related	68,000	113,000
Other Accruals	9,000	184,000
State NOL	5,094,000	4,540,000
Federal NOL	47,831,000	42,658,000
Property & Equipment	157,000	187,000
Stock Options	7,371,000	7,172,000
Valuation Allowance	(59,023,000)	(51,359,000)
Total Deferred Tax Assets	4,224,000	5,866,000
Deferred Tax Liabilities
Intangibles	(4,224,000)	(5,866,000)
Total Deferred Tax Liabilities	(4,224,000)	(5,866,000)
Net Deferred Tax Asset/(Liability)	$—	$—

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

10 — INCOME TAXES - (continued)

Net operating losses (“NOL”) of approximately $140.7 million will expire beginning in 2027 for both federal and state purposes. The Company also has research and development credits of approximately $2.3 million which will begin to expire in 2027.

Realization of the NOL carry forwards and other deferred tax temporary differences is contingent on future taxable earnings. The Company’s deferred tax asset was reviewed for expected utilization using a “more likely than not” approach by assessing the available positive and negative evidence surrounding its recoverability. Accordingly, a valuation allowance has been recorded against the Company’s deferred tax asset, as it was determined based upon past and present losses that it was “more likely than not” that the Company’s deferred tax assets would not be realized. The valuation allowance was increased to the full carrying amount of the Company’s deferred tax assets. In future years, if the deferred tax assets are determined by management to be “more likely than not” to be realized, the recognized tax benefits relating to the reversal of the valuation allowance will be recorded. The Company will continue to assess and evaluate strategies that will enable the deferred tax asset, or portion thereof, to be utilized, and will reduce the valuation allowance appropriately as such time when it is determined that the “more likely than not” criteria is satisfied.

The net operating loss carryovers may be subject to annual limitations under Internal Revenue Code Section 382, and similar state provisions, should there be a greater than 50% ownership change as determined under the applicable income tax regulations. The amount of the limitation would be determined based on the value of the company immediately prior to the ownership change and subsequent ownership changes could further impact the amount of the annual limitation. An ownership change pursuant to Section 382 may have occurred in the past or could happen in the future, such that the NOLs available for utilization could be significantly limited. The Company plans to perform a Section 382 analysis in the future.

11 — DERIVATIVE LIABILITIES

Series A, B and C Preferred Stock Conversion Options

The conversion features embedded in the Company’s Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock were bifurcated as they were not considered to be clearly and closely related to the host agreement and were accounted for as a derivative liabilities.

During the year ended December 31, 2015, all issued and outstanding shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock were converted into shares of the Company’s common stock. As a result, on the date of conversion the Company re-measured the fair value of each of the conversion features, recorded the change in fair value of the conversion feature in other expense on the statements of operations, and reclassified the re-measured amount to stockholders’ equity.

Warrants to Purchase Common Stock

The warrants issued in connection with the Series A Financing, Series B Financing, and Series C Financing issued to investors on December 30, 2014, February 11, 2015 and February 24, 2015, respectively, have been accounted for as derivative liabilities as each of the warrants contain a net cash settlement provision whereby, upon certain fundamental events, the holders could put the warrants back to the Company for cash.

On July 20, 2015, and effective June 11, 2015, the Company amended the warrants issued to investors on December 30, 2014, February 11, 2015 and February 24, 2015 in connection with issuances of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively, to lower the exercise price from $2,400 per share to $1,380 per share, except for the warrants issued to certain family members of George Schmitt, which retained an exercise price of $2,400 per share.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

11 — DERIVATIVE LIABILITIES - (continued)

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 derivative liabilities (conversion option and warrant derivatives) associated with the Series A Financing, Series B Financing, and Series C Financing for the year ended December 31, 2015:

	Series A Financing	Series B Financing	Series B (Related Party)	Series C Financing	Total
Balance at January 1, 2015	$270,000	$—	$—	$—	$270,000
Recognition of conversion feature liability	—	81,000	220,000	468,000	769,000
Recognition of warrant derivative liability	—	45,000	118,000	252,000	415,000
Reclassification to stockholders’ equity upon conversion	(150,000)	(54,000)	(220,000)	(245,000)	(669,000)
Change in fair value of derivative liabilities	(114,000)	(71,000)	(117,000)	(470,000)	(772,000)
Balance at December 31, 2015	$6,000	$1,000	$1,000	$5,000	$13,000

The following are the key assumptions used in connection with the valuation of the conversion options associated with the Series A Financing, Series B Financing, and Series C Financing on the date of issuance, at December 31, 2014 and December 31, 2015:

	Series A Financing	Series B Financing	Series B (Related Party)	Series C Financing
Date of issuance	12/31/2014	2/11/2015	2/24/2015	2/24/2015
Number of shares convertible into	625	292	705	1,500
Fair market value of stock	$612.00	$506.40	$540.00	$540.00
Conversion price	$684.00	$428.40	$480.00	$480.00
Volatility	131%	143.4%	143.4%	143.4%
Risk-free interest rate	0.25%	0.24%	0.22%	0.22%
Expected dividend yield	7%	7%	7%	7%
Life of convertible preferred stock (years)	1	1	1	1

The following are the key assumptions used in connection with the valuation of the warrants associated with the Series A Financing, Series B Financing, and Series C Financing at December 31, 2014, their respective issuance dates, and December 31, 2015:

	Series A Financing	Series B Financing	Series B (Related Party)	Series C Financing
Date of warrant	12/31/2014	2/11/2015	2/24/2015	2/24/2015
Number of shares underlying the warrants	313	146	353	750
Fair market value of stock	$612.00	$506.40	$540.00	$540.00
Exercise price	$2,400.00	$2,400.00	$2,400.00	$2,400.00
Volatility	112.9%	120.6%	115.8%	115.8%
Risk-free interest rate	0.96%	0.90%	0.90%	0.90%
Expected dividend yield	—	—	—	—
Warrant life (years)	5	5	5	5

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

11 — DERIVATIVE LIABILITIES - (continued)

	Series A Financing	Series B Financing	Series B (Related Party)	Series C Financing
Number of shares underlying the warrants on December 31, 2015	313	146	353	750
Fair market value of stock	$27.60	$27.60	$27.60	$27.60
Exercise price	$1,380.00	$1,380.00	$2,400.00	$1,380.00
Volatility	118.4%	116.8%	116.3%	116.3%
Risk-free interest rate	1.2%	1.2%	1.2%	1.2%
Expected dividend yield	—	—	—	—
Warrant life (years)	4.00	4.10	4.15	4.15

August 2015 Underwritten Offering

On August 19, 2015, the Company closed an underwritten public offering of its Class A Units, Class B Units, Series C Warrants and Series D Warrants. The Company offered (i) 21,250 Class A Units, at a price of $120.00 per Class A Unit, each of which consists of one share of its common stock and 0.5 of a Series A Warrant to purchase one share of its common stock at an exercise price of $120.00 per warrant, (ii) 20,417 Class B Units, at a price of $118.80 per Class B Unit, each of which consists of one pre-funded Series B Warrant to purchase one share of its common stock and 0.5 of a Series A Warrant, (iii) 21,250 Series C Warrants, at a price of $1.20 per Series C Warrant, which is deemed to be included in the $120.00 price per Class A Unit, each to purchase one additional Class A Unit at an exercise price of $120.00, and (iv) 41,250 Series D Warrants, at a price of $1.20 per Series D Warrant, which is deemed to be included in the $118.80 price per Class B Unit, each to purchase one additional Class B Unit at an exercise price of $118.80. Each of the warrants issued in connection with the August 2015 underwritten offering have been accounted for as derivative liabilities as each of the warrants contain a net cash settlement provision whereby, upon certain fundamental events, the holders could put the warrants back to the Company for cash.

Settlement with Holders of Series B Warrants

On November 2, 2015, the Company entered into a Settlement Agreement and Mutual Release (the “Agreement”) with certain holders (the “Holders”) of our Series B Warrants to purchase common stock (the “Original Warrants”) issued in connection with the August 2015 underwritten public offering. Upon the consummation of the Agreement, in full and complete satisfaction of all claims that the Holders made or could have made against us arising in connection with the Original Warrants, the Company delivered to the Holders new warrants initially exercisable to purchase, in the aggregate, 20,417 shares of our common stock, par value $0.00001, at an exercise price of $90.00 per share with an expiration date of November 2, 2018.

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 derivative warrant associated with the August 2015 underwritten offering for the year ended December 31, 2015:

	Series A	Series B and Settlement	Series C	Series D	Total
Balance at January 1, 2015	$—	$—	$—	$—	$—
Recognition of warrant liability on issuance date	2,053,000	4,275,000	178,000	347,000	6,853,000
Reclassification of derivative liability to stockholders’ equity upon exercise	—	(2,617,000)	(714,000)	(464,000)	(3,795,000)
Change in fair value of derivative liabilities	(1,124,000)	(1,316,000)	536,000	117,000	(1,787,000)
Balance at December 31, 2015	$929,000	$342,000	$—	$—	$1,271,000

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

11 — DERIVATIVE LIABILITIES - (continued)

The following are the key assumptions used in connection with the valuation of the warrants associated with the August 2015 offering into common stock on the date of issuance, various exercise dates, and December 31, 2015:

	Series A	Series B	Series C	Series D
Date of warrant	8/19/2015	8/19/2015	8/19/2015	8/19/2015
Number of shares underlying the warrants	20,834	20,417	21,250	41,250
Fair market value of stock	$78.00	$78.00	$78.00	$78.00
Exercise price	$120.00	$1.20	$120.00	$118.80
Volatility	121.4%	121.4%	125.4%	125.4%
Risk-free interest rate	1.03%	1.03%	0.30%	0.30%
Expected dividend yield	—	—	—	—
Warrant life (years)	5	5	0.25	0.25

	Series A	Series B Settlement
Date of warrant	11/10 to 11/19/2015	11/2/2015
Number of shares underlying the warrants	28,813	20,417
Fair market value of stock	$30.00 to 63.60	$72.00
Exercise price	$120.00	$90.00
Volatility	123 to 127%	128%
Risk-free interest rate	0.93%	0.26%
Expected dividend yield	—	—
Warrant life (years)	5	3

	Series A	Series B Settlement	Series C	Series D
Number of shares underlying the warrants on December 31, 2015	49,646	20,417	—	—
Fair market value of stock	$27.60	$27.60	$—	$—
Exercise price	$120.00	$90.00	$—	$—
Volatility	129%	140%	—%	—%
Risk-free interest rate	1.2%	0.48%	—%	—%
Expected dividend yield	—	—	—	—
Warrant life (years)	4.63 to 4.88	2.83	—	—

Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s accounting and finance department, who report to the Chief Financial Officer, determine its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s accounting and finance department and are approved by the Chief Financial Officer.

Level 3 Valuation Techniques:

Level 3 financial liabilities consist of the derivative liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate. The Company deems financial instruments which do not have fixed settlement provisions to be derivative instruments. In accordance with

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

11 — DERIVATIVE LIABILITIES - (continued)

ASC Topic 480, Distinguishing Liabilities from Equity, the fair value of these warrants is classified as a liability on the Company’s balance sheets because, according to the terms of the warrants, a fundamental transaction could give rise to an obligation of the Company to pay cash to its warrant holders. Such instruments do not have fixed settlement provisions and have also been recorded as derivative liabilities. Corresponding changes in the fair value of the derivative liabilities are recognized in earnings on the Company’s statements of operations in each subsequent period.

The Company’s derivative liabilities are carried at fair value and were classified as Level 3 in the fair value hierarchy due to the use of significant unobservable inputs. In order to calculate fair value, the Company uses a binomial model style simulation, as the value of certain features of the warrant derivative liabilities would not be captured by the standard Black-Scholes model.

The following table sets forth a summary of the changes in the fair value of our Level 3 financial liabilities that are measured at fair value on a recurring basis:

	Years Ended December 31,
	2015	2014
Beginning balance	$270,000	$—
Recognition of conversion feature liability	769,000	150,000
Recognition of warrant liability on issuance date	7,268,000	120,000
Reclassification to stockholders’ equity upon exercise	(4,464,000)	—
Change in fair value of derivative liabilities	(2,559,000)	—
Ending balance	$1,284,000	$270,000

12 — PREFERRED STOCK

In March 2013, by approval of the majority of the shareholders, the Company was authorized to issue 10,000,000 shares of “Blank Check” preferred stock, par value $0.00001 per share. On December 30, 2014, 3,000,000 shares were designated as authorized Series A Convertible Preferred Stock. On February 11, 2015, 3,000,000 shares were designated as authorized Series B Convertible Preferred Stock. On February 24, 2015, 3,000,000 shares were designated as authorized Series C Convertible Preferred Stock.

Series A Convertible Preferred Stock

On December 30, 2014, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with 31 Group, LLC (“31 Group”) pursuant to which the Company sold to 31 Group, for a purchase price of $750,000, 750,000 shares of Series A Convertible Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”) and warrants (the “Warrants”) to purchase 313 shares of common stock. The Company also issued to 31 Group 28 shares of common stock in consideration of 31 Group’s execution and delivery of the Purchase Agreement (the “Commitment Shares”).

The warrants were exercisable immediately for a period of five years from their issue date. The exercise price with respect to the warrants is $2,400 per share but was subsequently reduced to $138 on June 11, 2015. The exercise price for the warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. In addition, the warrants also contain a net cash settlement provision whereby, upon certain fundamental events, the holders could put the warrants back to the Company for cash. The change in fair value of the warrant liabilities was measured on the date of modification and was not material to the Company’s results of operations.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

12 — PREFERRED STOCK - (continued)

Holder Optional Redemption after Maturity Date

At any time from and after the tenth business day prior to the maturity date, December 30, 2015, any holder may require the Company to redeem all or any number of Series A Preferred Stock held by such holder at a purchase price equal to 105% of the conversion amount.

Ranking

The Series A Preferred Stock will rank with respect to dividend rights and/or rights upon distributions, liquidation, dissolution or winding up of the Company senior to all of the Company’s common stock and other classes of capital stock, unless the holders of a majority of the outstanding shares of Series A Preferred Stock consent to the creation of parity stock or senior preferred stock.

Liquidation Preference of Series A Preferred Stock

Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, before the payment of any amount to the holder of shares of junior stock, but pari passu with any parity stock, the holders of Series A Preferred Stock are entitled to receive an amount equal to the greater of (i) the stated value of the Series A Preferred Stock or (ii) the amount the holder of Series A Preferred Stock would receive if such holder converted the Series A Preferred Stock into common stock immediately prior to the date of the liquidation event, including accrued and unpaid dividends.

Dividends on Series A Preferred Stock

Holders of Series A Preferred Stock shall be entitled to receive from the first date of issuance of the Series A Preferred Stock cumulative dividends at a rate of 7.0% per annum on a compounded basis. The Company shall have the right to pay dividends in cash or shares of common stock on the Maturity Date or in cash on any applicable redemption date or, with respect to Series A Preferred Stock subject to conversion into common stock, as part of the conversion amount.

Redemption of Series A Preferred Stock

Upon the occurrence of certain triggering events as defined in the certificate of designation, the holder of Series A Preferred Stock shall have the right to require the Company, by written notice, to redeem all or any of the shares of Series A Preferred Stock at a price equal to the greater of (i) 125% of the conversion amount to be redeemed and (ii) the product of (a) the conversion amount divided by 85% of the average of the five (5) lowest volume weighted average prices of the common stock during the twenty (20) consecutive trading day period ending the trading day immediately preceding the delivery of the applicable conversion notice multiplied by (b) 125% of the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such triggering event and ending on the date the Company makes the entire redemption payment to the holder of Series A Preferred Stock.

Upon the occurrence of a change in control of the Company, a holder of Series A Preferred Stock shall have the right to require the Company to redeem all or any portion of the Series A Preferred Stock at a price equal to 125% of the stated value of the Series A Preferred Stock. In addition, so long as certain conditions do not exist (including the Company shall have timely delivered any Common Stock upon the conversion of the Series A Preferred Stock), then the Company shall have the right to redeem all, but not less than all, of the Series A Preferred Stock outstanding in cash at a price equal to the sum of (i) 125% of the stated value of the Series A Preferred Stock and (ii) all accrued and unpaid dividends thereon.

At any time from and after the tenth (10) business day prior to the date of maturity, a holder of the Series A Preferred Stock may require the Company to redeem all or any number of Series A Preferred Stock shares held by such holder at a purchase price equal to 105% of the conversion amount of such Series A Preferred Stock shares.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

12 — PREFERRED STOCK - (continued)

Conversion Rights of Preferred Stock

A holder of Series A Preferred Stock shall have the right to convert the Series A Preferred Stock, in whole or in part, upon written notice to the Company at a conversion price equal to the lower of (i) $2,400 or (ii) 85% of the average of the five (5) lowest volume weighted average prices of the Common Stock during the twenty (20) consecutive trading day period ending the trading day immediately preceding the delivery of the applicable conversion notice (as adjusted for stock splits, share combinations and similar transactions).

Fundamental Transaction

The Company shall use its commercially reasonable efforts to not enter into a “fundamental transaction” unless the successor entity assumes the obligations of the Company under the Certificate of Designations and the successor entity (including its parent entity) is a publicly traded company whose shares of common stock are quoted or listed on an eligible national securities exchange. Upon a change of control of the Company, a holder of Series A Preferred Stock shall have the right to require the Company to redeem all or any portion of the Series A Preferred Stock at the applicable premium redemption price. A fundamental transaction is a transaction in which (i) the Company, directly or indirectly, in one or more related transactions, (a) consolidates or merges with or into any other entity (except where the Company is the surviving entity), (b) sells, leases, licenses, assigns, transfers, conveys or otherwise disposes of all or substantially all of its properties or assets to any other entity, (c) allows any other entity to make a purchase, tender or exchange offer that is accepted by such holders of more than 50% of the outstanding shares of voting stock of the Company (not including any shares of voting stock of the Company held by the entity making or party to, or associated or affiliated with the entity making or party to, such purchase, tender or exchange offer), or (d) consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other entity whereby such other entity acquires more than 50% of the outstanding shares of voting stock of the Company (not including any shares of voting stock of the Company held by the other entity making or party to, or associated or affiliated with the other entity making or party to, such stock or share purchase agreement or other business combination), or (e) reorganizes, recapitalizes or reclassifies the Common Stock (which shall not include a reverse stock split), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended, (the “Exchange Act”) and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of the Company.

Voting Rights

Holders of Series A Preferred Stock shall have no voting rights.

Conversions Series A Preferred Stock

During the year ended December 31, 2015, 750,000 of the Series A Preferred Stock and 52,500 shares of Series A Preferred Stock issued as dividends have been converted into 1,994 shares of common stock. As a result of the conversion, the preferred stock value, net of discounts of $378,000, and the $150,000 derivative liability arising from the conversion feature were reclassified to stockholders’ equity. The aggregate grant date fair value of the common stock issued upon conversion was $1,011,000 and as result, the Company recorded $483,000 of dividends and deemed dividend.

Series B Convertible Preferred Stock

31 Group LLC Offering

On February 11, 2015, the Company entered into a purchase agreement, pursuant to which the Company sold to the 31 Group, 350,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.00001 per share (the “Series B Preferred Stock”) and warrants to purchase 146 shares of the Company’s common stock for a purchase price of $350,000 (the “Series B Financing”). The Company also issued

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

12 — PREFERRED STOCK - (continued)

21 shares of its common stock with a grant date value of approximately $10,000 in consideration of 31 Group’s execution and delivery of the purchase agreement. The Company incurred costs associated with the offering of $89,000.

The warrants are exercisable immediately for a period of five years from their issue date. The exercise price with respect to the warrants is $2,400 per share and were subsequently lowered to $1,380 as of June 11, 2015. The exercise price for the warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. In addition, the warrants also contain a net cash settlement provision whereby, upon certain fundamental events, the holders could put the warrants back to the Company for cash.

On July 20, 2015, and effective June 11, 2015, the Company amended the warrants issued to investors of the Series B Preferred Stock to lower the exercise price from $2,400 per share to $1,380 per share except for the warrants issued to certain family members of George Schmitt, which retained an exercise price of $2,400 per share (see below). The change in fair value of the warrant liabilities was measured on the date of modification and was not material to the Company’s results of operations.

Liquidation Preference of Series B Preferred Stock

The Series B Preferred Stock rank pari passu with our Series A Preferred Stock with respect to dividend rights and/or rights upon distributions, liquidation, dissolution or winding up of the Company and have the same terms and preferences as the Series A Preferred Stock except for the following:

Dividends on Series B Preferred Stock

Holders of Series B Preferred Stock shall be entitled to receive from the first date of issuance of the Series B Preferred Stock cumulative dividends at a rate of 7.0% per annum on a compounded basis. The Company shall have the right to pay dividends in cash or shares of common stock on the Maturity Date or in cash on any applicable redemption date or, with respect to Series B Preferred Stock subject to conversion into common stock, as part of the conversion amount.

Conversion Rights of Series B Preferred Stock.  A holder of Series B Preferred Stock shall have the right to convert the Series B Preferred Stock, in whole or in part, upon written notice to the Company at a conversion price equal to the lower of (i) $2,400 or (ii) 85% of the lowest volume weighted average price of the common stock of the Company during the five (5) consecutive trading day period ending and including the trading day immediately preceding the delivery of the applicable conversion notice (as adjusted for stock splits, share combinations and similar transactions).

Conversions of Series B Preferred Stock

During the first and second quarters of 2015, 350,000 of the Series B Preferred Stock and 24,500 shares of Series B Preferred Stock issued as dividends were converted into 1,523 shares of common stock. As a result of the conversion, the preferred stock value, net of discounts of $125,000, and the $54,000 derivative liability arising from the conversion feature were reclassified to stockholders’ equity. The aggregate grant date fair value of the common stock issued upon conversion was $474,000 and as result, the Company recorded $295,000 of dividends and deemed dividend.

Related Party Extinguishment

On December 30, 2014, the Company received a $245,000 loan from George Schmitt, the Company’s Chairman of the Board and Chief Executive Officer. This amount was recorded as a due to related parties on the balance sheet. On January 8, 2015, the Company repaid $100,000 of the $245,000 due to related party balance owed to Mr. Schmitt. On January 29, 2015 and February 13, 2015, the Company received an aggregate $700,000 from certain family members of Mr. Schmitt. This amount was recorded in due to related parties on the balance sheet. On February 23, 2015, Mr. Schmitt transferred the remaining balance of his

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

12 — PREFERRED STOCK - (continued)

$145,000 loan to certain family members bringing the total the Company owed to Mr. Schmitt’s family members to $845,000. See Note 17 for additional details.

On February 23, 2015, the Company issued 845,000 shares of Series B Preferred Stock, 45 shares of common stock, and warrants to purchase an aggregate 353 shares of common stock exercisable for five years at a price of $2,400 per share in full settlement and extinguishment of the $845,000 due to related parties. The grand date fair value of the consideration issued by the Company on the settlement date approximated the $845,000 due to related parties that was settled. Upon certain fundamental events, the warrants could be redeemed by the holders of the warrants at fair market value estimated using Black Scholes. The exercise price for the warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. In addition, the warrants also contain a net cash settlement provision whereby, upon certain fundamental events, the holders could put the warrants back to the Company for cash.

On February 23, 2015, 845,000 of the Series B Preferred Stock were converted into 1,857 shares of common stock. As a result of the conversion, the preferred stock value of $703,000, net of discounts was reclassified to stockholders’ equity. The aggregate grant date fair value of the common stock issued upon conversion was $1,003,000 and as result, the Company recorded $300,000 of dividends and deemed dividend.

Series C Convertible Preferred Stock

On February 24, 2015, the Company entered into a purchase agreement, pursuant to which the Company sold to institutional investors, 1,800,000 shares of the Company’s Series C Preferred Stock, par value $0.00001 per share (the “Series C Preferred Stock”) and warrants to purchase 750 shares of the Company’s common stock for a purchase price of $1,800,000 (the “Series C Financing”). The Company also issued 99 shares of its common stock with a grant date value of approximately $53,000 in consideration of the investors’ execution and delivery of the purchase agreement. The Company paid offering costs of $84,000 in connection issuance of the Series C Preferred Stock.

The warrants are exercisable immediately for a period of five years from their issue date. The exercise price with respect to the warrants is $2,400 per share which was subsequently lowered to $1,380 as of June 11, 2015. The exercise price for the warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. In addition, the warrants also contain a net cash settlement provision whereby, upon certain fundamental events, the holders could put the warrants back to the Company for cash.

On July 20, 2015, and effective June 11, 2015, the Company amended the warrants issued to investors of the Series C Preferred Stock to lower the exercise price from $2,400 per share to $1,380 per share. The change in fair value of the warrant liabilities was measured on the date of modification was not material to the Company’s results of operations.

Liquidation Preference of Series C Preferred Stock

The Series C Preferred Stock rank pari passu with our Series A Preferred Stock and our Series B Preferred Stock with respect to dividend rights and/or rights upon distributions, liquidation, dissolution or winding up of the Company and have the same terms and preferences as the Series A and Series B Preferred Stock except for the following:

Dividends on Series C Preferred Stock

Holders of Series C Preferred Stock shall be entitled to receive from the first date of issuance of the Series C Preferred Stock cumulative dividends at a rate of 7.0% per annum on a compounded basis. The Company shall have the right to pay dividends in cash or shares of common stock on the Maturity Date or in cash on any applicable redemption date or, with respect to Series C Preferred Stock subject to conversion into common stock, as part of the conversion amount.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

12 — PREFERRED STOCK - (continued)

Conversion Rights of Series C Preferred Stock.  Upon the occurrence of certain triggering events (including the Series C Preferred Stock or common stock underlying the Series C Preferred Stock is not freely tradeable without restriction; the failure of the common stock to be listed on the NASDAQ Capital Market or other national securities exchange; and bankruptcy, insolvency, reorganization or liquidation proceedings instituted against the Company shall not be dismissed in thirty (30) days or the voluntary commencement of such proceedings by the Company), the holder of Preferred Stock shall have the right to require the Company, by written notice, to redeem all or any of the shares of Series C Preferred Stock at a price equal to the greater of (i) 125% of the conversion amount to be redeemed and (ii) the product of (a) the conversion amount divided by the lower of (x) $2,400 or (y) 85% of the lowest volume weighted average price of the common stock of the Company during the five (5) consecutive trading day period ending and including the trading day immediately preceding the delivery of the applicable conversion notice multiplied by (b) 125% of the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such triggering event and ending on the date the Company makes the entire redemption payment to the holder of Series C Preferred Stock.

Conversions of Series C Preferred Stock

During the first and second quarters of 2015, 1,800,000 shares of the Series C Preferred Stock and 126,000 shares of the Series C Preferred Stock issued as dividends were converted into 7,888 shares of common stock. As a result of the conversion, the preferred stock value, net of discounts of $943,000, and the $245,000 derivative liability arising from the conversion feature were reclassified to stockholders’ equity. The aggregate grant date fair value of the common stock issued upon conversion was $3,189,000 and as result, the Company recorded $2,001,000 of dividends and deemed dividend.

13 — STOCKHOLDERS’ EQUITY

April 2014 Offering

On April 22, 2014, the Company closed an underwritten public offering of 4,384 shares of common stock, at a purchase price to the public of $2,280 per share, for net proceeds to the Company, after deducting underwriter discounts and offering expenses, of $8,816,000. Roth Capital Partners and Feltl and Company acted as underwriters for the offering.

Reduction in Authorized Shares

On June 11, 2014, the Board approved a resolution to amend the Corporation’s Certificate of Incorporation, declaring said resolution to be advisable, and calling for the submission of the following resolution to the shareholders to authorize the Board to decrease the number of authorized shares of common stock from 300,000,000 shares to 100,000,000 shares.

Purchase Agreements and Registration Rights Agreement with Lincoln Park

$1,000,000 Purchase Agreement

On September 22, 2014, the Company entered into a Purchase Agreement with Lincoln Park Capital Fund (“Lincoln Park”), pursuant to which we offered 417 shares of our common stock to Lincoln Park at a price of $2,400 per share, for an aggregate purchase price of $961,000 net of expenses. The closing of the transaction occurred on September 24, 2014. The Company issued the 417 shares of common stock pursuant to the Company’s registration statement on Form S-3 that was declared effective on August 31, 2014 (the “Shelf Registration Statement”).

$15,000,000 Purchase Agreement

On September 19, 2014, the Company entered into a Purchase Agreement (the “$15M Purchase Agreement”) and a registration rights agreement with Lincoln Park. In consideration for entering into the transaction, the Company issued 146 shares of our common stock to Lincoln Park as a commitment fee upon execution of the $15M Purchase Agreement. The Company recorded $346,000 as a prepaid expense based

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13 — STOCKHOLDERS’ EQUITY - (continued)

upon a stock price of $2,376 on the date of issuance. Lincoln Park also agreed to purchase up to $15,000,000 of our shares of common stock over the 24-month term of the $15M Purchase Agreement.

The $15M Purchase Agreement provides that, from time to time over the term of the $15M Purchase Agreement, on any business day, as often as every other business day, and at our sole discretion, the Company may require Lincoln Park to purchase up to 84 shares of our common stock (a “Regular Purchase”); provided, however, that (i) a Regular Purchase may be increased to up to 125 shares of our common stock provided that the closing sale price of our common stock is not below $2,400 on the purchase date, (ii) a Regular Purchase may be increased to up to 167 shares of our common stock provided that the closing sale price of our common stock is not below $3,000 on the purchase date and (iii) a Regular Purchase may be increased to up to 209 shares of our common stock provided that the closing sale price of our common stock is not below $3,000 on the purchase date; and provided, further, that the aggregate price of any Regular Purchase shall not exceed $1,000,000. The Company may not sell any shares of our common stock as a Regular Purchase on a date in which the closing sale price of our common stock is below $1,800. The purchase price for Regular Purchases shall be equal to the lesser of (i) the lowest sale price of our common stock on the purchase date and (ii) the average of the three (3) lowest closing sale prices of our common stock during the ten (10) business days prior to the purchase date, as reported on the NASDAQ Capital Market.

On October 3, 2014, the Company filed a registration statement on Form S-1 with the SEC to register 3,986 shares of the Company’s common stock for sale to Lincoln Park under the $15M Purchase Agreement and the 146 shares of common stock issued to Lincoln Park as a commitment fee. On October 20, 2014, the SEC declared this registration statement effective. On May 18, 2015, the Company filed a Post-Effective Amendment to deregister the 40,483 shares of common stock registered pursuant to the registration statement declared effective on October 20, 2014, that remained unsold.

Between October 20, 2014 and May 18, 2015, the Company had drawn down $145,000 and issued 84 shares of common stock under the $15M Purchase Agreement. The prepaid expense for this financing was $0 as of December 31, 2015, representing a decrease of $346,000 from the initial recording of $346,000. The Company is amortizing the prepaid balance to additional paid in capital on a straight line basis over the term of the agreement.

$1,331,500 Purchase Agreement

On November 25, 2014, the Company entered into a purchase agreement, pursuant to which the Company sold to Lincoln Park, certain officers and directors of the Company (the “Affiliate Purchasers”) and certain other investors (the “Other Investors”) an aggregate of $1,331,500 of the Company’s common stock. The Company received net proceeds of $1,311,500 after deducting $20,000 in expenses associated with the purchase agreement. Pursuant to the purchase agreement, Lincoln Park purchased 417 shares of Common Stock at a purchase price of $1,500 per share, the Affiliate Purchasers purchased 205 shares of Common Stock at a purchase price of $1,644 per share and the Other Investors purchased 247 shares of Common Stock at a purchase price of $1,500 per share pursuant to the Company’s Shelf Registration Statement.

Equity Distribution Agreement with Roth Capital Partners, LLC

On November 18, 2014, the Company entered into an Equity Distribution Agreement (the “Equity Distribution Agreement”) with Roth Capital Partners, LLC (“Roth”), pursuant to which the Company may sell from time to time up to $10,000,000 of shares of common stock (the “Shares”), through Roth (the “Offering”). The Equity Distribution Agreement was amended on December 29, 2014 to change the amount of the Offering to up to $1,000,000. Effective February 23, 2015, the Company terminated the Equity Distribution Agreement with Roth.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13 — STOCKHOLDERS’ EQUITY - (continued)

Issuance of common stock to 31 Group

On December 30, 2014, the Company issued 28 shares of its common stock in consideration of 31 Group’s execution and delivery of the Purchase Agreement (See Note 12 — Series A Convertible Preferred Stock).

August 2015 Underwritten Offering

On August 19, 2015, the Company closed an underwritten public offering of its Class A Units, Class B Units, Series C Warrants and Series D Warrants. The Company offered (i) 21,250 Class A Units, at a price of $120.00 per Class A Unit, each of which consists of one share of common stock and 0.5 of a Series A Warrant to purchase one share of its common stock at an exercise price of $120.00 per warrant, (ii) 20,417 Class B Units, at a price of $118.80 per Class B Unit, each of which consists of one pre-funded Series B Warrant to purchase one share of common stock and 0.5 of a Series A Warrant, (iii) 21,250 Series C Warrants, at a price of $1.20 per Series C Warrant, which is deemed to be included in the $120.00 price per Class A Unit, each to purchase one additional Class A Unit at an exercise price of $120.00, and (iv) 41,250 Series D Warrants, at a price of $1.20 per Series D Warrant, which is deemed to be included in the $118.80 price per Class B Unit, each to purchase one additional Class B Unit at an exercise price of $118.80. The Company received approximately $4,975,500 in gross proceeds from the offering, before underwriting discounts and commissions and offering expenses payable by the Company. Roth Capital Partners, LLC acted as sole book-running manager and as underwriter for the offering.

Each Series A Warrant was immediately exercisable at an initial exercise price of $120.00 per share. The Series A Warrants will expire on the fifth anniversary of the initial date of issuance.

Each Pre-funded Series B Warrant was immediately exercisable at an initial exercise price of $1.20 per share. The Pre-funded Series B Warrants will expire on the fifth anniversary of the initial date of issuance. Pre-funded Series B Warrants that expire unexercised will have no further value and the holder of such warrant will lose the pre-funded amount.

Each Series C Warrant was exercisable for one additional Class A Unit, each of which consists of one share of our common stock and 0.5 of a Series A Warrant to purchase one share of our common stock. The Series C Warrants are exercisable immediately at an initial exercise price of $120.00 per Class A Unit, subject to adjustment. Beginning at the close of trading on the 60th trading day following the date of issuance, and effective beginning on the third (3rd) trading day immediately preceding such 60th trading day, the Series C Warrants will be exercisable at a per Class A Unit exercise price equal to the lowest of (i) the then-effective exercise price per Class A Unit, (ii) 80% of the closing price of our common stock on such 60th trading day and (iii) 80% of the average of the volume weighted average price of our common stock (“VWAP”) for the three (3) trading days ending and including the 60th trading day following the date of issuance. The Series C Warrants expired at the close of business at 5:00 p.m. (New York time) on November 19, 2015, the 65th trading day following the date of issuance.

Each Series D Warrant was exercisable for one additional Class B Unit, each of which consists of one Pre-funded Series B Warrant to purchase one share of our common stock and 0.5 of a Series A Warrant to purchase one share of our common stock. The Series D Warrants are exercisable immediately at an initial exercise price of $118.80 per Class B Unit, subject to adjustment. Beginning at the close of trading on the 60th trading day following the date of issuance, and effective beginning on the third (3rd) trading day immediately preceding such 60th trading day, the Series D Warrants will be exercisable at a per Class B Unit exercise price equal to the lowest of (i) the then-effective exercise price per Class B Unit, (ii) 80% of the closing price of our common stock on such 60th trading day and (iii) 80% of the average of the VWAP for the three (3) trading days ending and including the 60th trading day following the date of issuance. The Series D Warrants will expired at the close of business at 5:00 p.m. (New York time) on November 19, 2015, the 65th trading day following the date of issuance.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13 — STOCKHOLDERS’ EQUITY - (continued)

As a result of the net cash settlement provisions included in each of the warrants issued in the offering, the Company recorded an aggregate $3,368,000 as a derivative liability on the date of the offering. The remaining portion of the gross proceeds of $1,607,000 was recorded by the Company to stockholders’ equity on the date of the offering. The Company allocated the aggregate costs associated with the offering of $945,000 on a pro rata basis to the warrants and common shares issued in the offering and as a result, $640,000 of the costs were expensed and $305,000 were recorded as a reduction to additional paid in capital on the date of the offering.

At various dates from the date of the offering through December 31, 2015, all 20,417 of the Series B Warrants were exercised into 20,417 shares of the Company’s common stock. The Company received $17,000 in cash as a result of the exercise and reclassified $1,197,000 of derivative liabilities to stockholders’ equity.

From October 1, 2015 through November 19, 2015, 18,750 Series C Warrants issued in our August 2015 underwritten public offering have been exercised into 18,750 Class A Units, consisting of 18,750 shares of common stock and 9,375 Series A Warrants, at an exercise price of $30.20 per share.

From October 1, 2015 through November 19, 2015, 38,875 Series D Warrants issued in our August 2015 underwritten public offering have been exercised into 38,875 Class B Units, consisting of 38,875 Series B Warrants and 19,438 Series A Warrants, at an exercise price of $30.20 per share. Of such Series B Warrants issued, 38,875 were then exercised into 38,875 shares of common stock as of December 1, 2015.

Settlement with Holders of Series B Warrants

On November 2, 2015, the Company entered into a Settlement Agreement and Mutual Release (the “Agreement”) with certain holders (the “Holders”) of the Company’s Series B Warrants to purchase common stock (the “Original Warrants”), issued in connection with the August 2015 underwritten offering. Upon the consummation of the Agreement, in full and complete satisfaction of all claims that the Holders made or could have made against the Company arising in connection with the Original Warrants, the Company delivered to the Holders new warrants initially exercisable to purchase, in the aggregate, 20,417 shares of the Company’s common stock, par value $0.00001, at an exercise price of $90.00 per share with an expiration date of November 2, 2018, as set forth in the Agreement.

Settlement of Amounts Due to Related Parties

In October 2015, George Schmitt, Chief Executive Officer and Chairman of the Board, agreed to convert $500,000 of existing loans due from the Company into 7,441 shares of the Company’s common stock with a grant date fair value of approximately $500,000.

Shares Issued for Services

In 2015, the Company issued 11,362 shares of common stock to employees in lieu of paying $1,325,221 of payroll due to cost cutting measures and 3,912 shares of common stock to various other parties to pay $509,072 worth of services. In 2014, the Company did not issue any shares to employees in lieu of paying payroll or any shares to consultants.

Stock Options — Equity Incentive Plans:

The Company’s stock option plans provide for the grant of options to purchase shares of common stock to officers, directors, other key employees and consultants. The purchase price may be paid in cash or “net settled” in shares of the Company’s common stock. In a net settlement of an option, the Company does not require a payment of the exercise price of the option from the optionee, but reduces the number of shares of common stock issued upon the exercise of the option by the smallest number of whole shares that has an aggregate fair market value equal to or in excess of the aggregate exercise price for the option shares covered by the option exercised. Options generally vest over a three year period from the date of grant and expire ten years from the date of grant.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13 — STOCKHOLDERS’ EQUITY - (continued)

A summary of the Company’s historical stock option plan activity as of December 31, 2015 is as follows:

Plan Name	Options Authorized	Options Granted	Shares Exercised	Shares Forfeited/ Expired	Options Outstanding
2004	119	119	(56)	(39)	24
2005	119	119	(8)	(111)	0
2006	262	258	(5)	(60)	193
2007	24	22	—	(4)	18
2009	238	299	(8)	(125)	166
2013	756	411	—	(105)	306
2015	1,971	1,971	—	(150)	1,821
Total	3,489	3,199	(77)	(594)	2,528

The weighted average fair value of options granted was $259.20 and $1,461.60 during the years ended December 31, 2015 and 2014, respectively. Each option is estimated on the date of grant, using the Black-Scholes model and the following assumptions (all in weighted averages):

	2015	2014
Exercise price	$306	$1,704
Volatility	116%	118%
Risk-free interest rate	1.54%	1.63%
Expected dividend yield	0%	0%
Expected term (years)	6	6

The risk-free rate is based on the rate for the U.S. Treasury note over the expected term of the option. The expected term for employees represents the period of time that options granted are expected to be outstanding using the simplified method and for non-employee options, the expected term is the full term of the option. Expected volatility is based on the average of the weekly share price changes over the shorter of the expected term or the period from the placement on London Stock Exchange’s AIM Market to the date of the grant. The forfeiture rate for the year ended December 31, 2015 was 5.5%. The forfeiture rate is based on historical data related to prior option grants, as the Company believes such historical data will be similar to future results.

A summary of the status of the Company’s stock option plans for the years ended December 31, 2015 and 2014 is as follows:

	Number of Options (in Shares)	Weighted Average Exercise Price
Options Outstanding, January 1, 2015	800	$32,023
Granted	2,039	$306
Exercised	—	—
Forfeited or Expired	(311)	$6,450
Options outstanding, December 31, 2015	2,528	$9,588
Exercisable, December 31, 2015	548	$42,752

As of December 31, 2015, the weighted average remaining contractual life was 8.26 years for the options outstanding and 4.29 years for the options exercisable.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13 — STOCKHOLDERS’ EQUITY - (continued)

Summary information regarding the options outstanding and exercisable at December 31, 2015 is as follows:

	Outstanding			Exercisable
Range of Exercise Prices	Number Outstanding (in shares)	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable (in shares)	Weighted Average Exercise Price
25 – 805	2,196	9.13	$761	220	$4,175
840 – 2,380	114	6.65	15,020	110	14,992
3,500 – 7,500	197	0.19	82,584	197	82,584
12,250 – 28,900	21	1.01	217,854	21	217,854
	2,528			548

Under the provisions of ASC 718, the Company recorded approximately $530,000 and $625,000 of stock based compensation expense for the years ended December 31, 2015 and 2014, respectively. Stock based compensation for employees was approximately $269,000 and $305,000 and stock based compensation expense for non-employees was approximately $261,000 and $320,000 for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2015 and 2014, there was approximately $0.5 million and $0.6 million, respectively, of unrecognized compensation cost related to non-vested options under the plans. The weighted average grant date value of the options forfeited in 2015 was $6,450.

In 2015 and 2014, no options were exercised. The intrinsic value of options exercisable at December 31, 2015 and 2014 was $0 and $0, respectively. The total fair value of shares vested during 2015 and 2014 was approximately $498,000 and $830,000, respectively.

The Company had approximately $0.5 million of unrecognized stock-based compensation expense related to unvested stock options, net of estimated forfeitures, as of December 31, 2015, which we expect to be recognized over the next three years.

Warrants:

The Company has issued warrants, at exercise prices equal to or greater than market value of the Company’s common stock at the date of issuance in connection with numerous financing transactions.

A summary of the warrant and option activity is as follows:

	Number of Options/Warrants (in Shares)	Weighted Average Exercise Price
Warrants Outstanding, January 1, 2015	3,851	$7,392.00
Granted	193,103	61.20
Exercised	(116,917)	15.60
Forfeited or Expired	(4,875)	138.00
Warrants Outstanding, December 31, 2015	75,162	505.20
Exercisable, December 31, 2015	75,162	$505.20

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13 — STOCKHOLDERS’ EQUITY - (continued)

Summary information regarding the warrants as of December 31, 2015 is as follows:

Exercise Price	Number Outstanding (in shares)	Weighted Average Remaining Contractual Life (in years)
$90	20,419	2.83
$120	49,646	4.77
$1,380	1,208	4.10
$2,400	352	4.14
$2,626	143	2.89
$4,200	59	2.65
$6,600	476	0.13
$8,244	2,722	2.66
$9,444	11	0.28
$10,500	119	2.04
$42,000	7	1.20
Exercisable, December 31, 2015	75,162

14 — COMMITMENTS AND CONTINGENCIES

Leases:

The Company’s office rental, deployment sites and warehouse facilities expenses aggregated approximately $484,000 and $437,000 during the years ended December 31, 2015 and 2014, respectively. The leases will expire on different dates from 2016 through 2019. Total obligation of minimum future annual rentals, exclusive of real estate taxes and related costs, are approximately as follows:

Year Ending December 31,
2016	$215,000
2017	84,000
2018	87,000
2019	66,000
$452,000

In connection with the acquisition of IMT, the Company assumed the lease obligations relating to IMT’s were house and office space. Future payments under such lease will amount to $360,000 for the year ending December 31, 2016 and $60,000 for the year ending December 31, 2017. IMT’s lease expires in February of 2017.

Legal:

The Company is subject, from time to time, to claims by third parties under various legal theories. The defense of such claims, or any adverse outcome relating to any such claims, could have a material adverse effect on the Company’s liquidity, financial condition and cash flows. For the years ended December 31, 2015 and 2014, the Company did not have any legal actions pending.

15 — CONCENTRATIONS

During the year ended December 31, 2015, the Company recorded sales to two customers of $229,000 (25%), and $150,000 (16%) in excess of 10% of the Company’s total sales. During the year ended December 31, 2014, the Company recorded sales to two customers of $204,000 (32%), and $100,000 (16%) in excess of 10% of the Company’s total sales. During the year ended December 31, 2014, the Company also recorded consulting revenue of which $200,000 (32%) came from one customer.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

15 — CONCENTRATIONS - (continued)

At December 31, 2015, approximately 100% of net accounts receivable was due from three customers broken down individually as follows: $272,000 (43%) and $231,000 (36%) due from unrelated parties, and $138,000 (21%) due from a related party. At December 31, 2014, approximately 97% of net accounts receivable was due from four customers, of which three comprised more than 10% of the outstanding balance, broken down individually as follows; $289,000 (41%), $190,000 (27%) and $172,000 (24%).

During the year ended December 31, 2015, approximately 61% of the Company’s inventory purchases were derived from three vendors broken down individually as follows: $41,000 (30%), $27,000 (19%) and $16,000 (12%). During the year ended December 31, 2014, approximately 33% of the inventory purchases were derived from three vendors broken down individually as follows: $239,000 (13%), $188,000 (10%) and $178,000 (10%).

16 — RELATED PARTY TRANSACTIONS

MB Technology Holdings, LLC

On April 29, 2014, the Company entered into a management agreement (the “Management Agreement”) with MB Technology Holdings, LLC (“MBTH”), pursuant to which MBTH agreed to provide certain management and financial services to the Company for a monthly fee of $25,000. The Management Agreement was effective January 1, 2014. The Company incurred fees related to the Management Agreement of $300,000 and $300,000 respectively, for the years ended December 31, 2015 and 2014. As of December 31, 2015, MBTH owned approximately 6.1% of the Company’s outstanding shares. Roger Branton, the Company’s Chief Financial Officer, George Schmitt, the Company’s Executive Chairman and, effective as of February 17, 2015, Chief Executive Officer, are directors of MBTH, and Richard Mooers, a director of the Company, is the CEO and a director of MBTH.

On February 24, 2015, the Company issued 3,326 shares of common stock to MBTH in consideration of settling $1,756,098 of amounts due to related parties at a price of $528 per share. The balance outstanding to MBTH at December 31, 2015 is $24,000 and has been included in due to related parties on the balance sheet.

The Company has agreed to award MBTH a 3% cash success fee if MBTH arranges financing, a merger, consolidation or sale by the Company of substantially all of its assets. On February 24, 2015, MBTH invoiced the Company for $700,000 in fees associated with equity financings that had occurred through April 16, 2014 at a rate of 3% per financing less certain discounts. The Company also accrued for an additional fee of approximately $109,000 for equity financings between April 17, 2014 and December 31, 2014. The balance of $809,000 was recorded as an expense in general and administrative expenses and included in due to related parties as of December 31, 2014. The $809,000 was included in the settlement of amounts due to related parties in exchange for common stock on February 24, 2015, as disclosed above. The Company accrued an additional approximate $90,000 for equity financings between January 1, 2015 and December 31, 2015 which is included in due to related parties on the balance sheet. The Company recorded the $90,000 in general and administrative expenses on the accompanying statement of operations.

George Schmitt — Due to Related Party

On December 30, 2014, the Company received a $245,000 loan from George Schmitt, Chairman of the Board and, effective as of February 17, 2015, Chief Executive Officer. This amount was recorded in due to related parties.

On February 23, 2015, the Company issued 845,000 shares of Series B Preferred Stock, 45 shares of common stock, and warrants to purchase an aggregate 353 shares of common stock exercisable for five years at a price of $2,400 per share in full settlement and extinguishment of $845,000 due to family members of George Schmitt. See Note 6.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

16 — RELATED PARTY TRANSACTIONS - (continued)

From January 1, 2015 through December 31, 2015, the Company received a total of $1,900,000 in loans from George Schmitt, Chairman of the Board and, effective as of February 17, 2015, Chief Executive Officer. On August 19, 2015, the Company repaid $500,000 of the outstanding due to related party balance owed to George Schmitt.

In October 2015, George Schmitt, Chief Executive Officer and Chairman of the Board, agreed to convert $500,000 of existing loans due from the Company into 7,441 shares of the Company’s common stock with a grant date fair value of approximately $500,000.

Deferred Revenue

On October 16, 2013, the Company completed the first delivery of xMax comprehensive cognitive radio system, shipping equipment and providing engineering services required to fulfill the $179,000 purchase order that was received from rural broadband provider Walnut Hill Telephone Company on November 26, 2012. Larry Townes is Chairman of Townes Tele-Communications, Inc., the parent company of Walnut Hill Telephone Company. Given that Larry Townes was a director of xG Technology at the time of the purchase order, the sale of equipment to Walnut Hill Telephone Company was, at the time it was entered into, considered to be a related party transaction. Due to Walnut Hill Telephone Company waiting for the equipment to meet certain technical specifications, the revenue from this transaction was considered deferred revenue as of December 31, 2014.

On December 16, 2013, the Company sold xMax comprehensive cognitive radio system to Haxtun Telephone Company for $301,000 to fulfill a purchase order that was received on November 24, 2012. Larry Townes is Chairman of Townes Tele-Communications, Inc., the parent company of Haxtun Telephone Company. Given that Larry Townes was a Director of xG Technology at the time of the purchase order (Larry Townes resigned as a Director effective December 30, 2014), the sale of equipment to Haxtun Telephone Company was, at the time it was entered into, considered to be a related party transaction. Due to Haxtun Telephone Company waiting for the equipment to meet certain technical specifications, the revenue from this transaction was considered deferred revenue as of December 31, 2014.

On March 31, 2015, the Company shipped additional equipment purchased by Larry Townes and received a partial payment for the equipment that had been previously delivered in those transactions as the purchasers indicated that the equipment met certain technical specifications associated with their networks. Despite the technical specifications being met, the customer opted to return a portion of the equipment to the Company during the year ended December 31, 2015 resulting in the Company reversing accounts receivable of $336,000, with a corresponding reversal to deferred revenue.

In May 2015, the Company received an order for approximately $100,000 in xMax mobile broadband wireless equipment and services which will be deployed in a network to be initially installed in Escazu, Costa Rica, with plans to expand in other Latin American locations. The xMax equipment order was received from Itellum, LLC (“Itellum”), an entity owned by MBTH, a related party, one of four companies who have entered into a formal agreement to participate in the initial xMax deployment as well as expansion into other Latin American markets thereafter. The other partners include Level 3 Communications (“Level 3”), Osmin Vargas Corporacion (“OV”), and MBTH. In June 2015, the Company announced the successful installation and initial deployment of an xMax broadband network in Escazu, Costa Rica by Itellum. This represents the first stage of xMax network deployments that are expected to cover additional areas of Costa Rica, with plans for expansion into other Latin American locations. In June 2015, the Company received an additional order for approximately $58,000 in xMax mobile broadband wireless equipment and services from Itellum.

Related party revenue was $156,000 for the year ended December 31, 2015 compared to $0 for the year ended December 31, 2014.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

17 — SUBSEQUENT EVENTS

Management has evaluated subsequent events or transactions occurring through the date the financial statements were issued and determined that no events or transactions are required to be disclosed herein, except as disclosed.

Delisting Notice from Nasdaq

On March 29, 2016, the Company received written notice from Nasdaq, that it had granted the Company an additional 180 calendar days, or until September 26, 2016, to regain compliance with the minimum bid price requirement of $1 per share for continued listing on Nasdaq, pursuant to Nasdaq Listing Rule 5810(c)(3)(A)(ii).

Acquisition of Integrated Microwave Technologies, LLC

On January 29, 2016, the Company completed the acquisition of the assets and liabilities that constituted the business of IMT pursuant to an asset purchase agreement by and between the Company and IMT. Pursuant to the terms of the Asset Purchase Agreement, the Company acquired substantially all of the assets and liabilities of IMT in connection with, necessary for or material to IMT’s business of designing, manufacturing and supplying of Coded Orthogonal Frequency Division Multiplexing (COFDM) microwave transmitters and receivers serving the broadcast, sports and entertainment, military, aerospace and government markets (the “Transaction”). The purchase price for the Transaction was $3,000,000, which was paid through: (i) the issuance of a promissory note in the principal amount of $1,500,000 due March 31, 2016 (the “Initial Payment Note”); and (ii) the issuance of a promissory note in the principal amount of $1,500,000 due July 29, 2017 (the “Deferred Payment Note”). The Company has yet to make its required $1.5 million payment and is currently in negotiations to modify the repayment terms.

The fair value of the purchase consideration issued to the sellers of IMT was allocated to the preliminary fair value of the net tangible assets acquired and to the separately identifiable intangibles. The excess of the aggregate fair value of the net tangible assets and identified intangible assets has been treated as a gain on bargain purchase in accordance with ASC 805. The preliminary purchase price allocation was based, in part, on management’s knowledge of IMT’s business and the preliminary results of a third party appraisal commissioned by management.

Purchase Consideration
Amount of consideration:	$3,000,000
Tangible assets acquired and liabilities assumed at preliminary fair value
Cash	$477,000
Accounts receivable	676,000
Inventories	2,649,000
Property and equipment	133,000
Prepaid expenses	55,000
Accounts payable and deferred revenue	(423,000)
Deferred rent	(167,000)
Accrued expenses	(378,000)
Net tangible assets acquired	$3,022,000
Identifiable intangible assets
Trade names and technology	$320,000
Customer relationships	170,000
Total Identifiable Intangible Assets	$490,000
Total net assets acquired	$3,512,000
Consideration paid	3,000,000
Preliminary gain on bargain purchase	$512,000

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

17 — SUBSEQUENT EVENTS - (continued)

The following presents the unaudited pro-forma combined results of operations of the Company with IMT as if the acquisition occurred on January 1, 2014.

	For the Year Ended December 31,
	2015	2014
Revenues, net	$8,160	$14,970
Net loss allocable to common shareholders	$(24,634)	$(21,339)
Net loss per share	$(384.91)	$(1,123.11)
Weighted average number of shares outstanding	64	19

The unaudited pro-forma results of operations are presented for information purposes only. The unaudited pro-forma results of operations are not intended to present actual results that would have been attained had the acquisition been completed as of January 1, 2014 or to project potential operating results as of any future date or for any future periods.

$500,000 Securities Purchase Agreement

On January 29, 2016, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) pursuant to which the Company sold 5% Senior Secured Convertible Promissory Notes (the “5% Convertible Notes”) to accredited investors (each, a “Holder”, and collectively, the “Holders”) for an aggregate purchase price of $500,000 for net proceeds of $500,000. In connection with the February 2016 Financing, all of the Company’s obligations under the 5% Convertible Notes have been extinguished.

February 2016 Financing

On February 29, 2016, the Company closed the public offering of 29,639 Units, at a price of $120.00 per Unit, each of which consists of one share of its Series B Convertible Preferred Stock (as amended) and 0.5 of a Warrant to purchase one share of its common stock at an exercise price of $25.20 per Warrant. The Company received approximately $3,556,660 in gross proceeds from the offering, before deducting placement agent fees and offering expenses totaling $218,000 payable by the Company. Roth Capital Partners acted as sole placement agent for the offering.

Series A Preferred Stock and Series C Preferred Stock

The Series A Convertible Preferred Stock and Series C Convertible Preferred Stock were cancelled on February 5, 2016.

Series B Preferred Stock

On February 5, 2016, the Company filed an Amended and Restated Certificate of Designation of its Series B Convertible Preferred Stock to modify the terms of the Series B Preferred stock and the following terms were amended:

Dividends on Series B Preferred Stock

Holders of Series B Preferred Stock shall be entitled to receive from the first date of issuance of the Series B Preferred Stock until the Maturity Date cumulative dividends at a rate of 12.5% per annum. The Company shall have the right to pay dividends in cash or shares of common stock on the Maturity Date or in cash on any applicable redemption date or, with respect to Series B Preferred Stock that is converted, as part of the conversion amount.

Redemption of Series B Preferred Stock

Upon the occurrence of certain triggering events (including if the Series B Preferred Stock or common stock underlying the Series B Preferred Stock is not freely tradeable without restriction; the failure of the common stock to be listed on the NASDAQ Capital Market or other national securities exchange; and

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

17 — SUBSEQUENT EVENTS - (continued)

bankruptcy, insolvency, reorganization or liquidation proceedings instituted against us shall not be dismissed in thirty (30) days or the voluntary commencement of such proceedings by us), the holders of Series B Preferred Stock shall have the right to require the Company, by written notice, to redeem all or any of the shares of Series B Preferred Stock at a price equal to the greater of (i) 125% of the conversion amount to be redeemed and (ii) the product of (a) the conversion amount divided by the lower of (x) $30.00 or (y) 87.5% of the lowest volume weighted average price of our common stock during the five (5) consecutive trading-day period ending and including the trading day immediately preceding the delivery of the applicable conversion notice multiplied by (b) 125% of the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such triggering event and ending on the date the Company makes the entire redemption payment to the holder of Series B Preferred Stock; provided that the conversion price will not be less than the Floor Price, which Floor Price will not be adjusted for stock splits, share combinations and similar transactions.

Shares Issued Under S-8 Registration Statement

From January 1, 2016 to April 13, 2016, the Company issued 8,854 shares of common stock to employees in lieu of paying $147,630 of payroll due to cost cutting measures and 2,372 shares of common stock to various consultants to pay $39,000 worth of services.

From January 1, 2016 to April 13, 2016, holders of our 8% Convertible Notes converted $250,000 of principal into 15,079 shares of common stock.

From January 1, 2016 to April 13, 2016, the Company issued a total of 6,104 shares of common stock to directors, consultants and general counsel in lieu of paying $115,700 worth of services.

Conversions and Balances of Outstanding Series B Preferred Stock from February 2016 Financing

From January 1, 2016 to April 13, 2016, 1,966,807 of the Series B Convertible Preferred Stock and 240,851 in dividends have been converted into 176,671 shares of common stock. As of April 13, 2016, 1,589,853 of the Series B Convertible Preferred Stock remain outstanding.

Conversions of Series A Warrants

From January 1, 2016 to April 13, 2016, 73,460 of the Series A warrants issued in connection with the August 2015 Financing, have been exercised into 6,122 shares of common stock. The Company received $75,042 in gross proceeds from the exercise.

MB Technology Holdings

On March 3, 2016, our Board of Directors approved the issuance of up to $300,000 in shares of common stock to MBTH as compensation for financial services in connection with the IMT acquisition. Such shares of common stock were to be issued to MBTH in an initial tranche in the amount of $150,000 on March 15, 2016, which shares of common stock have not yet been issued and a second tranche to MBTH of up to $150,000 in shares of common stock if IMT achieves certain performance goals by December 31, 2016.

As of April 14, 2016, the balance due to MBTH is $190,847.

xG TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

18 — JUNE 2016 REVERSE STOCK SPLIT

On June 9, 2016, the Board approved a resolution to amend the Company’s Certificate of Incorporation and to authorize the Company to effect a reverse split of the Company’s outstanding common stock at a ratio of 1-for-12. On June 20, 2016, the Company effected a one-for-twelve reverse stock split. Upon effectiveness of the reverse stock split, every 12 shares of outstanding common stock decreased to one share of common stock. The effect of the June 20, 2016 one-for-twelve reverse stock split was retrospectively reflected in these financial statements.

19 — DECEMBER 2016 REVERSE STOCK SPLIT

On December 7, 2016, the Board approved a resolution to amend the Company’s Certificate of Incorporation and to authorize the Company to effect a reverse split of the Company’s outstanding common stock at a ratio of 1-for-10. On December 15, 2016, the Company effected a one-for-ten reverse stock split. Upon effectiveness of the reverse stock split, every 10 shares of outstanding common stock decreased to one share of common stock. The effect of the December 15, 2016 one-for-ten reverse stock split was retrospectively reflected in these financial statements.

INTEGRATED MICROWAVE TECHNOLOGIES, LLC
December 31, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Shareholders of xG Technology, Inc.

We have audited the accompanying balance sheet of Integrated Microwave Technologies, LLC (the “Company”) as of December 31, 2015, and the related statements of operations, changes in member’s equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Integrated Microwave Technologies, LLC as of December 31, 2015, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 2, the Company was acquired by an entity that has incurred significant net losses and needs to raise additional funds to meet its obligations and sustain the operations of the newly combined entity. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP
New York, NY
April 12, 2016

INTEGRATED MICROWAVE TECHNOLOGIES, LLC

BALANCE SHEET
(IN THOUSANDS)

December 31, 2015
ASSETS
Current Assets
Cash	$967
Accounts receivable, net	424
Inventories, net	2,591
Prepaid expenses and other current assets	57
Total current assets	4,039
Property and equipment, net	138
Total assets	$4,177
LIABILITIES AND MEMBER'S EQUITY
Current Liabilities
Accounts payable	$211
Accrued expenses	334
Deferred rent	180
Customer deposits	154
Total current liabilities	879
Commitments and Contingencies
Member's equity	3,298
Total liabilities and member's equity	$4,177

The accompanying notes are an integral part of these financial statements.

INTEGRATED MICROWAVE TECHNOLOGIES, LLC

STATEMENT OF OPERATIONS
(IN THOUSANDS)

For the Year Ended December 31, 2015
Revenue	$7,228
Cost of Revenue and operating expenses
Cost of components and personnel	3,437
Inventory valuation adjustments	2,968
General and administrative expenses	3,602
Research and development	781
Amortization and depreciation	138
Total operating expenses	(10,926)
Net loss	$(3,698)

The accompanying notes are an integral part of these financial statements.

INTEGRATED MICROWAVE TECHNOLOGIES, LLC

STATEMENT OF CASH FLOW
(IN THOUSANDS)

For the Year Ended December 31, 2015
Cash flows from operating activities
Net Loss	$(3,698)
Adjustments to reconcile net loss to net cash provided by operating activities
Inventory valuation adjustments	2,968
Deferred rent	180
Depreciation and amortization	138
Changes in assets and liabilities
Accounts receivable	434
Inventory	1,235
Prepaid expenses and other current assets	29
Accounts payable	(321)
Accrued expenses	(540)
Customer deposits	(94)
Net cash provided by operating activities	331
Cash flows from investing activities
Capital expenditures for property and equipment	(147)
Net cash used in investing activities	(147)
Net increase in cash	184
Cash, beginning of year	783
Cash, end of year	$967
Interest Paid	$—
Taxes Paid	$—

The accompanying notes are an integral part of these financial statements.

INTEGRATED MICROWAVE TECHNOLOGIES, LLC

STATEMENT OF CHANGES IN MEMBER'S EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2015
(IN THOUSANDS)

Total
Balance, January 1, 2015	$6,996
Net Loss	(3,698)
Balance, December 31, 2015	$3,298

The accompanying notes are an integral part of these financial statements.

INTEGRATED MICROWAVE TECHNOLOGIES, LLC

NOTES TO FINANCIAL STATEMENTS

1 — NATURE OF OPERATIONS

Description of Business

Integrated Microwave Technologies, LLC (the “Company” or “IMT”) is a Delaware LLC that designs, manufactures and supplies Coded Orthogonal Frequency Division Multiplexing (COFDM) microwave transmitters and receivers serving the broadcast, sports and entertainment, military, aerospace and government markets. IMT comprises the leading microwave brands Nucomm, RF Central and IMT, offering customers worldwide complete video solutions. Nucomm is a premium brand of digital broadcast microwave video systems. RF Central is an innovative brand of compact microwave video equipment for licensed and license-free sports and entertainment applications. IMT is also a provider of mission-critical wireless video solutions to state, local and federal police departments.

On January 29, 2016, xG Technology, Inc. (“xG”) completed the acquisition of certain assets and liabilities of Integrated Microwave Technologies, LLC, pursuant to an asset purchase agreement between xG and IMT (the “Asset Purchase Agreement”). Pursuant to the terms of the Asset Purchase Agreement, xG acquired substantially all of the assets and liabilities of IMT in connection with, necessary for or material to IMT’s business of designing, manufacturing and supplying of COFDM microwave transmitters and receivers serving the broadcast, sports and entertainment, military, aerospace and government markets (the “Transaction”). The purchase price for the Transaction was $3,000,000, which was paid through: (i) the issuance of a promissory note in the principal amount of $1,500,000 due March 31, 2016 (the “Initial Payment Note”); and (ii) the issuance of a promissory note in the principal amount of $1,500,000 due July 29, 2017 (the “Deferred Payment Note”). xG has not yet made the required $1.5 million payment due on March 31, 2016 and is currently in negotiations to modify the repayment terms.

2 — GOING CONCERN

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) which contemplate continuation of the Company as a going concern. The Company continues to experience declining revenues and had a net loss of approximately $3 million for the year ended December 31, 2015. In addition, xG also continues to experience recurring net losses, cash used from operations, and significantly long sales cycles. These factors taken together raise substantial doubt about the Company’s ability to continue as a going concern.

If the Company and xG are unable to raise additional capital and/or improve on its revenue producing opportunities in the near term, the carrying value of its assets may be materially impacted. The financial statements do not include any adjustments related to the recovery and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions include reserves and write-downs related to receivables and inventories and the recoverability of long-lived assets.

Cash

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. The Company did not have any cash equivalents on hand as of December 31, 2015.

INTEGRATED MICROWAVE TECHNOLOGIES, LLC

NOTES TO FINANCIAL STATEMENTS

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Concentrations of Credit Risk for Cash and Accounts Receivable

The Company does not have any off-balance-sheet concentrations of credit risk. Credit risk is the risk that counterparty will default on its contractual obligations resulting in financial loss to the Company. The Company’s credit risk is primarily attributable to its cash and accounts receivable. The Company’s policy is to maintain its cash with high credit quality financial institutions to limit its risk of loss exposure. During the year, the Company had cash balances in excess of the federally insured limits of $250,000. The funds were on deposit with Bank of America, NA. Consequently, the Company does not believe that there is a significant risk having these balances in one financial institution. The Company has not experienced any losses in its bank accounts through December 31, 2015.

Inventory

Inventory, consisting principally of raw materials and finished goods, are computed using standard cost, which approximates actual cost, using the first in, first out (FIFO) method. Raw materials consist of purchased parts, components and supplies. The Company evaluates inventory balances and either writes-down inventory that is obsolete or based on a lower of cost or market analysis or records a reserve for slow moving or excess inventory.

Property and Equipment

Property and equipment are presented at cost at the date of acquisition. Depreciation is computed using the straight-line method over estimated useful asset lives, which range from 3 to 5 years commencing the month following the purchase.

Allowance for Doubtful Accounts

For customers, management assesses the credit quality of the customer, taking into account its financial position, past experience and other factors. In the event that management determines that a receivable becomes uncollectible, or events or circumstances change, which result in a temporary cessation of payments from the customer, the Company will make a best estimate of probable or potential losses in accounts receivable balance using the allowance method for each quarterly period. Management will periodically review the receivables at the end of each reporting period and the appropriate accrual will be made based on current available evidence and historical experience. Bad debt expense was immaterial during the year ended December 31, 2015 and the allowance for doubtful accounts was $18,000 as of December 31, 2015.

Revenue Recognition

The Company recognizes revenues when persuasive evidence of an arrangement exists, services have been rendered, the price is fixed and determinable, and collectability is reasonably assured. Revenues from management and consulting, time-and-materials service contracts, maintenance agreements and other services, are recognized as the services are provided or at the time the goods are shipped and title as passed.

Research and Development Expenses

Development expenses consist primarily of salaries, related costs for technical and programming personnel, and components used for research and testing, are expensed as incurred.

Income Taxes

The Company was organized as a partnership for income tax purposes at December 31, 2015. No income tax liability or benefit has been included in the financial statements since taxable income or loss of the Company passed through to, and is reportable by, the member. The Company is subject to certain state and local taxes.

INTEGRATED MICROWAVE TECHNOLOGIES, LLC

NOTES TO FINANCIAL STATEMENTS

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Warranty Reserve

Although the Company tests its product in accordance with its quality programs and processes, its warranty obligation is affected by product failure rates and service delivery costs incurred in correcting a product failure. Should actual product failure rates or service costs differ from the Company’s estimates, which are based on limited historical data, where applicable, revisions to the estimated warranty liability would be required. The warranty policy for the Company’s products is two years. A roll forward of the Company’s warranty reserve is as follows:

Warranty Reserve
January 1, 2015	$215,000
Warranty reserve expense	—
Warranty claims settled and true-up of accrual	(48,000)
December 31, 2015	$167,000

Advertising Costs

Advertising costs are charged to operations as incurred. Advertising costs amounted to $78,000 for the year ended December 31, 2015. Advertising costs are included in general and administrative expenses in the accompanying statement of operations.

Shipping and Handling Costs

Shipping and handling charges are invoiced to the customer and the Company nets these revenues against the respective costs within general and administrative expenses.

Recently Issued Accounting Principles

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 — Revenue Recognition and most industry-specific guidance throughout the ASC. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. To allow entities additional time to implement systems, gather data and resolve implementation questions, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, in August 2015, to defer the effective date of ASU No. 2014-09 for one year, which is fiscal years beginning after December 15, 2017. Early adoption is permitted commencing January 1, 2017. For all other entities (nonpublic entities), the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. A nonpublic entity may elect to apply this guidance later, however, only as prescribed in this ASU. The Company is currently evaluating the impact of the adoption of ASU 2014-09 on its financial statements or disclosures.

In July 2015, the FASB issued Accounting Standards Update No. 2015-11, Simplifying the Measurement of Inventory (“ASU 2015-11”). ASU 2015-11 requires an entity to measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out (“LIFO”) or the retail inventory method. It is effective for annual reporting periods beginning after December 15, 2016. The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period.

INTEGRATED MICROWAVE TECHNOLOGIES, LLC

NOTES TO FINANCIAL STATEMENTS

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

The Company has not yet determined the effect of the adoption of this standard will have on the Company’s financial position and results of operations.

The FASB has issued Accounting Standards Update (“ASU”) 2016-02, “Leases” (Topic 842). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities are required to apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted for all public business entities and all nonpublic business entities upon issuance. The Company has not yet determined the effect of the adoption of this standard on the Company’s financial position and results of operations.

4 — ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

December 31, 2015
Accounts receivable	$442,000
Net allowance for doubtful accounts	(18,000)
Net accounts receivable	$424,000

5 — INVENTORY

Inventories included in the accompanying balance sheet are stated at the lower of cost or market and include raw materials, net of $1,440,199 and finished goods, net of $1,150,801 at December 31, 2015.

6 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	Useful Life (years)	December 31, 2015
Cost:
Furniture and equipment	3 – 5 years	$1,387,000
Accumulated depreciation		(1,249,000)
Property and equipment, net		$138,000

Depreciation of property and equipment amounted to $138,000 for the year ended December 31, 2015.

INTEGRATED MICROWAVE TECHNOLOGIES, LLC

NOTES TO FINANCIAL STATEMENTS

7 — COMMITMENTS AND CONTINGENCIES

Leases

The Company’s office rental expenses (paid to a former owner of the Company) was approximately $206,000 during the year ended December 31, 2015. The lease will expire on February 2017. Total obligation of minimum future annual rentals, exclusive of real estate taxes and related costs, are approximately as follows:

Year Ending December 31,
2016	$360,000
2017	60,000
$420,000

Legal

The Company is subject, from time to time, to claims by third parties under various legal theories. The defense of such claims, or any adverse outcome relating to any such claims, could have a material adverse effect on the Company’s liquidity, financial condition and cash flows. For the year ended December 31, 2015, the Company did not have any legal actions pending.

8 — CONCENTRATIONS

During the year ended December 31, 2015, approximately $973,000 (14%) of the Company’s sales were derived from one customer in excess of 10% of the Company's total sales. No other customer exceeded 10% of the Company’s total sales.

During the year ended December 31, 2015, approximately $240,000 (57%) of the Company’s accounts receivables were derived from two customers broken down individually as follows; $169,000 (40%) and $71,000 (17%).

During the year ended December 31, 2015, approximately $478,000 (13%) of the Company’s inventory purchases were derived from one vendor.

9 — RELATED PARTY TRANSACTIONS

The Company paid a management fee of $42,000 to the former owner in the year ended December 31, 2015. The Company paid an IT service fee of $32,000 to a company owned by the same former owner in the year ended December 31, 2015.

10 — SUBSEQUENT EVENTS

Management has evaluated subsequent events or transactions occurring through the date the financial statements were issued and determined that no events or transactions are required to be disclosed herein, except as disclosed.

Vislink plc
(the “Company” or the “Group”)

Results for the nine months ended 30 September 2016 and 30 September 2015

CONSOLIDATED GROUP INCOME STATEMENT
For the nine months ended 30 September 2016 and 30 September 2015

	Notes	Nine months to 30 September 2016 (Unaudited) £000	Nine months to 30 September 2015 (Unaudited) £000
Continuing operations
Revenue	4	31,819	36,650
Cost of sales		(19,018)	(20,482)
Gross profit		12,801	16,168
Sales and marketing expenses		(7,098)	(6,681)
Research and development costs		(4,842)	(4,007)
Administrative costs		(5,092)	(4,272)
Other expenses		(36,847)	(3,864)
Operating loss	4	(41,078)	(2,656)
Finance costs – net		(243)	(162)
Loss before taxation		(41,321)	(2,818)
Taxation	6	(42)	34
Loss for the period attributable to equity shareholders		(41,363)	(2,784)
Basic loss per share	7	(33.9)p	(2.3)p
Diluted loss per share	7	(33.9)p	(2.3)p

Vislink plc

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the nine months ended 30 September 2016 and 30 September 2015

	Nine months to 30 September 2016 (Unaudited) £000	Nine months to 30 September 2015 (Unaudited) £000
Loss for the period	(41,363)	(2,784)
Items that may subsequently be reclassified to profit or loss:
Exchange difference on translation of foreign currency net investments	2,293	260
Total comprehensive expense for the period	(39,070)	(2,524)

Vislink plc

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
For the nine months ended 30 September 2016 and 30 September 2015

	Share Capital £000	Share premium account £000	Capital redemption reserve £000	Merger reserve £000	Translation reserve £000	Retained earnings £000	Total £000
Balance at 1 January 2016	3,066	6,800	617	32,448	4,843	6,678	54,452
Share based payments: value of employee services	—	—	—	—	—	399	399
Dividends payable	—	—	—	—	—	(1,839)	(1,839)
Transactions with owners	—	—	—	—	—	(1,440)	(1,440)
Retained loss for the period	—	—	—	—	—	(41,363)	(41,363)
Exchange difference on translation of foreign currency net investments	—	—	—	—	2,293	—	2,293
Total comprehensive income/(expense) for the period	—	—	—	—	2,293	(41,363)	(39,070)
Balance at 30 September 2016	3,066	6,800	617	32,448	7,136	(36,125)	13,942
Balance at 1 January 2015	3,066	6,800	617	32,448	4,437	9,459	56,827
Adjustment in respect of Employee Share Ownership Plan	—	—	—	—	—	(5)	(5)
Share based payments: value of employee services	—	—	—	—	—	249	249
Dividends payable	—	—	—	—	—	(1,830)	(1,830)
Transactions with owners	—	—	—	—	—	(1,586)	(1,586)
Retained loss for the period	—	—	—	—	—	(2,784)	(2,784)
Exchange differences on translation of foreign currency net investments	—	—	—	—	260	—	260
Total comprehensive income/(expense) for the period	—	—	—	—	260	(2,784)	(2,524)
Balance at 30 September 2015	3,066	6,800	617	32,448	4,697	5,089	52,717

Vislink plc

CONSOLIDATED GROUP STATEMENT OF FINANCIAL POSITION
As at 30 September 2016 and 30 September 2015

	Notes	30 September 2016 (Unaudited) £000	31 December 2015 (Audited) £000
Assets
Non-current assets
Intangible assets	8	12,298	42,291
Property, plant and equipment	8	1,986	2,201
Deferred tax assets		43	4,461
		14,327	48,953
Current assets
Inventories		8,685	12,696
Trade and other receivables		17,087	18,751
Cash and cash equivalents	9	489	3,251
		26,261	34,698
Liabilities
Current liabilities
Financial liabilities-borrowings	9	15,000	9,000
Trade and other payables		9,718	13,554
Current tax liabilities		241	239
Provisions for other liabilities and charges	10	537	272
		25,496	23,065
Net current assets		765	11,633
Non-current liabilities
Deferred tax liabilities		1,092	5,714
Provisions for other liabilities and charges	10	58	420
		1,150	6,134
Net assets		13,942	54,452
Shareholders’ equity
Ordinary shares		3,066	3,066
Share premium account		6,800	6,800
Capital redemption reserve		617	617
Merger reserve		32,448	32,448
Translation reserve		7,136	4,843
Retained earnings		(36,125)	6,678
Total shareholders’ equity		13,942	54,452

Vislink plc

CONSOLIDATED GROUP CASH FLOW STATEMENT
For the nine months ended 30 September 2016 and 30 September 2015

	Notes	Nine months to 30 September 2016 (Unaudited) £000	Nine months to 30 September 2015 (Unaudited) £000
Cash flows from operating activities
Cash (used in)/generated from operations	11	(3,578)	(2,178)
Interest paid		(246)	(164)
Taxation paid		(173)	(771)
Net cash outflow from operating activities		(3,997)	(3,113)
Cash flows from investing activities
Interest received		3	2
Proceeds from sale of property, plant and equipment		—	337
Proceeds from sale of intangibles		—	61
Purchase of property, plant and equipment	8	(254)	(408)
Expenditure on capitalised development costs	8	(2,813)	(2,676)
Net cash used in investing activities		(3,064)	(2,684)
Cash flows from financing activities
Net proceeds from new bank loans	9	6,000	1,000
Dividend paid to shareholders		(1,839)	(1,830)
Purchase of shares		—	(5)
Net cash generated from/(used in) financing activities		4,161	(835)
Net decrease in cash and cash equivalents		(2,900)	(6,632)
Cash and cash equivalents at beginning of period		3,251	8,380
Effect of foreign exchange rate changes	9	138	28
Cash and cash equivalents at end of period	9	489	1,776

Vislink plc

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL INFORMATION
For the nine months ended 30 September 2016 and 30 September 2015

1. GENERAL INFORMATION

Vislink plc (“the Company”) and its subsidiaries (together “the Group”) is a global software and technology business specialising in solutions for the live collection, delivery and playout automation of high quality video ‘from scene to screen’.

For the broadcast markets, Vislink provides wireless communication solutions for the collection of live news, sport and entertainment as well as software solutions for channel playout automation, channel-in-a-box and video content management. Vislink also provides secure video communications for surveillance and public safety applications such as law enforcement and homeland security.

Vislink employs over 250 people worldwide with offices in the UK, USA, UAE and Singapore and manufacturing operations in the UK and the USA. Vislink has net assets of over £13.0 million and continues to invest in innovation.

The Company is listed on the AIM market of the London Stock Exchange and incorporated and domiciled in the UK. The address of its registered office is Marlborough House, Charnham Lane, Hungerford, Berkshire, RG17 0EY. The registered number of the Company is 4082188.

This condensed consolidated financial information does not comprise statutory accounts within the meaning of section 434 of the Companies Act 2006. Statutory accounts for the year ended 31 December 2015 were approved by the Board of Directors on 6 April 2016 and delivered to the Registrar of Companies. The report of the auditors on those accounts was unqualified, contained an emphasis of matter paragraph and did not contain any statement under section 498 of the Companies Act 2006. These financial statements have been prepared in accordance with US GAAS.

Going Concern

In the half year results for the six months ended 30 June 2016, the Group reported a reduction in spend from broadcasters resulting in a fall in profitability and the implementation of a business improvement plan for Vislink Communication Systems. Trading for Vislink Communication Systems remains challenging, with the downturn in performance continuing into Q3. The Group continues to be in conversation with its bankers, who having waived the 30 June 2016 covenant test, have recently deferred the 30 September 2016 covenant test until 30 November 2016.

As at 30 September 2016 net debt was £14.5m (cash £0.5m and bank debt £(15.0)m). The Group is fully utilising its RCF facility and forecasts that it will be in breach of its deferred banking covenants at 30 November 2016, meaning that it is reliant on the ongoing support of its bankers.

In order to assess the appropriateness of preparing the consolidated interim financial information on the going concern basis, management have prepared detailed projections of expected future cash flows out to 31 January 2016 and a higher level review to December 2017, and these have been reviewed by the Board.

Whilst challenging, Management are implementing an improvement plan directed at enabling the business to remain within its borrowing facilities through a combination of actively managing cash, cutting unnecessary expenditure and looking at other sources of finance or disposal opportunities within the Group. As part of this process, a binding agreement was entered into on 20 October 2016 for the sale of Vislink Communications Systems to xG Technology Inc for $16m.

In reaching their decision that the consolidated interim results should be prepared on the going concern basis, the Board has considered the forecast covenant breach. If the Group is not in compliance with its financing arrangements, the lender can immediately call for repayment of the loan, and the Group has insufficient cash to repay the secured loan in full without securing additional funding. However, the Group is in constructive discussions with its bankers.

Vislink plc

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL INFORMATION
For the nine months ended 30 September 2016 and 30 September 2015

1. GENERAL INFORMATION - (continued)

The condition identified above, regarding the ongoing support of the Group’s bankers, indicates the existence of a material uncertainty that may cast significant doubt about the Group’s ability to continue as a going concern. The consolidated interim financial information does not include the adjustments that would result if the Group was unable to continue as a going concern.

Principal risks and uncertainties

The principal risks and uncertainties affecting the business activities of the Group remain those detailed on page 37 of the 2015 Annual Report, a copy of which is available on the Group website at www.vislinkplc.com, together with the banking uncertainties as referred to above. The Board considers that these are a current reflection of the main risks and uncertainties facing the business for the remaining six months of the financial year. The Group notes that this is not an exhaustive list. The Group’s risk management process remains unchanged from 31 December 2015 and is described in detail in the 2015 Annual Report. The principal risks considered by the Board relate to global economic conditions and those associated with the Group’s markets, reputation, overseas operations, customer defaults, senior management and foreign exchange, and the banking uncertainties. The principal exchange rates used in the preparation of this condensed consolidated half year financial information are provided in note 12.

2. BASIS OF PREPARATION

This condensed consolidated financial information for the nine months ended 30 September 2016 and nine months ended 30 September 2015 has been prepared in accordance with IAS 34, ‘Half year financial reporting’. The condensed consolidated nine months financial information should be read in conjunction with the annual financial statements for the year ended 31 December 2015, which have been prepared in accordance with IFRSs as issued by the IASB.

The Directors believe that the basis of preparation applied is appropriate for the intended use of the condensed consolidated financial information, which is to provide historical financial information to xG Technology Inc to assist xG Technology Inc in satisfying its reporting responsibilities under Regulation S-X, Rule 3-05, Financial statements of businesses acquired or to be acquired.

This financial information is not the statutory financial information of the Company prepared in accordance with section 394 of the Companies Act 2006. Accordingly, this financial information does not present information on Vislink PLC as a separate legal entity.

The preparation of the financial information requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results ultimately may differ from these estimates.

3. ACCOUNTING POLICIES

The accounting policies applied are consistent with those of the annual financial statements for the year ended 31 December 2015, as described in those annual financial statements.

Non-recurring items are included under other expenses in the financial statements and is disclosed and described separately in note 5 where it is necessary to do so to provide further understanding of the financial performance of the Group. They are material items of income or expense that have been shown separately due to the significance of their nature or amount.

Taxes on income in the nine month periods are accrued using the tax rate that would be applicable to expected total annual earnings on a country by country basis.

Vislink plc

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL INFORMATION
For the nine months ended 30 September 2016 and 30 September 2015

4. SEGMENTAL ANALYSIS

The two markets in each of the divisions are Broadcast and Surveillance and public safety. As the divisions manage and control the markets directly, costs are shared across markets in certain divisions which means that any allocation of costs to markets would be arbitrary. The focus of management is to ensure that the appropriate material margins are being achieved in each market as a sub analysis of the divisional performance.

The segment information provided to the Executive Management Board for the reportable continuing segments for the periods ended 30 September 2016 and 30 September 2015 is as follows:

	Vislink Communication Systems		Pebble Beach Systems		TOTAL
	9 months to 30 September 2016 £000	9 months to 30 September 2015 £000	9 months to 30 September 2016 £000	9 months to 30 September 2015 £000	9 months to 30 September 2016 £000	9 months to 30 September 2015 £000
Revenue	23,542	29,510	8,277	7,140	31,819	36,650
Operating (loss)/profit:
Adjusted operating (loss)/profit	(3,875)	1,302	1,880	1,784	(1,995)	3,086
Central costs					(2,236)	(1,878)
Group adjusted operating profit					(4,231)	1,208
Amortisation and impairment of goodwill and acquired intangibles	(24,035)	(742)	(1,064)	(1,061)	(25,099)	(1,803)
Non-recurring items	(11,603)	(2,045)	—	—	(11,603)	(2,045)
Central non-recurring items	—	—	—	—	(145)	(16)
Group total operating (loss)/profit	(39,513)	(1,485)	816	723	(41,078)	(2,656)
Finance (costs)/income – net	(5)	(152)	2	—	(3)	(152)
Central finance (costs)/income – net	—	—	—	—	(240)	(10)
(Loss)/profit before tax	(39,518)	(1,637)	818	723	(41,321)	(2,818)

GEOGRAPHIC REVENUE ANALYSIS BY DESTINATION	Nine months to 30 September 2016 (Unaudited) £’000	Nine months to 30 September 2015 (Unaudited) £’000
UK & Europe	11,858	13,254
Americas	12,488	15,341
Middle East and Africa	4,585	4,702
Asia/Pacific	2,888	3,353
	31,819	36,650

The amounts reported to the Executive Chairman with respect to total net assets are measured in a manner consistent with that of the financial statements. The assets are allocated based on the operations of the segment and the physical location of the asset.

NET ASSETS	Nine months to 30 September 2016 (Unaudited) £’000	Year ended 31 December 2015 (Audited) £’000
Vislink Communication Systems	19,615	52,509
Pebble Beach Systems	9,227	8,810
Segment net assets	28,842	61,319
Central net liabilities	(14,900)	(6,867)
Total Group net assets	13,942	54,452

Vislink plc

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL INFORMATION
For the nine months ended 30 September 2016 and 30 September 2015

5. NON-RECURRING ITEMS

The following items of unusual nature, size or incidence have been charged to operating profit during the period and are described as non-recurring and included within other expenses in the income statement.

	Nine months to 30 September 2016 (Unaudited) £000	Nine months to 30 September 2015 (Unaudited) £000
Rationalisation and redundancy costs	90	2,045
Inventory write down	5,561	—
Capitalised development costs write down	6,092	—
Onerous property commitments	(141)	—
Acquisition related costs	146	16
Total non-recurring items	11,748	2,061

It was announced on 6 July 2016 that the Board had initiated a business improvement plan triggered by market conditions and a detailed review was carried out of inventory and capitalised development costs to identify increasingly inappropriate legacy technology and products. As a consequence a significant inventory write-down of £5.5 million has been recorded, along with a £0.8 million impairment of capitalised development costs, totalling £6.3 million.

These adjustments will ensure that the VCS product portfolio is focussed on key, leading-edge technologies. This, combined with the continuing development of new IP products, will ensure the business is well positioned to capitalise on the ever-evolving technology shift.

In addition, as a result of H1 performance and expected outturn for the year, management considered that there had been an impairment trigger requiring an impairment review of intangible assets. This led to a write down of goodwill and acquired intangibles of £23.3 million at the half year, as a result of a downgrading of the forecasts for the business.

6. TAX ON PROFIT ON ORDINARY ACTIVITIES

	Nine months to 30 September 2016 (Unaudited) £000	Nine months to 30 September 2015 (Unaudited) £000
Current tax:
UK corporation tax	—	—
Foreign tax	59	—
Adjustments in respect of prior years	215	8
Total current tax	274	8
Deferred tax:
UK corporation tax	290	(42)
Impact of change in tax rate	—	—
Foreign tax	(522)	—
Adjustments in respect of prior years	—	—
Total deferred tax	(232)	(42)
Total taxation charge	42	(34)

The tax charge for the nine months ended 30 September 2016 is based on the full year estimated effective tax rate of 0 per cent for the UK which is significantly lower than the standard rate principally due

Vislink plc

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL INFORMATION
For the nine months ended 30 September 2016 and 30 September 2015

6. TAX ON PROFIT ON ORDINARY ACTIVITIES - (continued)

to the utilisation of tax losses and enhanced Research and Development claims. Deferred tax is calculated in full on temporary differences under the liability method using a tax rate appropriate to the country in which the deferred tax liability or asset has arisen. Deferred tax assets have been recognised in respect of all tax losses and other temporary differences to the extent that they are regarded as recoverable against future profits.

7. EARNINGS PER ORDINARY SHARE

Basic earnings per share is calculated by dividing the earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period, excluding those held in the employee share trust which are treated as cancelled. Earnings per share is calculated by reference to a weighted average of 121,977,000 ordinary shares in issue during the period (30 September 2015: 121,870,000 and 31 December 2015: 121,910,000).

For diluted earnings per share the weighted average number of ordinary shares in issue is adjusted to assume conversion of all dilutive potential ordinary shares. The dilutive shares are those share options granted to employees where the exercise price is less than the average market price of the company’s ordinary shares during the period.

Adjusted earnings

The directors believe that the adjusted operating profit, adjusted profit before tax, adjusted earnings and adjusted earnings per share provide additional useful information on underlying trends to shareholders. These measures are used by management for internal performance analysis and incentive compensation arrangements. The term “adjusted” is not a defined term used under IFRS and may not therefore be comparable with similarly titled profit measurements reported by other companies. The principal adjustments are made in respect of the amortisation of acquired intangibles, impairment of goodwill and non-recurring costs and their related tax effects.

The reconciliation between reported and adjusted earnings and basic earnings per share for the continuing business is shown below:

	Nine months to 30 September 2016		Nine months to 30 September 2015
	£000	Pence per share	£000	Pence per share
Reported loss per share	(41,363)	(33.9)p	(2,784)	(2.3)p
Amortisation of acquired intangibles after tax	24,616	19.7p	1,624	1.3p
Non-recurring costs after tax	9,398	8.3p	1,649	1.4p
Adjusted (loss)/earnings per share	(7,349)	(5.9)p	489	0.4p

Vislink plc

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL INFORMATION
For the nine months ended 30 September 2016 and 30 September 2015

8. PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS

	Nine months to 30 September 2016 (Unaudited) £000	Nine months to 30 September 2015 (Unaudited) £000
Property, plant and equipment
Opening net book value as at 1 January	2,201	2,665
Additions	254	408
Disposals	—	(337)
Depreciation	(525)	(556)
Exchange adjustment	56	20
Closing net book value	1,986	2,200
Intangible assets
Capitalised development costs
Opening net book value as at 1 January	10,091	9,441
Additions	2,813	2,676
Amortisation	(2,304)	(2,177)
Impairment	(6,092)	—
Exchange adjustment	369	170
Capitalised development costs closing net book value	4,877	10,110
Goodwill and acquired intangible assets
Opening net book value as at 1 January	32,200	34,242
Disposals	(99)	(61)
Amortisation and impairment	(25,100)	(1,808)
Exchange adjustment	420	185
Goodwill and acquired intangible assets closing net book value	7,421	32,558
Total closing net book value of intangible assets	12,298	42,668

Historical goodwill acquired in business combinations was allocated, at acquisition, to the cash-generating units (CGUs) that were expected to benefit from those business combinations, being the markets that the Group serves, namely Broadcast, Surveillance and Public Safety, Amplifier Technology Limited and Pebble Beach Systems Limited.

In accordance with the requirements of IAS 36 “Impairment of assets”, goodwill is required to be tested for impairment on an annual basis or when there is a triggering event, with reference to the value of the cash-generating units in question. The downturn in trading performance is considered to be a trigger and an impairment review has been performed. The goodwill relating to the Surveillance and Public Safety market was fully written down in 2010. The Group acquired Amplifier Technology in 2013 which is a separate CGU and Pebble Beach Systems in 2014 which is also a separate CGU, therefore impairment reviews have been undertaken in respect of the Broadcast market and Amplifier Technology. No impairment trigger is considered to exist for Pebble Beach Systems. The carrying value of goodwill at 30 September 2016 is £3.2 million (2015: £24.8 million) consisting of £nil for the Broadcast market (2015: £20.5 million), £nil for Amplifier Technology (2015: £1.1 million) and £3.2 million for Pebble Beach Systems (2015: £3.2 million).

The carrying value of all CGUs (including goodwill) have been assessed with reference to value in use over a projected period of four and a half years, along with a terminal value. This reflects projected cash flows based on management projections.

Vislink plc

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL INFORMATION
For the nine months ended 30 September 2016 and 30 September 2015

8. PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS - (continued)

The key assumptions on which the value in use calculations are based relate to business performance over the next four and a half years, long term growth rates beyond 2016 and the discount rate applied. It has been assumed there will be no long term growth of either Amplifier Technology or Broadcast and growth of 3% for Pebble Beach Systems. In accordance with accounting standards, it has also been assumed that there will be no savings resulting from future restructuring which is yet to occur.

A pre-tax discount rate of 8.9 per cent has been used. In respect of the Broadcast market and Amplifier Technology the value in use was found to be lower than the carrying value resulting in the impairment of goodwill of £20.6m for Broadcast and £1.1m for Amplifier Technology.

9. CASH, BORROWINGS AND LOANS

The movements in cash and cash equivalents (net of overdrafts), borrowings and loans in the period were as follows:

	Net cash and cash equivalents £000	Other borrowings £000	Total net cash £000
Nine months ended 30 September 2016
At 1 January 2016	3,251	(9,000)	(5,749)
Cash flow for the period before financing	(8,900)	—	(8,900)
Movement in borrowings in the period	6,000	(6,000)	—
Exchange rate adjustments	138	—	138
At 30 September 2016	489	(15,000)	(14,511)
Nine months ended 30 September 2015
At 1 January 2015	8,380	(8,000)	380
Cash flow for the period before financing	(7,632)	—	(7,632)
Movement in borrowings in the period	1,000	(1,000)	—
Exchange rate adjustments	28	—	28
At 30 September 2015	1,776	(9,000)	(7,224)

The Group held cash of £0.5 million at the period-end and taken together with the outstanding debt of £15.0 million, there was a net debt position of £14.5 million.

In the period the Group has drawn down an additional £6.0 million of funds from the existing Revolving Credit Facility (RCF), the facility is therefore fully utilised.

10. PROVISIONS FOR OTHER LIABILITIES AND CHARGES

	Nine months to 30 September 2016 (Unaudited) £000	Year ended 31 December 2015 (Audited) £000
Warranty provision	202	188
Property provision	393	504
	595	692
Amounts due within one year	537	272
Amounts due after one year	58	420
	595	692

Vislink plc

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL INFORMATION
For the nine months ended 30 September 2016 and 30 September 2015

10. PROVISIONS FOR OTHER LIABILITIES AND CHARGES - (continued)

Warranty provisions are made in respect of the expected future warranty costs in certain businesses based on historic actual costs. Warranty periods on products are generally between one and two years.

The property provision consists of a provision for vacated leasehold properties acquired as part of the Gigawave acquisition and a vacated property provision for the Vislink International Hemel Hempstead site, created as a result of the restructuring that was conducted in 2015.

The current period property provision movement relates to the release of some of the vacant property provision for the Vislink International Hemel Hempstead site.

The property provision represents the estimated future liabilities associated with the properties.

11. NOTES TO THE CASH FLOW STATEMENT

Net cash flow from operating activities comprises:

	Nine months to 30 September 2016 (Unaudited) £000	Nine months to 30 September 2015 (Unaudited) £000
Loss before tax	(41,321)	(2,818)
Depreciation	525	556
Amortisation and impairment of development costs	8,396	2,177
Amortisation and impairment of goodwill and acquired intangibles	25,100	1,808
Share based payment expenses	399	249
Finance income from continuing operations	(3)	(2)
Finance costs from continuing operations	246	164
Decrease/(Increase) in inventories	3,797	(2,825)
Decrease/(increase) in trade and other receivables	2,583	3,900
Decrease in payables	(3,188)	(5,271)
(Decrease)/increase in provisions	(112)	(116)
Net cash (outflow)/inflow from operating activities	(3,578)	(2,178)

12. FOREIGN EXCHANGE RATES

The principal exchange rates used by the Group in translating overseas profits and net assets into GBP are set out in the table below.

	Nine months to 30 September 2016 (Unaudited)	Nine months to 30 September 2015 (Unaudited)	Year ended 31 December 2015 (Audited)
Average rate for the period
US dollar	1.3915	1.5324	1.5286
Period end rate
US dollar	1.2991	1.5147	1.4819

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

Report of Independent Auditors

To the Directors

We have audited the accompanying consolidated financial statements of Vislink plc and its subsidiaries, which comprise the consolidated balance sheetsas of 31 December 2015 and 31 December 2014, and the related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows for the periods then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by International Accounting Standards Board (“IASB”); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vislink plc and its subsidiaries as of 31 December 2015 and 31 December 2014, and the results of their operations and their cash flows for the years then ended in accordance with IFRS as issued by IASB.

Emphasis of Matter

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has negative working capital and cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP
Bristol, UK
1 December 2016

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

CONSOLIDATED INCOME STATEMENT

FOR THE YEAR ENDED 31 DECEMBER 2015

	Note	2015 £000	2014 £000
Revenue	5	57,811	61,931
Cost of sales		(31,800)	(33,519)
Gross profit		26,011	28,412
Sales and marketing expenses		(9,423)	(8,817)
Research and development expenses		(5,757)	(5,558)
Administrative expenses		(6,110)	(6,833)
Other expenses	6	(5,475)	(1,692)
Operating (loss)/profit	6	(754)	5,512
Finance costs	8	(248)	(169)
Finance income	8	8	24
(Loss)/profit before tax		(994)	5,367
Tax	9	91	(1,623)
(Loss)/profit for the year being profit attributable to owners of the parent		(903)	3,744
Basic (loss)/earnings per share	11	(0.7)p	3.2p
Diluted (loss)/earnings per share	11	(0.7)p	3.1p

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED 31 DECEMBER 2015

	2015 £000	2014 £000
(Loss)/profit for the financial year	(903)	3,744
Other comprehensive income – items that may be reclassified subsequently to profit or loss:
Exchange difference on translation of overseas operations	406	483
Total comprehensive (expense)/income for the year attributable to owners of the parent	(497)	4,227

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS AT 31 DECEMBER 2015

	Note	2015 £000	2014 £000
Assets
Non-current assets
Intangible assets	12	42,291	43,683
Property, plant and equipment	13	2,201	2,665
Deferred tax assets	22	4,461	3,712
Total non-current assets		48,953	50,060
Current assets
Inventories	14	12,696	12,884
Trade and other receivables	15	18,751	15,956
Cash and cash equivalents	16	3,251	8,380
Total current assets		34,698	37,220
Liabilities
Current liabilities
Financial liabilities – borrowings	19	9,000	5,600
Trade and other payables	17	13,554	15,810
Current tax liabilities	18	239	747
Provisions for other liabilities and charges	21	272	280
Total current liabilities		23,065	22,437
Net current assets		11,633	14,783
Non-current liabilities
Financial liabilities – borrowings	19	—	2,400
Deferred tax liabilities	22	5,714	5,338
Provisions for other liabilities and charges	21	420	278
Total non-current liabilities		6,134	8,016
Net assets		54,452	56,827
Equity attributable to owners of the parent
Ordinary shares	23	3,066	3,066
Share premium		6,800	6,800
Capital redemption reserve		617	617
Merger reserve		32,448	32,448
Translation reserve		4,843	4,437
Retained earnings		6,678	9,459
Total equity		54,452	56,827

These financial statements were approved by the Board of Directors on December 1, 2016 and were signed on its behalf by:

John Hawkins
Director

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEAR ENDED 31 DECEMBER 2015

	Called up share capital £000	Share premium £000	Capital redemption reserve £000	Merger reserve £000	Translation reserve £000	Retained earnings £000	Total equity £000
At 1 January 2014	2,848	4,900	617	30,565	3,954	6,718	49,602
Comprehensive income
Profit for the financial year	—	—	—	—	—	3,744	3,744
Exchange differences on translation of overseas operations	—	—	—	—	483	—	483
Total comprehensive income for the year	—	—	—	—	483	3,744	4,227
Transactions with owners
Share based payments: Value of employee services	—	—	—	—	—	500	500
Issue of share capital	218	1,900	—	1,883	—	—	4,001
Adjustment in respect of Employee Share Ownership Plan	—	—	—	—	—	(30)	(30)
Dividends paid (note 10)	—	—	—	—	—	(1,473)	(1,473)
Total transactions with owners	218	1,900	—	1,883	—	(1,003)	2,998
Balance at 1 January 2015	3,066	6,800	617	32,448	4,437	9,459	56,827
Comprehensive income
Loss for the financial year	—	—	—	—	—	(903)	(903)
Exchange differences on translation of overseas operations	—	—	—	—	406	—	406
Total comprehensive income/(expense) for the year	—	—	—	—	406	(903)	(497)
Transactions with owners
Share based payments: Value of employee services	—	—	—	—	—	(43)	(43)
Adjustment in respect of Employee Share Ownership Plan	—	—	—	—	—	(5)	(5)
Dividends paid (note 10)	—	—	—	—	—	(1,830)	(1,830)
Total transactions with owners	—	—	—	—	—	(1,878)	(1,878)
Balance at 31 December 2015	3,066	6,800	617	32,448	4,843	6,678	54,452

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED 31 DECEMBER 2015

	Note	2015 £000	2014 £000
Cash flow from operating activities
Cash generated from operations	24	605	7,999
Interest paid		(248)	(169)
Taxation paid		(918)	(102)
Net cash (outflow)/inflow from operating activities		(561)	7,728
Cash flow from investing activities
Interest received		8	24
Acquisition of subsidiary (net of cash acquired)		—	(7,003)
Proceeds from sale of property, plant and equipment		338	1
Proceeds from sale of intangibles		61	—
Purchase of property, plant and equipment	13	(605)	(919)
Expenditure on capitalised development costs	12	(3,582)	(3,647)
Net cash used in investing activities		(3,780)	(11,544)
Cash flow from financing activities
New bank loans		1,000	8,000
Dividend paid	10	(1,830)	(1,473)
(Purchase)/issue of shares		(5)	2,000
Net cash (used in)/generated from financing activities		(835)	8,527
Net (decrease)/increase in cash and cash equivalents		(5,176)	4,711
Effect of foreign exchange rate changes		47	(36)
Cash and cash equivalents at 1 January		8,380	3,705
Cash and cash equivalents at 31 December	16	3,251	8,380

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

1. GENERAL INFORMATION

Vislink plc (“the Company”) and its subsidiaries (together “the Group”) is a leading global software and technology business specialising in solutions for the live collection, delivery and playout automation of high quality live video ‘from scene to screen’. For the broadcast markets, the Group provides wireless communication solutions for the collection of live news, sport and entertainment as well as software solutions for channel playout automation, Channel in a Box and video content management. The Group also provides secure video communications for surveillance and public safety applications such as law enforcement and homeland security. The Group employs over 250 people worldwide with offices in the UK, USA, UAE, and Singapore and manufacturing operations in the UK and the USA. The Group has net assets of £54.4 million and continuously invests in innovation.

The Company is listed on the AIM market of the London Stock Exchange (AIM:VLK). For further information, visit www.vislinkplc.com.

The Company is incorporated and domiciled in the UK. The address of its registered office is Marlborough House, Charnham Lane, Hungerford, Berkshire, RG17 0EY.

The registered number of the Company is 04082188.

2. SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

BASIS OF ACCOUNTING

The Group financial statements have been prepared on a going concern basis in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB) and interpretations issued by the IFRS Interpretations Committee (IFRS IC).

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumption and estimates are significant to the Group financial statements, are disclosed in note 4.

During the current reporting year there were no new standards or amendments which had a material impact on the net assets of the Group. The impact of standards or amendments issued but not yet effective is yet to be ascertained.

The Directors believe that the basis of preparation applied is appropriate for the intended use of these financial statements, which is to provide historical financial information to xG Technology Inc to assist xG Technology Inc in satisfying its reporting responsibilities under Regulation S-X, Rule 3-05, Financial statements of businesses acquired or to be acquired.

These financial statements are not the statutory financial statements of the Company prepared in accordance with section 394 of the Companies Act 2006. Accordingly, these financial statements do not present information on Vislink PLC as a separate legal entity. The Group financial statements have been prepared on a going concern basis under the historical cost basis of accounting, except where fair value measurement is required under IFRS as described below.

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

2. SIGNIFICANT ACCOUNTING POLICIES - (continued)

BASIS OF CONSOLIDATION

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company (its subsidiaries) made up to 31 December 2015. Control is achieved when the Company:

•	has the power over the investee;
•	is exposed, or has rights, to vary from its involvement with the investee; and
•	has the ability to use its power to affect its returns

The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

Inter-company transactions, balances, income and expenses on transactions between Group companies are eliminated. Profits and losses resulting from the inter-company transactions that are recognised in assets are also eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

BUSINESS COMBINATIONS

The Group applies the acquisition method of accounting to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair values of assets transferred, the liabilities assumed and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

Any contingent consideration to be transferred by the Group is recognised at the fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability is recognised in accordance with IAS 39 either in profit or loss or as a change to other comprehensive income. Contingent consideration that is classified as equity is not re-measured, and its subsequent settlement is accounted for within equity.

Costs directly attributable to an acquisition are charged directly to the income statement as incurred.

Goodwill is initially measured as the excess of the aggregate of the consideration transferred and the fair value of the non-controlling interest over the net identifiable assets acquired and liabilities assumed. If this consideration is lower than the fair value of the net assets of the subsidiary acquired, the difference is recognised in the income statement.

SEGMENTAL REPORTING

The Group’s internal organisational and management structure and its system of internal financial reporting to the Board of directors are based on the product offerings of each of its businesses. These comprise of two divisions, Vislink Communication Systems and Pebble Beach Systems. Each division has its own managing director and finance director who work with the Group Finance Director, under the

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

2. SIGNIFICANT ACCOUNTING POLICIES - (continued)

chairmanship of the Executive Chairman to oversee the running of the Group. The chief operating decision-maker has been identified as the Board.

The Board reviews the Group’s internal financial reporting in order to assess performance and allocate resources. Management have therefore determined that the operating segments for the Group will be based on these reports.

The Vislink Communication Systems business is responsible for the sales and marketing of all Group hardware products and services. It is also the product centre for the Advent satcom communication products, Link and Gigawave wireless camera systems and the associated Microwave and Amplifier products.

The Pebble Beach Systems business is responsible for the sales and marketing of all Group software products and services.

Group management are focused on developing global revenue growth from the two main markets that the Group serves, Broadcast and Surveillance and Public Safety. Segmental reporting is therefore also provided by reference to revenue by market by geographic region.

FOREIGN CURRENCY TRANSLATION

(a) Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The Group financial statements are presented in pounds sterling (GBP), which is the Company’s functional and presentation currency.

(b) Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement.

(c) Group companies

Trading results and financial position of all Group entities (none of which has the currency of a hyper-inflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	assets and liabilities for each statement of financial position presented are translated at the closing rate of exchange prevailing at the reporting date;
•	income and expenditure for each income statement are translated at the average rates of exchange prevailing during the year; and
•	all resulting exchange differences arising from restatement of the opening statements of financial position and trading results of overseas subsidiaries are recognised as a separate component of shareholders’ equity

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

2. SIGNIFICANT ACCOUNTING POLICIES - (continued)

INTANGIBLE ASSETS

(a) Goodwill

Goodwill represents the excess of the fair value of the purchase consideration for the interest in subsidiary undertakings over the fair value to the Group of the net assets acquired, including acquired intangible assets and any contingent liabilities.

Goodwill is tested annually or more frequently if events or circumstances indicate potential impairment. Impairment losses are recognised for the amount by which an asset’s carrying amount exceeds its recoverable amount; that recoverable amount is the higher of the asset’s fair value less costs to sell and its value in use. Impairments of goodwill are not reversed. Gains and losses on the disposal of an entity will be net of the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units for the purposes of impairment testing. The allocation is made to cash-generating units that are expected to benefit from the business combination in which the goodwill arose.

(b) Acquired intangibles

Intangible assets acquired as part of business combinations are capitalised at fair value at the date of acquisition. Following the initial recognition, the carrying amount of an intangible asset is its cost less accumulated amortisation and any accumulated impairment losses. Amortisation is charged on the basis of the estimated useful life on a straight-line basis and the expense is taken to the income statement (note 12).

The Group has recognised customer relationships, intellectual property and brands as separately identifiable acquired intangible assets. The useful economic life attributed to each intangible asset is determined at the time of acquisition and ranges from five to ten years.

Impairment reviews are undertaken when the directors consider that there has been a potential indication of impairment.

(c) Research and development costs

Research expenditure is written off as incurred.

Where development expenditure meets the criteria for capitalisation as set out in IAS 38 “Intangible Assets” the costs are capitalised. The key eligibility criteria for capitalisation relate to:

•	the identification of development costs. In general the Group’s research and development activities are closely interrelated and it is not until the technical feasibility of a product can be determined with reasonable certainty that development costs are separately identifiable; and
•	the generation of future economic benefit. Intangible assets are not recognised unless the resultant product is expected to generate future economic benefit in excess of the amount capitalised

Development costs are amortised over the estimated useful life of the products with which they are associated. Amortisation commences when a new product is in commercial production. The amortisation period ranges from one to five years. If a product becomes unviable the deferred development costs are written off.

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

2. SIGNIFICANT ACCOUNTING POLICIES - (continued)

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost less accumulated depreciation and any provision for impairment. Cost includes the original purchase price of the asset and the costs attributable to bringing the asset to its working condition for its intended use.

Depreciation is calculated in order to write off the cost of property, plant and equipment, other than land, over their estimated useful lives by equal annual instalments using the following rates:

Freehold land and buildings	2 per cent for buildings No depreciation on land
Leasehold improvements	The remaining term of the lease
Fixtures and fittings	10 per cent
Plant, tools, test and computer equipment	10 per cent – 33 per cent

LEASES

Operating leases are leases where the risks and rewards of ownership are retained by the lessor. Rentals payable under operating leases are charged to the income statement on a straight-line basis over the period of the lease.

INVENTORIES

Inventories are stated at the lower of cost and net realisable value. Cost represents direct costs incurred and, where applicable, production or conversion costs and other costs to bring the inventory to its existing condition and location. Inventory is accounted for on a standard cost basis. Net realisable value comprises the actual or estimated selling price less all further costs to completion, and less all costs to be incurred in marketing, selling and distribution. Provisions for inventories are recognised when the book value exceeds its net realisable value. The Group makes provision for slow-moving, obsolete and defective inventory as appropriate.

TRADE RECEIVABLES

Trade receivables are initially recognised at fair value, being the original invoice amount, and subsequently measured at amortised cost less provision for impairment. A provision for impairment is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivable. Trade receivables that are less than three months past due are not considered impaired unless there are specific financial or commercial reasons that lead management to conclude that the customer will default. Older debts are considered to be impaired unless there is sufficient evidence to the contrary that they will be settled. The amount of the provision is the difference between the assets’ carrying value and the present value of the estimated future cash flows. The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recognised in the income statement.

When a trade receivable is uncollectable it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited to the income statement.

CASH AND CASH EQUIVALENTS

Cash and short term deposits in the statement of financial position comprise cash at bank and in hand and short term deposits with an original maturity of less than three months.

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

2. SIGNIFICANT ACCOUNTING POLICIES - (continued)

For the purposes of the consolidated cash flow statement, cash and cash equivalents consist of cash and short term deposits as defined above, together with bank overdrafts where applicable.

SHARE CAPITAL

Ordinary shares are classified as equity. Proceeds in excess of the nominal value of shares issued are allocated to the share premium account and are also classified as equity. Incremental costs directly attributable to the issue of new ordinary shares or options are deducted from the share premium account.

Where shares are issued in part or full consideration for the acquisition of more than 90 per cent of the issued share capital of another company, the excess of value attributed to the shares over the nominal value of shares issued is allocated to the merger reserve. The merger reserve is also classified as equity.

TRADE PAYABLES

Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

Trade payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

CURRENT AND DEFERRED TAXATION

The current tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the reporting date in the countries where the Company’s subsidiaries operate and generate taxable income. Management evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and establish provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred tax is provided, using the liability method, on all temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax liabilities are recognised in respect of all temporary differences except where the deferred tax liability arises from the initial recognition of goodwill in business combinations.

Deferred tax assets are recognised for all deductible temporary differences, carry-forward of unused tax assets and tax losses, to the extent that they are regarded as recoverable. They are regarded as recoverable where, on the basis of available evidence, there will be suitable taxable profits against which the future reversal of the underlying temporary differences can be deducted. The carrying value of the amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all, or part, of the tax asset to be utilised.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on the tax rates (and tax laws) that have been enacted at the reporting date.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

2. SIGNIFICANT ACCOUNTING POLICIES - (continued)

EMPLOYEE BENEFITS

(a) Pension obligations

The Group employees are members of defined contribution money purchase schemes where the obligations of Group companies are charged to the income statement as they are incurred. The Group has no further obligations once the contributions have been paid.

(b) Share based compensation

The Group operates a number of equity-settled, share based compensation plans, under which the Group receives services from employees as consideration for equity instruments (options) in the Company. The fair value of the employee services received in exchange for the grant of the options is recognised as an expense. The total amount to be expensed is determined by reference to the fair value of the options granted:

•	including any market performance conditions (for example, the Group’s share price);
•	excluding the impact of any service and non-market performance vesting conditions (for example, profitability, sales growth targets and remaining an employee of the entity over a specified time period); and
•	including the impact of any non-vesting conditions (for example, the requirement for employees to save)

Non-market vesting conditions are included in assumptions about the number of options that are expected to vest. The total expense is recognised over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied. At the end of each reporting period, the entity revises its estimates of the number of options that are expected to vest based on the non-market vesting conditions. It recognises the impact of the revision to original estimates, if any, in the income statement, with a corresponding adjustment to equity.

When the options are exercised, the Company issues new shares. The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium when the options are exercised.

(c) Employee Share Ownership Plan

The Group’s Employee Share Ownership Plan (ESOP) is a separately administered trust. The Company guarantees liabilities of the ESOP, and the assets of the ESOP mainly comprise shares in the Company. The assets, liabilities, income and costs of the ESOP have been included in the Group financial statements.

PROVISIONS

Provisions are made in respect of residual onerous long leasehold properties where expected future rental costs are in excess of expected income from subletting.

Provision is made for product warranty claims to the extent that the Group has a current obligation under warranties given. Warranty accruals are based on historic warranty claims experience. Provisions are discounted to their present value where the impact is significant.

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

2. SIGNIFICANT ACCOUNTING POLICIES - (continued)

REVENUE RECOGNITION

(a) Sale of goods

Revenue represents amounts receivable from external customers for goods sold by Group companies in the ordinary course of business and excluding value added tax. Sales are recognised in accordance with IAS 18 “Revenue”, when the significant risks and rewards of ownership of the goods are transferred to the customer, the sales price agreed and the receipt of payment can be assured.

(b) Construction contracts

From time to time the Group enters into construction contracts that will take a number of months to complete. Customer contracts that are expected to span more than one period end are recognised in revenue in accordance with IAS 11.

Where the outcome of a contract can be estimated reliably, revenue and costs are recognised by reference to the stage of completion of the contract activity at the reporting date. This is measured by the proportion of contract costs incurred for work performed to date relative to the estimated total contract costs, except where this would not be representative of the stage of completion. Variations in contract work, claims and incentive payments are included to the extent that they have been agreed with the customer.

Where the outcome of a contract cannot be estimated reliably, contract revenue is recognised to the extent of contract costs incurred that it is probable such costs will be recoverable.

Contract costs are recognised as expenses in the period in which they are incurred.

When it is probable that total contract costs will exceed total contract revenue, the expected loss is recognised as an expense immediately.

(c) Sales of services

Revenue from service contracts that are not accounted for as construction contracts under IAS 11 is recognised in line with the delivery of service to the customer. Related costs are deferred on the statement of financial position and then recorded as a cost of sale when the revenue is recognised.

INTEREST INCOME

Interest income is recognised on a time apportionment basis.

DIVIDEND DISTRIBUTION

Dividend distribution to the Company’s shareholders is recognised as a liability in the Group’s financial statements in the period in which the dividends are approved by the Company’s shareholders.

NON-RECURRING ITEMS

These are material items excluded from management’s assessment of profit because by their nature they could distort the Group’s underlying quality of earnings. These are excluded to reflect performance in a consistent manner and are in line with how the business is managed and measured on a day-to-day basis.

IMPAIRMENT OF NON-FINANCIAL ASSETS

Assets that have an indefinite useful life, for example goodwill or intangible assets not ready for use, are not subject to amortisation and are tested annually for impairment. Assets that are subject to amortisation or

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

2. SIGNIFICANT ACCOUNTING POLICIES - (continued)

depreciation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

3. FINANCIAL RISK MANAGEMENT

FINANCIAL RISK FACTORS

The Group’s activities expose it to a variety of financial risks: market risk (foreign exchange risk and cash flow interest rate risk), credit risk and liquidity risk. The Group’s overall risk management programme focuses on the unpredictability of the financial markets and seeks to minimise the potential adverse effects on the Group’s financial performance.

Risk management policy is carried out through a central treasury function within the executive management team at the Group’s head office. The treasury function identifies, evaluates and manages financial risks in close co-operation with the Group’s operating units. The Board provides written principles for overall risk management whilst the central treasury function provides specific policy guidance for the operating units in terms of managing market risk, credit risk and cash and liquidity management.

(A) MARKET RISK

(i) Foreign exchange risk

The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily between the US dollar and GBP. Foreign exchange risk arises from future commercial transactions, recognised assets and liabilities and net investments in foreign operations.

At a transactional level the UK business has a broadly neutral exposure to foreign currency transactions, in that their revenues in euros and US dollars match their purchases. Foreign currency bank accounts are maintained to minimise exchange risk by trading currencies into sterling only when forecast surpluses or deficits are expected to arise. Approximately 30 per cent of the US business’ cost of goods sold comes from its fellow subsidiaries in the UK and is priced in US dollars. The flow of cash from the USA to the UK businesses is managed by central treasury in order to minimise the risk to the Group.

The exchange risk to the Group in terms of its reported results lies in the translation of the results of the US business from US dollars to GBP. The Group’s accounting policy is to translate the profits and losses of overseas operations using the average exchange rate for the financial year and the net assets and liabilities of overseas subsidiaries at the year end exchange rate. It continues to be the Group’s policy not to hedge the foreign currency exposures on the translation of overseas profits or losses and net assets or liabilities to sterling as they are considered to be accounting rather than cash exposures.

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

3. FINANCIAL RISK MANAGEMENT - (continued)

The principal exchange rates used by the Group in translating overseas profits and net assets into GBP are set out in the table below:

Rate compared to £ sterling	Average rate 2015	Average rate 2014	Year end rate 2015	Year end rate 2014
US dollar	1.529	1.648	1.482	1.561

Where overseas acquisitions are made, it is the Group’s policy to arrange any borrowings required in local currency.

It is the Group’s policy not to trade in financial instruments. The Group does not use interest rate swaps. The Group does not speculate in foreign currencies and no operating company is permitted to take unmatched positions in any foreign currency. The Group will use borrowings in currencies other than GBP where appropriate to specific transactions, such as overseas acquisitions. This policy has been in force throughout the financial year and remains so.

If the results for the year to 31 December 2014 had been translated at the 2015 average rate then the translation impact would be to increase prior year revenue by £1.6 million and decrease the profit before tax by £0.1 million.

(ii) Cash flow interest rate risk

Cash flow interest rate risk comprises the interest rate price risk that results from borrowing at both fixed and variable rates of interest.

(B) CREDIT RISK

Credit risk is managed on a Group basis, except for credit risk relating to accounts receivable balances.

Credit risk arises with cash balances and accounts receivables. The Group’s cash deposits are held at banks that have been carefully selected, taking into consideration their individual external credit ratings (note 16).

Each local subsidiary is responsible for managing and analysing the credit risk for each of their new clients before standard payment and delivery terms and conditions are offered. It is the Group’s policy to obtain deposits from customers where possible, particularly overseas customers. In addition, the Group will seek confirmed letters of credit for the balances due. The nature of the customer base (for example, national TV stations, government procurement agencies) makes the use of credit insurance inappropriate. Credit risk is managed at the operating business unit level and monitored at the Group level to ensure adherence to Group policies. If there is no independent rating, the finance function assesses the credit quality of the customer, taking into account its financial position, past experience and other factors. Individual risk limits are set based on internal or external ratings in accordance with limits set by the Board. The utilisation of credit limits is regularly monitored.

(C) LIQUIDITY RISK

A material portion of the Group’s net assets are represented by its cash balances. Any material loss of cash through ineffective investment of this resource would undermine our ability to generate growth in shareholder value. Similarly, an inability to access these funds would undermine the Group’s ability to meet its financial obligations. We have assessed the likelihood of loss to be low but with a high potential impact.

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

3. FINANCIAL RISK MANAGEMENT - (continued)

Therefore, in mitigation the Group’s liquidity risk management policy is to maintain sufficient cash and available funding through an adequate amount of committed credit facilities from its bankers, Santander. Due to the dynamic nature of the underlying businesses, central treasury aims to maintain flexibility in funding by keeping committed credit lines available, as disclosed in note 19.

The table below analyses the Group’s non-derivative financial liabilities into relevant maturity groupings based on the remaining period at the reporting date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows.

	Less than one year £000	Between one and two years £000	Between two and five years £000	Total £000
At 31 December 2015:
Bank loans (secured)	9,000	—	—	9,000
Trade and other payables	13,251	—	—	13,251
At 31 December 2014:
Bank loans (secured)	5,600	600	1,800	8,000
Trade and other payables	14,983	—	—	14,983

CAPITAL RISK MANAGEMENT

The Group’s objectives when managing capital are to safeguard the ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

Consistent with other businesses, the Group monitors capital on the basis of the gearing ratio. This ratio is calculated as net debt divided by total capital. Net debt is calculated as total borrowings (including “current and non-current borrowings” as shown in the statement of financial position) less cash and cash equivalents.

Total capital is the sum of equity plus net debt (or less net cash) being £60.2 million at 31 December 2015 (2014: £56.4 million).

It is the stated strategy of the Group to grow both organically and through acquisition. Acquisitions would be funded through an appropriate combination of equity and borrowings. Future gearing would not be expected to exceed 50 per cent.

FAIR VALUE ESTIMATION

The carrying value of trade receivables (less impairment provision) and payables are assumed to approximate to their fair value.

4. CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS

In the process of applying the Group’s accounting policies, management has made accounting judgements in the determination of the carrying value of certain assets and liabilities. Due to the inherent uncertainty involved in making assumptions and estimates, actual outcomes will differ from those assumptions and estimates. The following judgements have the most significant effect on the amounts recognised in the financial statements.

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

4. CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS - (continued)

ACCOUNTING FOR LONG TERM CONTRACTS

Amounts recognised in the income statement on long term contracts are a function of both the state of progress on contracts and the margins that are expected to be recognised for the completed contract. Accordingly, recognition of work in progress and margins on contracts that have not yet been completed requires management to make a careful estimate of the final costs, any expected increases as well as delays, extra costs and penalties that could reduce the expected margin.

The amounts recognised in the financial statements represent management’s best estimate of these key considerations at the reporting date.

ACQUIRED INTANGIBLES

Intangible assets (intellectual property, brands and customer relationships) have been acquired as part of the net assets of certain subsidiaries. These intangible assets were capitalised at their fair value at the date of acquisition. Determining the value of acquired intangibles required the calculation of estimated future cash flows expected to arise from the intangible assets at a suitable discount rate in order to calculate their present value. In addition, an estimate of the useful life of the intangible asset has to be made, over which period the cash flows were expected to be generated. The carrying amount of acquired intangibles at the reporting date was £7.2 million (note 12) (2014: £9.6 million).

IMPAIRMENT OF GOODWILL

Determining whether goodwill is impaired requires the estimation of the value in use of the cash-generating units to which goodwill has been allocated. The value in use calculation requires the entity to estimate future cash flows expected to arise from the cash-generating unit at a suitable discount rate in order to calculate the present value. Details of the impairment review and the sensitivities considered thereon are provided in note 12.

DEFERRED TAX ASSETS

The carrying value of deferred tax assets is dependent on sufficient taxable profits being generated in certain territories in future periods. The carrying amount of net deferred tax liabilities at the reporting date was £1.3 million (note 22) (2014: deferred tax liabilities £1.6 million). In addition, there were £8.0 million of deferred tax assets not recognised (2014: £4.8 million).

PROVISIONS FOR OTHER LIABILITIES AND CHARGES

Included within the statement of financial position are warranty provisions amounting to £0.2 million (2014: £0.3 million) and onerous property lease provisions of £0.5 million (2014: £0.3 million) (note 21). Management believe that the warranty provisions are adequate to cover the future risk of product warranty claims based on historic claims history applied to the current revenue levels.

The movement in the onerous property lease provision in the year relates to the creation of vacant property at the Vislink International Hemel Hempstead site arising from the restructure. This was offset by the release of a provision on the Gigawave acquired site which had its sublet agreement renewed in 2015. Property provisions have been made in respect of the vacated lease premises and represent the future liabilities associated with the property to the end of the lease, net of anticipated income from subletting. In the current economic environment we cannot be certain that this provision will be sufficient to cover the total future liabilities associated with the property and the requirement for provision will be reassessed annually. The total liability for future rent and rates on the vacated lease properties, excluding any potential benefit from

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

4. CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS - (continued)

subletting are £1.2 million over an aggregate period of six years for the Gigawave property and £1.0 million over an aggregate period of four years for the partially vacant Hemel Hempstead property.

IMPAIRMENT OF TRADE RECEIVABLES

The carrying amount of trade receivables at the year end was £16.7 million (2014: £11.8 million), against which there was an impairment provision of £0.6 million (2014: £1.0 million) (note 15). Trade receivables that are less than three months past due are not considered impaired unless there are specific financial or commercial reasons that lead management to conclude that the customer will default. Older debts are considered to be impaired unless there is sufficient evidence to the contrary that they will be settled. Management believe that the provision is adequate to cover the risk of bad debts.

INVENTORY PROVISIONS

The carrying amount of inventory at the year end was £12.7 million (2014: £12.9 million) after a provision for excess and obsolete inventory of £5.5 million (2014: £4.8 million) (note 14). During the year £0.5 million of the provision was utilised following the scrapping and sale of obsolete inventory. Inventory write-downs of £nil were written back to the income statement on the sale of products against which provisions had previously been made. Such products have an estimated net realisable value that was below their cost hence the requirement for the provision.

SHARE BASED PAYMENTS

A number of accounting estimates and judgements are incorporated within the calculation of the charge to the income statement in respect of share based payments. These are described in more detail in note 23.

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

5. SEGMENTAL REPORTING

The two markets in each of the divisions are Broadcast and Surveillance and Public Safety. As the divisions manage and control the markets directly, costs are shared across markets in certain divisions which means that any allocation of costs to markets would be arbitrary. The focus of management is to ensure that the appropriate material margins are being achieved in each market as a sub analysis of the divisional performance (note 2).

The segment information provided to the Board for the reportable continuing segments for the year ended 31 December 2015 is as follows:

Segmental reporting by division	Vislink Communication Systems £000	Pebble Beach Systems £000	Central £000	Total £000
Year ended 31 December 2015
Income statement:
Broadcast	39,265	10,949	—	50,214
Surveillance and Public Safety	7,597	—	—	7,597
Total revenue	46,862	10,949	—	57,811
Adjusted operating profit/(loss)	2,820	3,255	(1,354)	4,721
Amortisation and impairment of acquired intangibles	(985)	(1,419)	—	(2,404)
Non-recurring items	(2,872)	—	(199)	(3,071)
Finance costs	(489)	—	241	(248)
Finance income	2	78	(72)	8
(Loss)/profit before taxation	(1,524)	1,914	(1,384)	(994)
Taxation	289	(476)	278	91
(Loss)/profit for the year being (loss)/profit attributable to owners of the parent	(1,235)	1,438	(1,106)	(903)
Segment assets
Non-current assets	38,307	9,318	1,328	48,953
Current assets	29,064	5,050	584	34,698
Total assets	67,371	14,368	1,912	83,651
Total liabilities	14,862	5,558	8,779	29,199
Total net assets/(liabilities)	52,509	8,810	(6,867)	54,452
Other segment items
Capital expenditure	377	121	107	605
Capitalised development expenditure	3,217	365	—	3,582
Depreciation	640	99	22	761
Amortisation of intangibles	4,092	1,536	—	5,628

Central costs represent corporate expenses.

Segment assets include property, plant and equipment, goodwill, other intangibles, inventories, trade receivables and operating cash. Segment assets exclude inter-segment investments. Segment liabilities comprise operating liabilities, taxation and segmental provisions for liabilities and charges. Segmental liabilities also include amounts owed to other segments and Central.

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

5. SEGMENTAL REPORTING - (continued)

Segmental capital expenditure comprises additions to property, plant and equipment. It excludes segmental additions resulting from acquisitions through business combinations.

Segmental reporting by division	Vislink Communication Systems £000	Pebble Beach Systems £000	Central £000	Total £000
Year ended 31 December 2014
Income statement – continuing business:
Broadcast	37,754	8,292	—	46,046
Surveillance and Public Safety	15,885	—	—	15,885
Total revenue	53,639	8,292	—	61,931
Adjusted operating profit/(loss)	5,938	3,298	(2,032)	7,204
Amortisation and impairment of acquired intangibles	(1,510)	(1,120)	—	(2,630)
Non-recurring items	(889)	—	1,827	938
Finance costs	(798)	—	629	(169)
Finance income	3	19	2	24
Profit before taxation	2,744	2,197	426	5,367
Taxation	(1,214)	(917)	508	(1,623)
Profit for the year being profit attributable to owners of the parent	1,530	1,280	934	3,744
Segment assets
Non-current assets (net of deferred tax liabilities)	36,058	10,331	(1,666)	44,723
Current assets	27,699	7,445	2,076	37,220
Total assets	63,757	17,776	410	81,943
Total liabilities	13,628	4,050	7,438	25,116
Total net assets/(liabilities)	50,129	13,726	(7,028)	56,827
Other segment items:
Capital expenditure	713	206	—	919
Capitalised development expenditure	3,499	148	—	3,647
Depreciation	731	70	85	886
Amortisation of intangibles	4,203	19	—	4,222

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

5. SEGMENTAL REPORTING - (continued)

GEOGRAPHIC EXTERNAL REVENUE ANALYSIS

The revenue analysis in the table below is based on the geographical location of the customer for each business unit.

	2015			2014
	Broadcast £000	Surveillance & Public Safety £000	Total £000	Broadcast £000	Surveillance & Public Safety £000	Total £000
By market:
UK	5,140	2,377	7,517	6,214	10,098	16,312
Rest of Europe	9,964	2,129	12,093	9,321	1,835	11,156
North America	15,579	2,892	18,471	15,027	3,555	18,582
Latin America	5,967	47	6,014	2,893	43	2,936
Middle East and Africa	7,370	28	7,398	5,432	68	5,500
Asia/Pacific	6,194	124	6,318	7,159	286	7,445
	50,214	7,597	57,811	46,046	15,885	61,931

Non-current assets, other than financial instruments and deferred tax, located in the UK are £31.9 million (2014: £33.6 million) and rest of world £12.6 million (2014: £12.7 million).

6. OPERATING (LOSS)/PROFIT

The following items have been included in arriving at the operating (loss)/profit for the continuing business:

	2015 £000	2014 £000
Depreciation of property, plant and equipment (note 13)	761	886
Amortisation and impairment of acquired intangibles (note 12)	2,404	2,130
Impairment of intangible assets	—	500
Operating lease rentals	247	205
Repairs and maintenance expenditure on property, plant and equipment	110	112
Exchange gains credited to profit and loss	(561)	(534)
Research and development expenditure expensed in the year which includes:	5,757	5,558
– Capitalisation of research and development expenditure (note 12)	(3,582)	(3,647)
– Amortisation of capitalised development costs (note 12)	3,224	2,092

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

6. OPERATING (LOSS)/PROFIT - (continued)

OTHER EXPENSES

Other expenses comprise:

	2015 £000	2014 £000
Amortisation and impairment of acquired intangibles	2,404	2,630
Non-recurring items	3,071	(938)
	5,475	1,692

NON-RECURRING ITEMS

The following items are excluded from management’s assessment of profit because by their nature they could distort the Group’s underlying quality of earnings. They are excluded to reflect performance in a consistent manner and are in line with how the business is managed and measured on a day-to-day basis:

	2015 £000	2014 £000
Rationalisation and redundancy costs	2,531	722
Onerous property commitments	341	—
Reduction in disputed creditor balance	—	(169)
Contractual disputes	—	167
Write back of deferred consideration un-earned	—	(2,000)
Acquisition related costs	199	270
Costs associated with the transfer to the Alternative Investment Market (AIM)	—	72
	3,071	(938)

The Group has incurred rationalisation and redundancy costs of £2,531,000 in the year (2014: £722,000) in relation to the restructuring within Vislink Communication Systems.

In 2015 the Group incurred £341,000 of costs in relation to onerous property commitments as part of the restructuring of Vislink Communication Systems.

The Group incurred £199,000 of acquisition related costs during 2015 (2014: £224,000 acquisition costs in relation to the acquisition of Pebble Beach Systems Limited and also incurred £46,000 of costs associated with an aborted acquisition).

An on-going creditor dispute was resolved during 2014, resulting in a £169,000 reduction in the payable amount. The agreed revised settlement figure was paid in 2015.

In 2014 there was a £2,000,000 release of deferred consideration owing to the vendors of Amplifier Technology Limited as a result of the failure to meet target revenues.

In 2014 an ongoing contractual dispute was resolved and a final settlement figure of £167,000 was agreed and paid. During 2014 the Group incurred costs of £72,000 in relation to the move to AIM.

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

7. DIRECTORS AND EMPLOYEES

Staff costs during the year for the continuing business were as follows:

	2015 £000	2014 £000
Wages and salaries	14,837	15,362
Social security costs	1,906	1,992
Other pension costs – defined contribution plans (note 26)	562	545
Share based payments (note 23)	403	500
	17,708	18,399

The monthly average number of employees employed by the Group during the year was as follows:

	2015 Number	2014 Number
Average monthly number of employees
Broadcast sales and marketing	60	53
Surveillance and Public Safety sales and marketing	2	5
Services	2	4
Technology	88	85
Logistics	66	91
Projects and support	23	20
General and Admin	39	43
	280	301

The average number of employees has been calculated on a pro rata basis from the date of disposal or acquisition of subsidiaries and businesses. The average number of employees includes directors with service contracts. The total number of employees at 31 December 2015 was 268 (2014: 296).

Key management compensation for the continuing business:

	2015 Number	2014 Number
Short term employee benefits – including salaries, social security costs and non-monetary benefits	2,236	2,568
Post-employment benefits – defined contribution pension plans	204	159
Share-based payments (note 23)	399	500
	2,839	3,227

The analysis of key management compensation above includes Executive Directors. Key management is defined as the senior management teams in each of the business units of the Group.

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

8. FINANCE COSTS — NET

	2015 £000	2014 £000
Finance costs	248	169
Finance income	(8)	(24)
Finance costs – net	240	145

Finance costs represent interest payable on bank borrowings.

Finance income is derived from cash held on deposit.

9. INCOME TAX (CREDIT)/EXPENSE

A) ANALYSIS OF THE TAX (CREDIT)/CHARGE IN YEAR

	2015 £000	2014 £000
Current tax
UK corporation tax	160	585
Foreign tax – current year	182	74
Adjustments in respect of prior years	(34)	—
Total current tax	308	659
Deferred tax
UK corporation tax	188	112
Impact of change in tax rate	(117)	—
Foreign tax	(613)	837
Adjustments in respect of prior years	143	15
Total deferred tax	(399)	964
Total taxation	(91)	1,623

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

9. INCOME TAX (CREDIT)/EXPENSE - (continued)

B) FACTORS AFFECTING TAX (CREDIT)/CHARGE FOR YEAR

The (credit)/charge for the year can be reconciled to the (loss)/profit in the income statement as follows:

	2015 £000	2014 £000
(Loss)/profit before tax on continuing operations	(994)	5,367
Tax at the UK corporation tax rate of 20.25% (2014: 21.5%)	(201)	1,154
Adjustments in respect of prior years	109	15
Permanent differences	523	347
Enhanced R&D tax relief	(485)	(390)
Deferred consideration not taxable	—	(430)
Underwater share options	108	—
Current year losses not recognised	428	1,117
Brought forward losses used in the year	(12)	—
Additional losses now recognised	(200)	(36)
Effect of changes in UK tax rate	(117)	(40)
Effects of different tax rates of subsidiaries operating in other jurisdictions	(244)	(114)
Total taxation	(91)	1,623

The standard rate of corporation tax in the UK changed from 21 per cent to 20 per cent with effect from 1 April 2015. Accordingly, the Company’s profits for this accounting year are taxed at an effective rate of 20.25 per cent.

10. DIVIDENDS AND RETURNS TO SHAREHOLDERS

	2015 £000	2014 £000
Final dividend paid of 1.50 pence per share (2014: 1.25 pence per share)	1,830	1,473

The directors are proposing a final dividend in respect of the financial year ending 31 December 2015 of 1.50 pence per share which will absorb an estimated £1.8 million of shareholders’ funds. It will be paid on 18 July 2016 to shareholders who are on the register of members on 24 June 2016.

11. EARNINGS PER SHARE

Basic earnings per share is calculated by dividing the earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year.

For diluted earnings per share the weighted average number of ordinary shares in issue is adjusted to assume conversion of all dilutive potential ordinary shares. The dilutive shares are those share options granted to employees where the exercise price is less than the average market price of the Company’s ordinary shares during the year.

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

11. EARNINGS PER SHARE - (continued)

Reconciliation of the earnings and weighted average number of shares used in the calculations are set out below.

	2015			2014
	Earnings £000	Weighted average number of shares 000s	Earnings per share pence	Earnings £000	Weighted average number of shares 000s	Earnings per share pence
Basic (loss)/earnings per share
(Loss)/profit attributable to ordinary shareholders	(903)	121,910	(0.7)	3,744	117,797	3.2
Basic (loss)/earnings per share	(903)	121,910	(0.7)	3,744	117,797	3.2
Diluted (loss)/earnings per share
(Loss)/profit attributable to ordinary shareholders	(903)	124,694	(0.7)	3,744	120,250	3.1
Diluted (loss)/earnings per share	(903)	124,694	(0.7)	3,744	120,250	3.1

ADJUSTED EARNINGS

The directors believe that adjusted operating profit, adjusted profit before tax, adjusted earnings and adjusted earnings per share provide additional useful information on underlying trends to shareholders. These measures are used by management for internal performance analysis and incentive compensation arrangements. The term “adjusted” is not a defined term under IFRS and may not therefore be comparable with similarly titled profit measurements reported by other companies. The principal adjustments are made in respect of the amortisation of acquired intangibles and non-recurring items and their related tax effects.

The reconciliation between reported and underlying earnings and basic earnings per share is shown below:

	£000	2015 Pence	£000	2014 Pence
Reported (loss)/earnings per share	(903)	(0.7)	3,744	3.2
Amortisation of acquired intangibles after tax	2,188	1.7	2,209	1.9
Non-recurring items after tax	2,449	2.0	(1,093)	(1.0)
Adjusted earnings per share	3,734	3.0	4,860	4.1

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

12. INTANGIBLE ASSETS

	Goodwill £000	Acquired customer relationships £000	Acquired intellectual property £000	Acquired brands £000	Capitalised development costs £000	Total £000
Cost
At 1 January 2014	37,027	12,504	5,089	1,687	17,970	74,277
Additions	—	—	—	—	3,647	3,647
Additions from acquisition of business	3,218	4,494	3,350	—	—	11,062
Exchange adjustment	588	402	—	39	653	1,682
At 1 January 2015	40,833	17,400	8,439	1,726	22,270	90,668
Additions	99	—	—	—	3,582	3,681
Disposals	—	—	(61)	—	—	(61)
Exchange adjustment	560	93	—	38	676	1,367
At 31 December 2015	41,492	17,493	8,378	1,764	26,528	95,655
Accumulated amortisation
At 1 January 2014	15,443	10,908	3,872	620	10,401	41,244
Charge for the year – continuing business	—	976	985	169	2,092	4,222
Impairment charge	500	—	—	—	—	500
Exchange adjustment	258	402	—	23	336	1,019
At 1 January 2015	16,201	12,286	4,857	812	12,829	46,985
Charge for the year – continuing business	—	1,134	1,096	174	3,224	5,628
Exchange adjustment	244	95	—	28	384	751
At 31 December 2015	16,445	13,515	5,953	1,014	16,437	53,364
Net book value
At 31 December 2015	25,047	3,978	2,425	750	10,091	42,291
At 31 December 2014	24,632	5,114	3,582	914	9,441	43,683
At 1 January 2014	21,584	1,596	1,217	1,067	7,569	33,033

The estimated useful life for the intellectual property and customer relationships acquired with the business of Pebble Beach Systems has been determined to be five years and six years respectively based on the expected future cash flows that they would generate in arriving at their fair value. The fair value of the intellectual property acquired on the acquisition of Pebble Beach Systems was £3.4 million and the fair value of the customer relationships acquired was £4.5 million.

The remaining net book value of IP, brands and customer relationships were acquired with the businesses of Gigawave, Amplifier Technology and PMR and are associated with the Broadcast and Surveillance and Public Safety markets. The estimated useful lives had been determined to be between five and ten years based on the expected future cash flows that they would generate in arriving at their fair value.

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

12. INTANGIBLE ASSETS - (continued)

The amortisation of development costs is included in research and development expenses in the Consolidated Income Statement. Within development costs there are £11.8 million (2014: £9.8 million) of fully written down assets that are still in use.

The amortisation of customer relationships, brands and intellectual property are all charged to other expenses in the Consolidated Income Statement and are referred to as the amortisation of acquired intangibles.

IMPAIRMENT TEST FOR CASH GENERATING UNITS CONTAINING GOODWILL

Historical goodwill acquired in business combinations was allocated, at acquisition, to the cash-generating units (CGUs) that were expected to benefit from those business combinations, being the markets that the Group serves, namely Broadcast, Surveillance and Public Safety, Amplifier Technology Limited and Pebble Beach Systems Limited.

In accordance with the requirements of IAS 36 “Impairment of assets”, goodwill is required to be tested for impairment on an annual basis, with reference to the value of the cash-generating units in question. The goodwill relating to the Surveillance and Public Safety market was fully written down in 2010. The Group acquired Amplifier Technology in 2013 which is a separate CGU and Pebble Beach Systems in 2014 which is also a separate CGU, therefore impairment reviews have been undertaken in respect of the Broadcast market, Amplifier Technology and Pebble Beach Systems. The carrying value of goodwill at 31 December 2015 is £25.0 million (2014: £24.6 million) consisting of £20.6 million for the Broadcast market (2014: £20.3 million), £1.1 million for Amplifier Technology (2014: £1.1 million) and £3.3 million for Pebble Beach Systems (2014: £3.2 million).

The carrying value of all CGUs (including goodwill) have been assessed with reference to value in use over a projected period of four years with a terminal value. This reflects projected cash flows based on actual operating results and approved budget, strategic plans and management projections.

The key assumptions on which the value in use calculations are based relate to business performance over the next four years, long term growth rates beyond 2015 and the discount rate applied.

The cash flow projections have been discounted to present value using the Group’s pre-tax weighted average cost of capital, which has been calculated on a consistent basis using the capital asset pricing model to determine cost of equity and debt. This has resulted in a pre-tax discount rate of 14.6 per cent (2014: 13.0 per cent), which has been used for the purpose of the impairment test. In respect of the Broadcast market, Amplifier Technology and Pebble Beach Systems the value in use was found to be higher than the carrying value, hence no impairment is necessary.

Our impairment test for Amplifier Technology CGU indicated headroom of £0.4m. A reduction of 16.1 per cent in overall cash flows, or an increase in the discount rate by 2.3 per cent would cause the carrying value to equal the recoverable amount.

Our impairment test for the Broadcast CGU indicated headroom of £17.0 million. A reduction of 36.4 per cent in overall cash flows, or an increase in the discount rate by 5.1 per cent would cause the carrying value to equal the recoverable amount.

For Pebble Beach Systems Limited, any reasonable movement in the assumptions used in the impairment tests would not result in any impairment.

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

13. PROPERTY, PLANT AND EQUIPMENT

	Freehold land and buildings £000	Leasehold improvements, fixtures and fittings £000	Plant, tools, test and computer equipment £000	Total £000
Cost
At 1 January 2014	907	1,441	8,501	10,849
Additions	73	287	559	919
Additions from acquisition of business	32	144	281	457
Disposals	—	—	(102)	(102)
Exchange adjustment	27	48	1,693	1,768
At 1 January 2015	1,039	1,920	10,932	13,891
Additions	7	24	574	605
Disposals	(508)	—	(366)	(874)
Exchange adjustment	11	48	550	609
At 31 December 2015	549	1,992	11,690	14,231
Accumulated depreciation
At 1 January 2014	245	1,135	7,039	8,419
Charge for the year – continuing business	37	115	734	886
Additions from acquisition of business	14	102	179	295
Disposals	—	—	(101)	(101)
Exchange adjustment	9	33	1,685	1,727
At 1 January 2015	305	1,385	9,536	11,226
Charge for the year – continuing business	22	124	615	761
Disposals	(169)	—	(366)	(535)
Exchange adjustment	2	35	541	578
At 31 December 2015	160	1,544	10,326	12,030
Net book value
At 31 December 2015	389	448	1,364	2,201
At 31 December 2014	734	535	1,396	2,665
At 1 January 2014	662	306	1,462	2,430

14. INVENTORIES

	2015 £000	2014 £000
Raw materials and consumables	7,678	4,410
Work in progress	414	880
Finished goods and goods for resale	4,604	7,594
	12,696	12,884

During the year the Group consumed £25.8 million (2014: £31.9 million) of inventories and credited £nil (2014: £nil) to the income statement in respect of inventory write downs. Inventory write downs are written

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

14. INVENTORIES - (continued)

back on the sale of products against which provisions have previously been made. Such products have a net realisable value that is below their cost hence the requirement for the provision.

15. TRADE AND OTHER RECEIVABLES

	2015 £000	2014 £000
Current:
Trade receivables	16,749	11,802
Less: provision for impairment	(643)	(962)
Trade receivables – net	16,106	10,840
Amounts recoverable on contracts	—	3,867
Other receivables	43	169
Prepayments and accrued income	2,602	1,080
	18,751	15,956

In determining the recoverability of a trade receivable the Group considers any change in the credit quality of the trade receivable from the date credit was initially granted up to the reporting date. The concentration of credit risk is limited due to the customer base being large and unrelated to each other.

Trade receivables that are less than three months past due are not considered impaired unless there are specific financial or commercial reasons that lead management to conclude that the customer will default. At 31 December 2015 trade receivables of £4.2 million (2014: £6.1 million) were past due but not impaired. The credit quality of the Group’s customers is good, being a combination of large broadcast stations (public and private), government agencies and departments. Controls within Group companies are in place to ensure that appropriate credit limits are in place. The overdue amounts relate to customers with no history of default. The ageing of these receivables is as follows:

	2015 £000	2014 £000
Up to three months	2,197	4,559
Three to six months	803	866
Over six months	1,228	635
	4,228	6,060

At 31 December 2015 trade receivables of £0.6 million (2014: £1.0 million) were impaired and provided for in whole or in part. The provision of £0.6 million (2014: £1.0 million) is set against specific customer debts. In general, customer debts that are considered impaired are as a result of contractual disputes rather than as a result of customer cash flow difficulties, although some specific customers in the US, for which the debts have been provided in full, have filed for relief from their creditors under Chapter 11 in the United States. The ageing of these receivables is as follows:

	2015 £000	2014 £000
Over six months	643	1,026
	643	1,026

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

15. TRADE AND OTHER RECEIVABLES - (continued)

The gross amounts of the Group’s trade receivables are denominated in the following currencies:

	2015 £000	2014 £000
Pounds sterling	7,857	5,760
US dollars	8,299	6,004
Euros	593	38
	16,749	11,802

Movements on the Group provision for impairment of trade receivables are as follows:

	2015 £000	2014 £000
At 1 January	962	752
Provision for receivable impairment	16	411
Receivables written off during the year as uncollectable	(349)	(134)
Receivables previously provided that were recovered in full or part	—	(184)
Transfer on acquisition of business	—	115
Exchange adjustment	14	2
At 31 December	643	962

Amounts charged to the allowance account are generally written off, when there is no expectation of recovering additional cash.

The other classes within trade and other receivables do not contain impaired assets.

The maximum exposure to credit risk at the reporting date is the fair value of each class of receivable mentioned above. The Group does not hold any collateral as security.

16. CASH AND CASH EQUIVALENTS

	2015 £000	2014 £000
Cash and bank balances	3,251	8,380
Cash and cash equivalents at 31 December	3,251	8,380

The credit quality of the cash and cash equivalents that are not impaired can be assessed by reference to the external credit ratings of the banks where the deposits are held.

Credit rating (S&P)	2015 £000	2014 £000
A-1+	1,183	1,107
A-1	1,943	6,113
A-2	120	1,129
A-3	—	31
B	5	—
Total	3,251	8,380

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

16. CASH AND CASH EQUIVALENTS - (continued)

Reconciliation of (decrease)/increase in cash and cash equivalents to movement in net cash:

	2015			2014
	Cash and cash equivalents £000	Other borrowings £000	Total net cash £000	Cash and cash equivalents £000	Other borrowings £000	Total net cash £000
At 1 January	8,380	(8,000)	380	3,705	—	3,705
Cash flow for the year before financing and acquisition of subsidiary	(4,346)	—	(4,346)	3,187	—	3,187
Proceeds on issue of shares	—	—	—	2,000	—	2,000
Purchase of subsidiary	—	—	—	(13,092)	—	(13,092)
Cash acquired from subsidiary	—	—	—	6,089	—	6,089
Movement in borrowings in the year	1,000	(1,000)	—	8,000	(8,000)	—
Dividend paid	(1,830)	—	(1,830)	(1,473)	—	(1,473)
Exchange rate adjustments	47	—	47	(36)	—	(36)
Cash and cash equivalents at 31 December	3,251	(9,000)	(5,749)	8,380	(8,000)	380

17. TRADE AND OTHER PAYABLES

	2015 £000	2014 £000
Payments received on account	1,778	1,033
Trade payables	7,984	8,589
Accruals and deferred income	3,489	5,361
Other taxes and social security costs	303	827
	13,554	15,810

18. CURRENT TAX LIABILITIES

	2015 £000	2014 £000
UK corporation tax	45	691
Foreign corporation tax	194	56
Current tax liabilities	239	747

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

19. FINANCIAL LIABILITIES — BORROWINGS

	2015 £000	2014 £000
Non-current:
Bank loans (secured)	—	2,400
Current:
Bank loans (secured)	9,000	5,600

BANK BORROWING FACILITIES

On 30 June 2015 the Group restructured its existing debt facilities and replaced the original £7.0 million Revolving Credit Facility (RCF) and £3.0 million term loan with a £10.0 million RCF. On 26 November 2015 the Group extended its RCF to £15.0 million to provide greater flexibility. As at 31 December 2015 £9.0 million of the facility had been utilised. The RCF is committed until November 2018.

The Group overdraft facility expires within one year and is therefore subject to review during 2016 in the normal course of business. At 31 December 2015 the Group had a gross bank overdraft facility of £2.0 million, and a net limit of £1.0 million. Interest on the overdraft facility is charged at 2.75 per cent over base rate.

All bank facilities are secured by fixed and floating charges over the Group’s assets and by cross-guarantees between the Company and certain UK and US subsidiaries.

Prudent liquidity risk management implies maintaining sufficient cash and available funding through an adequate amount of committed credit facilities. Due to the dynamic nature of the underlying businesses, Group treasury aims to maintain flexibility in funding by keeping committed credit lines available.

The Group does not use interest rate swaps to manage its exposure to interest rate movements on its bank borrowings. The effective interest rates at the balance sheet dates were as follows:

	2015	2014
Bank overdraft	3.25%	3.25%
Bank borrowings	2.40%	2.40%

The Group held net debt at 31 December 2015 of £5.7 million (2014: net cash of £0.4 million) and the Group was not utilising the available net overdraft facility.

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

20. FINANCIAL INSTRUMENTS

Numerical financial instrument disclosures are set out below. Additional disclosures are set out in the accounting policies (note 2).

FINANCIAL INSTRUMENTS BY CATEGORY

	2015 Loans and receivables £000	2014 Loans and receivables £000
Assets as per statement of financial position at 31 December
Trade and other receivables excluding prepayments and accrued income	16,149	14,876
Cash and cash equivalents	3,251	8,380
Total	19,400	23,256

There are no financial assets that are pledged as collateral for liabilities or contingent liabilities.

	2015 Other financial liabilities at amortised cost £000	2014 Other financial liabilities at amortised cost £000
Liabilities as per statement of financial position at 31 December
Trade and other payables excluding payments received on account and social security liabilities	11,473	13,950
Borrowings	9,000	8,000
Total	20,473	21,950

21. PROVISIONS FOR OTHER LIABILITIES AND CHARGES

	Warranty provisions £000	Property provisions £000	Total £000
At 1 January 2015	270	288	558
Additional provision in the year	—	216	216
Utilisation of provision	(87)	—	(87)
Foreign exchange	5	—	5
At 31 December 2015	188	504	692

Provisions have been analysed between current and non current as follows:

	2015 £000	2014 £000
Current	272	280
Non-current	420	278
At 31 December	692	558

Warranty provisions are made in respect of the expected future warranty costs in certain businesses based on historical actual costs. Warranty periods on products are generally between one and two years. Other than a warranty provision of £0.1 million (2014: £0.1 million) all provisions are denominated in sterling. The

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

21. PROVISIONS FOR OTHER LIABILITIES AND CHARGES - (continued)

warranty provision is reassessed annually based on the warranty claim experience of the previous 12 months relative to the aggregate outstanding warranty period at the year end.

The onerous property provision movement in the year relates to the creation of a vacant property provision at the Vislink International Hemel Hempstead site, arising following the restructure. This was offset by a release of a provision on the Gigawave acquired site which had its sublet agreement renewed in 2015. This movement is not discounted.

22. DEFERRED TAXATION

Deferred tax is calculated in full on temporary differences under the liability method using a tax rate appropriate to the country in which the deferred tax liability or asset has arisen. Deferred tax assets have been recognised in respect of all tax losses and other temporary differences to the extent that they are regarded as more likely than not to be recoverable against future profits.

No deferred tax is recognised on unremitted earnings of overseas subsidiaries. As the earnings are continually reinvested by the Group, no tax is expected to be payable on them in the foreseeable future.

From 1 April 2015 the corporation tax rate was 20 per cent, from 1 April 2017 will be 19 per cent and from 1 April 2020 was expected to be 18 per cent, the 2017 and 2020 rates were substantively enacted on 26 October 2015. The corporation tax rate is now expected to fall to 17% from 1 April 2020 but this has not yet been substantively enacted, hence deferred tax assets and liabilities are calculated at 18%, in so far as they relate to the UK.

	Accelerated tax depreciation £000	Intangible assets £000	Losses £000	Other £000	Total £000
Deferred tax liabilities
At 1 January 2015	2,283	3,055	—	—	5,338
Charge to profit or loss	131	50	—	—	181
Exchange adjustment	111	84	—	—	195
At 31 December 2015	2,525	3,189	—	—	5,714

	Accelerated tax depreciation £000	Intangible assets £000	Losses £000	Other £000	Total £000
Deferred tax assets
At 1 January 2015	—	—	2,371	1,341	3,712
(Credit)/charge to profit or loss	—	—	(163)	743	580
Exchange adjustment	—	—	79	90	169
At 31 December 2015	—	—	2,287	2,174	4,461

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

22. DEFERRED TAXATION - (continued)

	Accelerated tax depreciation £000	Intangible assets £000	Losses £000	Other £000	Total £000
Deferred tax liabilities
At 1 January 2014	1,632	1,521	—	—	3,153
Acquired during the year	16	1,591	—	—	1,607
Charge/(credit) to profit or loss	538	(136)	—	—	402
Reclassification to deferred tax assets	(27)	—	—	—	(27)
Exchange adjustment	124	79	—	—	203
At 31 December 2014	2,283	3,055	—	—	5,338

	Accelerated tax depreciation £000	Intangible assets £000	Losses £000	Other £000	Total £000
Deferred tax assets
At 1 January 2014	27	—	2,740	1,383	4,150
Charge to profit or loss	—	—	(451)	(111)	(562)
Reclassification from deferred tax liabilities	(27)	—	—	—	(27)
Exchange adjustment	—	—	82	69	151
At 31 December 2014	—	—	2,371	1,341	3,712

The movement on net deferred tax (liability)/asset in the year was:

	2015 £000	2014 £000
Net deferred tax (liability)/asset at 1 January	(1,626)	997
Credited/(charged) in the year – continuing business	399	(964)
Acquisition of a business	—	(1,607)
Exchange adjustment	(26)	(52)
Net deferred tax liability at 31 December	(1,253)	(1,626)

Certain deferred tax assets have not been recognised where they are not probable of recovery:

	2015 £000	2014 £000
Losses	8,021	4,172
Unutilised ACT	—	584
	8,021	4,756

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

23. ORDINARY SHARES

	Number ’000s	2015 £000	Number ’000s	2014 £000
Ordinary shares of 2.5 pence each at 31 December
Authorised	200,000	5,000	200,000	5,000
Allotted and fully paid
At 1 January	122,603	3,066	113,902	2,848
Share issues	—	—	8,701	218
At 31 December	122,603	3,066	122,603	3,066

POTENTIAL ISSUE OF SHARES

The Group has the following share based payment schemes:

A) EXECUTIVE SHARE OPTION SCHEMES

Executive share options are granted at a fixed exercise price equal to the market price of the shares under option at the date of grant. The contractual life of an option is ten years. Awards are at the discretion of the Remuneration Committee. Options will become exercisable on the third anniversary of the date of grant. Exercise of an option is subject to continued employment. There are no performance criteria attached to the options granted in 2006, 2007 and 2012.

2,896,000 executive options were granted during 2015 (2014: nil). These options all have performance criteria attached.

Certain senior executives hold options to subscribe for shares in the Company at prices ranging from 29.0 pence to 86.3 pence under the share option schemes approved by shareholders.

The number of shares subject to options and the exercise prices are:

Date of grant	Exercise price	Exercise period	2015 Number ’000s	2014 Number ’000s
13 April 2006	53.5p	13/04/09 – 12/04/16	54	120
27 April 2007	86.3p	27/04/10 – 26/04/17	50	50
29 March 2012	29.0p	29/03/15 – 28/03/22	100	450
14 May 2015	54.0p	01/04/18 – 13/05/25	2,090	—
25 June 2015	59.5p	25/06/18 – 24/06/25	726	—
30 September 2015	40.9p	30/09/18 – 29/09/25	80	—
			3,100	620

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

23. ORDINARY SHARES - (continued)

A reconciliation of executive option movements over the year is shown below:

	Number ’000s	2015 Weighted average exercise price	Number ’000s	2014 Weighted average exercise price
Outstanding at beginning of year	620	38.4p	1,124	31.8p
Forfeited during the year	(66)	53.5p	(124)	30.1p
Lapsed during the year	—	—	(34)	34.5p
Exercised during the year	(350)	29.0p	(346)	20.4p
Issued during the year	2,896	55.0p	—	—
Outstanding at the end of the year	3,100	54.7p	620	38.4p
Exercisable at the end of the year	204	49.5p	170	63.1p

350,000 options were exercised in 2015 (2014: 345,580), some of these options were cash settled and the cash cost has been debited to reserves. The options outstanding at 31 December 2015 had a weighted average exercise price of 54.7 pence (2014: 38.4 pence) and a weighted average remaining contractual life of 9.0 years (2014: 5.7 years).

Expected volatility was determined by calculating the historical volatility of the Group’s share price over the previous three years. The risk-free rate of return is the yield on zero coupon UK government bonds of a term consistent with the assumed option life.

B) LONG TERM INCENTIVE PLAN (LTIP)

Options have been granted as nil cost options under this scheme. The options granted under this scheme are generally exercisable at the end of the performance period and for seven years thereafter. Awards under this scheme are reserved for employees at senior management level and above. If an employee leaves the employment of the Group, a proportion of his award may be deemed to have vested, subject to satisfying any performance conditions and at the discretion of the Remuneration Committee.

Awards under the LTIP scheme are subject to performance criteria, the scales relating to which will be determined annually by the Remuneration Committee. Details of the performance criteria are disclosed in the Remuneration Report.

No new LTIP options were granted during the year.

The number of shares subject to LTIP options and the exercise prices are:

Date of grant	Share price at award date	Vesting date	2015 Number ’000s	2014 Number ’000s
28 March 2012	29.5p	28 March 2015	2,200	2,200
15 December 2012	26.0p	15 December 2015	404	404
12 November 2013	48.5p	12 November 2016	3,481	3,550
03 June 2014	45.1p	03 June 2017	600	600
			6,685	6,754

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

23. ORDINARY SHARES - (continued)

A reconciliation of LTIP option movements over the year is shown below:

	Number ’000s	2015 Weighted average exercise price	Number ’000s	2014 Weighted average exercise price
Outstanding at beginning of year	6,754	40.6p	6,804	39.8p
Lapsed during the year	—	—	(650)	39.7p
Forfeited during the year	(69)	48.5p	—	—
Granted	—	—	600	45.1p
Outstanding at the end of the year	6,685	40.6p	6,754	40.6p

There were 2,604,000 LTIP options that were exercisable at the end of the year (2014: nil).

The weighted average contractual life remaining on the LTIP options outstanding at 31 December 2015 is 7.5 years (2014: 8.5 years).

C) SHARE OPTIONS — VALUE OF EMPLOYEE SERVICES

The Group recognised total expenses of £403,330 (2014: £500,448) related to equity-settled share based payment transactions in the income statement in the year.

24. CASH FLOW GENERATED FROM OPERATING ACTIVITIES

Reconciliation of (loss)/profit before taxation to net cash flows from operating activities.

	2015 £000	2014 £000
(Loss)/profit before tax	(994)	5,367
Depreciation of property, plant and equipment	761	886
Acquisition related costs	—	224
Write back of deferred consideration unearned	—	(2,000)
Amortisation of development costs	3,224	2,092
Amortisation and impairment of acquired intangibles	2,404	2,630
Share based payment expense	(43)	500
Finance income	(8)	(24)
Finance costs	248	169
Decrease/(increase) in inventories	557	(1,268)
Increase in trade and other receivables	(2,411)	(2,233)
(Decrease)/increase in trade and other payables	(3,261)	1,807
Increase/(decrease) in provisions	128	(151)
Net cash generated from operating activities	605	7,999

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

25. CONTINGENT LIABILITIES AND COMMITMENTS

The aggregate future minimum lease payments due under non-cancelable operating leases are as follows:

	2015 Land and buildings £000	2015 Other £000	2014 Land and buildings £000	2014 Other £000
Not later than one year	888	16	939	15
Later than one year and not later than five years	3,229	28	4,204	41
Later than five years	197	—	619	—
	4,314	44	5,762	56

The Group leases a number of office and factory premises under operating leases of periods between five and ten years. None of these leases contain contingent rentals. Other leases comprise leases for office equipment. During the year £0.2 million (2014: £0.2 million) of operating lease payments were recognised in the consolidated income statement.

26. PENSIONS

DEFINED CONTRIBUTION PLANS

The Group currently operates a Group Personal Pension Plan and funds are invested with Standard Life plc. UK employees are entitled to join the plan to which the Company contributes varying amounts subject to status. In addition the Group operates a stakeholder pension scheme in the UK. In the US, the Group contributes to a 401K plan on behalf of employees up to US$2,500 (£1,545) per employee. The total Group pension charge for the year was £0.6 million (2014: £0.5 million).

The Group has no unfunded pension liabilities.

27. RELATED PARTY TRANSACTIONS

Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note.

Key management includes directors (executive and non-executive), members of the senior management, the Company Secretary and the head of Internal Audit. The compensation paid or payable to key management for employee services is disclosed in note 7.

Pebble Beach Systems Limited, a wholly owned subsidiary of Vislink Group Holdings Limited, leases a property (Unit 12 Horizon Business Village) owned by Denton Trust of which Ian Cockett, Peter Hajittofi and Julian Hepworth, directors of Pebble Beach Systems Limited are trustees along with Paul Hatcher, an employee of Pebble Beach Systems Limited. The rent was £95,000 per annum for the year to December 2015 but was increased to £105,000 per annum with effect from 1 January 2016. Pebble Beach Systems Limited also lease (for £65,000 per annum) a second property (Unit 15 Horizon Business Village) also owned by Denton Trust of which Ian Cockett, Peter Hajittofi and Julian Hepworth, directors of Pebble Beach Systems Limited, are trustees along with Paul Hatcher, an employee of Pebble Beach Systems Limited.

Included within accruals is an accrual for £18,000 for consultancy work carried out by Maximum Clarity, a company in which John Varney, a non-executive director of the company has a controlling interest (2014: £nil).

VISLINK PLC

FINANCIAL STATEMENTS FOR THE TWELVE MONTHS
ENDED 31 DECEMBER 2015 AND 31 DECEMBER 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

27. RELATED PARTY TRANSACTIONS - (continued)

The subsidiaries of the Group which are unlisted unless otherwise indicated, are shown below.

The following subsidiaries are included in the Group’s consolidated results.

	Proportion of ordinary shares held by the Group	Principal activity	Country of incorporation and operation	Registered office
Vislink Group Holdings Limited*	83.3%	Management holding company	UK	Hungerford England
Vislink International Limited (incorporating the business of Advent Communications, Link Research and Gigawave)	100%	Design and manufacture of wireless camera systems satellite uplink and downlink equipment	UK	Hungerford England
Vislink, Inc. (Incorporating the businesses of Microwave Radio Communications, Pacific Microwave Research and Western Technical Services)	100%	Design and manufacture of microwave radio transmission equipment	USA	Delaware USA
Amplifier Technology Limited	100%	Design and manufacture of amplifiers	UK	Hungerford England
Pebble Beach Systems Limited	100%	Software service video capture and playout provider for the broadcast industry	UK	Weybridge England
Pebble Broadcast Systems, Inc.	100%	Software service video capture and playout provider for the broadcast industry	USA	Colorado USA
Vislink Holdings Limited	100%	Management holding company	UK	Hungerford England
Continental Microwave Limited	100%	Broadcast transmission systems integration and project management	UK	Hungerford England
Vislink Holdings, Inc.	100%	Management holding company	USA	Delaware USA
Vislink Technology Limited	100%	Dormant Company**	UK	Hungerford England
Link Research Limited	100%	Dormant Company**	UK	Hungerford England
Vislink Communications Limited	100%	Dormant Company**	UK	Hungerford England
Advent Communications Limited	100%	Dormant Company**	UK	Hungerford England
Multipoint Communications Limited	100%	Dormant Company**	UK	Hungerford England
Vislink Limited	100%	Dormant Company**	UK	Hungerford England
Gigawave Limited	100%	Dormant Company**	UK	Hungerford England
Vislink (Singapore) Pte Limited	100%	Dormant Company**	SGP	Singapore

*	Owned directly by the Company
**	Unaudited

GLOSSARY

As used herein, the terms set forth below shall have the following meaning:

3G (Third Generation Cellular) — A mobile wireless technology that typically offered a minimum data rate of 2 Megabits/second (Mbits/s, or millions of bits per second) for stationary or walking users, and 384 kilobits/second in a moving vehicle. This system is currently being upgraded to the new 4G LTE technology (see below).

4G (Fourth Generation Cellular) — A successor to 3G cellular technology. Long Term Evolution (LTE) is the most widely deployed 4G technology and has a theoretical net bit rate capacity of up to 100 Mbits/s in the downlink and 50 Mbits/s in the uplink if a 20 MegaHertz (MHz) channel is used.

Broadband — A telecommunications signaling method that includes or handles a relatively high rate of data transfer (typically measured in the range of Mbits/s). Also used as a descriptive term for evolving digital technologies that provide consumers a signal-switched facility offering integrated access to voice, high-speed data, video, and interactive delivery services.

Carrier-Class — Refers to a wireless system that is extremely reliable, well-tested and proven in its capabilities to deliver an exceptional level of service and performance.

Cognitive Radio — An approach to wireless engineering wherein the radio, radio network, or wireless system is endowed with awareness, reason, and agility to intelligently adapt operational aspects of the radio, radio network, or wireless system. Cognitive radios are intelligent enough to make informed decisions on when, how and where to transmit based on past usage and current conditions without manual intervention. They are designed with a high level of agility that enables them to adapt their modulation, frequency, power and other parameters to the available wireless spectrum. This ability to adjust their characteristics (in real time) depending on interference and other conditions of their environment helps ensure optimized transmissions. Cognitive radio is also referred to as agile radio or smart radio.

Competitive Local Exchange Carrier (CLEC) — An organization offering local telephone service that competes with the already established local telephone business by providing its own network and switching infrastructure. The term distinguishes new or potential competitors from established local exchange carriers (LECs) and arises from the Telecommunications Act of 1996, which was intended to promote competition among both long-distance and local phone service providers. Many CLECs specialize in one type of service such as fixed wireless or digital subscriber lines (DSL), while others offer a range of services.

CTIA — The CTIA is an international non-profit membership organization that has represented the wireless communications industry since 1984. Membership in the association is primarily made up of large and incumbent wireless carriers and their suppliers, as well as providers and manufacturers of wireless data services and products. The association advocates on behalf of its members at all levels of government.

DSP (Digital Signal Processor) — Specialized microprocessors used for the mathematical manipulation of an information signal to modify or improve it in some way. DSPs are used in a wide range of applications including signal processing for communications, control of systems, digital image processing, audio and speech signal processing.

Dynamic Spectrum Access — A radio software solution that enables a device to dynamically sense and adapt to its radio frequency (RF) environment to maintain reliable communications, even in the presence of potentially harmful interference. Dynamic spectrum access techniques can dramatically improve spectrum efficiency, communications reliability, and system deployment time.

Fading — In wireless communications, fading is the dynamic attenuation of a signal’s strength. Fading is quite common in mobile systems and can be caused by the movement of either the transmitter or receiver (or both) and/or movement in the environment, such as a tree branch swaying, rain or snow or a passing vehicle.

Interference Mitigation — The ability to minimize or mitigate interference, a major issue limiting performance of wide area wireless networks. Interference can be caused by transmitting elements within the network (self-interference) or from third party devices that are part of another network (external interference). The ability to mitigate interference greatly increases the throughput, reliability and range for wireless communications links.

Internet Protocol (IP) — The primary component and communications protocol that underpins the global system of interconnected computer networks (i.e., the World Wide Web). Internet Protocol consists of a set of digital message formats and rules for exchanging information between computers across a single network or a series of interconnected networks. The main purpose and task of Internet Protocol is the delivery of blocks of data called data packets from the source host (source computer) to the destination host (receiving computer) based on their addresses.

Licensed Frequencies — The Federal Communications Commission in the U.S., and similar agencies in other countries, control the use of wireless spectrum (i.e., frequencies). Part of the spectrum in most countries is controlled for military use, public safety and commercial services. Only the entities so entitled may use the frequency bands they have rights to. Licenses to these bands may be allocated at no cost to the network operator as in the case of public safety and military use. However commercial users of licensed frequencies can, and have, paid billions of dollars for regional or national spectrum licenses.

LMR (Land Mobile Radio) — Also called public land mobile radio or private land mobile radio, LMR is a term that denotes a wireless communications system intended for use by terrestrial users in vehicles (mobiles) or on foot (portables). Such systems are used by emergency first responder organizations, public works organizations, or companies with large vehicle fleets or numerous field staff. Such a system can be independent, but often can be connected to other fixed systems, such as the public switched telephone network (PSTN) or cellular networks. Land mobile radio systems are also used in the United States Department of Defense’s communication systems.

MAC (Media Access Control) — A sub layer within the link control layer (layer 2) in the OSI 7 layer model. This layer manages the interaction of devices with a shared medium. The MAC sub layer provides addressing and channel access control mechanisms that make it possible for several terminals or network nodes to communicate within a multiple access network that incorporates a shared medium (i.e., a wireless channel). The “MAC” is a critical part of the software within the radio system needed to make a wireless network operate.

MANET (Mobile Ad hoc Network) — A type of network with elements that can change locations and configure themselves on the fly. Because MANETs are mobile, they use wireless connections to connect to various networks and end user devices. MANET systems are used where reliability and redundant communications paths are paramount.

MIMO — Multiple-input and multiple-output (commonly pronounced my-moh or me-moh), is the use of multiple antennas at both the transmitter and receiver to improve communication performance. It is one of several forms of smart antenna technology.

Mobile Virtual Network Enabler (MVNE) — A company that provides services to mobile virtual network operators, such as billing, network element provisioning, administration, operations, business support systems and operations support systems, and provision of back-end network elements, to enable provision of mobile network services like cellular phone connectivity. An MVNE does not have a relationship with end-user customers. Instead, an MVNE provides infrastructure and services to enable Mobile Virtual Network Operators (MVNOs) to offer services and have a relationship with end-user customers. MVNEs offer the ability for MVNOs to focus on their core strengths of brand, customer loyalty and marketing and leave the back-end enablement and operations to MVNEs.

MoS (Mean Opinion Score) — MoS is used as a subjective rating of telephone communications quality in which listeners judge transmissions by qualifiers, such as excellent, good, fair, poor, or unsatisfactory.

OFDM — Orthogonal frequency-division multiplexing is a method of encoding digital data on multiple carrier frequencies. OFDM has developed into a popular scheme for wideband digital communication.

Part 15 rules — An oft-quoted part of Federal Communications Commission (FCC) rules and regulations regarding unlicensed transmissions. It is a part of Title 47 of the Code of Federal Regulations (CFR), and

regulates everything from spurious emissions to unlicensed low-power broadcasting such as that used by Wi-Fi and Bluetooth devices. xMax® is subject to Part 15 rules.

PCAST (President’s Council of Advisors on Science and Technology) — An advisory group of the nation’s leading scientists and engineers who directly advise the President and the Executive Office of the President. PCAST makes policy recommendations in the many areas where understanding of science, technology, and innovation apply. In 2012, PCAST recommended spectrum sharing as the primary means to address the looming spectrum crisis.

QoS (Quality of Service) — The performance specification of a communications channel or system. QoS may be quantitatively indicated by channel or system performance parameters, such as signal-to-noise ratio (S/N), bit error ratio (BER), message throughput rate, and call blocking probability.

RF (Radio Frequency) — Is a rate of oscillation in the range of about 3 kHz to 300 GHz, which corresponds to the frequency of radio waves, and the alternating currents which carry radio signals. The terms are also used as a synonym for radio — i.e., to describe the use of wireless communication, as opposed to communication via electric wires.

SDR — Software-defined radio is a radio communication system where components that have been typically implemented in hardware are instead implemented by means of software on an embedded computing device. While the concept of SDR is not new, the rapidly evolving capabilities of digital electronics render practical many processes which used to be only theoretically possible. A software-defined radio can be flexible enough to avoid the “limited spectrum” assumptions of designers of previous kinds of radios, in one or more ways.

SON (Self Organizing Network) — A process whereby coordination arises out of the local interactions between network components, typically end user devices and core network elements. It is not directed or controlled by any external agent or pre-planning, but arises out of the RF sensing capabilities and intelligence built into the network elements. As such, it is typically very robust and able to survive and self-repair substantial damage or changes.

Spectrum Agnostic — A cognitive radio system designed to utilize a wide range of frequency bands. This is in contrast to traditional radios that are programmed to operate in fixed, specific frequencies. Spectrum-agnostic capability is beneficial since the FCC and wireless regulatory bodies around the world are in the process of opening up new spectrum, as well as reclassifying existing spectrum, to be made available for “opportunistic use” (use by cognitive radios).

TV White Spaces — TV White Spaces (TVWS) are unused TV broadcast channels, made available through the transition from analog to digital TV. In the U.S. they comprise approximately 200MHz of spectrum from the top of the VHF (Very High Frequency, 30 MHz to 300 MHz) band to the bottom of the UHF (Ultra High Frequency, 300 MHz and 3 GHz) band. In 2010, the FCC made TVWS spectrum available for unlicensed public use. TVWS have important benefits that make them highly desirable for wireless communications, including the ability to cover a greater area at a relative lower cost than typical Wi-Fi signals and non-line-of-sight performance offering the ability to penetrate obstacles such as trees, buildings, and rugged terrain. Under FCC regulation, in order to utilize this unlicensed spectrum band, devices must communicate with a database to obtain a list of currently available white space channels and ensure incumbent users are protected. The available channels may vary, depending on device type and location.

Unlicensed Frequencies — Unlicensed or license-free spectrum as it is sometimes called simply means a spectrum band that does not require operators or users to purchase a frequency use license from a national regulator (e.g., the FCC). Typically, these frequencies have rules that limit maximum transmit power and interference to ensure the band can be shared among many users. Any person or entity that uses approved equipment (which is pre-certified by the manufacturer) can put up a license-free network at any time for either private or public purposes, including commercial high speed Internet service.

USF (Universal Service Fund) — A US government program that collects money from fees on phone services to fund universal access to communications services across the United States. Among its many goals is the mandate to advance the availability of telecom services to all consumers, including those in low income, rural, insular, and high cost areas at rates that are reasonably comparable to those charged in urban areas.

Funds are used to subsidize the provisioning of services to high-cost geographies and constituents that would not be economical for private industry alone to provide. On October 27, 2011, the FCC approved a six-year transfer process that would transition money from the Universal Service Fund High-Cost Program to a new $4.5 billion per year Connect America Fund for broadband Internet expansion, effectively putting an end to the USF High-Cost Fund by 2018.

Wireless Internet Service Provider (WISP) — An Internet service provider that allows users to connect to a server through a wireless connection such as Wi-Fi. WISPs provide additional services such as virtual private networking VoIP and location-based content. In the U.S., wireless networking is mainly chosen by isolated municipal Internet Service Providers and large state-wide initiatives. WISPs are more popular in rural areas, where the users may not be able to access cable and DSL wired connections for Internet access.

Wireless Spectrum — Refers to the radio portion of the electromagnetic spectrum. The radio spectrum spans a certain, limited frequency range. The range of frequencies is fixed and limited, being determined by physics. The range of frequencies with properties useful for cell phones is smaller still. Therefore, in the U.S., the FCC governs the allocation of these frequencies.

VoIP (Voice over Internet Protocol) — Refers to the communication protocols, technologies, methodologies, and transmission techniques involved in the delivery of voice communications and multimedia sessions over IP networks, such as the Internet. Using IP networks as a transmission medium is in contrast to traditional circuit transmissions used by the PSTN (Public Switched Telephone Network).

WIRELESS AIRWAVES:

From order......to chaos......and back to order again

The Pre-Smartphone Era

- Wireless carriers were allocated proprietary swaths of contiguous airwaves.
- Devices were used primarily for making phone calls.
- Wireless capacity far exceeded demand.
- Carriers had no problem managing their networks.

The Smartphone Era

- Proliferation of data-centric smartphones and tablets crowds the airwaves.
- Devices are used primarily for bandwidth-heavy apps like audio streaming, video downloads and cloud services.
- Wireless capacity is being eclipsed by demand.
- Carriers forced to use WiFi offload, femtocells & channel hopping to maintain services.

The xG Technology Era

- xG's cognitive radio solution extracts additional capacity from crowded airwaves.
- Enables use of previously unusable spectrum bandwidth as well as optimizing existing spectrum.
- Allows providers to manage network demand and deliver new services to their customers.
- Technology is frequency, carrier, market & device agnostic.

       Class A Units Consisting of Common Stock and Warrants
       Class B Units Consisting of Series E Convertible Preferred Stock and Warrants

PROSPECTUS

Aegis Capital Corp

           , 2016

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The expenses (other than underwriter fees and expenses) payable by us in connection with this offering are as follows:

Amount
SEC registration fee	$3,354
FINRA filing fee	$4,841
NASDAQ listing fees and expenses	$50,000
Printing and mailing expenses	$50,000
Accounting fees and expenses	$47,500
Legal fees and expenses	$125,000
Transfer agent fees and expenses	$2,200
Miscellaneous	$105
Total expenses	$283,000

All expenses are estimated except for the SEC fee and the FINRA fee.

ITEM 14. Indemnification of Directors and Officers.

The Delaware General Corporation Law and certain provisions of our certificate of incorporation and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our certificate of incorporation, bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe their actions were unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, unless the court determines otherwise, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable to the corporation.

Indemnification may also be granted pursuant to the terms of agreements which we are currently party to with each of our directors and executive officers, agreements which we may enter into in the future or pursuant to a vote of stockholders or directors. Delaware law and our certificate of incorporation also grant the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. There is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. Recent Sales of Unregistered Securities.

All share and price information in Part II of this registration statement has been adjusted to reflect the 1-for-10 reverse stock split of our common stock effected on December 15, 2016, the 1-for-12 reverse stock split of our common stock effected on June 20, 2016 and a 1-for-10 reverse stock split of our common stock effected on July 17, 2015.

During the last three completed fiscal years and to date in the current fiscal year, we sold the following unregistered securities:

Capital Raise	# Of Shares
Issuance of options to MBTH	119	January 16, 2013
Warrants issued to MBTH exercisable at $3.50 per share	36	January 16, 2013
Conversion of MBTH Convertible Note $15 million	940	March 26, 2013
Issuance of shares of common stock to MBTH pursuant to the discharge of all MBTH collateral over the company’s assets	119	March 26, 2013
Issuance of warrants to Bridge Loan investors exercisable at $3.50	15	Quarter ended March 31, 2013
Options granted to employees pursuant to 2009 Option Plan	9	Quarter ended March 31, 2013
Quarterly issuance of shares of common stock to an employee as part remuneration for services	1	May 1, 2013
Payment of interest on $2 million promissory note to Treco in stock at $130.00	6	May 1, 2013
Issuance of warrants to Bridge Loan investors exercisable at $3.50	5	Quarter ended June 30, 2013
Options granted to employees pursuant to 2009 Option Plan	15	Quarter ended June 30, 2013
Issuance of warrants to Bridge Loan investors exercisable at $3.50	5	July 18, 2013
Issuance of shares of common stock to MBTH and other investors pursuant to conversion of Bridge Loans	1,823	July 18, 2013
Issuance of warrants to MBTH and other investors pursuant to conversion of Bridge Loans	912	July 18, 2013
Additional issuance of shares of common stock to MBTH and other investors pursuant to onetime agreement approved on September 30, 2013	1,333	September 30, 2013
Additional issuance of warrants to MBTH and other investors pursuant to onetime agreement approved on September 30, 2013	1,137	September 30, 2013
Payment to MBTH of the differential of the interest rates in stock at $133.00	14	November 19, 2013
Options granted to employees pursuant to 2013 Option Plan	255	November 19, 2013
Payment of interest on $2 million promissory note to Treco in stock at $259.00	29	December 2, 2013

Capital Raise	# Of Shares
Issuance of shares of common stock to consultant	7	December 2, 2013
Quarterly issuance of shares of common stock to an employee as part remuneration for services	5	December 9, 2013
Quarterly issuance of shares of common stock to an employee as part remuneration for services	9	January 15, 2014
Issuance of shares of common stock to directors of the company as part of remuneration for services	8	January 15, 2014
Issuance of shares of common stock to employees pursuant to the 2011 and 2012 accrued bonus	83	February 5, 2014
Quarterly issue of shares of common stock to employee as part remuneration for services	7	April 24, 2014
Issuance of shares of common stock to directors of the company as part of remuneration for services	4	April 24, 2014
Issuance of shares of common stock to consultant	11	April 24, 2014
Payment of interest on $2 million promissory note to Treco in stock at $26.40	29	May 15, 2013
Issuance of shares of common stock to employees pursuant to the 2011 and 2012 accrued bonus	11	June 27, 2014
Quarterly issue of shares to employee as part remuneration for services	7	August 5, 2014
Issuance of shares to consultant	7	August 5, 2014
Issuance of shares of common stock to directors of the company as part of remuneration for services	5	August 5, 2014
Issuance of shares to consultant	36	August 14, 2014
Issuance of shares of common stock to employees pursuant to the 2011 and 2012 accrued bonus	15	August 28, 2014
Issuance of shares of common stock to employees pursuant to the 2011 and 2012 accrued bonus	17	August 29, 2014
Issuance of commitment shares of common stock to Lincoln Park	146	September 19, 2014
Issuance of Series A Warrants	313	December 30, 2014
Issuance of Series B Warrants	146	February 11, 2015
Issuance of Series B Preferred Stock	705	February 11, 2015
Issuance of Series B Warrants	353	February 11, 2015
Issuance of shares of common stock for execution of Series B Purchase Agreement	45	February 11, 2015
Issuance of Series C Warrants	705	February 24, 2015
Issuance of 8% Convertible Notes at a conversion price of $60.00	1,945 (upon conversion)	June 11, 2015
Issuance of 8% Convertible Notes at a conversion price of $60.00	778 (upon conversion)	July 14, 2015
Issuance of warrants to holders of Series B Warrants	20,417	November 2, 2015
Issuance of 5% Convertible Notes at a conversion price of $12.00	4,167 (upon conversion)	January 29, 2016
Issuance of 5% Convertible Notes at a conversion price of $1.20	45,834 (upon conversion)	April 15, 2016
Issuance of Series D Preferred Stock	20,834 (upon conversion)	April 27, 2016
Issuance of Series D Preferred Stock	20,834 (upon conversion)	May 25, 2016

Capital Raise	# Of Shares
Issuance of Series D Preferred Stock	20,834 (upon conversion)	July 20, 2016
Issuance of Series D Preferred Stock	83,334 (upon conversion)	August 24, 2016
Issuance of Series D Preferred Stock	166,668 (upon conversion)	September 27, 2016
Issuance of Series D Preferred Stock	166,668 (upon conversion)	November 1, 2016

No underwriters were involved in the foregoing sales of securities. The issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Rule 701 promulgated under Section 3(b) of the Securities Act or Regulation S promulgated under the Securities Act. The recipients of securities in some but not all such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and option agreements issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
1.1**	Form of Underwriting Agreement
3.1(i)	Amended & Restated Certificate of Incorporation(1)
3.1(i)(a)	Amendment to Certificate of Incorporation filed June 11, 2014(2)
3.1(i)(b)	Amendment to Certificate of Incorporation filed July 10, 2015(12)
3.1(i)(c)	Amendment to Certificate of Incorporation filed June 10, 2016(18)
3.1(i)(d)	Amendment to Certificate of Incorporation filed December 15, 2016(24)
3.1(i)(e)	Certificate of Termination for Series B Convertible Preferred Stock(15)
3.1(i)(f)	Certificate of Designations of Series D Convertible Preferred Stock(17)
3.1(i)(g)**	Certificate of Designations of Series E Convertible Preferred Stock
3.1(ii)	Amended & Restated Bylaws(3)
4.1	Form of Common Stock Certificate of the Registrant(4)
4.2	Form of Warrant Agreement by and between the Registrant and Continental Stock Transfer & Trust Company and Form of Warrant Certificate for the offering closed July 24, 2013 and August 19, 2013(5)
4.3	Form of Underwriters’ Warrant for the offering closed July 24, 2013(1)
4.4	Form of Underwriters’ Warrant for the offering closed November 18, 2013(6)
4.5	Form of Warrant issued in December 30, 2014 Offering(8)
4.6	Form of Warrant issued in February 11, 2015 Offering(9)
4.7	Form of Warrant issued in February 24, 2015 Offering(10)
4.8	Form of Warrant for Series B Warrant Holders issued November 2, 2015(13)
4.9	Form of 5% Convertible Note issued April 15, 2016(16)
4.10	Form of Warrant for May 2016 Offering(19)
4.11	Form of Warrant for July 2016 Offering(23)
4.12**	Form of Warrant Agreement by and between the Registrant and Continental Stock Transfer & Trust Company and Form of Warrant Certificate for this Offering
4.13**	Form of Underwriters’ Warrant
5.1**	Opinion of Robinson Brog Leinwand Greene Genovese & Gluck P.C.
10.1	2013 Long Term Incentive Plan(7)
10.2	Forms of Agreement Under 2013 Long Term Incentive Plan(7)
10.3	Loan Documents Between xG Technology and MB Technology Holdings, LLC(7)
10.4	Form of Securities Subscription Agreement(7)
10.5	Form of Bridge Loan Documents(7)
10.6	2004 Option Plan(7)
10.7	2005 Option Plan(7)
10.8	2006 Option Plan(7)
10.9	2007 Option Plan(7)
10.10	2009 Option Plan(7)
10.11	Forms of Award Documents under the 2004, 2005, 2006, 2007 and 2009 Option Plans(7)
10.12	Sunrise Office Lease(7)
10.13	Treco Documents(7)
10.14	Mats Wennberg Consulting Agreement(7)
10.15	Mats Wennberg Warrant Agreement(7)
10.16	MBC Agreement(7)
10.17	Purchase Agreement, dated as of December 30, 2014, by and between the Company and 31 Group, LLC(8)
10.18	Purchase Agreement, dated as of February 11, 2015, by and between the Company and 31 Group, LLC(9)

Exhibit Number	Description of Exhibit
10.19	Purchase Agreement, dated as of February 24, 2014, by and between the Company, 31 Group, LLC, and Dominion Capital LLC(10)
10.20	Form of Purchase Agreement dated as of June 11, 2015(11)
10.21	Amendment to Purchase Agreement dated as of June 11, 2015(11)
10.22	Form of Settlement Agreement, dated November 2, 2015(13)
10.22	Asset Purchase Agreement, dated as of January 29, 2016(14)
10.23	Initial Payment Note(14)
10.24	Deferred Payment Note(14)
10.25	Securities Purchase Agreement, dated as of January 29, 2016(14)
10.26	Asset Purchase Modification Agreement, dated April 12, 2016(16)
10.27	Securities Purchase Agreement, dated April 15, 2016(16)
10.28	Business Purchase Agreement, by and between xG Technology, Inc., Vislink PLC, Vislink International Limited and Vislink Inc., dated December 16, 2016(22)
10.29	2015 Employee Stock Purchase Plan(20)
10.30	2015 Incentive Compensation Plan(20)
10.31	2016 Employee Stock Purchase Plan(21)
10.32	2016 Incentive Compensation Plan(21)
21.1	List of Subsidiaries(25)
23.1*	Consent of Marcum LLP
23.2*	Consent of Marcum LLP
23.3*	Consent of Friedman LLP
23.4*	Consent of PricewaterhouseCoopers LLP
23.5**	Consent of Robinson Brog Leinwand Greene Genovese & Gluck P.C. (included in Exhibit 5.1)
24.1**	Power of Attorney (set forth on the signature page of the Registration Statement)
101.INS**	XBRL Instance Document
101.SCH**	XBRL Taxonomy Schema
101.CAL**	XBRL Taxonomy Calculation Linkbase
101.DEF**	XBRL Taxonomy Definition Linkbase
101.LAB**	XBRL Taxonomy Label Linkbase
101.PRE**	XBRL Taxonomy Presentation Linkbase

*	Filed herewith.
**	Filed previously.
(1)	Filed as an Exhibit on Form S-1 with the SEC on October 23, 2013.
(2)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on June 13, 2014.
(3)	Filed as an Exhibit on Quarterly Report on Form 10-Q with the SEC on August 30, 2013.
(4)	Filed as an Exhibit on Form S-1/A with the SEC on May 21, 2013.
(5)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on August 19, 2013.
(6)	Filed as an Exhibit on Form S-1/A with the SEC on November 6, 2013.
(7)	Filed as an Exhibit on Form S-1 with the SEC on March 7, 2013.
(8)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on December 31, 2014.
(9)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on February 12, 2015.
(10)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on February 26, 2015.
(11)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on June 12, 2015.
(12)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on July 20, 2015.
(13)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on November 4, 2015.
(14)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on February 3, 2016.
(15)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on December 7, 2016.

(16)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on April 18, 2016.
(17)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on April 27, 2016.
(18)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on June 20, 2016.
(19)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on May 13, 2016.
(20)	Filed as an Exhibit on Annual Report on Form 10-K with the SEC on April 14, 2016.
(21)	Filed as an Exhibit on Registration Statement on Form S-1 with the SEC on June 27, 2016.
(22)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on December 19, 2016.
(23)	Filed as an Exhibit on Registration Statement on Form S-1/A with the SEC on July 13, 2016.
(24)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on December 15, 2016.
(25)	Filed as an Exhibit on Registration Statement on Form S-1/A with the SEC on December 20, 2016.

(b) Financial Statement Schedules

No financial statement schedules have been provided because the information is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That for the purpose of determining the liability under the Securities Act of 1933 to any purchases, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

(1)	for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.
(2)	for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sarasota, State of Florida, on December 20, 2016.

xG TECHNOLOGY, INC.
(Registrant)

By:	/s/ George Schmitt Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ George Schmitt George Schmitt	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 20, 2016
/s/ Roger G. Branton Roger G. Branton	Chief Financial Officer (Principal Financial and Accounting Officer)	December 20, 2016
* John C. Coleman	Director	December 20, 2016
* Richard L. Mooers	Director	December 20, 2016
* Gary Cuccio	Director	December 20, 2016
* Raymond M. Sidney	Director	December 20, 2016
* Kenneth Hoffman	Director	December 20, 2016
* James T. Conway	Director	December 20, 2016

*By:	/s/ Roger G. Branton Roger G. Branton Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1**	Form of Underwriting Agreement
3.1(i)	Amended & Restated Certificate of Incorporation(1)
3.1(i)(a)	Amendment to Certificate of Incorporation filed June 11, 2014(2)
3.1(i)(b)	Amendment to Certificate of Incorporation filed July 10, 2015(12)
3.1(i)(c)	Amendment to Certificate of Incorporation filed June 10, 2016(18)
3.1(i)(d)	Amendment to Certificate of Incorporation filed December 15, 2016(24)
3.1(i)(e)	Certificate of Termination for Series B Convertible Preferred Stock(15)
3.1(i)(f)	Certificate of Designations of Series D Convertible Preferred Stock(17)
3.1(i)(g)**	Certificate of Designations of Series E Convertible Preferred Stock
3.1(ii)	Amended & Restated Bylaws(3)
4.1	Form of Common Stock Certificate of the Registrant(4)
4.2	Form of Warrant Agreement by and between the Registrant and Continental Stock Transfer & Trust Company and Form of Warrant Certificate for the offering closed July 24, 2013 and August 19, 2013(5)
4.3	Form of Underwriters’ Warrant for the offering closed July 24, 2013(1)
4.4	Form of Underwriters’ Warrant for the offering closed November 18, 2013(6)
4.5	Form of Warrant issued in December 30, 2014 Offering(8)
4.6	Form of Warrant issued in February 11, 2015 Offering(9)
4.7	Form of Warrant issued in February 24, 2015 Offering(10)
4.8	Form of Warrant for Series B Warrant Holders issued November 2, 2015(13)
4.9	Form of 5% Convertible Note issued April 15, 2016(16)
4.10	Form of Warrant for May 2016 Offering(19)
4.11	Form of Warrant for July 2016 Offering(23)
4.12**	Form of Warrant Agreement by and between the Registrant and Continental Stock Transfer & Trust Company and Form of Warrant Certificate for this Offering
4.13**	Form of Underwriters’ Warrant
5.1**	Opinion of Robinson Brog Leinwand Greene Genovese & Gluck P.C.
10.1	2013 Long Term Incentive Plan(7)
10.2	Forms of Agreement Under 2013 Long Term Incentive Plan(7)
10.3	Loan Documents Between xG Technology and MB Technology Holdings, LLC(7)
10.4	Form of Securities Subscription Agreement(7)
10.5	Form of Bridge Loan Documents(7)
10.6	2004 Option Plan(7)
10.7	2005 Option Plan(7)
10.8	2006 Option Plan(7)
10.9	2007 Option Plan(7)
10.10	2009 Option Plan(7)
10.11	Forms of Award Documents under the 2004, 2005, 2006, 2007 and 2009 Option Plans(7)
10.12	Sunrise Office Lease(7)
10.13	Treco Documents(7)
10.14	Mats Wennberg Consulting Agreement(7)

Exhibit Number	Description of Exhibit
10.15	Mats Wennberg Warrant Agreement(7)
10.16	MBC Agreement(7)
10.17	Purchase Agreement, dated as of December 30, 2014, by and between the Company and 31 Group, LLC(8)
10.18	Purchase Agreement, dated as of February 11, 2015, by and between the Company and 31 Group, LLC(9)
10.19	Purchase Agreement, dated as of February 24, 2014, by and between the Company, 31 Group, LLC, and Dominion Capital LLC(10)
10.20	Form of Purchase Agreement dated as of June 11, 2015(11)
10.21	Amendment to Purchase Agreement dated as of June 11, 2015(11)
10.22	Form of Settlement Agreement, dated November 2, 2015(13)
10.22	Asset Purchase Agreement, dated as of January 29, 2016(14)
10.23	Initial Payment Note(14)
10.24	Deferred Payment Note(14)
10.25	Securities Purchase Agreement, dated as of January 29, 2016(14)
10.26	Asset Purchase Modification Agreement, dated April 12, 2016(16)
10.27	Securities Purchase Agreement, dated April 15, 2016(16)
10.28	Business Purchase Agreement, by and between xG Technology, Inc., Vislink PLC, Vislink International Limited and Vislink Inc., dated December 16, 2016(22)
10.29	2015 Employee Stock Purchase Plan(20)
10.30	2015 Incentive Compensation Plan(20)
10.31	2016 Employee Stock Purchase Plan(21)
10.32	2016 Incentive Compensation Plan(21)
21.1	List of Subsidiaries(25)
23.1*	Consent of Marcum LLP
23.2*	Consent of Marcum LLP
23.3*	Consent of Friedman LLP
23.4*	Consent of PricewaterhouseCoopers LLP
23.5**	Consent of Robinson Brog Leinwand Greene Genovese & Gluck P.C. (included in Exhibit 5.1)
24.1**	Power of Attorney (set forth on the signature page of the Registration Statement)
101.INS**	XBRL Instance Document
101.SCH**	XBRL Taxonomy Schema
101.CAL**	XBRL Taxonomy Calculation Linkbase
101.DEF**	XBRL Taxonomy Definition Linkbase
101.LAB**	XBRL Taxonomy Label Linkbase
101.PRE**	XBRL Taxonomy Presentation Linkbase

*	Filed herewith.
**	Filed Previously.
(1)	Filed as an Exhibit on Form S-1 with the SEC on October 23, 2013.
(2)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on June 13, 2014.
(3)	Filed as an Exhibit on Quarterly Report on Form 10-Q with the SEC on August 30, 2013.

(4)	Filed as an Exhibit on Form S-1/A with the SEC on May 21, 2013.
(5)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on August 19, 2013.
(6)	Filed as an Exhibit on Form S-1/A with the SEC on November 6, 2013.
(7)	Filed as an Exhibit on Form S-1 with the SEC on March 7, 2013.
(8)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on December 31, 2014.
(9)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on February 12, 2015.
(10)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on February 26, 2015.
(11)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on June 12, 2015.
(12)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on July 20, 2015.
(13)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on November 4, 2015.
(14)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on February 3, 2016.
(15)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on December 7, 2016.
(16)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on April 18, 2016.
(17)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on April 27, 2016.
(18)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on June 20, 2016.
(19)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on May 13, 2016.
(20)	Filed as an Exhibit on Annual Report on Form 10-K with the SEC on April 14, 2016.
(21)	Filed as an Exhibit on Registration Statement on Form S-1 with the SEC on June 27, 2016.
(22)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on December 19, 2016.
(23)	Filed as an Exhibit on Registration Statement on Form S-1/A with the SEC on July 13, 2016.
(24)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on December 15, 2016.
(25)	Filed as an Exhibit on Registration Statement on Form S-1/A with the SEC on December 20, 2016.